Filed Pursuant to Rule 424(b)(4)
Registration No. 333-261204

Class A Common Stock	35,000,000 Shares

Samsara Inc. is offering 35,000,000 shares of its Class A common stock. This is our initial public offering, and no public market currently exists for our shares. The initial public offering price per share is $23.00.

Following this offering, we will have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C common stock are substantially identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible at any time into one share of Class A common stock. Shares of Class C common stock have no voting rights, except as otherwise required by law, and will convert into shares of our Class A common stock, on a share-for-share basis, following the conversion or exchange of all outstanding shares of Class B common stock into shares of our Class A common stock and upon the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class. Following this offering, outstanding shares of Class B common stock will represent approximately 99.3% of the voting power of our outstanding capital stock and no shares of Class C common stock will be issued and outstanding.

We have been approved to list our Class A common stock on the New York Stock Exchange under the trading symbol “IOT.”

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 22.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Samsara
PER SHARE	$ 23.000	$ 1.035	$ 21.965
TOTAL	$805,000,000	$36,225,000	$768,775,000

(1)	See the section titled “Underwriters” for a description of the compensation payable to the underwriters.

At our request, the underwriters have reserved up to 1,750,000 shares of Class A common stock, or up to 5.0% of the shares offered by this prospectus for sale, at the initial public offering price, through a directed share program to eligible business partners in the United States and selected international jurisdictions. See “Underwriters—Directed share program.”

We have granted the underwriters the right to purchase up to 5,250,000 additional shares of our Class A common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about December 17, 2021.

Morgan Stanley	Goldman Sachs & Co. LLC	J.P. Morgan	Allen & Company LLC
RBC Capital Markets	Wells Fargo Securities	Evercore ISI	William Blair

Cowen	Wolfe | Nomura Alliance	Academy Securities	Loop Capital Markets	R. Seelaus & Co., LLC	Ramirez & Co., Inc.	Siebert Williams Shank

Prospectus dated December 14, 2021

The Connected Operations Cloud OUR MISSION To increase the safety, efficiency and sustainability of the operations that power the global economy

The Connected Operations Cloud
OUR MISSION
To increase the safety, efficiency, and sustainability of the operations that power the global economy

Samsara Timeline ARR1 ($M) $500 $400 $300 $200 $100 FY2021 Launched Site Visibility Application FY2020 Launched App Marketplace Opened Office in Mexico FY2019 Opened First International Office in London FY2018 Launched Video-Based Safety Application Launched Driver Workflow & Compliance Application Launched Equipment Monitoring Application FY2017 Launched Vehicle Telematics Application FY2016 Founded in San Francisco $0 FY2016 FY2017 FY2018 FY2019 FY2020 FY2021 Fiscal year ends January 1 ARR is defined as the annualized value of subscription contracts that have commenced revenue recognition as of the end of the reporting period. FY2016 FY2017 FY2018 FY2019 FY2020 FY2021$0$200ARR¹ ($M)$100$300$400$500FY2019Opened First International Office in LondonFY2018Launched Video-Based Safety Application Launched Driver Workflow & Compliance Application Launched Equipment Monitoring ApplicationFY2017Launched Vehicle Telematics ApplicationFY2016Founded in San FranciscoFY2020Launched App Market place Opened Office in MexicoFY2021Launched Site Visibility Application Fiscal year ends Saturday closest to February 1¹ ARR is defined as the annualized value of subscription contracts that have commenced revenue recognition as of the end of the reporting period. Samsara Timeline

FORTUNE 100 FOOD PROCESSOR Improved Safety 50% reduction in driver accidents using Samsara video-based coaching and alerts MAJOR SOUTHEASTERN US TELECOM PROVIDER Improved Efficiency 76% increase in dispatch productivity over one year, improving service and their bottom line LARGE US TRANSPORTATION COMPANY Improved Sustainability 1,400 ton reduction in annual CO2 emissions from fuel savings using Samsara's idling and fuel usage reporting1 1Calculation based on 150,000 gallons of fuel saved by customer and assumed conversion rate of 18.74 pounds of CO2 per gallon of gasoline per U.S. Energy Information Administration data as of September 16, 2021 FORTUNE 100 FOOD PROCESSOR Improved Safety 50% reduction in driver accidents using Samsara video-based coaching and alerts MAJOR COMMUNICATIONS INFRASTRUCTURE PROVIDER Improved Efficiency 76% increase in dispatch productivity over one year, improving service and their bottom line LARGE US TRANSPORTATION COMPANY Improved Sustainability 1,400 ton reduction in annual CO2 emissions from fuel savings using Samsara idling and fuel usage reporting¹ ¹ Calculation based on 150,000 gallons of fuel saved by customer and assumed conversion rate of 18.74 pounds of CO2 per gallon of gasoline per U.S. Energy Information Administration data as of September 16, 2021 samsara
Connected Operations Cloud
SAMSARA APPLICATIONS
Video-Based Safety
Vehicle Telematics
Apps & Driver Workflows
Equipment Monitoring
Site Visibility
SAMSARA DATA PLATFORM
01 AI & Machine Learning
02 Workflows & Analytics
03 Alerts
04 Developer APIs
05 Privacy & Security
Data Ingestion + Aggregation + Enrichment
IoT Data
Maintenance
Utilization
Safety
Compliance
Location
Workflow

Samsara Connected Operations Cloud SAMSARA APPLICATIONS Video-Based Safety Vehicle Telematics Apps & Driver Workflows Equipment Monitoring Site Visibility AI & Machine Learning Workflows & Analytics Alerts Developer APIs Privacy & Security Data Ingestion + Aggregation + Enrichment IoT Data Maintenance Utilization Compliance Safety Workflow Location Apps Driver & Workflows

Company Highlights $493M 72% Q3 ARR Q3 Gross Margin Growth of 68% YoY ($32M) 8x+ Q3 Net Loss LTV: CAC Ratio¹ 13,000+ 700+ Core Customers² Customers with ARR > $100K Growth of 83% YoY 89% $55B of Customers with ARR > $100K Total Addressable Market³ Subscribe to Multiple Applications 2021-2024 overall CAGR of 21% Metrics as of October 30, 2021 unless otherwise noted. Fiscal year ends January 2022. See Managements Discussion and Analysis of Financial Condition and Results of Operations for additional information. Data for fiscal year 2020, fiscal year 2021, and the fiscal quarter ended October 30, 2021. See Managements Discussion and Analysis of Financial Condition and Results of Operations for the definition of LTV:CAC ratio. ² We define a Core Customer as an entity which has an ARR of greater than $5,000 at the end of a reporting period. ³ Gartner, Market Guide for Transportation Mobility, 8 March 2021; Berg Insight, Trailer and Cargo Tracking, 2020; and IDC, Worldwide Video Surveillance Camera Forecast, 2021-2025, July 2021. See the section titled Industry, Market and Other Data.Company Highlights $493M Q3 ARR Growth of 68% YoY 72% Q3 Gross Margin ($32M) Q3 Net Loss >8x LTV: CAC Ratio¹ 700+ Customers with ARR > $100K Growth of 83% YoY 13,000+ Core Customers² 89% of Customers with ARR > $100K Subscribe to Multiple Applications $55B Total Addressable Market³ 2021-2024 overall CAGR of 21% Metrics as of October 30, 2021 unless otherwise noted. Fiscal year ends Saturday closest to February 1. See Managements Discussion and Analysis of Financial Condition and Results of Operations for additional information. ¹ Data for fiscal year 2020, fiscal year 2021, and the fiscal quarter ended October 30, 2021. See Managements Discussion and Analysis of Financial Condition and Results of Operations for the definition of LTV:CAC ratio. ² We define a Core Customer as an entity which has an ARR of greater than $5,000 at the end of a reporting period. ³ Gartner, Market Guide for Transportation Mobility, 8 March 2021; Berg Insight, Trailer and Cargo Tracking, 2020; and IDC, Worldwide Video Surveillance Camera Forecast, 2021-2025, July 2021. See the section titled Industry, Market and Other Data.

Revenue

($M)

$19
$25
$33
$41
$50
$56
$66
$75
$87
$101
$114
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
FY2020
FY2021
FY2022

Revenue ($M) $75 $66 $56 $50 $41 $33 $25 $19 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q FY2020 FY2021 FY2022 $114 $101 $87

Through and including January 8, 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States.

i

Letter from our Founders The Digital Transformation Age We live in a time of transformation. Most of us have experienced this as a feeling, but when you take a step back and compare our lives to our great-grandparents, it becomes clear. At the beginning of the 20th century, most peoples lives were centered around where they grew up. Now, thanks to the global economy and technology, we have access to inexpensive products from around the world, food, energy and medicine. Things are still far from perfect, but its incredible to see how quickly things have changed for humanity. Even more amazing is the digital transformation weve all been part of in the 21st centurybillions of us can make instant video calls, stream limitless entertainment and shop for millions of products, all from the convenience of our smartphones. Its now hard to imagine life without a connection to the cloud. From the time we met as graduate students at MIT through these last twenty years of major technological change, we have been working together as co-founders and builders. We are driven by a desire to make an impact at scale. Our first company, Meraki, was founded to take our research and make it easy to deploy and manage large WiFi networks. We had a front row seat as smartphones changed how organizations of all types accessed the Internet. As the world changed quickly, we used feedback from our customers to deliver innovative new ways to provide connectivity. Now, nearly a decade after it was acquired by Cisco, were proud to see Meraki power millions of networks and connect billions of devices around the world. While connected devices are now everywhere in our personal lives, it may surprise you to learn how much pen-and-paper is still being used in the industries that keep our planet running. We had an opportunity to see this firsthand in our past lives as we met with customers in factories and warehouses, in field services and other industries. These physical operations companies are the cornerstones of our modern, global economy. They deliver food to us. They provide energy to us. And they help build and maintain our cities. At Samsara, we want to bring the latest in technology and innovation to the world of physical operations. Building the Samsara Connected Operations Cloud We believe the next chapter of digital transformationconnecting the worlds physical operations to the cloudwill help improve the safety, efficiency and sustainability of operations globally. Physical operations are complex, which has made it challenging to collect and analyze data to make smarter decisions. However, recent breakthroughs like plug-and-play digital sensors, wireless technology and the ability to process data using artificial intelligence in the cloud are unlocking the next wave of digital transformation. Samsara was started just six years ago in 2015 to help bring these types of new innovations to the world of physical operations. As we work with thousands of customers around the world, were already starting to see the potential of the Internet of Things to make an impact. Each day we see how our real-time AI cameras help prevent accidents, smartphone apps help avoid inefficient paperwork, and benchmarking data helps reduce carbon emissions, just to name a few.Letter from our Founders The Digital Transformation Age We live in a time of transformation. Most of us have experienced this as a feeling, but when you take a step back and compare our lives to our great-grandparents, it becomes clear. At the beginning of the 20th century, most peoples lives were centered around where they grew up. Now, thanks to the global economy and technology, we have access to inexpensive products from around the world, food, energy and medicine. Things are still far from perfect, but its incredible to see how quickly things have changed for humanity. Even more amazing is the digital transformation weve all been part of in the 21st centurybillions of us can make instant video calls, stream limitless entertainment and shop for millions of products, all from the convenience of our smartphones. Its now hard to imagine life without a connection to the cloud. From the time we met as graduate students at MIT through these last twenty years of major technological change, we have been working together as co-founders and builders. We are driven by a desire to make an impact at scale. Our first company, Meraki, was founded to take our research and make it easy to deploy and manage large Wi Fi networks. We had a front row seat as smartphones changed how organizations of all types accessed the Internet. As the world changed quickly, we used feedback from our customers to deliver innovative new ways to provide connectivity. Now, nearly a decade after it was acquired by Cisco, were proud to see Meraki power millions of networks and connect billions of devices around the world. While connected devices are now everywhere in our personal lives, it may surprise you to learn how much pen-and-paper is still being used in the industries that keep our planet running. We had an opportunity to see this firsthand in our past lives as we met with customers in factories and warehouses, in field services and other industries. These physical operations companies are the cornerstones of our modern, global economy. They deliver food to us. They provide energy to us. And they help build and maintain our cities. At Samsara, we want to bring the latest in technology and innovation to the world of physical operations. Building the Samsara Connected Operations Cloud We believe the next chapter of digital transformationconnecting the worlds physical operations to the cloudwill help improve the safety, efficiency and sustainability of operations globally. Physical operations are complex, which has made it challenging to collect and analyze data to make smarter decisions. However, recent breakthroughs like plug-and-play digital sensors, wireless technology and the ability to process data using artificial intelligence in the cloud are unlocking the next wave of digital transformation. Samsara was started just six years ago in 2015 to help bring these types of new innovations to the world of physical operations. As we work with thousands of customers around the world, were already starting to see the potential of the Internet of Things to make an impact. Each day we see how our real-time AI cameras help prevent accidents, smartphone apps help avoid inefficient paperwork, and benchmarking data helps reduce carbon emissions, just to name a few.

Weve seen the value we can provide to companies by bringing their operations together on one platformthe Samsara Connected Operations Cloud. As more customers deploy Samsara technologies, the scale of data on our platform grows exponentially, enabling us to provide even deeper insights and help drive improvements in safety, efficiency and sustainability at scale. The possibilities are practically endless: the industries we serve account for over a third of the global economy, and its easy to imagine a future when every asset has a chip in it and is connected to the cloud. We are in many ways reminded of what we saw twenty years ago at the beginning of the WiFi wave, but with even greater potential for impact. Our Culture of Customer-Focused Innovation We are an ambitious company, and to have impact at scale, we believe its important for everyone at Samsara to operate with a shared vision and set of values. Samsaras culture is centered around five core themes: " Focus on customer success: we build relationships with our customers, look to solve problems and deliver a great customer experience. " Build for the long term: we are building an enduring company that makes a positive impact on the world. The digital transformation for physical operations wont happen overnight, and we are committed to work at a sustained pace to help make it happen. " Adopt a growth mindset: we are curious and have an entrepreneurial spirit that leads us to seek out new challenges, embracing lessons learned along the way. " Be inclusive: we are creating an environment where people can bring their whole, authentic selves to work, and which reflects the diversity of our customers and the world we are trying to improve. " Win as a team: we win together, celebrate together, and support each other. We all operate with trust and respect, and are excited to build and contribute to Samsaras community. While we are proud of our teams accomplishments so far, we are only at the beginning of our journey. We see a profound opportunity for data to improve the safety, efficiency and sustainability of physical operations, and look forward to helping transform the world for the better. We hope youll join us. Sanjit Biswas and John Bicket Co-Founders, SamsaraWeve seen the value we can provide to companies by bringing their operations together on one platformthe Samsara Connected Operations Cloud. As more customers deploy Samsara technologies, the scale of data on our platform grows exponentially, enabling us to provide even deeper insights and help drive improvements in safety, efficiency and sustainability at scale. The possibilities are practically endless: we estimate that the industries we serve account for over a third of the global economy, and its easy to imagine a future when every asset has a chip in it and is connected to the cloud. We are in many ways reminded of what we saw twenty years ago at the beginning of the WiFi wave, but with even greater potential for impact.Our Culture of Customer-Focused InnovationWe are an ambitious company, and to have impact at scale, we believe its important for everyone at Samsara to operate with a shared vision and set of values.Samsaras culture is centered around five core themes:Focus on customer success: we build relationships with our customers, look to solve problems and deliver a great customer experience.Build for the long term: we are building an enduring company that makes a positive impact on the world. The digital transformation of physical operations wont happen overnight, and we are committed to work at a sustained pace to help make it happen.Adopt a growth mindset: we are curious and have an entrepreneurial spirit that leads us to seek out new challenges, embracing lessons learned along the way.Be inclusive: we create an environment where people can bring their whole, authentic selves to work and that reflects the diversity of our customers and the world we are trying to improve.Win as a team: we win together, celebrate together, and support each other. We all operate with trust and respect, and are excited to build and contribute to Samsaras community.While we are proud of our teams accomplishments so far, we are only at the beginning of our journey. We see a profound opportunity for data to improve the safety, efficiency and sustainability of physical operations, and look forward to helping transform the world for the better. We hope youll join us.Sanjit Biswas and John BicketCo-Founders, Samsara

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Samsara,” “the company,” “we,” “us” and “our” in this prospectus refer to Samsara Inc. and its consolidated subsidiaries, and references to our “common stock” include our Class A common stock, Class B common stock and Class C common stock. We maintain a 52-week or 53-week fiscal year ending on the Saturday closest to February 1. Our two most recent fiscal years ended on February 1, 2020 and January 30, 2021, and each consisted of 52 weeks.

SAMSARA INC.

Overview

Samsara is on a mission to increase the safety, efficiency and sustainability of the operations that power the global economy.

To realize this vision, we pioneered the Connected Operations Cloud, which allows businesses that depend on physical operations to harness Internet of Things (IoT) data to develop actionable business insights and improve their operations.

Businesses in industries like transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others are the backbone of the global economy. They operate high-value assets, coordinate large field workforces, manage complex logistics and distributed sites, and face environmental, safety and other regulatory requirements. We estimate that these industries represented over 40% of the global gross domestic product (GDP) in 2020. Yet historically, these industries have been underserved by technology, leaving them heavily reliant on manual processes and legacy systems that are siloed and lack cloud connectivity. Without connected digital tools, physical operations businesses struggle to access real-time data, making it nearly impossible to achieve complete operational visibility or drive meaningful improvements in productivity.

We are solving the problem of opaque operations and disconnected systems. By harnessing recent advancements in IoT connectivity, artificial intelligence (AI), cloud computing and video imagery, we are enabling the digital transformation of physical operations. Using our Connected Operations Cloud, customers can visualize their physical operations in real-time, on one integrated platform in a way that would have been impossible and impractical only a few years ago.

Our Connected Operations Cloud consolidates data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes it easy for organizations to access, analyze and act on data insights, using our cloud dashboard, custom alerts and reports, mobile apps and workflows. Our differentiated, purpose-built suite of solutions enables organizations to embrace and deploy a digital, cloud-connected strategy across their operations. With Samsara, customers have the ability to drive safer operations, increase business efficiency, and achieve their sustainability goals, all to improve the lives of their employees and the customers they serve.

We provide an end-to-end solution for operations: Our solution connects physical operations data to our Connected Operations Cloud, which consists of our Data Platform and Applications. Our Data Platform ingests, aggregates and enriches data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes the data actionable for use cases through our Applications.

Our Connected Operations Cloud captures data that was previously siloed and difficult to analyze in several different ways. For the many physical assets that are still offline, our solution includes IoT devices that capture data and connect it to the cloud. For the physical assets that are increasingly embedded with cloud connectivity, we partner with original equipment manufacturers (OEMs) to capture data via application programming interfaces (APIs). Data may also be captured from customer enterprise applications or local software systems. This operational and information technology (IT) data is ingested into our Data Platform, where it is aggregated, enriched, and analyzed using embedded functionality for AI, workflows and analytics, alerts, API connections, and data security and privacy. Our Data Platform powers our Applications, which include solutions for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility. Our Data Platform also empowers developers via an open API and provides enhanced privacy and security features that are tailored to our Applications.

Our customers include small businesses, state and local governments, and large, global enterprises with complex operations involving thousands of physical assets. As of October 30, 2021, we had over 13,000 Core Customers, who are customers with subscriptions to our Connected Operations Cloud representing over $5,000 in annual recurring revenue (ARR)(1). And we believe there is still significant room for growth.

Unlike retail, advertising, media, and information technology, which have already undergone digital transformation, industries with physical operations are still in the early stages of digital adoption. Historically, the ability to connect their assets to the Internet has been limited by the physical nature of these industries. In addition, the cost and availability of sensors, compute capability, storage, video, and analytical processing have prevented widespread analysis of operations data. However, with advancements in IoT connectivity, cloud computing, video imagery, and AI, we believe industries that depend on physical operations are at the precipice of a massive wave of digital adoption. Samsara is enabling this transformation. We estimate that the total addressable market opportunity for our solution worldwide will be approximately $54.6 billion by the end of 2021, growing at a three-year overall compound annual growth rate of 21.0% to $96.9 billion by the end of 2024(2).

Our ability to capture, aggregate and analyze IoT data is our key differentiator. This allows us to turn IoT data into actionable business insights, which deliver significant value to our customers. Our Data Platform now collects over 2 trillion data points annually, including video footage, people and motion detection, GPS location, energy consumption, asset utilization, compliance logs, accelerometer and gyroscope data, and engine diagnostics. This immense data set powers our AI and provides our customers with actionable business insights that improve the safety, efficiency and sustainability of their operations. For example, we processed over 38 billion minutes of video footage in 2020, and our platform now makes over one billion AI-based detections annually. Our solution enables operations to achieve higher utilization of physical assets, reduced need for manual oversight and judgment, improved safety outcomes, lower insurance costs, fuel and electricity savings, emissions reductions, less unplanned downtime, efficiencies from routing and scheduling, minimized compliance costs, and automation of manual processes. Our Connected Operations Cloud benefits from powerful network effects. As more customers adopt our solution, we collect more data from a more diverse set of physical assets and software applications, thereby improving our machine learning models and generating better operational insights that make our Connected Operations Cloud more attractive to customers.

Customers typically adopt our solution to automate business processes and improve efficiencies throughout their organizations. By using Samsara’s Connected Operations Cloud, our customers are able to realize significant improvements in their operations that are reflected in their cost savings, improved safety and compliance records, and superior end-customer experience. These improvements can lead to improved profitability and durable revenue growth for our customers.

(1)	ARR is calculated as the annualized value of subscription contracts that have commenced revenue recognition as of the end of the reporting period.
(2)

Gartner, Market Guide for Transportation Mobility, 8 March 2021 (Gartner); Berg Insight, Trailer and Cargo Container Tracking, 2020 (Berg Insight); and IDC, Worldwide Video Surveillance Camera Forecast, 2021–2025, July 2021 (IDC). See the section titled “Industry, Market and Other Data.”

Examples of how customers use and benefit from our Connected Operations Cloud include:

•

A large freight carrier achieved a 50% reduction in idling, representing a savings of 150,000 gallons of fuel and over $500,000 annually, by coaching drivers using Samsara’s idle and fuel usage reporting.

•	A large city government reduced fleet downtime by 28% by using engine fault code alerts.

•

A waste transportation company achieved a 58% drop in speeding incidents while simultaneously decreasing their rate of driver turnover. These safety improvements translated to $500,000 in reduced insurance premiums.

•	A crane, rigging and heavy transport company used Samsara across their over 2,000 equipment assets to monitor real-time diagnostics, keeping their fleet active and driving revenue.

We were founded in 2015 and have achieved significant growth since our inception. For our fiscal years ended February 1, 2020 and January 30, 2021, our revenue was $119.9 million and $249.9 million, respectively, representing year-over-year growth of 108%. Our revenue for the nine months ended October 31, 2020 and October 30, 2021 was $174.0 million and $302.6 million, respectively, representing year-over-year growth of 74%. Our net loss was $225.2 million and $210.2 million for our fiscal years ended February 1, 2020 and January 30, 2021, respectively, and $174.0 million and $102.3 million for the nine months ended October 31, 2020 and October 30, 2021, respectively. We offer access to our Connected Operations Cloud on a subscription basis and price each subscription on a per asset, per application basis. In each of the last two fiscal years, we generated approximately 98% of our revenue from subscriptions to our Connected Operations Cloud. Our business model focuses on maximizing the lifetime value of our customer relationships and we continue to make significant investments in order to grow our customer base. We estimate that for fiscal year 2020, fiscal year 2021, and the fiscal quarter ended October 30, 2021, the calculated lifetime value of our customers has exceeded eight times the associated cost of acquiring them.

Industry Background

Digital transformation is an imperative for companies to compete. Those companies that successfully transform their businesses through modern applications, digital workflows, and intuitive user experiences often benefit from loyal customers, innovative offerings, and scalable business models that drive greater profitability. The proliferation of smart devices, growth in cloud applications, increasingly disparate user bases, and heightened customer expectations are together driving digital adoption. This transformation has already happened across many large industries. In the retail, advertising, media, and information technology industries, for example, innovative, digital-first entrants have disrupted older business models, fundamentally changing the way they operate.

Many industries that depend on physical operations, however, have been slower to adopt digital transformation. Despite their size and critical position in the worldwide economy, many companies in industries that depend on physical operations still largely rely on manual processes, siloed data, spreadsheets, and legacy software. These industries represent a massive, underpenetrated market for digital transformation.

The State of Physical Operations Today

Many operations-intensive businesses rely on high-value assets and equipment, deploy large field workforces that need coordination, manage complex logistics that require precision, and navigate industry-specific workflows that call for specialized knowledge. These businesses prioritize safety, efficiency and sustainability, while needing to adhere to a myriad of regulatory requirements. Businesses that depend on physical operations are in a unique position to leverage connected IoT assets to generate real-time operational data and deploy AI to drive insights, pursue automation, and improve efficiency in their business processes. For operations-intensive businesses to stay competitive and agile, there is an imperative to adopt digital technologies, and a significant business risk from complacency.

Challenges with physical operations include:

•

Lack of Data Access and Siloed Systems. Many assets used for physical operations, such as vehicle fleets, machinery, factories, and remote equipment generate enormous amounts of operational data which often cannot be accessed. Even when the data can be accessed, it resides in multiple siloed systems made up of software and hardware components from various vendors. Lack of data access and siloed systems make it difficult to unify data in the cloud and develop actionable business insights.

•

Breadth and Diversity of Data. The breadth and diversity of data collected from physical operations limits the ability for users to consolidate different data types and make better operational decisions. This data, which can be both structured and unstructured, can be challenging to cleanse and normalize before analysis.

•

Reliance on Legacy Tools. Many operations-intensive businesses run on legacy software designed to manage and monitor individual tasks. Others still rely on spreadsheets and paper. These legacy tools were built decades ago and are not designed for scalable analytics.

•

Limited In-House Innovation. Businesses with physical operations typically have limited engineering personnel, IT resources, and funds dedicated to identifying causes of inefficiency and opportunities to avoid future safety, security or sustainability issues. These businesses have traditionally relied on third-party vendors to seek ways to improve their business processes.

•

Compliance Burden. Businesses with extensive physical operations are subject to an increasingly complex patchwork of regulations that cover the range of their physical operations footprint, from environmental conditions to workplace safety and employee monitoring. Compliance with these regulations can be complicated, costly, and time-consuming.

The Rise of Connected Operations

Technological advances have made it possible for companies to visualize their operations digitally in the cloud in real time. These advances include:

•

Proliferation of Connected Physical Assets. According to data from IDC, the number of connected IoT assets, such as machinery, vehicles, warehouses, and factories, is expected to significantly increase, from approximately 33 billion in 2021 to 39 billion by 2024(3).

•

Advances in Cloud-Based Big Data. The cloud has significantly lowered compute and storage costs, which has enabled massive amounts of data to be processed and analyzed efficiently. With these advances, more businesses are transitioning to the cloud, which simplifies data extraction and data integration.

•

Faster and Cheaper Wireless Capabilities. Advances in cellular technology have increased the bandwidth and lowered the cost of wireless connectivity. These improvements enable more IoT devices to cost-effectively connect to the cloud, and make it feasible to stream real-time data and high-definition video. The 5G rollout in the U.S. and around the world will continue to further these advancements.

•

Improvements in Camera and Sensor Technology. Cameras and other sensor technology have experienced rapid innovation, with improvements in capture quality at lower cost. Cameras and other sensors have become smaller, more affordable, more energy-efficient, and more sensitive, resulting in their widespread proliferation.

•

More Powerful Artificial Intelligence. AI algorithms are becoming increasingly accurate and flexible, while AI processing capabilities at the edge and in the cloud are growing. The resulting AI capabilities make it possible to analyze quantities of operations and IoT data too voluminous for ordinary human analysis or legacy software, and to distill it down in real-time.

(3)	IDC, Worldwide Global DataSphere IoT Device and Data Forecast, 2020–2024. See the section titled “Industry, Market and Other Data.”

•

Proliferation of Smartphones and Tablets. The adoption of smart, connected devices in operations enables workers to access, analyze and act on operations data, including data from IoT devices in the field, such as when servicing equipment or responding to an alert. Furthermore, they can more easily capture and upload data, including photos, videos, and digital documents, into the cloud, transforming manual processes into digital, data-driven workflows.

Our Solution

We are helping drive the digital transformation of physical operations by enabling organizations with fleets, equipment, job sites, and mobile employees to connect real-time data from their physical operations on one platform. Our solution lets organizations capture data from our IoT devices and a growing ecosystem of connected assets and third-party systems so that they can access, analyze, and act on key insights to improve end-to-end operations. Our solution consists of our Connected Operations Cloud, together with a suite of easy-to-install, ruggedized IoT devices that capture data from offline assets and connect them to the cloud.

Our Connected Operations Cloud includes:

•

Our Data Platform, which ingests, aggregates and enriches data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and which has embedded capabilities for AI, workflows and analytics, alerts, API connections, and data security and privacy; and

•	Applications for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility.

Key Applications of Our Connected Operations Cloud

We chose to start our journey in digitizing physical operations with connected fleets. Commercial vehicle fleets are the backbone of physical operations, and are required to deliver and transport services, goods, and people in industries including transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. These industries are ripe for transformation, with a breadth of available data and widespread reliance on antiquated, legacy technologies. Industries with commercial vehicle fleets face continued pressure to reduce costs and improve services, while simultaneously finding ways to overcome high accident rates, inefficient fuel consumption, and compliance burdens.

Our core Applications for connected fleets include:

•

Video-Based Safety: Enables customers to protect their teams with AI-enabled video, detecting high-risk behaviors and incidents in real-time, preserving video records to exonerate drivers and dispute fraudulent damage claims, and providing software coaching workflows to analyze and improve driver safety.

•

Vehicle Telematics: Provides a robust, real-time telematics solution with GPS tracking, routing and dispatch, fuel efficiency management, electric vehicle usage and charge planning, preventative maintenance, and diagnostics capabilities to efficiently manage vehicle fleets in a sustainable way.

•

Apps and Driver Workflows: Improves driver productivity and enables regulatory compliance, as drivers see upcoming jobs, capture electronic documents, perform maintenance inspections, maintain compliance logs, and message with back-office administration.

Building on our experience in connected fleets, our industry-agnostic architecture and culture of innovation enabled us to add new data to our Connected Operations Cloud and develop new Applications across physical operations, including:

•

Equipment Monitoring: Provides rich visibility and management of distributed equipment, from generators and compressors to heavy construction equipment and trailers, improving operating efficiency and preventing unplanned downtime.

•

Site Visibility: Provides remote visibility for IP cameras—whether provisioned by Samsara or a third party—with mobile and cloud-based software to improve site security and incident response times, and proprietary AI algorithms to power alerting and search features.

These expansion Applications were driven by feedback from our customers who wanted to leverage our solution more broadly across their operations.

Benefits of Our Solution

Our solution provides the following benefits to our customers:

•

Captures and Connects IoT Data. Our solution captures, connects and aggregates data into our cloud-based Data Platform. For assets without embedded sensors, we capture data using self-installed plug-and-play IoT devices. For offline assets with built-in sensors, we provide connectivity to the internet. We have also invested in cloud-based integrations with third-party systems to unlock data directly in the cloud.

•

Provides a Single Pane of Glass. Our Data Platform brings disparate IoT data together in one place, providing our customers with a “single pane of glass” so that users have visibility into their physical operations across their entire organizations. Additionally, we bring operational IoT data together with our customers’ IT data by integrating with their enterprise resource planning, transportation management systems, payroll, human capital management, and work order applications. With Samsara, organizations have a central operating system of data, no longer have to manage many disparate software and hardware systems, and have extensive visibility into their assets through prioritization and benchmarking capabilities.

•

Improves Safety and Reduces Costs. We enable our customers to actively monitor safety issues by leveraging IoT data and AI to extract patterns and improve their safety programs. In 2020, we processed over 38 billion minutes of video. That video included harsh braking, distracted driving, harsh turning events, and people and motion alerts, which can be used to monitor and improve the safety of our customers’ physical operations. We also help protect our customers against false claims by providing video proof when accidents occur, which can lead to reductions in insurance premiums for our customers.

•

Increases Operational Efficiency. Our solution enables our customers to improve productivity by making data-driven decisions and automating previously manual tasks. The end result is more efficient use of time and resources, and the ability to make real-time decisions. Our customers also benefit from efficiency improvements stemming from automating workflows and digitizing documentation for regulatory compliance purposes.

•

Enhances Sustainability. Our solution allows our customers to reduce their environmental footprint, an increasing focus for businesses around the world. This includes monitoring carbon emissions, identifying fuel and energy waste, reducing paper waste, decreasing food waste, monitoring environmental pollutants, and using data to accelerate the broader adoption of electric vehicles in commercial fleets.

•

Supports Efficient Regulatory Compliance. We enable our customers to more easily meet regulatory compliance obligations. Our Data Platform centralizes data from disparate sources and facilitates reporting and auditing, digitizes documents to reduce paperwork and manual data entry, and deploys real-time alerts to prevent costly compliance violations. These capabilities make compliance with regulatory obligations more efficient and accurate, lowering overhead and reducing the likelihood of violations.

What Sets Us Apart

•

IoT Data Leader. We believe that the quantity and diversity of IoT data types on our Connected Operations Cloud, together with the analytic insights that we provide our customers, differentiate us in the market. In 2020, our Data Platform processed over 38 billion minutes of video and collected over

2 trillion data points. This immense amount of data powers our AI platform. For example, using video and telematics data, we have been able to identify 20 million stop signs—the vast majority of which are not identified in publicly available mapping datasets. We can correlate this data with different data sets, such as customer driving behavior, and use AI to determine if drivers are rolling through stop signs or if traffic patterns in a city have changed. As we aggregate and analyze more data, the benefits of our Connected Operations Cloud increase.

•

Single Integrated Platform. Our integrated platform brings together data from across an organization’s physical operations including fleets, equipment, and sites to give customers a digital, actionable view of their physical operations in one place. This single pane of glass is designed to deliver extensive insight into a customer’s end-to-end physical operations.

•

Extensible Technology Platform. Our Connected Operations Cloud is fully integrated to securely access and manage multiple Applications for physical operations. Our Data Platform is deployed across a wide variety of industry verticals and integrated with third-party applications such as enterprise resource planning, payroll, and human capital management applications, extending the impact of IoT data to customers’ existing applications. Our Connected Operations Cloud was also built with data security and privacy in mind. It provides non-technical customers state-of-the-art security and privacy tooling that is easy to adopt and tailored for the specific Applications they depend on. The integrated nature of our Connected Operations Cloud offers a differentiated IoT data solution to those of our customers who are not data experts.

•

Purpose-Built for Physical Operations. Our cloud-native Data Platform was specifically developed to empower businesses to improve their operations. Our Data Platform’s ability to generate insights from trillions of IoT data points requires deep knowledge of operations use cases and data. In addition, we recognized the advancements in computing capabilities and have harnessed the improved level of IoT computation to deliver real-time access to complex analyses that our customers need instantaneously. We do this by incorporating edge computing capabilities into our products for the unique requirements of physical operations. For example, we ingest video data and immediately analyze it at the edge to alert drivers or security operators of tailgating, safety hazards, unsafe work environments and distracted driving in real-time. By continuously refining our AI algorithms with data we collect every day, we can offer improved insights and alerts specific to physical operations at the edge. The use of edge computing in our IoT devices also allows critical data collection and processing to occur synchronously on a device without latency or in environments with low connectivity for real-time applications.

•

Ease of Use and Adoption. Our solution is typically self-installed and can be fully deployed and configured in as little as one hour. Ease of installation allows customers of all sizes and levels of sophistication to quickly bring their physical assets online, adopt our Connected Operations Cloud, and begin using our Applications that provide actionable insights with minimal required setup. Our simple user experience and clean user interface make it easy for users to get up and running on Samsara, from back office administrative teams to field workers and drivers. Our solution is easy to use and deploy, enabling customers of all sizes and levels of sophistication to accelerate their digital transition and quickly gain access to actionable insights. Once implemented, we make it easy for customers to add new Applications.

•

Innovation Flywheel. We constantly innovate to improve our customers’ operations. We have a culture of innovation, which is evidenced by our release of more than 200 features in the past fiscal year. Importantly, we incorporate customer feedback collected through a feedback submission form on our customer dashboard as well as across our internal teams. Our product team also works directly with existing and prospective customers to incorporate direct feedback into our development process. Our customers feel like they are contributing to their own success, and in turn continue to provide feedback as our Connected Operations Cloud evolves. This flywheel effect accelerates innovation across all aspects of our solution.

•

Partner Ecosystem. Our Connected Operations Cloud serves as the central hub for a robust ecosystem of partner connections. Our ecosystem includes over 125 third-party integrations in the Samsara App Marketplace, a portal through which customers can connect our Applications to external applications. Our Experts Marketplace features a network of certified system integrators, consultants, and implementation partners, who provide services to our customers. We also partner with leading OEMs who embed sensors and connectivity into their products, enabling customers to bring IoT data from their assets into our Data Platform without aftermarket IoT devices. Our ecosystem connectivity expands our reach in the market and reinforces the integration of our Connected Operations Cloud with our customers’ physical operations.

•

Differentiated Company Culture. Our differentiated company culture is a core driver of our success. We innovate quickly in partnership with our customers, we focus on durable, long-term solutions, and we’ve built a curious and collaborative employee community that wins as a team. Our culture is a competitive advantage; it helps us attract and retain talent.

Our Team and Culture

Our culture is rooted in our values. Our values reflect what has always been core to who we are, and who we aspire to be as we drive our mission, build for the future, and grow our incredibly talented team. Our values are:

•	Focus on customer success. We build relationships with our customers, look to solve problems, and deliver a great customer experience.

•

Build for the long term. We are building an enduring company that makes a positive impact on the world. The digital transformation of physical operations won’t happen overnight, and we are committed to working at a sustained pace to help make it happen.

•	Adopt a growth mindset. We are curious and have an entrepreneurial spirit that leads us to seek out new challenges, embracing lessons learned along the way.

•	Be inclusive. We create an environment where people can bring their whole, authentic selves to work and that reflects the diversity of the world we are helping to improve.

•	Win as a team. We win together, celebrate together, and support each other. We all operate with trust and respect, and are excited to build and contribute to Samsara’s community.

Our mission and culture are a competitive advantage for us in attracting and retaining top talent alongside recent accolades, including Forbes Cloud 100 (#19 in 2021), LinkedIn Top Startups (#4 in 2020), and the Financial Times America’s Fastest Growing Companies (#2 in 2021).

As of the last business day of the fiscal quarter ended October 30, 2021, we had 1,490 employees.

Our Market Opportunity

Our Connected Operations Cloud provides a digital hub for physical operations that we believe is addressing a large and rapidly growing market opportunity. We estimate our total addressable market opportunity to be approximately $54.6 billion by the end of 2021, growing at a three-year overall compound annual growth rate of approximately 21.0% to $96.9 billion by the end of 2024(4).

This opportunity consists of our current applications that include connected fleet, connected equipment and connected sites. Our connected fleet opportunity is represented by the global commercial telematics market, which, based on estimates provided by Gartner, we calculate to be a $32.9 billion market in 2021, growing to

(4)	Gartner; Berg Insight; and IDC. See the section titled “Industry, Market and Other Data.”

$63.7 billion in 2024. This calculation is based on Gartner’s forecasted market size of $98.8 billion in 2026 and forecasted compound annual growth rate of 25% for the market. Our connected equipment opportunity is represented by the trailer and cargo container tracking market, which Berg Insight estimates is a $1.8 billion market in 2021, growing at a compound annual growth rate of approximately 16.2% to $2.6 billion in 2024 (assuming a Euro to U.S. Dollar conversion rate of 1.00 EUR to 1.17 USD). And our connected sites opportunity is represented by the commercial global surveillance market, which IDC estimates is a $19.9 billion market in 2021, growing at a compound annual growth rate of approximately 15.3% to $30.6 billion in 2024.

We expect that our market opportunity will continue to grow as we expand the Applications we offer to serve our customers more broadly across their operations.

Growth Strategies

We intend to pursue the following growth strategies:

•

Expand Our Customer Base by Acquiring New Customers. With a rapidly digitizing market, we believe that there is a significant opportunity to continue to grow our customer base. We plan to continually invest in our sales and marketing capabilities and leverage our go-to-market model to continue acquiring new customers.

•

Expand Within Our Existing Customer Base. As of October 30, 2021, approximately 52% of our over 25,000 customers used two or more Applications. We see a significant opportunity to expand Application adoption, increase the number of physical assets integrated with our Connected Operations Cloud, and expand across our customers’ sites and divisions. We will continue to educate our customers on the benefits of using our other Applications and leveraging our Connected Operations Cloud.

•

Continuous Customer-centric Innovation and Product Releases. Our goal is to continue to add new data types to our Connected Operations Cloud and use this growing data asset alongside customer feedback to innovate and introduce new Applications that our customers can use across their operations.

•

Expand Our Partnerships and Integrations. Our Connected Operations Cloud is broadly applicable across verticals, and we provide customizability with over 125 partner integrations used by more than 6,000 customers, including numerous OEM partnerships. Continued growth in integrations will strengthen our ecosystem, further increasing the opportunity to attract customers that prioritize interoperability with their existing applications. We believe that additional partnerships will further enhance our distribution capabilities.

•

Expand Internationally. A key focus of our company is to continue to expand our global reach. In May 2018, we established our first international office in London. In the fiscal year ended January 30, 2021 and the nine months ended October 30, 2021, respectively, we generated approximately 7.8% and 10.2% of our total revenue from outside the United States. Over time, we believe that we have a significant opportunity to increase our revenue across global markets.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include the following:

•	We have a history of losses and may not be able to achieve or sustain profitability on a consistent basis or at all in the future.

•	Our rapid growth makes it difficult to evaluate our future prospects and increases the risk that we will not continue to grow at or near historical rates.

•	The ongoing COVID-19 pandemic could harm our business and results of operations.

•	We face risks associated with the growth of our business in new use cases.

•	We rely heavily on direct sales to sell subscriptions to access our Connected Operations Cloud.

•	If we are unable to attract new customers, our future revenue and results of operations will be harmed.

•	If we are unable to retain and expand our relationships with existing customers, our financial position and results of operations will be harmed.

•

Our dependence on a limited number of joint design manufacturers and suppliers of manufacturing services and critical components within our supply chain for our IoT devices may adversely affect our ability to sell subscriptions to our Connected Operations Cloud and our results of operations.

•	We may not be able to successfully execute our strategic initiatives or meet our long-term financial goals.

•

If we are not able to develop and timely introduce new Applications and features for our Connected Operations Cloud that achieve market acceptance, keep pace with technological developments, and meet emerging regulatory requirements, our business, financial condition, and results of operations would be harmed.

•	If we fail to effectively manage our growth, our business and results of operations could be harmed.

•

If we experience a security breach or incident affecting our customers’ assets or data, our data or IoT devices, our Data Platform, or other systems, our Connected Operations Cloud may be perceived as not being secure, our reputation may be harmed and our business could be materially and adversely affected.

•	The multi-class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering.

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases, public conference calls, webcasts and our corporate blog at www.samsara.com/blog/.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in Delaware in 2015 as Samsara Networks Inc. and changed our name to Samsara Inc. in February 2021. Our principal executive offices are located at 350 Rhode Island Street, 4th Floor, South Building, San Francisco, California 94103, and our telephone number is (415) 985-2400. Our website address is www.samsara.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock.

“Samsara,” our logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Samsara Inc. or our subsidiaries. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

•

an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act);

•	reduced disclosure about our executive compensation arrangements;

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.

We may take advantage of these provisions until we are no longer an emerging growth company. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have greater than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued greater than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

See the section titled “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—We are an “emerging growth company” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.”

THE OFFERING

Class A common stock offered by us	35,000,000 shares

Class A common stock to be outstanding after this offering	35,000,000 shares (40,250,000 if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full)

Class B common stock to be outstanding after this offering	465,371,260 shares

Class C common stock to be outstanding after this offering	None

Total common stock to be outstanding after this offering	500,371,260 shares (505,621,260 if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full)

Option to purchase additional shares of Class A common stock from us	5,250,000 shares

Use of proceeds

We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $762.3 million (or approximately $877.6 million if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full), based upon the initial public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time. We intend to use a portion of the net proceeds from this offering to satisfy a portion of the anticipated tax withholding and remittance obligations of approximately $132.5 million related to the RSU Settlement (as defined below). See the section titled “Use of Proceeds” for additional information.

Voting rights

Shares of our Class A common stock are entitled to one vote per share, shares of our Class B common stock are entitled to 10 votes per share, and shares of our Class C common stock have no voting rights, except as otherwise required by law.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. The holders of our outstanding Class B common stock will hold approximately 99.3% of the voting power of our outstanding capital stock following this offering and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. Additionally, our executive officers, directors, and holders of 5% or more of our common stock will hold, in the aggregate, approximately 81.8% of the voting power of our outstanding capital stock following this offering. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Directed Share Program

At our request, the underwriters have reserved up to 5.0% of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to eligible business partners in the United States and selected international jurisdictions. The sales will be made by Morgan Stanley & Co. LLC, an underwriter in this offering, through a directed share program. We do not know whether these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Shares sold through the directed share program will not be subject to lock-up restrictions. See the section titled “Underwriters—Directed Share Program” for additional information.

New York Stock Exchange trading symbol	“IOT”

Risk factors

See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our Class A common stock.

Issuer directed allocations

We have requested that the underwriters make issuer directed allocations of 3,995,652 shares of our Class A common stock to certain entities affiliated with Andreessen Horowitz and 2,000,000 shares of our Class A common stock to certain entities affiliated with General Catalyst, each of which is affiliated with certain of our directors, and 700,000 shares of our Class A common stock to other investors, including our existing investors. See the section titled “Certain Relationships and Related Party Transactions—Participation in this Offering” for additional information.

The number of shares of our Class A common stock, Class B common stock and Class C common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 465,371,260 shares of our Class B common stock outstanding as of October 30, 2021 (assuming (i) the conversion of all of our convertible preferred stock into 205,638,256 shares of our Class B common stock, or the Capital Stock Conversion, and (ii) the net issuance of an estimated 11,419,859 shares of our Class B common stock subject to restricted stock units, or RSUs, for which the service condition was satisfied as of October 30, 2021, and for which we expect the performance condition to be satisfied upon the effectiveness of our registration statement related to this offering (after withholding an estimated 5,760,914 shares of our Class B common stock subject to RSUs to satisfy associated estimated income tax obligations at an assumed tax withholding rate of 33.5%, which is the estimated blended tax rate based on individual tax elections made by such RSU holders), or the RSU Settlement), and no shares of our Class C common stock outstanding as of October 30, 2021, and excludes:

•

9,259,852 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock under our 2015 Equity Incentive Plan, or our 2015 Plan, outstanding as of October 30, 2021, with a weighted-average exercise price of $3.55 per share;

•

31,383,243 shares of our Class B common stock subject to RSUs under our 2015 Plan outstanding as of October 30, 2021, but for which the service condition was not satisfied as of such date (we expect that vesting of certain of these RSUs through December 14, 2021 will result in the net issuance of an estimated 935,152 shares of our Class B common stock in connection with this offering, after withholding an estimated 471,751 shares of Class B common stock to satisfy associated estimated income tax obligations at an assumed 33.5% tax withholding rate, which is the estimated blended tax rate based on individual tax elections made by such RSU holders);

•	200,000 shares of our Class B common stock subject to RSUs granted under our 2015 Plan after October 30, 2021; and

•	60,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•

50,600,000 shares of our Class A common stock to be reserved for future issuance under our 2021 Equity Incentive Plan, or 2021 Plan, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part; and

•

10,200,000 shares of our Class A common stock to be reserved for future issuance under our 2021 Employee Stock Purchase Plan, or 2021 ESPP, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Our 2021 Plan and 2021 ESPP provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and our 2021 Plan further provides for increases to the number of shares that may be granted thereunder based on shares under our 2015 Plan that expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us due to failure to vest, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•	the Capital Stock Conversion will occur immediately prior to the completion of this offering;

•

the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws will each occur immediately prior to the completion of this offering;

•	no exercise of outstanding stock options subsequent to October 30, 2021;

•	no conversion of shares of convertible preferred stock and Class B common stock into shares of Class A common stock subsequent to October 30, 2021;

•	the RSU Settlement; and

•	no exercise by the underwriters of their option to purchase up to an additional 5,250,000 shares of our Class A common stock from us.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the fiscal years ended February 1, 2020 and January 30, 2021 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the nine months ended October 31, 2020 and October 30, 2021 and consolidated balance sheet data as of October 30, 2021 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly our financial position as of October 30, 2021 and the results of operations for the nine months ended October 31, 2020 and October 30, 2021. Our historical results are not necessarily indicative of our future results and our results for the nine months ended October 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending January 29, 2022 or any other period. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
	(in thousands, except share and per share data)
Revenue	$119,865	$249,905	$173,971	$302,593
Cost of revenue (1)	48,322	75,393	54,187	85,778

Gross profit	71,543	174,512	119,784	216,815

Operating expenses
Research and development (1)	70,466	99,738	79,558	78,668
Sales and marketing (1)	181,556	202,262	156,349	166,569
General and administrative (1)	47,339	75,223	51,298	72,157
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Total operating expenses	299,361	383,991	293,973	318,926

Loss from operations	(227,818)	(209,479)	(174,189)	(102,111)
Interest income and other income (expense), net	2,934	(642)	228	241

Loss before provision for income taxes	(224,884)	(210,121)	(173,961)	(101,870)
Provision for income taxes	340	87	66	387

Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)

Net loss per share attributable to common stockholders, basic and diluted (2)	$(0.98)	$(0.92)	$(0.77)	$(0.42)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted (2)	230,426,896	239,281,696	238,157,804	246,174,612

Pro forma net loss per share, basic and diluted (2)		$(0.63)		$(0.46)

Weighted-average shares used in computing pro forma net loss per share, basic and diluted (2)		439,152,498		465,572,735

(1)	Includes stock-based compensation expense as follows:

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021(2)
			(Unaudited)
	(in thousands)
Cost of revenue	$6	$13	$12	$10
Research and development	818	13,783	13,602	550
Sales and marketing	1,064	6,947	6,694	381
General and administrative	980	4,821	1,448	3,047

Total stock-based compensation	$2,868	$25,564	$21,756	$3,988

(2)

See Note 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders, basic and diluted pro forma net loss per share attributable to common stockholders, and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data

	As of October 30, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Cash and cash equivalents	$267,504	$267,504	$1,031,939
Working capital (3)	121,610	(10,891)	751,384
Total assets	839,494	839,494	1,597,429
Total liabilities	519,673	652,174	647,834
Deferred revenue, current and non-current	286,509	286,509	286,509
Convertible preferred stock	949,067	—	—
Additional paid-in capital	38,889	1,046,954	1,809,225
Accumulated deficit	(668,183)	(859,703)	(859,703)
Total stockholders’ deficit	(629,246)	187,320	949,595

(1)

The pro forma consolidated balance sheet data gives effect to (i) the Capital Stock Conversion, as if such conversion had occurred on October 30, 2021, (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $191.5 million associated with the RSU Settlement, (iv) the net issuance of an estimated 11,419,859 shares of our Class B common stock upon the RSU Settlement, and (v) a liability of $132.5 million to satisfy a portion of the anticipated tax withholding and remittance obligations related to the RSU Settlement.

(2)

The pro forma as adjusted column in the balance sheet data table above gives effect to (i) the pro forma adjustments set forth in footnote (1) above and (ii) the sale and issuance by us of 35,000,000 shares of our Class A common stock in this offering, based upon the initial public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Working capital is defined as current assets less current liabilities.

Key Business Metrics and Non-GAAP Financial Measures

We review the following key business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. See the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these metrics and more information.

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
	(dollars in thousands)
Annual recurring revenue (ARR)	$194,366	$341,198	$293,052	$492,838
Customers > $100,000 ARR	255	452	390	715
Non-GAAP loss from operations	$(219,609)	$(177,147)	$(145,665)	(96,591)
Non-GAAP net loss	$(217,015)	$(177,876)	$(145,503)	(96,737)
Adjusted free cash flow	$(216,107)	$(189,552)	$(153,823)	(129,523)

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Our Business and Industry

We have a history of losses and may not be able to achieve or sustain profitability on a consistent basis or at all in the future.

We have incurred losses in all years since our incorporation, and we expect we will continue to incur net losses for the foreseeable future. We incurred net losses of $225.2 million and $210.2 million for our fiscal years ended February 1, 2020 and January 30, 2021, respectively, and $174.0 million and $102.3 million for the nine months ended October 31, 2020 and October 30, 2021, respectively. As a result, we had an accumulated deficit of $565.9 million and $668.2 million as of January 30, 2021 and October 30, 2021, respectively. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to enhance our Connected Operations Cloud, broaden our customer base, expand our sales and marketing activities, including expanding our sales team and customer support team, expand our operations, hire additional employees, and continue to develop our technology. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as we transition to being a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow, or revenue may decline, for a number of possible reasons, including slowing demand for our Connected Operations Cloud or increasing competition. Any failure to increase our revenue as we grow our business could prevent us from achieving profitability on a consistent basis or at all, which would cause our business, financial condition, and results of operations to suffer.

Additionally, we have granted RSUs to our employees and certain non-employees, with such RSUs vesting upon the satisfaction of both a service condition and a performance condition. During the quarter in which this offering is completed, we will begin recording stock-based compensation expense for these RSUs with a performance condition. As of October 30, 2021, we had 48,564,016 outstanding RSUs with both service and performance vesting conditions, of which 17,180,773 had met their service condition. If the qualifying liquidity event had become probable as of October 30, 2021, we would have recognized $191.5 million of cumulative stock-based compensation expense related to RSUs then outstanding with both vesting conditions, for which the service condition had been satisfied or partially satisfied. The remaining unrecognized stock-based compensation expense relating to these RSUs was $403.2 million as of October 30, 2021, representing the remaining expense expected to be recognized as the awards vest. Following this offering, our future operating expenses, particularly during the quarter in which this offering is completed, will include a substantial amount of stock-based compensation expense with respect to these RSUs, as well as any other equity awards we have granted and may grant in the future, which will have an adverse impact on our ability to achieve profitability. For additional information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Our rapid growth makes it difficult to evaluate our future prospects and increases the risk that we will not continue to grow at or near historical rates.

We have been growing rapidly over the last several years, with revenue of $119.9 million and $249.9 million for the fiscal years ended February 1, 2020 and January 30, 2021, respectively, and $174.0 million and $302.6 million, for the nine months ended October 31, 2020 and October 30, 2021, respectively. As a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our solution from existing and new customers, a failure by us to continue capitalizing on growth opportunities, terminations of contracts by our existing customers, and the maturation of our business, among others. Our recent and historical growth should not be considered indicative of our future performance. Even if our revenue continues to increase over the long term, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business, financial condition, and results of operations could be harmed.

The ongoing COVID-19 pandemic could harm our business and results of operations.

In December 2019, a disease stemming from a novel coronavirus (COVID-19) was reported in China, in January 2020, the World Health Organization (WHO) declared it a Public Health Emergency of International Concern, and in March 2020 the WHO declared it a global pandemic. The COVID-19 pandemic is impacting worldwide economic activity and financial markets, significantly increasing economic volatility and uncertainty. For instance, several local, state, and federal governments in the U.S. and globally have been prompted to take unprecedented steps, including, but not limited to, travel restrictions, closure of businesses, social distancing requirements, and quarantines. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, as well as government mandates, we took precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, which could negatively impact our business. In March 2020, we temporarily closed all of our offices, and enabled our entire workforce to work remotely. We also suspended all travel worldwide for our employees for non-essential business. Additionally, in an effort to reduce our expenses to ensure that we could continue to operate in a sustainable manner should the pandemic have sustained a prolonged economic downturn, we reduced our workforce in May 2020 by 313 people. Since that time, we have resumed our hiring efforts, with a near-term goal of growing our employee base beyond our pre-pandemic size. While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce was not trained to be fully remote. Prior to the pandemic, our employees traveled frequently to establish and maintain relationships with one another, as well as our customers, partners, and investors. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, temporarily suspending travel and doing business in person may negatively affect our customer support, sales and marketing efforts, challenge our ability to enter into customer contracts in a timely manner, slow down our recruiting efforts, or create operational or other challenges, any of which could harm our business and results of operations. For example, as a result of COVID-19, we have experienced and expect to continue to experience an increase in the average length of sales cycles to onboard new customers, in some cases by more than several weeks or months, delays in new projects, and requests by some customers for extension of payment obligations, all of which have adversely affected, and could materially and adversely impact, our business, financial condition, and results of operations in future periods.

In addition, COVID-19 has disrupted and may continue to disrupt the operations of our customers and technology partners for an indefinite period of time, including as a result of travel restrictions and business shutdowns, all of which could negatively impact our business and results of operations. More generally, the COVID-19 outbreak has adversely affected economies and financial markets globally, leading to an economic downturn, which could adversely affect demand for our products and harm our business and results of operations. It is possible that continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in privacy, data protection, data security, and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

It is not possible at this time to estimate the long-term impact that COVID-19 could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

We face risks associated with the growth of our business in new use cases.

Historically, most of our revenue has been derived from sales relating to our Applications for use in connection with customers’ fleets. In recent periods, we have increased our focus on Applications for use in connection with customers’ sites and equipment. We plan to expand the use cases of our solution, including those where we may have limited operating experience, and may be subject to increased business, technology, and economic risks that could affect our financial results. Entering new use cases and expanding in the use cases in which we are already operating with new Applications will continue to require significant resources, and there is no guarantee that such efforts will be successful or beneficial to us. Historically, sales to a new customer have often led to additional sales to the same customer or similarly situated customers. To the extent we expand into and within new use cases that are heavily regulated, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries. While our strategy of building Applications for use in connection with customers’ fleets has proven successful in the past, it is uncertain we will achieve the same penetration and organic growth with respect to Applications for customers’ sites and equipment or any other use cases that we pursue. Any failure to do so may harm our reputation, business, financial condition, and results of operations.

We rely heavily on direct sales to sell subscriptions to access our Connected Operations Cloud.

We market and sell subscriptions to access our Connected Operations Cloud through a direct sales model and we must expand our sales organization to increase our sales to new and existing customers. As of the last business day of the fiscal quarter ended October 30, 2021, our sales team consisted of 694 members. We expect to continue expanding our direct sales force, both domestically and internationally, particularly our direct sales organization focused on sales to large organizations. We also expect to dedicate significant resources to sales programs that are focused on these large organizations. Once a new customer begins using our Connected Operations Cloud, our sales team will need to continue to focus on expanding use of our Connected Operations Cloud by that customer, including increasing the number of our IoT devices and Applications used by that customer and expanding their deployment of our Applications across other use cases. All of these efforts will require us to invest significant financial and other resources. If we are unable to expand and successfully onboard our sales force at sufficiently high levels, our ability to attract new customers may be harmed, and our business, financial condition and results of operations would be adversely affected. In addition, we may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales programs are not effective.

We have experienced turnover in our sales team members, which results in costly training and operational inefficiency. Additionally, during the fiscal year ended January 30, 2021, we implemented a reduction in headcount and temporarily froze hiring across the company in connection with the COVID-19 pandemic. In order to increase our revenue, we expect we will need to further build our direct sales capacity while also developing channel partners who will also require training, support, and integration into our sales process. Additionally, our entry into any new markets and use cases will require us to develop appropriate internal sales capacity or channel partners and to train internal or external sales teams to effectively address these markets. If we are unsuccessful in these efforts, our ability to grow our business will be limited, and our business, results of operations, prospects, and financial condition will be adversely affected.

Our current system of direct sales may not prove effective in maximizing sales of subscriptions to access our Connected Operations Cloud. Our solution is complex and certain sales can require substantial effort and outlay of cost and resources, either by us or any channel partners. It is possible that our sales team members or channel partners will be unable or unwilling to dedicate appropriate resources to support those sales. If we are unable to develop and maintain effective sales incentive programs for our internal sales team members and channel partners, we may not be able to incentivize these parties to sell our solution to customers and, in particular, to large organizations. The loss of one or more of our sales team members or channel partners in a given geographic area could harm our results of operations within that area, as sales team members and channel partners typically require extensive training and take several months to achieve acceptable productivity.

If we are unable to attract new customers, our future revenue and results of operations will be harmed.

Our future success depends, in part, on our ability to sell subscriptions to access our Connected Operations Cloud to new customers. Our ability to attract new customers will depend on the perceived benefits and pricing of our solution and the effectiveness of our sales and marketing efforts. Other factors, many of which are out of our control, may now or in the future impact our ability to attract new customers, including:

•	potential customers’ inexperience with or reluctance to adopt software- and cloud-based solutions in their physical operations;

•	potential customers’ commitments to or preferences for their existing vendors;

•	actual or perceived switching costs;

•

the adoption of new, or the amendment of existing, laws, rules, or regulations that negatively impact the utility of, or that require difficult-to-implement changes to, our solution, including deregulation that reduces the need for compliance functionality provided by our Connected Operations Cloud;

•	our failure to expand, retain, and motivate our sales and engineering personnel;

•	our failure to expand into new international markets;

•	our failure to develop or expand relationships with existing channel partners or to attract new channel partners;

•	our failure to develop our application ecosystem and integrate with new applications and devices used by potential customers;

•	our failure to help potential customers successfully deploy and use our solution; and

•	general macroeconomic conditions.

If our efforts to attract new customers are not successful, our business, financial condition, and results of operations will suffer.

If we are unable to retain and expand our relationships with existing customers, our financial position and results of operations will be harmed.

In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions to access our Connected Operations Cloud when existing contract terms expire and that we expand our commercial relationships with our existing customers. Our contracts are typically for a subscription term of three to five years. However, our customers have no obligation to renew their subscriptions after the initial terms expire, and our customers might not renew their subscriptions for a similar contract period, with the same or greater number of Applications and IoT devices, or at all. In the past, some of our customers have elected not to renew their subscriptions with us and it is difficult to accurately predict long-term customer retention, in part due to our limited experience with renewal cycles to date. Customers may choose not to renew their subscriptions for many reasons, including the belief that our solution is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, our discontinuation of a desired application or a belief that our competitors’ offerings provide better value. Additionally, our customers might not renew for reasons entirely out of our control, such as mergers and acquisitions affecting our customer base, the dissolution of their business or business segment utilizing our solution or an economic downturn affecting their industry. A decrease in our renewal rate would have an adverse effect on our business, financial condition, and results of operations.

A part of our growth strategy is to sell additional subscriptions to Applications and expand use cases with our existing customers. Our ability to sell subscriptions to new Applications will depend in significant part on our ability to anticipate industry evolution, practices and standards. Additionally, we will need to continue to enhance existing Applications and introduce new Applications and features on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any federal, state, local, or foreign regulations that apply to us or our customers. However, we may prove unsuccessful either in developing new Applications or in expanding the set of third-party applications and devices with which our Applications integrate, particularly as we expand our solution into use cases that have not been our historical focus and as we continue to refine our efforts to hire, develop, and retain engineering talent. In addition, the success of any enhancement or new Application depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or Application. Any new Applications we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue, particularly with respect to use cases that have not been our historical focus. If any of our competitors implements new technologies before we are able to implement them or better anticipates the innovation and integration opportunities in related industries, our business may be adversely affected.

Another part of our growth strategy is to sell additional subscriptions to existing customers as they increase their number of connected assets, such as machinery, vehicles, warehouses, and factories. However, our customers may not continue to grow and expand their fleet and physical operations, or may opt not to purchase additional subscriptions from us to cover their expanded operations. A decrease in our ability to sell additional subscriptions to our Connected Operations Cloud to our existing customers could have an adverse effect on our business, financial condition, and results of operations.

Our dependence on a limited number of joint design manufacturers and suppliers of manufacturing services and critical components within our supply chain for our IoT devices may adversely affect our ability to sell subscriptions to our Connected Operations Cloud and our results of operations.

Our IoT devices are made using a primarily outsourced manufacturing business model that utilizes joint design manufacturers. We depend on a limited number of joint design manufacturers, and in some instances, a single joint design manufacturer, to allocate sufficient manufacturing capacity to meet our needs, to produce IoT devices, or components thereof, of acceptable quality at acceptable yields, and to deliver those devices or components to us on a timely basis. We are subject to the risk of shortages and long lead times in the supply of these devices and components. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience component shortages, and the predictability of the availability of these components may be limited. For example, in the fourth quarter of the fiscal year ended January 30, 2021, there was a global silicon component shortage, which has resulted in delays in shipments of our IoT devices. Although we have increased our inventory of IoT devices, we cannot assure you that such inventory will be sufficient for our needs or that future disruptions to our supply of IoT devices or materials will not occur. Any delay in the shipment of IoT devices or any other necessary materials delays our ability to recognize revenue for subscriptions purchased by our customers.

In addition, some of our suppliers, joint design manufacturers, and logistics providers may have more established relationships with larger volume device manufacturers, and as a result of such relationships, such suppliers may choose to limit or terminate their relationship with us. For example, in the event of a silicon component shortage, we expect that our suppliers’ larger volume customers will be able to exert more influence to purchase components from our suppliers than us, and accordingly we bear significant risk should a shortage occur. Developing suitable alternate sources of supply for these devices and components may be time-consuming, difficult, and costly, and we may not be able to source these devices and components on terms that are favorable to us, or at all, which may adversely affect our ability to meet our requirements or provide our customers with needed IoT devices in a timely or cost-effective manner. Because our customers often must install IoT devices before being able to fully utilize our Connected Operations Cloud, any interruption or delay in the supply of any of these devices or components, or the inability to obtain these devices or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to onboard new customers. In addition, increased device or component costs would negatively impact our gross margins.

We may not be able to successfully execute our strategic initiatives or meet our long-term financial goals.

A significant part of our business strategy is to focus on long-term growth over short-term financial results. For example, for the fiscal year ended January 30, 2021, we increased our operating expenses to $384.0 million as compared to $299.4 million for the fiscal year ended February 1, 2020. For the nine months ended October 30, 2021, we increased our operating expenses to $318.9 million as compared to $294.0 million for the nine months ended October 31, 2020. We expect to continue making significant expenditures on sales, hiring and marketing efforts and expenditures to develop new features, integrations, capabilities, and enhancements to our solution and further expand the use cases addressed by our Applications. We have been engaged in strategic initiatives to expand the scope of our core business to improve long-term stockholder value, to improve our cost structure and efficiency, and to increase our selling efforts and develop new business. We may not be able to successfully execute these or other strategic initiatives or execute these initiatives on our expected timetable. If we are not successful in expanding our use cases and obtaining operational efficiencies, our business, financial condition, and results of operations could be harmed.

If we are not able to develop and timely introduce new Applications and features for our Connected Operations Cloud that achieve market acceptance, keep pace with technological developments, and meet emerging regulatory requirements, our business, financial condition, and results of operations would be harmed.

Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our existing Applications and to introduce compelling new Applications and features that reflect the changing nature of our customers’ needs and the regulations to which they are subject. The success of any enhancement to our Connected Operations Cloud depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies and our Data Platform, and overall market acceptance. Factors outside of our control, such as developing laws and regulations, regulatory orders, competitive product offerings, and changes in demand for our solution may also materially impact the successful implementation of new Applications. Any new application that we develop may not be introduced in a timely or cost-effective manner, may contain bugs or other defects, or may not achieve the market acceptance necessary to generate significant revenue.

Further, the development of new Applications can be difficult, time-consuming and costly. There are inherent risks and uncertainties associated with offering new Applications, especially when new markets are not fully developed, related technology standards are not mature, or when the laws and regulations regarding a new application are evolving. If we are unable to successfully develop and timely introduce new Applications, enhance our existing Connected Operations Cloud to meet customer requirements, or otherwise gain market acceptance, our business, financial condition, and results of operations would be harmed.

If we fail to effectively manage our growth, our business and results of operations could be harmed.

We have experienced and expect to continue to experience rapid growth, which has placed, and may continue to place, significant demands on our management, operational, and financial resources. For example, our headcount has grown from 726 employees as of the last business day of the fiscal year ended February 2, 2019 to 1,490 employees as of the last business day of the fiscal quarter ended October 30, 2021. In addition, we operate globally and sell our products to customers in more than 11 countries, and we plan to continue to expand our operations internationally in the future. We have also experienced significant growth in the number of customers, connected assets, transactions, and data supported by our solution and our associated infrastructure, which has placed additional demands on our resources and operations. Our organizational structure is becoming more complex, and we need to scale and adapt our operational, financial, and management controls, as well as our reporting systems and procedures, to manage this complexity. We will require significant expenditures and the allocation of management resources to grow and change in these areas. If we fail to successfully manage our anticipated growth, the quality of our Connected Operations Cloud may suffer, which could negatively affect our brand and reputation, harm our ability to retain and attract customers, and adversely impact our business, financial condition, and results of operations.

If we experience a security breach or incident affecting our customers’ assets or data, our data or IoT devices, our Data Platform, or other systems, our Connected Operations Cloud may be perceived as not being secure, our reputation may be harmed and our business could be materially and adversely affected.

As part of our business, we process, store, and transmit our customers’ information and data as well as our own, including in our Data Platform, networks, and other systems, and we rely on third parties that are not directly under our control to do so as well. We and many of our third-party partners, including our subprocessors and service providers, have security measures and disaster response plans in place to help protect our customers’ data, our data, our solution, and other systems against unauthorized access. However, we cannot assure you that these security measures and disaster response plans will be adequate or effective against all security threats, including those from malicious insiders, ransomware and other malware, denial of service and other attacks, and natural disasters and other sources of disruptions to the operation of our Connected Operations Cloud or our or our third-party partners’ other operations, including power outages and telecommunications and other failures. Our or our third-party partners’ systems and security measures may be breached or otherwise fail as a result of malicious insiders or third-party action, including intentional misconduct by computer hackers, phishing and other means of social engineering, including fraudulent inducement of employees or customers to disclose sensitive information such as usernames or passwords, and employee error or malfeasance. Advances in computer capabilities, new technological discoveries or other developments may result in cyberattacks becoming more sophisticated and more difficult to detect. Any such breach or failure could result in the loss, corruption, or unavailability of data or someone acquiring our or our customers’ data or obtaining unauthorized access to our customers’ data, our data, our Data Platform, or other systems. Because a security breach could materialize and techniques used by malicious actors continue to evolve, we and our third-party partners may be unable to anticipate security breaches and implement adequate preventative measures. We incur significant costs in our efforts to detect and prevent security breaches and other security-related incidents and we expect to incur additional costs in connection with improvements to our systems and processes to prevent further breaches and incidents. In the event of a future breach or incident, we could be required to expend additional significant capital and other resources in an effort to prevent further breaches or incidents, which may require us to divert substantial resources. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause. Each of these could require us to divert substantial resources.

Third parties may also conduct attacks designed to temporarily deny customers access to our Connected Operations Cloud or to disrupt or otherwise impede such access or our Applications’ performance. Our presence in the IoT industry with offerings of telematics products and services, including vehicle telematics, could also increase our exposure to potential costs and expenses and reputational harm in the event of cyber-attacks or vulnerabilities impacting our solution. For example, in July 2020, the U.S. Federal Bureau of Investigation issued a private industry notification alerting industry participants to cyber-threats targeted at electronic logging devices. Any actual or perceived security breach or incident affecting our Data Platform or operations, or data we or our service providers process or maintain, denial of service attack or other disruption to our Connected Operations Cloud could result in a loss of customer confidence in the security or integrity of our solution and damage to our brand and reputation, reduce the demand for our solution, disrupt our normal business operations, require us to spend material resources to correct the breach or incident and otherwise respond to it, expose us to legal liabilities including claims and litigation by private parties, regulatory investigations and other proceedings, and indemnity obligations, and materially and adversely affect our financial condition and results of operations. These risks will increase as we continue to grow the scale and functionality of our Connected Operations Cloud and as we process, store, and transmit increasingly large amounts of information and data, which may include proprietary or confidential data or personal or identifying information. Our liability in connection with any security breaches, incidents, cyberattacks or other disruptions to our solution or operations may not be adequately covered by insurance, and such events may result in an increase in our costs for insurance or insurance not being available to us on economically feasible terms, or at all. Insurers may also deny us coverage as to any future claim. Any of these results could harm our growth prospects, financial condition, business and reputation.

Abuse or misuse of our internal platform controls and system tools could cause significant harm to our business and reputation.

In order to provide real-time support to our customers, we have created internal platform controls and system tools that are used by our employees to diagnose and correct customer issues. If our employees were to intentionally abuse these platform controls and system tools, for example, by interfering with or altering our IoT devices or our customers’ connected assets and accessing our customers’ data, or otherwise violate company policies, our customers could be significantly harmed. For example, our employees have historically had broad access to customers’ video footage, and although we have implemented greater access controls over time, such controls may not ensure that our employees’ use of customers’ video footage is in all cases appropriate. Additionally, certain of our Applications have features allowing them to control large industrial assets, and any abuse or misuse of these capabilities could cause substantial disruption or damage to our customers. Any abuse or misuse by our employees of our internal platform controls and system tools, even if inadvertent, could result in potential legal liability and reputational damage to both our customers and us. Accordingly, any improper conduct, abuse or misuse, intentional or otherwise, of our platform controls and system tools could significantly and adversely harm our business and reputation.

We are currently in the process of enhancing access controls to limit employee access to our platform controls and system tools in an effort to further improve security and reduce the risk of human error or malfeasance. If it became necessary to further restrict the availability or use of our platform controls and system tools by our employees in response to any abuse or misuse, our ability to deliver high-quality and timely customer support could be harmed.

The length of our sales cycle can be unpredictable, particularly with respect to sales to large customers, and our sales efforts may require considerable time and expense.

It is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Customers with substantial or complex organizations may choose to deploy our solutions in large increments on a periodic basis. Accordingly, customers may purchase subscriptions for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict the timing or cost of these sales and deployment cycles. Variations in the sales cycles among our customers based on the size and complexity of their operations, as well as the possibility that customers may purchase new subscriptions sporadically with short lead times, which may adversely impact our ability to anticipate the timing and amount of revenue and contract value from new customers.

In particular, part of our strategy is to target sales to larger customers. As of October 30, 2021, we had 715 customers with greater than $100,000 in annual recurring revenue (ARR). Sales to larger customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles (which typically last several months and in some cases have exceeded one year), more complex customer product requirements and expectations related to invoicing and payment terms, substantial upfront sales costs, and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our solution prior to purchasing a subscription. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our solution, the discretionary nature of purchasing and budget cycles, the competitive nature of evaluation and purchasing approval processes, the customer’s contemplated use case, the specific deployment plan of each customer, the complexity of the customer’s organization, and the difficulty of such deployment, as well as whether a sale is made directly by us or through resellers or other partners. Moreover, large customers often begin to deploy our solution on a limited basis but nevertheless may require a greater level of support from our customer support personnel and negotiate pricing discounts, which increases our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment. If we fail to effectively manage these risks associated with sales cycles, sales timing uncertainty, sales to large customers and collection of payment from our customers, our business, financial condition, and results of operations may be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target markets may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, we may not successfully penetrate these markets and our business could fail to grow at a similar pace, if at all.

Business disruptions or performance problems associated with our technology and infrastructure, including interruptions, delays, or failures in service from our third-party data center hosting facilities and other third-party services, could adversely affect our results of operations.

Continued adoption of our solution depends in part on the ability of our existing and potential customers to access our solution within a reasonable amount of time. We have experienced, and may in the future experience, disruptions, data loss, outages, and other performance problems with our solution and infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, or other security-related incidents. If our solution is unavailable or if our users and customers are unable to access our solution within a reasonable amount of time, or at all, we may experience a decline in renewals, damage to our brand, or other harm to our business. The impact upon our customers may be further heightened by the nature of our solution connecting to their physical infrastructure, which may impede or harm their fleet, equipment, sites or other physical operations. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations could be adversely affected.

A significant portion of our critical business operations are concentrated in the United States and are supported by third-party hosting facilities located in Oregon. We are a highly automated business, and a disruption or failure of our systems, or of the third-party hosting facilities and other third-party services that we use, could cause delays in completing sales and providing services. For example, from time to time, our data center hosting facilities have experienced outages. Such disruptions or failures could also include a major earthquake, blizzard, fire, cyber-attack, act of terrorism, or other catastrophic event, or a decision by one of our third-party service providers to close facilities that we use without adequate notice, or other unanticipated problems with the third-party services that we use, including a failure to meet service standards.

Interruptions or performance problems with either our technology and infrastructure or our data center hosting facilities could, among other things:

•	result in the destruction or disruption of any of our critical business operations, controls, or procedures or information technology systems;

•	severely affect our ability to conduct normal business operations;

•	result in a material weakness in our internal control over financial reporting;

•	cause our customers to terminate their subscriptions;

•	result in our issuing credits or paying penalties or fines;

•	harm our brand and reputation;

•	adversely affect our renewal rates or our ability to attract new customers; or

•	cause our solution to be perceived as not being secure.

Any of the above could adversely affect our business, financial condition, and results of operations.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements or preferences, our Connected Operations Cloud may become less competitive.

The industries in which we participate are subject to rapid technological change. The introduction of new technologies will continue to have a significant effect on competitive conditions to which we are subject. In order to continue to provide value for our customers, we must offer innovative Applications that allow our customers to track and manage their fleets, equipment, sites and other connected assets on a timely basis. Certain technologies and industry developments, such as autonomous vehicles with closed software ecosystems, may negatively impact our ability to compete within certain industry segments. Even if such software ecosystems were not entirely closed to our solution, autonomous vehicles may reduce the overall demand for vehicular Applications that provide safety and compliance functionality. If we are unable to develop new Applications that provide utility to our customers and provide enhancements and new features for our existing Applications that keep pace with rapid technological and regulatory change, our revenues and results of operations could be adversely affected.

To keep pace with technological and competitive developments, we have in the past invested, and may continue to invest, in complementary businesses, technologies, products, services, and other assets that expand the Applications that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers or that will achieve market acceptance. If we are unable to successfully enhance our Connected Operations Cloud to meet evolving customer requirements, increase adoption and use cases of our solution, and develop new Applications and features, then our business, financial condition, and results of operations would be adversely affected.

We rely on industry standards and technology developed and maintained outside of our control. For example, many of our Applications depend on cellular, GPS, and Wi-Fi technology and are built upon such technologies. We do not control the development of such technologies, and so it may be possible in the future that the components of the underlying technologies that interface with or are built into our solution develop in ways that are not beneficial to our growth and technological capabilities. If these technologies do not continue to be improved or are replaced with alternative technologies that we do not effectively adapt to, our ability to innovate may be diminished and our market appeal and value to customers may be harmed.

We face intense and increasing competition, and we may not be able to compete effectively, which could reduce demand for our solution and adversely affect our business, revenue growth, and market share.

The markets for the Applications and use cases for which we compete are new and rapidly evolving. Our historical competition has been specific to the individual solution sets that we target, or specific to operational groupings like fleets or facilities. For example, certain of our Applications compete with:

•	vendors like Verizon Connect and Geotab who provide a set of tools and reports focused on driver management, GPS tracking, asset tracking, and compliance;

•	vendors like Omnitracs who provide compliance or Electronic Logging Device (ELD) focused applications;

•	vendors like Lytx and SmartDrive who provide safety-focused standalone camera and coaching tools;

•	vendors focusing on equipment location tracking and diagnostics like Orbcomm and ZTR, as well as customer-developed solutions for more advanced or specialized monitoring and control solutions; or

•	security, surveillance and access control vendors like Avigilon, a Motorola Solutions company, that specialize in video analytics, AI, and network video management software.

Competition in these markets is based on several factors, including the comprehensiveness of a solution; feature set breadth and extensibility; analytical capability; ease of adoption; platform reliability, security and scalability; customer support; ability to realize cost savings; brand awareness and reputation; and the strength of sales, marketing and channel partnerships.

Some of our competitors may have greater financial resources, greater brand recognition, larger sales forces and marketing budgets than us, as well as broader distribution networks. Large corporations, in particular, may be able to utilize their distribution networks and existing relationships to offer fleet management solutions, in addition to solutions in other verticals already being provided to customers. We expect additional competition as our market grows and rapidly changes, and we may choose to enter or expand into new markets as well. For example, we rely upon Amazon for AWS web hosting and we do not currently have an alternative provider. If Amazon decided to compete with us and did not allow us to renew our commercial agreement, this may have a significant impact on our solution and would require that we allocate time and expense to setting up our Connected Operations Cloud on an alternative hosting service. We expect competition to increase as other established and emerging companies, such as Netradyne, Platform Science and Verkada, enter the markets in which we compete, as customer requirements evolve and as new products and services and technologies are introduced. Certain of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services, or other resources and greater name recognition than we do. In addition, certain of our current and potential competitors have strong relationships with current and potential customers and extensive knowledge of industries with physical operations. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements or devote greater resources than we can to the development, promotion, and sale of their products and services. Moreover, certain of these companies are bundling their products and services into larger deals or subscription renewals, often at significant discounts as part of a larger sale. In addition, some current and potential competitors may offer products or services that address one or a limited number of functions at lower prices or with greater depth than our solution. Our current and potential competitors may develop and market new technologies with comparable functionality to our solution. As a result, we may experience reduced gross margins, longer sales cycles, and loss of market share. This could lead us to decrease prices, implement alternative pricing structures, or introduce products and services available for free or a nominal price in order to remain competitive. We may not be able to compete successfully against current and future competitors, and our business, financial condition, and results of operations will be harmed if we fail to meet these competitive pressures.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future channel partners, OEM partners, and other strategic technology companies. By doing so, these competitors may increase their ability to meet the needs of our existing or potential customers. In addition, our current or prospective indirect sales channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell or certify our solution through specific distributors, technology providers, database companies, and distribution channels and allow our competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, financial condition, and results of operations would be harmed.

Our Connected Operations Cloud relies on cellular and GPS networks and any disruption, failure or increase in costs of these networks could adversely affect the functionality of our solution and impede our profitability and harm our results of operations.

Two critical links in our current applications are between IoT devices and GPS satellites and between IoT devices and cellular networks, which allow us to obtain location and other operational data and transmit that data to our Data Platform. Service outages occurring in the cellular network upon which our Connected Operations Cloud relies may adversely affect the functionality of our solution. Moreover, technologies that rely on GPS depend on the use of radio frequency bands, and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solution.

Additionally, increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our or our customers’ IoT devices, could increase our costs and impact our profitability. Mobile carriers regularly discontinue radio frequency technologies as they become obsolete. If we are unable to design our solutions into new technologies such as 5G and satellite communications, our business, financial condition, and results of operations could be harmed.

If we do not develop IoT devices that are compatible with third-party hardware, software and infrastructure, including the many evolving wireless industry standards, our ability to introduce and sell new subscriptions to access our Connected Operations Cloud could suffer.

In order to support customers’ adoption of our Connected Operations Cloud, we develop IoT devices that are compatible with a wide variety of hardware, software and infrastructure. Not only must we ensure our IoT devices are compatible with applications and technologies developed by our partners and vendors, but we must also ensure that our IoT devices can interface with third-party hardware, software or infrastructure that our customers may choose to adopt. To the extent that a third party were to develop software applications or IoT devices that compete with ours, that provider may choose not to support our solution. In particular, our ability to accurately anticipate evolving wireless technology standards and ensure that our IoT devices comply with these standards in relevant respects is critical to the functionality of our IoT devices. Any failure of our IoT devices to be compatible or comply with the hardware, software, or infrastructure—including wireless communications standards—utilized by our customers could prevent or delay their implementation of our Connected Operations Cloud and require costly and time-consuming engineering changes. Additionally, if an insufficient number of wireless operators or subscribers adopt the standards to which we design our IoT devices, our ability to introduce and sell subscriptions to our Connected Operations Cloud would be harmed.

The competitive position of our Connected Operations Cloud depends in part on its ability to operate with a wide variety of data sources and infrastructure, and if we are not successful in maintaining and expanding the compatibility of our solutions with such data sources and infrastructure, our business, financial condition, and results of operations could be adversely impacted.

The competitive position of our Connected Operations Cloud depends in part on its ability to operate with a wide array of physical sensors and devices—including IoT devices manufactured by us and by third parties, other software and database technologies, and communications, networking, computing and other infrastructure. As such, we must continuously modify and enhance our Connected Operations Cloud to be compatible with evolving hardware, software, and infrastructure that are used by our current and potential partners, vendors and customers. In the future, one or more technology companies may choose not to support the interoperation of their hardware, software, or infrastructure with solutions such as ours, or our solutions may not otherwise support the capabilities needed to operate with such hardware, software, or infrastructure. We intend to facilitate the compatibility of our Connected Operations Cloud with a wide variety of hardware, software, and infrastructure by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and results of operations could be adversely impacted.

Our ability to grow our business is dependent in part on strategic relationships we develop and maintain with third parties.

We believe that our ability to increase our sales depends in part on maintaining and strengthening relationships with parties such as channel partners, OEM partners, and other strategic technology companies. Once a relationship is established, we likely will dedicate significant time and resources to it in an effort to advance our business interests, and there is no assurance that any strategic relationship will achieve our business purposes or that the resources we use to develop the relationship will be cost-effective. Parties with whom we establish strategic relationships also work with companies that compete with us. We have limited, if any, control as to whether these parties devote adequate resources to our strategic relationships. Further, companies with whom we maintain strategic relationships may de-emphasize their dealings with us or become competitors in the future. We also have limited, if any, control as to other business activities of these parties and we could experience reputational harm because of our association with such parties if they fail to execute on business initiatives, are accused of breaking the law or suffer reputational harm for other reasons. All of these factors could materially and adversely impact our business and results of operations.

Changes in our subscription or pricing models could adversely affect our business, financial condition and results of operations.

The sales price for subscriptions to access our Connected Operations Cloud may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new Applications and features, changes in pricing models for existing Applications and access to our solution (including changes as to the timing of customers’ payments over the course of their subscriptions) or promotional programs. As we expand our offerings, new competitors introduce new solutions or services that compete with ours, or we enter into new international markets, we may be unable to attract new customers using the same pricing models as we have historically used. Larger competitors, including new entrants to our market, may reduce the price of offerings that compete with ours or may bundle them with other offerings and provide them for free. Any decrease in the sales prices for access to our Connected Operations Cloud, without a corresponding decrease in costs or increase in sales volume, would adversely affect our revenue and gross profit.

We may also have difficulty determining the appropriate price structure for new Applications. Regardless of the pricing model used, larger customers may demand higher price discounts than have been given in the past, or are given to other customers. As a result, we may be required to reduce our prices, offer shorter contract durations or offer alternative pricing models. If we do not maintain our prices and gross profits at levels that will allow us to achieve and maintain profitability, our business, financial condition, and results of operations will be harmed.

We rely on third-party software for certain essential financial and operational services, and a failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third-party software to provide many essential financial and operational services to support our business, including enterprise resource planning, customer relationship management, and human capital management. Many of these vendors are less established and have shorter operating histories than traditional software vendors. Moreover, many of these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors to provide us with services that are always available and are free of errors or defects that could cause disruptions in our business processes. Any failure by these vendors to do so, or any disruption in our ability to access the Internet, would materially and adversely affect our ability to effectively manage our operations.

Our results of operations and our business metrics are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

Our results of operations and business metrics have fluctuated from quarter-to-quarter in the past and may continue to vary significantly in the future so that period-to-period comparisons of our results of operations and business metrics, such as ARR, may not be meaningful. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance.

We recognize revenue from customers ratably over the term of their subscriptions, which typically range from three to five years. Consequently, any increase or decline in new sales or renewals to these customers in any one period may not be immediately reflected in our revenue for that period. Any such change, however, may affect our revenue in future periods. Accordingly, the effect of downturns or upturns in new sales and potential changes in our rate of renewals may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our cost structure in line with a significant deterioration in sales or renewals. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term. By contrast, a significant majority of our costs are expensed as incurred, which occurs as soon as a customer starts using our solution. As a result, an increase in customers could result in our recognition of more costs than revenue in the earlier portion of the subscription term. We may not attain sufficient revenue to maintain positive cash flow from operations or achieve profitability in any given period.

Our quarterly results of operations and business metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, may be difficult to predict, and may or may not fully reflect the underlying performance of our business. Among the factors that may cause fluctuations in our quarterly financial results and our business metrics are those listed below:

•	Our ability to attract new customers, particularly large customers;

•	Our ability to retain and expand our relationships with existing customers;

•	Our ability to successfully expand our business domestically and internationally;

•	Our ability to gain new channel partners and retain existing channel partners;

•	Our ability to attract and retain key employees and other qualified personnel;

•	Fluctuations in the growth rate of the overall market that our solution addresses;

•	Our ability to effectively manage our growth;

•	Fluctuations in the mix of our revenue;

•

The amount and timing of operating expenses related to the maintenance and expansion of our business and operations, including continued investments in sales and marketing, research and development and general and administrative resources;

•	Network outages or performance degradation of our cloud service;

•	Information security breaches;

•	General economic, industry and market conditions;

•	Changes in law and regulations affecting our and our customers’ businesses or product requirements;

•	Increases or decreases in the number of subscriptions or pricing changes upon any renewals of customer agreements;

•	Changes in our pricing policies or those of our competitors;

•	The budgeting cycles and purchasing practices of customers;

•	Decisions by potential customers to purchase alternative solutions from other vendors;

•	Insolvency or credit difficulties confronting our customers, which could adversely affect their ability to purchase or pay for a subscription to use our solution;

•	The cost and potential outcomes of future litigation or other disputes;

•	Future accounting pronouncements or changes in our accounting policies;

•	Our overall effective tax rate, including impacts caused by any reorganization in our corporate tax structure and any new legislation or regulatory developments;

•	Fluctuations in stock-based compensation expense, including the stock-based compensation expense that we expect to incur in connection with the RSU Settlement;

•	Trade protection measures (such as tariffs and duties) and import or export licensing requirements;

•	Fluctuations in foreign currency exchange rates;

•	Our timing and success in introducing new features and Applications to the market, including integrations of our solution with additional third-party software and IoT devices;

•	The actions of our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	The provision of fleet management solutions or asset management solutions from cellular carrier-controlled or OEM-controlled channels from which we may be excluded;

•	Impact of the COVID-19 pandemic;

•	Our ability to successfully manage and realize the anticipated benefits of any future acquisitions of businesses, solutions, or technologies;

•	The timing of expenses related to the development or acquisition of businesses, solutions, or technologies and potential future charges for impairment of goodwill from acquired companies; and

•	Other risk factors described in this prospectus.

If we are unable to achieve and sustain a level of liquidity sufficient to support our operations and fulfill our obligations, our business, financial condition, and results of operations could be adversely affected.

We actively monitor and manage our cash and cash equivalents so that sufficient liquidity is available to fund our operations and other corporate purposes. In the future, increased levels of liquidity may be required to adequately support our operations and initiatives and to mitigate the effects of business challenges or unforeseen circumstances. If we are unable to achieve and sustain such increased levels of liquidity, we may suffer adverse consequences, including reduced investment in our platform development, difficulties in executing our business plan and fulfilling our obligations, and other operational challenges. Any of these developments could adversely affect our business, financial condition, and results of operations.

Our business is exposed to risks related to third-party financing of our customers’ subscriptions to our Connected Operations Cloud.

Historically, some of our customers have relied on third parties to finance their purchase of subscriptions to our Connected Operations Cloud. This need to arrange third-party credit may lengthen our sales cycles or otherwise lengthen the amount of time required to negotiate customer agreements. We have historically provided customers seeking financing with contact information for lenders that are known to us through their financing of other customers’ subscriptions. These arrangements can create challenging dynamics for us when disputes arise between a customer and a lender to whom we have introduced a customer. In the event that financing is not available to those of our customers who require it, on commercially reasonable terms or at all, we could experience reduced sales, extended sales cycles, and increased churn. In the event of a dispute between a customer and a lender, we could suffer reputational harm and damage to our relationships with customers and those that provide financing to our customers. The occurrence of any of these would adversely impact our business, financial condition, and results of operations.

We may not be able to maintain and expand our business if we are not able to hire, retain and manage qualified personnel, and in particular, our key personnel.

Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, operations and administrative personnel, particularly Sanjit Biswas, our Chief Executive Officer and co-founder, and John Bicket, our Chief Technology Officer and co-founder. Recruiting and retaining skilled personnel in the industries in which we operate, including engineers and other technical staff and skilled sales and marketing personnel, is highly competitive. In addition, the success of any future acquisitions depends in part on our retention and integration of key personnel from the acquired company or business.

Although we may enter into employment agreements with members of our senior management and other key personnel, these arrangements are at-will and do not prevent any of our management or key personnel from leaving the company. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified technical and sales personnel, we may not be able to maintain and expand our business.

Further, we rely in part on direct sales employees to sell our products in the United States and internationally. We are focused on increasing the size and effectiveness of our sales force, marketing activities, sales management team and corporate infrastructure, as well as exploring further relationships with third-party resellers. At present, we intend to significantly increase the size of our current direct sales organization and to more efficiently leverage our expanded sales force to increase sales coverage for our solution. We cannot assure you that we will be able to attract and retain the additional personnel necessary to grow and expand our business and operations. Further, we expect that the onboarding of new sales and marketing personnel will take considerable time to enable new employees to ramp up to full productivity. During the fiscal year ended January 30, 2021, we implemented a reduction in headcount and temporarily froze hiring across the company in connection with the COVID-19 pandemic. If we are unable to expand our sales force at sufficiently high levels and onboard new sales personnel successfully, our ability to attract new customers may be harmed, and our business, financial condition and results of operations would be adversely affected. In addition, any failure to adequately train our employees on how to communicate the uses and benefits of our solution to potential and existing customers may prevent us from increasing our market share and revenue. If we fail to identify, attract, retain and motivate these highly skilled personnel, we will be unable to achieve our growth expectations, and our business, financial condition, and results of operations may be harmed.

Our ability to achieve customer renewals and increase sales of our products is dependent on the quality of our customer success and support teams, and our failure to offer high quality support would have an adverse effect on our business, reputation, and results of operations.

Our customers depend on our customer support team to resolve issues and our customer success team to realize the full benefits relating to our Connected Operations Cloud. If we do not succeed in helping our customers quickly resolve post-deployment issues or provide effective ongoing support and education on our Connected Operations Cloud, our ability to sell additional subscriptions to, or renew subscriptions with, existing customers or expand the value of existing customers’ subscriptions would be adversely affected and our reputation with potential customers could be damaged. Many large customers have more complex IT environments and require higher levels of support than smaller customers. If we fail to meet the requirements of these larger customers, it may be more difficult to grow sales with them.

Additionally, it can take several months to recruit, hire, and train qualified engineering-level customer support employees. We may not be able to hire such employees fast enough to keep up with demand, particularly if the sales of our products exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training, and retaining adequate customer support employees, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our products, will be adversely affected. Our failure to provide and maintain high-quality support services would have an adverse effect on our business, reputation, and results of operations.

If we are not able to maintain and enhance our brand, our business, financial condition, and results of operations may be harmed.

We believe that maintaining and enhancing our reputation as a differentiated and category-defining company is critical to our relationships with our existing customers and to our ability to attract new customers. We also believe that the importance of brand recognition will increase as competition in our market increases, and that brand and reputation are particularly important in the physical operations industry given the potential impact of any failure of our solution on the physical operations of our customers. The successful promotion of our brand attributes will depend on a number of factors, including our and our channel partners’ marketing efforts, our ability to continue to develop high-quality solutions and our ability to successfully differentiate our Applications from those of competitors. In addition, independent industry analysts may provide reviews of our solution and our competitors’ products, which could influence the perception of the relative value of our Connected Operations Cloud in the marketplace. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be harmed.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets, and as more sales are generated through our channel partners. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers or fail to attract potential customers, any of which would harm our business, financial condition, and results of operations.

Issues in the use of AI in our solution may result in reputational harm or liability.

AI is enabled by or integrated into some of our existing solutions and may play an increased role in our future offerings. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are or are alleged to be deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios may also present ethical issues. Though our business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

If we cannot maintain our company culture as we grow, our success and our business and competitive position may be harmed.

We believe that our success to date has been driven in large part by our company’s cultural principles of focusing on customer success, building for the long term, adopting a growth mindset, being inclusive and winning as a team. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As a result, if we fail to maintain our company culture, our business and competitive position may be harmed.

We typically provide service-level commitments under our subscription agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service or face subscription termination with refunds of prepaid amounts, which would lower our revenue and harm our business, financial condition, and results of operations.

Our subscription agreements typically contain service-level commitments, and our agreements with larger customers may carry higher service-level commitments than those provided to customers generally. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and response time requirements under our customer subscription agreements, we may be contractually obligated to provide these customers with service credits, which could significantly affect our revenue in the periods in which the failure occurs and the credits are applied. We could also face subscription terminations and a reduction in renewals, which could significantly affect both our current and future revenue. We offer multiple tiers of subscriptions to our products and, as such, our service-level commitments will increase if more customers choose higher tier subscriptions. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition, and results of operations.

A real or perceived defect, security vulnerability, error, or performance failure in our Connected Operations Cloud could cause us to lose revenue, damage our reputation, and expose us to liability, and our product liability insurance may not adequately protect us.

Our Connected Operations Cloud is inherently complex and, despite extensive testing and quality control, has in the past contained and may in the future contain defects or errors, especially when first introduced, or not perform as contemplated. These defects, security vulnerabilities, errors, or performance failures could cause damage to our reputation, loss of customers or revenue, order cancellations, service terminations, or lack of market acceptance of our software. Our customers within the physical operations industry are particularly sensitive to the reliability of our products because a failure of a vehicle or piece of machinery connected to our solution could have a significant impact on their business or employees, including leading to death or serious bodily injury. For example, customers of our Applications for connected sites may have heightened expectations in connection with the security provided by such Applications, given our access to video feeds of their work environments. Moreover, because customers use certain of our Applications for critical compliance functions, defects or errors in such Applications may expose customers to liability or regulatory enforcement. As the use of our solution, including features and Applications that were recently developed, continues to expand to even more sensitive, secure, or mission-critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our solution fail to perform as intended in such deployments. We have in the past needed, and may in the future need, to issue corrective releases to fix these defects, security vulnerabilities, errors or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems. When required to correct device bugs or to implement proactive firmware updates to our IoT devices, we have implemented over-the-air firmware updates to devices that are deployed in the field. If such updates do not perform as anticipated, they may prolong interruptions and performance problems and otherwise impact our reputation and relationship with our customers. Additionally, an improperly configured or deployed update may cause performance issues or disable certain devices in the field, as has occurred in the past. Such an error would require us to fix or replace such devices and may harm our relationship with the impacted customer or customers.

In addition, any data that we license from third parties for potential use in our solution may contain errors or defects, which could negatively impact the analytics that our customers perform on or with such data. This may have a negative impact on how our solution is perceived by our current and potential customers and could materially damage our reputation and brand.

Any limitation of liability provisions that may be contained in our customer, user, third-party vendor, service provider, and partner agreements may not be enforceable or adequate or effective as a result of existing or future applicable laws or unfavorable judicial decisions, and they may not function to limit our liability arising from regulatory enforcement or otherwise. The sale and support of our solution entail the risk of liability claims, which could be substantial in light of the use of our solution in enterprise-wide environments.

In addition, our insurance against this liability may not be adequate to cover a potential claim and may be subject to exclusions, including the possibility that the insurer will deny coverage as to any future claim or exclude from our coverage such claims in policy renewals. The denial of our claims by our insurers or the successful assertion of claims by others against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co insurance requirements, could have a material adverse effect on our business, financial condition, results of operations and reputation. Further, there are no assurances that adequate product liability insurance will continue to be available to us in the future on commercially reasonable terms or at all.

Challenges in implementation or incorrect use of, or our customers’ failure to update, our solution could result in customer dissatisfaction and negatively affect our business and growth prospects.

Our solution is often operated in large scale, distributed IT environments, including across a wide array of IoT devices and connected assets. Implementing our solutions in such environments can be a complex and lengthy process, particularly for certain of our customers who are less experienced with respect to the implementation of cloud-based platforms such as ours. Our customers and some partners require training and experience in the proper use of and the benefits that can be derived from our solution to maximize its potential. If users of our Connected Operations Cloud do not implement, use, or update our Connected Operations Cloud correctly or as intended, then inadequate performance and/or security vulnerabilities may result. Because our customers rely on our software and hardware to manage a wide range of operations, the incorrect implementation, use of, or our customers’ failure to update, our software and hardware or our failure to train customers on how to use our solution productively may result in customer dissatisfaction and negative publicity and may adversely affect our reputation and brand. Our failure to effectively provide training and implementation services to our customers could result in lost opportunities for follow-on sales to these customers and decreased subscriptions by new customers, which would adversely affect our business and growth prospects.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, and technologies that we believe could complement or expand our Connected Operations Cloud, enhance our technology, or otherwise offer growth opportunities. Further, our anticipated proceeds from this offering increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our solution, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our financial position, costs, and financial flexibility.

We may require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital may adversely affect our business and financial condition.

In order to support our growth and respond to business challenges, such as developing new Applications for our Connected Operations Cloud to stay competitive, acquiring new technologies, and improving our infrastructure, we have made significant financial investments in our business and we intend to continue to make such investments. As a result, we may need to engage in equity or debt financings to provide the funds required for these investments and other business endeavors. If we raise additional funds through equity or convertible debt issuances, our existing stockholders may suffer significant dilution and these securities could have rights, preferences, and privileges that are superior to that of holders of our Class A common stock. If we obtain additional funds through debt financing, the terms of such indebtedness may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business and financial condition may be adversely affected.

We may be subject to product liability, warranty and recall claims that may increase the costs of doing business and adversely affect our business, financial condition, and results of operations.

We are subject to a risk of product liability or warranty claims if our Connected Operations Cloud and our IoT devices actually or allegedly fail to perform as expected or result, or are alleged to result, in bodily injury and/or property damage. Certain technologies incorporated in our IoT devices, such as lithium batteries, may increase the risk profile of such devices. While we maintain what we believe to be reasonable insurance coverage to appropriately respond to such liability exposures, large product liability claims, if made, could exceed our insurance coverage limits and insurance may not continue to be available on commercially acceptable terms, if at all. There can be no assurance that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our IoT devices are, or are alleged to be, defective, we may be required to participate in recalls and exchanges of such devices or customer claims against us. The future cost associated with providing product warranties and/or bearing the cost of repair or replacement of our products, or a refund of customer expenses, could exceed our historical experience and have a material adverse effect on our business, financial condition, and results of operations.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Our international customer contracts are denominated in currencies other than the U.S. dollar. Because our contract terms are typically three to five years, changes in currency exchange rates over the course of customers’ contract terms may impact the amount of revenue we recognize from a customer from period to period, even in the absence of changes to that customer’s subscriptions. Additionally, currency fluctuations in certain countries and regions may negatively impact actual prices that customers and partners are willing to pay in those countries and regions. Further, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher, which could have a negative impact on our results of operations. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Managing the supply of our IoT devices is complex. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross margins.

Our third-party manufacturers and suppliers procure components for our IoT devices based on our forecasts, and we generally do not hold significant inventory for extended periods of time. These forecasts are based on estimates of future demand for our products, which can be adjusted based on historical trends and analysis and for overall market conditions, and we cannot guarantee the accuracy of our forecasts. In order to reduce manufacturing lead times and plan for adequate component supply, from time to time we may issue forecasts for components and products that are non cancelable and nonreturnable.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to forecast accurately and effectively manage supply of our IoT devices. Supply management remains an increased area of focus as we balance the need to maintain supply levels that are sufficient to ensure competitive lead times against the risk of obsolescence because of rapidly changing technology and end-customer requirements. If we ultimately determine that we have excess supply, we may have to record a reserve for excess manufacturing costs or reduce our prices and write-down inventory, either of which in turn could result in lower gross margins. Alternatively, insufficient supply levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential end customers are unable to access our Connected Operations Cloud and, as a result, turn to competitors’ products that are readily available. Additionally, any increases in the time required to manufacture our IoT devices or ship these devices could result in supply shortfalls. If we are unable to effectively manage our supply and inventory, our results of operations could be adversely affected.

Our business may be materially and adversely impacted by U.S. and global market and economic conditions adverse to industries that depend on physical operations.

We generate our revenue from selling subscriptions to our Connected Operations Cloud to industries that depend on physical operations. These industries include transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. Given the concentration of our business activities in these industries, we will be particularly exposed to certain economic downturns affecting these industries, in particular with respect to our fleet-focused Applications. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which we and our customers operate. A poor economic environment could result in significant decreases in demand for our Connected Operations Cloud, including the delay or cancellation of current or anticipated customer engagements.

Operational challenges and volatile economic conditions have presented and may in the future present difficulties in our ability to timely collect accounts receivables from our customers due to their deteriorating financial condition. In addition, our existing customers may be acquired by or merged into other entities that use our competitors’ products, they may decide to terminate their relationships with us for other reasons, or they may go out of business, each of which would have an adverse effect on our future revenue.

Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the further expansion of our operations and customer base internationally. Customer accounts outside the United States generated 10.2% of our revenue for the nine months ended October 30, 2021. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new partners in order to expand into certain countries, and if we fail to identify, establish, and maintain such relationships, we may be unable to execute on our expansion plans. We intend to increase the scope of our international activities as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated availability and adoption of cloud and hybrid infrastructures by international businesses;

•

changes in a specific country’s or region’s political, economic, or legal and regulatory environment, including Brexit, pandemics, tariffs, export quotas, custom duties, trade disputes, tax laws and treaties, particularly due to economic tensions and trade negotiations or other trade restrictions, trade wars, or long-term environmental risks;

•	the need to adapt and localize our solution for specific countries;

•	greater difficulty collecting accounts receivable, longer sales and payment cycles, and different pricing environments;

•

new, evolving, potentially inconsistent and often more stringent regulations relating to privacy, data protection and data security and the unauthorized use of, or access to, commercial, biometric, and/or personal information, particularly in Europe;

•	differing labor regulations, including with respect to wage and hour laws, that make it harder to do business in certain regions such as Europe;

•

challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	increased travel, real estate, infrastructure, legal and compliance costs associated with international operations;

•	increased financial accounting and reporting burdens and complexities;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	new and different sources of competition;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•

limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents, or obtaining necessary intellectual property licenses from third parties;

•	political instability or terrorist activities;

•

COVID-19 or any other pandemics or epidemics that could result in decreased economic activity in certain markets, decreased use of our products and services, or in our decreased ability to import, export, or sell our products and services to existing or new customers in international markets;

•

exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act (FCPA), U.S. domestic bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions;

•	burdens of complying with U.S. and non-U.S. export control laws and regulations, including Export Administration Regulations (EAR); and

•	burdens of complying with laws and regulations related to taxation; and regulations, adverse tax burdens, and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

Legal, political and economic uncertainty surrounding the exit of the United Kingdom from the EU may be a source of instability in international markets, adversely affect our operations in the United Kingdom and pose additional risks to our business, prospects, financial condition, and results of operations.

Brexit creates an uncertain political and economic environment in the United Kingdom and across European Union member states for the foreseeable future. On January 31, 2020, the United Kingdom left the European Union. The United Kingdom continued to participate in the European Union Customs Union and European Union Single Market during a transition period that lasted until December 31, 2020, after which point the free movement of persons, goods, services and capital between the United Kingdom and the European Union ended, and the European Union and the United Kingdom formed two separate markets and two distinct regulatory and legal systems. The United Kingdom and European Union signed the EU-UK Trade and Cooperation Agreement (the Brexit deal) on December 24, 2020, which includes provisions on certain aspects of trade and other strategic and political issues and came into force on January 1, 2021. At this time, we cannot predict the impact that the Brexit deal and any future agreements will have on our business. Our financial condition and results of operations may be impacted by such uncertainty with potential disruptions to our relationships with existing and future customers, suppliers and employees, all possibly having a material adverse impact on our business, prospects, financial condition and results of operations.

Risks Related to Our Intellectual Property

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and results of operations.

Our success depends to a significant degree on our ability to protect our proprietary technology, methodologies, know-how, and branding. We rely on a combination of trademarks, copyrights, patents, trade secrets and other intellectual property laws, contractual restrictions, and technical organizational security and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property rights may be limited or inadequate. For instance, we will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights, or unauthorized or unlawful use of our software, technology or intellectual property rights. We also cannot guarantee that our intellectual property rights will provide competitive advantages to us, that our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our relationships with third parties, that any of our pending or future patent applications will have the coverage originally sought, or that we will not lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments. Further, the laws of some countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate.

In addition, despite our precautions, it may be possible for unauthorized third parties to copy our products, use information that we regard as proprietary to create offerings that compete with ours, or infringe upon or misappropriate our intellectual property. There is also no guarantee that third parties will abide by the terms of our agreements or that we will be able to adequately enforce our contractual rights. We may also be unable to prevent third parties from acquiring or using domain names or trademarks that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights, thereby impeding our ability to build brand identity and possibly leading to potential confusion in the market and damage to our reputation and business.

If we fail to protect our intellectual property rights adequately, our competitors or other third parties may gain access to our proprietary technology and our business may be harmed. In addition, defending our intellectual property rights might entail significant resources and expenses, as detailed below.

There can be no assurance that our patents or patent applications will be enforceable or otherwise upheld as valid.

Any patents, trademarks, or other intellectual property rights that we have obtained or may obtain may be challenged by others or invalidated, circumvented, abandoned or lapse. As of October 30, 2021, our patent portfolio consisted of 29 issued U.S. patents and 4 allowed U.S. patents (i.e., with issuance pending), and 67 U.S. patent applications pending for examination. As of October 30, 2021, we did not have any non-U.S. patents or patent applications. There can be no assurance that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain further patent protection for our technology. There can also be no assurance that our patents or application will be equally enforceable or otherwise protected by the laws of non-U.S. jurisdictions.

In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later on prove to be important to our business. Further, any patents may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

To protect our trade secrets, confidential information and distribution of our proprietary information, we generally enter into confidentiality, non-compete, proprietary, and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. No assurance can be given that these agreements will be effective in controlling access to trade secrets, confidential information and distribution of our proprietary information, especially in certain U.S. states and countries that are less willing to enforce such agreements. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products. In addition, others may independently discover our trade secrets and confidential information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors’ obtainment of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

In order to protect our intellectual property rights and proprietary technology, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our intellectual property rights and proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or injure our brand and reputation.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Third parties have claimed and may in the future claim that our operations and Applications infringe their intellectual property rights, and such claims have resulted and may result in legal claims against our customers and us. These claims may damage our brand and reputation, harm our customer relationships, and result in liability for us. We expect the number of such claims will increase as the number of Applications and the level of competition in our market grows, the functionality of our solution overlaps with that of other products and services, and the volume of issued patents and patent applications continues to increase. We have agreed in certain customer contracts to indemnify customers, and have accepted tenders for indemnification from certain of such customers, for expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with our solution. To the extent that any claim arises as a result of third-party technology we use in our solution, we may be unable to recover from the appropriate third party any expenses or other liabilities that we incur.

Companies in the software and technology industries, including some of our current and potential competitors, own patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. Furthermore, patent holding companies, non-practicing entities, and other patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. Third parties may assert patent, copyright, trademark, or other intellectual property rights against us, our channel partners, our technology partners, or our customers. We have received notices and been subject to litigation (and we may be subject to litigation in the future) that claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to the enterprise software market. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could materially and adversely affect our financial condition and results of operations.

There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. In addition, if we acquire or license technologies from third parties, we may be exposed to increased risk of being the subject of intellectual property infringement due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. These claims may damage our brand and reputation, harm our customer relationships, and create liability for us.

Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, and may require us to indemnify our customers for liabilities they incur as a result of such claims. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our solution. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit or stop sales of our solution and may be unable to compete effectively. Any of these results would adversely affect our business operations and financial condition.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition. Any of these results would harm our business, results of operations and financial condition. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Our use of open source software could negatively affect our ability to sell subscriptions to our Connected Operations Cloud and subject us to possible litigation.

Our Connected Operations Cloud incorporates open source software, and we expect to continue to incorporate open source software in our Connected Operations Cloud in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solution or other products we may develop in the future. We also rely upon third-party, non-employee contractors to perform certain development services on our behalf, and we cannot be certain that such contractors will comply with our review processes or not incorporate software code made available under open source licenses into our proprietary code base.

We may be found to have used open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. For example, certain kinds of open source licenses may require that any person who creates a product or service that contains, links to, or is derived from software that was subject to an open source license must also make their own product or service subject to the same open source license. If these requirements are found to apply to our products and we fail to comply with them, we may be subject to certain requirements, including requirements that we offer additional portions of our solutions for no cost, that we make available additional source code for modifications or derivative works we create based upon, incorporating or using the open source software, and that we license such modifications or derivative works under the terms of applicable open source licenses.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open source software, or required to comply with onerous conditions or restrictions on these products, which could disrupt the distribution and sale of these products. In addition, there have been claims challenging the ownership rights in open source software against companies that incorporate open source software into their products, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. Moreover, we cannot assure you that our processes for controlling our use of open source software in our solution will be effective. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products, or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis. We and our customers may also be subject to suits by parties claiming infringement, misappropriation or violation due to the reliance by our solutions on certain open source software, and such litigation could be costly for us to defend or subject us to an injunction.

Some open source projects provided on an “as-is” basis have known vulnerabilities and architectural instabilities which, if used in our product and not properly addressed, could negatively affect the security or performance of our product. Any of the foregoing could require us to devote additional research and development resources to re-engineer our solutions, could result in customer dissatisfaction, and may adversely affect our business, financial condition, and results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, violation, and other losses.

Our agreements with customers and other third parties have in some cases included indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, misappropriation or violation, damages caused by us to property or persons, or other liabilities relating to or arising from our solution or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Pursuant to certain agreements, we do not have a cap on our liability and any payments under such agreements would harm our business, financial condition, and results of operations. Although we normally contractually limit our liability with respect to some of these indemnity obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

We rely on the availability of licenses to third-party technology that may be difficult to replace or that may cause errors or delay implementation of our solution should we not be able to continue or obtain a commercially reasonable license to such technology.

Our Connected Operations Cloud relies on software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these solutions or to seek new licenses for existing or new Applications. There can be no assurance that the necessary licenses would be available on commercially acceptable terms, if at all. Third parties may terminate their licenses with us for a variety of reasons, including actual or perceived failures or breaches of contractual commitments, or they may choose not to renew their licenses with us. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate, or otherwise violate intellectual property or privacy rights of others. The loss of, or inability to obtain, certain third-party licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in product roll-backs or delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our solutions, and it may have a material adverse effect on our business, financial condition, and results of operations. Moreover, the use by our solution of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our solution from products of our competitors and could inhibit our ability to provide the current level of service to existing customers.

Changes in or the loss of third-party licenses could lead to our solutions becoming inoperable or the performance of our solutions being materially reduced, resulting in the potential need to incur additional research and development costs to ensure continued performance of our solutions or a material increase in the costs of licensing, and we may experience decreased demand for our solutions.

Risks Related to Government Regulation

The federal government or independent standards organizations may implement significant regulations or standards that could adversely affect our ability to produce or market our products.

Our products transmit radio frequency waves, the transmission of which is governed by the rules and regulations of the Federal Communications Commission (FCC), as well as other federal and state agencies. Further, to the extent our Applications and/or IoT devices function as electronic logging devices (ELDs), they are subject to regulation by the Federal Motor Carrier Safety Administration (FMCSA) and may be subject to similar regulations in other countries in which they are used. Among other challenges, compliance with ELD regulations often requires reading and interpreting diagnostic information from commercial motor vehicle engines, which can prove challenging given the diversity of commercial motor vehicles in our customers’ fleets, the continuous release of vehicles of new makes, models, and years with potentially different diagnostic communication protocols, and the lack of standardization of diagnostic communication protocols across OEMs. Our ability to design, develop and sell our products will continue to be subject to these rules and regulations, as well as many other federal, state, local and foreign rules and regulations, for the foreseeable future. For example, in late 2020, FMCSA reached out to us to note that our ELD application permitted certain editing functionality that it deemed impermissible and required that we implement a patch to remove that functionality. We implemented the requested change, but failure to do so in a manner that was timely and satisfactory to FMCSA could have put our self-certification of our ELD with FMCSA at risk. Additional inquiries from FMCSA relating to our self-certified ELD application, including those arising from revised or newly clarified regulatory guidance from FMCSA, could similarly put our self-certification of our ELD application at risk or require changes to our ELD functionality that could make our ELD application less desirable to existing and potential customers. Further, in Canada, we have submitted our ELD devices to an accredited third party for testing and certification, but the certification process has been rigorous and lengthy. This is the first time Canada has implemented a third-party ELD certification process, so there is some uncertainty as to how long the process will take and how various requirements will be applied. Failure to obtain certification would prevent current and potential customers from using our ELD application for compliance purposes in Canada.

In addition, our Connected Operations Cloud may become subject to independent industry standards. The implementation of unfavorable regulations or industry standards, or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected products to become impractical, or otherwise adversely affect our ability to produce or market our solution. The adoption of new industry standards applicable to our products may require us to engage in rapid product development efforts that would cause us to incur higher expenses than we anticipated. In some circumstances, we may not be able to comply with such standards, which could materially and adversely affect our ability to generate revenues through the sale of our products.

Reductions in regulation of our customers’ physical operations may adversely impact demand for certain of our solutions by reducing the necessity for, or desirability of, our solutions.

Regulatory compliance and reporting is driven by legislation, regulatory requirements and related guidance, which are often subject to change, from regulatory authorities in nearly every jurisdiction globally. With respect to our Applications that are used for customers’ compliance purposes, changes in underlying regulations may reduce or eliminate our customers’ continued demand for Applications that address those regulations. For example, in the United States, fleet operators face numerous complex regulatory requirements, including electronic logging requirements, safety and accountability driver safety scoring, limitations on hours of service, compliance and fuel tax reporting, among others. If these regulatory requirements were reduced or eliminated, our Applications for the fleet use case would have reduced utility to our customers. Accordingly, the reduction in regulation of markets addressed by our Applications could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing compliance with various legal obligations, covering topics including privacy and data protection, telecommunications, intellectual property, employment and labor, workplace safety, the environment, consumer protection, governmental trade sanctions, import and export controls, anti-corruption and anti-bribery, securities, and tax. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

•	investigations, enforcement actions, and sanctions;

•	mandatory changes to our solutions and services;

•	disgorgement of profits, fines, and damages;

•	civil and criminal penalties or injunctions;

•	claims for damages by our customers or channel partners;

•	termination of contracts;

•	loss of intellectual property rights; and

•	temporary or permanent debarment from sales to government organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, financial condition, and results of operations.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new use cases for our solution could also raise a number of new regulatory issues. These factors could materially and adversely affect our business, financial condition, and results of operations.

Our failure to comply with the requirements of applicable environmental legislation and regulation could have a material adverse effect on our revenue and profitability.

Production and marketing of products in certain states and countries may subject us to environmental and other regulations. In addition, certain states and countries may pass new regulations requiring our products to meet certain requirements to use environmentally friendly components. For example, the European Union has issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive (WEEE) makes producers of certain electrical and electronic equipment financially responsible for the collection, reuse, recycling, treatment and disposal of equipment placed in the European Union market. The Restrictions of Hazardous Substances Directive (RoHS) bans the use of certain hazardous materials in electrical and electronic equipment which are put on the market in the European Union. In the future, various countries, including the United States or other state or local governments, may adopt further environmental compliance programs and requirements. If we fail to comply with these regulations in connection with the manufacture of our IoT devices, we may face regulatory fines, changes to our business practices, and other penalties, and may not be able to sell our IoT devices in jurisdictions where these regulations apply, which could have a material adverse effect on our revenue and profitability.

We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Any actual or perceived failure to comply with such obligations could harm our business.

We receive, collect, store, process, transfer, and use personal information and other data relating to users of our solution, our employees and contractors, and other persons. For example, one of our Applications collects video information of the worksites of our customers, and certain of our Applications collect and store facial recognition data, which is subject to heightened sensitivity and regulation. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including facial recognition data and other personal information. We are subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent across jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our Applications, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new Applications and features.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the data protection landscape in Europe is currently evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The European Union adopted the General Data Protection Regulation (GDPR), which became effective in May 2018, and contains numerous requirements and changes from previously existing European Union laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. Failure to comply with the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (ePrivacy Regulation), would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated.

Various United States privacy laws are potentially relevant to our business, including the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act),

and the Telephone Consumer Protection Act. Any actual or perceived failure to comply with these laws could result in a costly investigation or litigation resulting in potentially significant liability, loss of trust by our users, and a material and adverse impact on our reputation and business.

Additionally, in June 2018, California passed the California Consumer Privacy Act (CCPA), which provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA provides that covered companies must provide new disclosures to California consumers and afford such consumers new data privacy rights that include the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA became operative on January 1, 2020. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. A new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the November 3, 2020 election and will go into effect on January 1, 2023. The CPRA significantly modified the CCPA, resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. A number of other states, such as Illinois, Texas, Washington, Virginia and Colorado, have implemented, or are considering implementing, their own versions of privacy legislation, which could increase our potential liability and cause us to incur substantial costs and expenses in an effort to comply and otherwise adversely affect our business. Some of those laws, including Illinois’ Biometric Information Privacy Act, also provide consumers with a private right of action for certain violations and large potential statutory damages awards. Recent litigation around these laws has encouraged plaintiffs’ attorneys to bring additional actions against other targets, and because some of our products employ technology that may be perceived as subject to these laws, we and our customers have in certain situations been, and may in the future become, subject to litigation, and we may also become subject to government enforcement actions, damages and penalties under these laws, which could adversely affect our business, results of operations and our financial condition. Further, in March 2017, the United Kingdom formally notified the European Council of its intention to leave the European Union pursuant to Article 50 of the Treaty on European Union. The United Kingdom ceased to be a European Union Member State on January 31, 2020, but enacted legislation that substantially implements the GDPR and which provides for substantial penalties in a manner similar to the GDPR (up to the greater of £17.5 million and 4% of our global annual turnover for the preceding financial year for the most serious violations). It is unclear how United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfers to and from the United Kingdom will be regulated. Further, some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security, may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our solution. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010, and possibly other anti-bribery and anti-money laundering laws in countries where we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any improper advantage. Some of these laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. In addition, we use third parties to sell subscriptions to our solution and conduct our business abroad. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. Similarly, some of our customers may be state-owned, in each case exposing us to additional potential risks.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such activities. While we have policies and procedures to address such laws, we cannot assure you that none of our employees or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, severe criminal or civil sanctions and suspension or debarment from government contracts, which could have an adverse effect on our reputation, business, financial condition, results of operations, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

A portion of our revenue is generated by sales to government entities, which are subject to a number of challenges and risks.

Sales to government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Despite our efforts, we may not be able to obtain the requisite certifications to sell to certain government entities, and government certification requirements for products like ours may change, thereby restricting our ability to sell to the U.S. federal government, state governments, or non-U.S. government sectors until we have attained the appropriate certification. Government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products. Additionally, any actual or perceived privacy, data protection, or data security incident, or even any perceived defect with regard to our practices or measures in these areas, may negatively impact public sector demand for our products.

Government entities may have statutory, contractual, or other legal rights to terminate contracts with us for convenience or due to a default, and any such termination may adversely affect our future results of operations. Governments routinely investigate and audit government contractors, and any unfavorable audit could result in the government refusing to continue buying our subscriptions, a reduction of revenue, or fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose government customers or our ability to contract with the U.S. and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling subscriptions to our solution to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could materially and adversely impact our business, results of operations, financial condition, public perception, and growth prospects.

We are required to comply with governmental export control, economic sanctions and import laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, financial condition, and results of operations.

Exports, reexports and certain transfers of our solution, including the underlying technology and source code and products, may be subject to governmental, including United States and European Union, export control and economic sanctions laws and regulations. Certain of our products, technologies, and services are, and may in the future be, subject to the EAR. U.S. export control laws and regulations and economic sanctions include various restrictions and license requirements, including prohibiting the shipment of certain products, technology, software and services to U.S. embargoed or sanctioned countries, governments, and persons. Complying with export control, economic sanctions and import laws and regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. While we take precautions to prevent our platform, products, services, technology and software from being exported, reexported or transferred in violation of these laws, if we were to fail to comply with U.S. export laws, U.S. Customs regulations and import regulations, U.S. economic sanctions, and other countries’ import and export laws, we could be subject to substantial civil and criminal penalties, including fines for the company and incarceration for responsible employees and managers, and the possible loss of export privileges.

Additionally, the export control laws and regulations impose licensing, filing and reporting requirements on encryption and products, technologies and software that incorporate or use certain encryption. We incorporate encryption technology into certain of our products and our products, software and technology may require export authorization including by license, a license exception or other appropriate government authorization for export, reexport or transfer outside of the United States. In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. We cannot assure you that inadvertent violations of such laws have not occurred or will not occur in connection with the distribution of our products and services despite the precautions we take. Governmental regulation of encryption technology and regulation of imports or exports, or our failure to obtain any required import or export approval for our products, technology, software, services or platform could harm our international sales and adversely affect our results of operations.

Further, if our channel or other partners fail to obtain any appropriate import, export, or re-export licenses or permits, we may also be harmed, become the subject of government investigations or penalties, and incur reputational harm. In addition, access to our supply chain in China may be further restricted by future U.S. actions taken against China, such as Chinese suppliers being targeted by U.S. sanctions or being added to lists of denied persons maintained by the U.S. Department of Commerce Bureau of Industry and Security (BIS). Changes in our platform, products, services, technology and software or changes in export and import regulations may create delays in the introduction of our platform in international markets, prevent our customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Any change in export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform, products, services, technology and software or limitation on our ability to export or sell our platform would likely harm our business, financial condition, and results of operations.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that require us to conduct due diligence on and disclose whether or not our products contain conflict minerals as defined under these provisions. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our IoT devices. In addition, we incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of minerals that may be used in or necessary for the production of our IoT devices and, if applicable, potential changes to IoT devices, processes, or sources of supply as a consequence of such due diligence activities. It is also possible that we may face reputational harm if we determine that certain of our IoT devices contain minerals not determined to be conflict-free or if we are unable to alter our products, processes, or sources of supply to avoid such materials.

We may face fines, penalties, or other costs, either directly or vicariously, if any of our partners, resellers, contractors, vendors or other third parties fail to adhere to their compliance obligations under our policies and applicable law.

We use a number of third parties to perform services or act on our behalf in areas like sales, network infrastructure, administration, research, and marketing. It may be the case that one or more of those third parties fail to adhere to our policies or violate applicable federal, state, local, and international laws, including but not limited to, those related to corruption, bribery, economic sanctions, and export/import controls. Despite the significant efforts in asserting and maintaining control and compliance by these third parties, we may be held fully liable for third parties’ actions as fully as if they were a direct employee of ours. Such liabilities may create harm to our reputation, inhibit our plans for expansion, or lead to extensive liability either to private parties or government regulators, which could adversely impact our business, financial condition, and results of operations.

Risks Related to Finance, Accounting, and Tax Matters

We recognize certain revenue streams over the term of our subscription contracts. Consequently, downturns in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We recognize subscription revenue from customers ratably over the terms of their contracts. As a result, a significant portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter may only have a small impact on our revenue results for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our Connected Operations Cloud, and potential changes in our pricing policies or rate of expansion or retention, may not be fully reflected in our results of operations until future periods. We may also be unable to reduce our cost structure in line with a significant deterioration in sales. In addition, a significant majority of our costs are expensed as incurred, while a significant portion of our revenue is recognized over the life of the contract with our customer. As a result, increased growth in the number of our customers could continue to result in our recognition of more costs than revenue in the earlier periods of the terms of certain of our customer contracts. Our subscription revenue also makes it more difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from certain new customers must be recognized over the applicable term.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could expose us to greater than anticipated tax liabilities.

The tax laws applicable to our business, including the laws of the United States, and other jurisdictions, are subject to interpretation and certain jurisdictions may aggressively interpret their laws in an effort to raise additional tax revenue. The tax authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements or our revenue recognition policies, which could increase our worldwide effective tax rate and harm our financial position and results of operations. It is possible that tax authorities may disagree with certain positions we have taken, and any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. Further, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our consolidated financial statements and may materially affect our financial results in the period or periods for which such determination is made.

In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. For example, the Biden administration has proposed several corporate tax increases, including raising the U.S. corporate income tax rate and greater taxation of international income, which, if enacted, could adversely affect our tax liability, and governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organisation for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or other foreign tax authorities change applicable tax laws, our overall tax liabilities could increase, and our business, financial condition or results of operations may be adversely impacted.

Our international operations may subject us to potential adverse tax consequences.

We are expanding our international operations to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth in international markets, and consider the functions, risks, and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The tax authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

We could be required to collect additional sales, use, value added, digital services or other similar taxes or be subject to other liabilities that may increase the costs our customers would have to pay for our Applications and adversely affect our results of operations.

We collect sales, value added and other similar taxes in a number of jurisdictions. One or more U.S. states or municipalities, as well as other countries, may seek to impose incremental or new sales, use, value added, digital services, or other tax collection obligations on us. An increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies, which has previously increased, and may in the future increase, our tax exposure. In 2019 and 2020, we conducted an assessment of our U.S. sales and use tax obligations by state. As a result of this assessment, we substantially expanded our registrations and compliance requirements. However, there can be no assurance that tax authorities in jurisdictions where we conduct business will not impose additional taxes in the future. An expansion by a U.S. state or local government, or other country or jurisdiction of sales, use, value added, digital services or other similar taxes could, among other things, result in additional tax payments and/or create additional administrative burdens for us.

We may be subject to liabilities on past sales for taxes, surcharges, and fees.

We currently collect and remit applicable sales tax in jurisdictions where we have determined, based on legal precedents in the jurisdiction, that sales of subscriptions to our solution are classified as taxable. In some jurisdictions, we believe that we are not otherwise subject to, or required to collect, any additional taxes, fees or surcharges imposed by state and local jurisdictions because we do not have a sufficient physical presence or “nexus” in the relevant tax jurisdiction or such taxes, fees, or surcharges do not apply to sales of our solutions and services in the relevant tax jurisdiction.

Certain tax authorities may challenge a position that we do not have sufficient nexus in a tax jurisdiction in which we are not collecting tax currently, which could result in increased tax liabilities for us or our customers.

The application of indirect taxes (such as sales and use tax, VAT, GST, business tax, and gross receipt tax) to businesses that transact online, such as ours, is a complex and evolving area. Following the recent U.S. Supreme Court decision in South Dakota v. Wayfair, Inc. et al, states are now free to levy taxes on sales of goods and services based on an “economic nexus,” regardless of whether the seller has a physical presence in the state. We continue to analyze our exposure for such taxes and liabilities. The application of existing, new, or future laws, whether in the United States or internationally, could harm our business. There have been, and will continue to be, substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or will conduct business.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of January 30, 2021, we had U.S. federal net operating loss (NOL) carryforwards of $571.2 million and U.S. state NOL carryforwards of $321.6 million, which may be utilized against future income taxes. Under the Tax Cuts and Jobs Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, the deductibility of our federal NOL carryforwards generated in taxable years beginning after December 31, 2017 will be limited to 80% of taxable income in taxable years beginning after December 31, 2020. Our NOL carryforwards may also be subject to limitations under state law. Limitations imposed by the applicable jurisdictions on our ability to utilize NOL carryforwards, including with respect to the NOL carryforwards of companies that we have acquired or may acquire in the future, could cause income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOL carryforwards to expire unused, in each case reducing or eliminating the benefit of such NOL carryforwards. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change federal NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In the event we experience one or more ownership changes as a result of future transactions in our stock, then we may be further limited in our ability to use our NOL carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOL carryforwards before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our NOL carryforwards.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock. For example, we have taken and may be required to take certain non-cash charges in connection with future rent expenses relating to premises we have vacated or intend to vacate, which could have an adverse impact on our results of operations for the period in which we recognize such charges. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, Class A common stock valuations, and income taxes.

Risks Related to Our Class A Common Stock and this Offering

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that they might occur, including when the lock-up or market standoff period ends, could cause the market price of our Class A common stock to decline.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A common stock. Based on no shares of our Class A common stock (after giving effect to the Capital Stock Conversion), 465,371,260 shares of our Class B common stock (after giving effect to the Capital Stock Conversion and RSU Settlement) and no shares of our Class C common stock outstanding as of October 30, 2021, we will have 35,000,000 shares of our Class A common stock, 465,371,260 shares of our Class B common stock, and no shares of our Class C common stock outstanding after this offering. Our executive officers, directors, and holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into lock-up agreements with Morgan Stanley & Co. LLC on behalf of the underwriters under which they have agreed, subject to specific exceptions including early release provisions, to certain restrictions on their ability to transfer any shares of our Class A common stock or securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock during the period ending on the earlier of (i) the close of trading on the first trading day after which we have furnished an earnings release or filed a quarterly report for the second quarter following the most recent period for which financial statements are included in this prospectus and (ii) 180 days after the date of this prospectus. We refer to such period as the lock-up period. Morgan Stanley & Co. LLC may release certain stockholders from the lock-up agreements prior to the end of the lock-up period. See the section titled “Underwriters” for further information about these agreements.

As a result of these agreements and the provisions of our investors’ rights agreement described further in the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701 under the Securities Act of 1933, as amended, or the Securities Act, additional shares of our Class A common stock will become available for sale in the public market at various times after the date of this offering. Please see the section titled “Shares Eligible for Future Sale” for additional information.

Upon completion of this offering, stockholders owning an aggregate of up to 211,605,221 shares of our Class A common stock and Class B common stock will be entitled, under our investors’ rights agreement, to require us to register shares owned by them for public sale in the United States. In addition, we intend to file a registration statement on Form S-8 to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of such registration statement, subject to the satisfaction of applicable exercise periods and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options or upon settlement of outstanding RSU awards will be available for immediate resale in the United States in the open market.

Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition, results of operations or key business metrics and non-GAAP financial measures;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in stock market valuations and operating performance of other technology companies generally, or those in our industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	changes in our Board of Directors or management;

•	sales of large blocks of our Class A common stock, including sales by our executive officers and directors;

•	actual or perceived privacy or security incidents affecting our solution or otherwise affecting us;

•	lawsuits threatened or filed against us;

•	anticipated or actual changes in laws, regulations or government policies applicable to our business or our customers’ businesses;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving our capital stock;

•	general economic conditions in the United States;

•	other events or factors, including those resulting from war, pandemics (including COVID-19), incidents of terrorism or responses to these events; and

•	the other factors described in the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

The stock market experiences extreme price and volume fluctuations from time to time. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their results of operations. Market fluctuations could result in extreme volatility in the price of shares of our Class A common stock, which could cause a decline in the value of your investment. Price volatility may be greater if the public float and trading volume of shares of our Class A common stock is low. Furthermore, in the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

The multi-class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering.

Following this offering, our Class B common stock will have 10 votes per share, our Class A common stock, which is the stock we are offering in this offering, will have one vote per share, and our Class C common stock will have no voting rights, except as otherwise required by law. Following this offering, our directors, executive officers, and holders of more than 5% of our common stock, and their respective affiliates, will hold in the aggregate 81.8% of the voting power of our capital stock. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval. This concentrated control will limit or preclude the ability of holders of Class A common stock to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that Class A common stockholders may feel are in their best interest as one group of our stockholders.

Future transfers by holders of shares of Class B common stock will generally result in those shares converting to Class A common stock, except for certain transfers permitted by our amended and restated certificate of incorporation, including (i) estate planning or other transfers among our co-founders and their family members, (ii) transfers to a bona fide trust primarily for the benefit of the transferor, such transferor’s family members or a charitable organization, (iii) transfers to an investment retirement account, pension, profit sharing, stock bonus or other type of plan where dispositive power and voting control with respect to the transferred shares of Class B common stock are retained by or granted solely to the transferor and/or permitted transferees, (iv) transfers to a corporation, partnership, or limited liability company in which the transferor and/or permitted transferees hold dispositive power and voting control, or (v) transfers to charitable organizations, foundations or similar entities established, directly or indirectly, by a transferor in which the transferor and/or permitted transferees hold dispositive power and voting control. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those individual holders of Class B common stock who retain their shares in the long term.

Further, all shares of Class B common stock will be converted into shares of Class A common stock following the earliest to occur of (i) the date specified by the affirmative vote or consent of (a) the holders of a majority of the outstanding Class B common stock and (b) each of Mr. Biswas and Mr. Bicket to the extent he

(together with his permitted assigns) then holds at least 25% of the Class B common stock held by him and his permitted assigns immediately prior to the completion of this offering and is not then deceased or disabled; (ii) nine months following the death or disability of the later to die or become disabled of Messrs. Biswas and Bicket, which period may be extended to 18 months upon the consent of a majority of the independent directors then in office; and (iii) such date fixed by our Board of Directors following the date that the total number of shares of Class B common stock held by Messrs. Biswas and Bicket (together with their permitted assigns) equals less than 25% of the Class B common stock held by them immediately prior to the completion of this offering.

In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we had issued Class A common stock rather than Class C common stock in such future transactions. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.

We cannot predict the impact our multi-class structure may have on the market price of our Class A common stock.

We cannot predict whether our multi-class structure, combined with the concentrated control of our stockholders who held our capital stock prior to the completion of our initial public offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indexes. In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to include most newly public companies utilizing dual or multi-class capital structures in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our multi-class capital structure likely makes us ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices may not invest in our stock. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

There has been no prior market for our Class A common stock. An active market may not develop or be sustainable, and investors may be unable to resell their shares at or above the initial public offering price.

There has been no public market for our Class A common stock prior to this offering. The initial public offering price for our Class A common stock has been determined through negotiations between the representative of the underwriters and us and may vary from the market price of our Class A common stock following the completion of this offering. An active or liquid market in our Class A common stock may not develop upon completion of this offering or, if it does develop, it may not be sustainable. In the absence of an active trading market for our Class A common stock, you may not be able to resell those shares at or above the initial public offering price or at all. We cannot predict the prices at which our Class A common stock will trade.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have any agreements or commitments for any acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our results of operations or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our Class A common stock of $23.00 per share is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding Class A common stock immediately after this offering. Therefore, if you purchase our Class A common stock in this offering, you will incur immediate dilution of $21.10 in the pro forma as adjusted net tangible book value per share, or $20.89 per share if the underwriters exercise their over-allotment option in full, from the price you paid assuming that stock price. In addition, following this offering, purchasers who bought shares from us in the offering will have contributed 44.9% of the total consideration paid to us by our stockholders to purchase 35,000,000 shares of Class A common stock to be sold by us in this offering, in exchange for acquiring approximately 7.0% of our total outstanding shares as of October 30, 2021 after giving effect to this offering. If the underwriters exercise their option to purchase additional shares, if we issue any additional stock options or warrants or any outstanding stock options are exercised, if RSUs are settled, or if we issue any other securities convertible or exchangeable into our Class A common stock in the future, investors will experience further dilution.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, any debt we may incur in the future may restrict our ability to pay dividends. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. As a result, stockholders must rely on sales of their Class A common stock after price appreciation as the only way to realize any future gains on their investment.

We are an “emerging growth company” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition, and results of operations disclosures; being exempt from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; being exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; being subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and not being required to hold nonbinding advisory votes on executive compensation or on any golden parachute payments not previously approved.

In addition, while we are an “emerging growth company,” we will not be required to comply with any new financial accounting standard until such standard is generally applicable to private companies. As a result, our financial statements may not be comparable to companies that are not “emerging growth companies” or elect not to avail themselves of this provision.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates as of the end of the second quarter of that fiscal year or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Class A common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline or become more volatile.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the New York Stock Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight is required. We are required to disclose changes made in our internal control and procedures on a quarterly basis and we will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as part of our second annual report on Form 10-K. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Although we have already hired additional employees and have engaged outside consultants to assist us in complying with these requirements, we may need to hire more employees in the future or engage additional outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

Being a public company and the aforementioned rules and regulations may make it more expensive for us to maintain director and officer liability insurance, and in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in our filings with the SEC, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the New York Stock Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also working to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting as part of our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could materially and adversely affect our business, financial condition, and results of operations and could cause a decline in the trading price of our Class A common stock.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our Class A common stock may be lower as a result.

There are provisions in our certificate of incorporation and bylaws, as they will be in effect following this offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our stockholders. Such provisions include:

•

our amended and restated certificate of incorporation will provide for a multi-class common stock structure, which will provide our pre-offering stockholders, which includes certain of our executive officers, employees, directors, and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•

our amended and restated certificate of incorporation will require approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock voting as a separate class for certain corporate actions including (i) any amendment to the amended and restated certificate of incorporation that alters the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B common stock, (ii) reclassification of Class A common stock and Class C common stock into shares having rights as to dividends or liquidation that are senior to that of the Class B common stock, (iii) an increase to the voting power of the Class A common stock or Class C common stock, (iv) issuance of shares of any class or series of capital stock (other than Class B common stock) having more than one vote per share, and (v) issuance of additional shares of Class B common stock, with certain exceptions;

•

our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats, and the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors;

•

until the first date on which the outstanding shares of our Class B common stock represent less than a majority of the total voting power of the then outstanding shares entitled to vote generally in the election of directors, or the Voting Threshold Date, our stockholders will be able to take action by written consent if such action is first recommended or approved by our board of directors;

•	a special meeting of our stockholders may only be called by the chairperson of our board of directors, our Chief Executive Officer, or a majority of our board of directors;

•	our amended and restated certificate of incorporation will not provide for cumulative voting;

•	certain litigation against us can only be brought in Delaware;

•

our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

Our business could be impacted as a result of actions by activist shareholders or others.

We may be subject, from time to time, to legal and business challenges in the operation of our company due to actions instituted by activist shareholders or others. Responding to such actions could be costly and time-consuming, may not align with our business strategies and could divert the attention of our Board of Directors and senior management from the pursuit of our business strategies. Perceived uncertainties as to our future direction as a result of shareholder activism may lead to the perception of a change in the direction of the business or other instability and may affect our relationships with our end-customers, prospective and current employees and others.

Our amended and restated bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (c) any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over the claims at issue and the indispensable parties; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in our amended and restated bylaws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

General Risk Factors

Future litigation could have a material adverse impact on our results of operations and financial condition.

From time to time, we have been and continue to be subject to litigation. The outcome of any litigation, regardless of its merits, is inherently uncertain. Regardless of the merits of any claims that may be brought against us, pending or future litigation could result in a diversion of management’s attention and resources and we may be required to incur significant expenses defending against these claims. If we are unable to prevail in litigation, we could incur substantial liabilities. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that it is probable, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of uncertainties relating to litigation, the amount of our estimates could be wrong. Any adverse determination related to litigation could require us to change our technology or our business practices, pay monetary damages, or enter into royalty or licensing arrangements, which could adversely affect our results of operations and cash flows, harm our reputation, or otherwise negatively impact our business.

Economic uncertainty or downturns, particularly as they impact particular industries, could adversely affect our business and results of operations.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our solution, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results would be negatively impacted.

Furthermore, we have customers in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on information technology. Customers with significant physical operations, such as those we primarily serve, may be susceptible to greater disruption in times of economic uncertainty. In addition, our customers may delay or cancel information technology projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of subscriptions to access our Connected Operations Cloud are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be materially and adversely affected.

We may be adversely affected by natural disasters and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business, operations and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, financial condition, and results of operations. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics, and other events beyond our control. In addition, acts of terrorism and other geopolitical unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our solution, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future results of operations. For example, our corporate offices are located in California, a state that frequently experiences earthquakes. Additionally, all the aforementioned risks may be further increased if we do not implement an adequate disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “goal,” “objective,” “seek,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•

our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses, other key business metrics and non-GAAP financial measures, our ability to determine reserves and our ability to achieve and maintain future profitability;

•	the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	our expectations regarding future dividend payments or issuances of additional capital stock;

•	our ability to attract, retain and expand our relationships with customers;

•	our ability to develop new products, features and enhancements for our solution;

•	our ability to compete with existing and new competitors in existing and new markets and offerings;

•	our ability to successfully acquire and integrate companies and assets;

•	our ability to maintain the security and availability of our solution;

•	our expectations regarding the effects of existing and developing laws and regulations, including with respect to taxation and privacy and data protection;

•	our expectations regarding the effects of the ongoing COVID-19 pandemic upon our business;

•	our ability to manage risk associated with our business, including as we expand the scope of our business;

•	our expectations regarding our market opportunities and the evolution of these markets and competition within these markets;

•	our ability to develop and protect our brand;

•	our expectations and management of future growth;

•	our ability to hire and retain our employees;

•	our expectations concerning relationships with third parties;

•	our ability to maintain, protect and enhance our intellectual property;

•	our anticipated tax withholding and remittance obligations in connection with the RSU Settlement and other RSU settlements following this offering;

•	the increased expenses associated with being a public company; and

•	our anticipated uses of net proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

INDUSTRY, MARKET AND OTHER DATA

Unless otherwise indicated, estimates and information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies and our internal sources and estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. For example, our estimate of the size of the industries we serve in relation to global GDP in 2020 is an internal estimate based on our analysis of multiple third-party sources and involves certain assumptions, including assumptions relating to the comparability of GDP and gross value added. Although we believe that the information from the industry publications and other third-party sources included in this prospectus or underlying our estimates included in this prospectus is reliable, we have not independently verified the accuracy or completeness of the data contained in such sources. The content of, or accessibility through, the below sources and websites, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.

The sources of the statistical data, estimates and market and industry data contained in this prospectus are identified by superscript notations and are provided below:

•	Gartner, Market Guide for Transportation Mobility, March 8, 2021;

•	Berg Insight, Trailer and Cargo Container Tracking, 2020;

•	IDC, Worldwide Video Surveillance Camera Forecast, 2021–2025, July 2021;

•	IDC, Worldwide Global DataSphere IoT Device and Data Forecast, 2020–2024; and

•	U.S. Energy Information Administration, Carbon Dioxide Emissions Coefficients, September 16, 2021.

The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Content are subject to change without notice.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $762.3 million, based upon the initial public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $877.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, create a public market for our Class A common stock and facilitate access to the public equity markets for us and our stockholders.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Additionally, we may use a portion of the net proceeds we receive from this offering to acquire or invest in complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.

We intend to use a portion of the net proceeds we receive from this offering to satisfy a portion of the anticipated tax withholding and remittance obligations of approximately $132.5 million related to the RSU Settlement based upon the initial public offering price per share of $23.00 and an assumed 33.5% tax withholding rate, which is the estimated blended tax rate based on individual tax elections made by our RSU holders.

We cannot further specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth cash and cash equivalents, as well as our capitalization, as of October 30, 2021 as follows:

•	on an actual basis;

•

on a pro forma basis, giving effect to (i) the Capital Stock Conversion, as if such conversion had occurred on October 30, 2021; (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering; (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $191.5 million associated with the RSU Settlement; (iv) the net issuance of an estimated 11,419,859 shares of our Class B common stock upon the RSU Settlement; and (v) a liability of $132.5 million to satisfy a portion of the anticipated tax withholding and remittance obligations related to the RSU Settlement; and

•

on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) the sale and issuance by us of 35,000,000 shares of our Class A common stock in this offering, based upon the initial public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of October 30, 2021
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited)
	(in thousands, except for share and per share data)
Cash and cash equivalents	$267,504	$267,504	$1,031,939

Convertible preferred stock, par value $0.0001 per share: 205,638,256 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	949,067	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share: no shares authorized, issued and outstanding, actual; 400,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.0001 per share: 513,000,000 shares authorized, no shares issued and outstanding, actual; 4,000,000,000 shares authorized, no shares issued and outstanding, pro forma; and 4,000,000,000 shares authorized, 35,000,000 shares issued and outstanding, pro forma as adjusted	—	—	—
Class B common stock, par value $0.0001 per share: 513,000,000 shares authorized, 248,313,145 shares issued and outstanding, actual; 600,000,000 shares authorized, 465,371,260 shares issued and outstanding, pro forma; and 600,000,000 shares authorized, 465,371,260 shares issued and outstanding, pro forma as adjusted	2	23	27
Class C common stock, par value $0.0001 per share: no shares authorized, issued and outstanding, actual; 1,200,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	38,889	1,046,954	1,809,225
Accumulated other comprehensive income	46	46	46
Accumulated deficit	(668,183)	(859,703)	(859,703)

Total stockholders’ equity (deficit)	(629,246)	187,320	949,595

Total capitalization	$319,821	$187,320	$949,595

If the underwriters’ option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), total capitalization and shares outstanding as of October 30, 2021 would be $1,147.3 million, $1,924.5 million, $1,064.9 million, $1,064.9 million and 505,621,260, respectively.

The pro forma and pro forma as adjusted columns in the table above are based on no shares of our Class A common stock, 465,371,260 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of October 30, 2021 (after giving effect to the Capital Stock Conversion and RSU Settlement), and exclude the following:

•

9,259,852 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock under our 2015 Plan outstanding as of October 30, 2021, with a weighted-average exercise price of $3.55 per share;

•

31,383,243 shares of our Class B common stock subject to RSUs under our 2015 Plan outstanding as of October 30, 2021, but for which the service condition was not satisfied as of such date (we expect that vesting of certain of these RSUs through December 14, 2021 will result in the net issuance of an estimated 935,152 shares of our Class B common stock in connection with this offering, after withholding an estimated 471,751 shares of Class B common stock to satisfy associated estimated income tax obligations at an assumed 33.5% tax withholding rate, which is the estimated blended tax rate based on individual tax elections made by such RSU holders);

•	200,000 shares of our Class B common stock subject to RSUs granted under our 2015 Plan after October 30, 2021; and

•	60,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•

50,600,000 shares of our Class A common stock to be reserved for future issuance under our 2021 Plan, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part; and

•

10,200,000 shares of our Class A common stock to be reserved for future issuance under our 2021 ESPP, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Our 2021 Plan and 2021 ESPP provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and our 2021 Plan further provides for increases to the number of shares that may be granted thereunder based on shares under our 2015 Plan that expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us due to failure to vest, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and convertible preferred stock by the number of shares of our common stock outstanding. Our historical net tangible book value as of October 30, 2021 was $(629.2) million, or $(2.53) per share. Our pro forma net tangible book value as of October 30, 2021 was $187.3 million, or $0.40 per share, based on the total number of shares of our common stock outstanding as of October 30, 2021, after giving effect to the Capital Stock Conversion, the RSU Settlement and the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering.

After giving effect to the sale by us of 35,000,000 shares of our Class A common stock in this offering at the initial public offering price of $23.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of October 30, 2021 would have been $949.6 million, or $1.90 per share. This represents an immediate increase in pro forma net tangible book value of $1.50 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $21.10 per share to investors purchasing shares of our Class A common stock in this offering at the initial public offering price. The following table illustrates this dilution:

Initial public offering price per share		$23.00
Historical net tangible book value per share as of October 30, 2021	$(2.53)
Increase per share attributable to the pro forma adjustments described above	2.93

Pro forma net tangible book value per share as of October 30, 2021	$0.40
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of Class A common stock in this offering	1.50

Pro forma as adjusted net tangible book value per share immediately after this offering		1.90

Dilution in pro forma net tangible book value per share to new investors in this offering		$21.10

If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $2.11 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of Class A common stock in this offering would be $20.89 per share.

The following table presents, as of October 30, 2021, after giving effect to the Capital Stock Conversion and RSU Settlement, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our Class A common stock and the average price per share paid or to be paid to us at the initial public offering price of $23.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percentage
Existing stockholders	465,371,260	93.0%	$987,958,524	55.1%	$2.12
New investors	35,000,000	7.0	805,000,000	44.9	$23.00

Totals	500,371,260	100.0%	$1,792,958,524	100.0%

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. If the underwriters’ option to purchase additional shares of our Class A common stock were exercised in full, our existing stockholders would own 92.0% and our new investors would own 8.0% of the total number of shares of our common stock outstanding upon completion of this offering.

The number of shares of our common stock that will be outstanding after this offering is based on no shares of our Class A common stock, 465,371,260 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of October 30, 2021 (after giving effect to the Capital Stock Conversion and RSU Settlement), and excludes the following:

•

9,259,852 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock under our 2015 Plan outstanding as of October 30, 2021, with a weighted-average exercise price of $3.55 per share;

•

31,383,243 shares of our Class B common stock subject to RSUs under our 2015 Plan outstanding as of October 30, 2021, but for which the service condition was not satisfied as of such date (we expect that vesting of certain of these RSUs through December 14, 2021 will result in the net issuance of an estimated 935,152 shares of our Class B common stock in connection with this offering, after withholding an estimated 471,751 shares of Class B common stock to satisfy associated estimated income tax obligations at an assumed 33.5% tax withholding rate, which is the estimated blended tax rate based on individual tax elections made by such RSU holders);

•	200,000 shares of our Class B common stock subject to RSUs granted under our 2015 Plan after October 30, 2021; and

•	60,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:

•

50,600,000 shares of our Class A common stock to be reserved for future issuance under our 2021 Plan, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part; and

•

10,200,000 shares of our Class A common stock to be reserved for future issuance under our 2021 ESPP, which became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Our 2021 Plan and 2021 ESPP provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and our 2021 Plan further provides for increases to the number of shares that may be granted thereunder based on shares under our 2015 Plan that expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations or are forfeited or otherwise repurchased by us due to failure to vest, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

To the extent that any outstanding options to purchase our Class B common stock are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated statements of operations data for the fiscal years ended February 1, 2020 and January 30, 2021 and the selected consolidated balance sheet data as of February 1, 2020 and January 30, 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived the selected consolidated statements of operations data for the nine months ended October 31, 2020 and October 30, 2021 and the selected consolidated balance sheet data as of October 30, 2021 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly our financial position as of October 30, 2021 and the results of operations for the nine months ended October 31, 2020 and October 30, 2021. Our historical results are not necessarily indicative of our future results and our results for the nine months ended October 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending January 29, 2022 or any other period. You should read the following selected consolidated financial and other data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
	(in thousands, except share and per share data)
Revenue	$119,865	$249,905	$173,971	$302,593
Costs of revenue (1)	48,322	75,393	54,187	85,778

Gross profit	71,543	174,512	119,784	216,815

Operating expenses
Research and development (1)	70,466	99,738	79,558	78,668
Sales and marketing (1)	181,556	202,262	156,349	166,569
General and administrative (1)	47,339	75,223	51,298	72,157
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Total operating expenses	299,361	383,991	293,973	318,926

Loss from operations	(227,818)	(209,479)	(174,189)	(102,111)
Interest income and other income (expense), net	2,934	(642)	228	241

Loss before provision for income taxes	(224,884)	(210,121)	(173,961)	(101,870)
Provision for income taxes	340	87	66	387

Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)

Net loss per share attributable to common stockholders, basic and diluted (2)	$(0.98)	$(0.92)	$(0.77)	$(0.42)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted (2)	230,426,896	239,281,696	238,157,804	246,174,612

Pro forma net loss per share, basic and diluted (2)		$(0.63)		$(0.46)

Weighted-average shares used in computing pro forma net loss per share, basic and diluted (2)		439,152,498		465,572,735

(1)	Includes stock-based compensation expense as follows:

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
	(in thousands)
Costs of revenue	$6	$13	$12	$10
Research and development	818	13,783	13,602	550
Sales and marketing	1,064	6,947	6,694	381
General and administrative	980	4,821	1,448	3,047

Total stock-based compensation expense	$2,868	$25,564	$21,756	$3,988

(2)

See Note 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share attributable to common stockholders, basic and diluted pro forma net loss per share attributable to common stockholders, and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
	(in thousands)
Cash and cash equivalents	$201,069	$399,887	$267,504
Working capital (1)	129,228	279,247	121,610
Total assets	631,010	886,633	839,494
Total liabilities	432,355	470,369	519,673
Deferred revenue, current and non-current	211,070	249,572	286,509
Convertible preferred stock	539,617	949,067	949,067
Additional paid-in capital	5,132	33,122	38,889
Accumulated deficit	(346,094)	(565,926)	(668,183)
Total stockholders’ deficit	(340,962)	(532,803)	(629,246)

(1) Working capital is defined as current assets less current liabilities.

Key Business Metrics and Non-GAAP Financial Measures

We review the following key business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. See the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these metrics and more information.

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
	(dollars in thousands)
Annual recurring revenue	$194,366	$341,198	$293,052	$492,838
Customers > $100,000 (ARR)	255	452	390	715
Non-GAAP loss from operations	$(219,609)	$(177,147)	$(145,665)	$(96,591)
Non-GAAP net loss	$(217,015)	$(177,876)	$(145,503)	(96,737)
Adjusted free cash flow	$(216,107)	$(189,552)	$(153,823)	$(129,523)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. We maintain a 52-week or 53-week fiscal year ending on the Saturday closest to February 1. Our two most recent fiscal years ended on February 1, 2020 and January 30, 2021, and each of which consisted of 52 weeks.

Overview

Samsara is on a mission to increase the safety, efficiency and sustainability of the operations that power the global economy.

To realize this vision, we pioneered the Connected Operations Cloud, which allows businesses that depend on physical operations to harness IoT data to develop actionable business insights and improve their operations.

Businesses in industries like transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others are the backbone of the global economy. They operate high-value assets, coordinate large field workforces, manage complex logistics and distributed sites, and face environmental, safety and other regulatory requirements. We estimate that these industries represented over 40% of the global GDP in 2020. Yet historically, these industries have been underserved by technology, leaving them heavily reliant on manual processes and legacy systems that are siloed and lack cloud connectivity. Without connected digital tools, physical operations businesses struggle to access real-time data, making it nearly impossible to achieve complete operational visibility or drive meaningful improvements in productivity.

We are solving the problem of opaque operations and disconnected systems. By harnessing recent advancements in IoT connectivity, AI, cloud computing and video imagery, we are enabling the digital transformation of physical operations. Using our Connected Operations Cloud, customers can visualize their physical operations in real-time, on one integrated platform in a way that would have been impossible and impractical only a few years ago.

Our Connected Operations Cloud consolidates data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes it easy for organizations to access, analyze and act on data insights, using our cloud dashboard, custom alerts and reports, mobile apps and workflows. Our differentiated, purpose-built suite of solutions enables organizations to embrace and deploy a digital, cloud-connected strategy across their operations. With Samsara, customers have the ability to drive safer operations, increase business efficiency, and achieve their sustainability goals, all to improve the lives of their employees and the customers they serve.

We provide an end-to-end solution for operations: Our solution connects physical operations data to our Connected Operations Cloud, which consists of our Data Platform and Applications. Our Data Platform ingests, aggregates and enriches data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes the data actionable for use cases through our Applications.

Our Connected Operations Cloud captures data that was previously siloed and difficult to analyze in several different ways. For the many physical assets that are still offline, our solution includes IoT devices that capture data and connect it to the cloud. For the physical assets that are increasingly embedded with cloud connectivity, we partner with OEMs to capture data via APIs. Data may also be captured from customer enterprise applications or local software systems. This operational and IT data is ingested into our Data Platform, where it is aggregated, enriched, and analyzed using embedded functionality for AI, workflows and analytics, alerts, API connections, and data security and privacy. Our Data Platform powers our Applications, which include solutions for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility. Our Data Platform also empowers developers via an open API and provides enhanced privacy and security features that are tailored to our Applications.

Our customers include small businesses, state and local governments, and large, global enterprises with complex operations involving thousands of physical assets. As of October 30, 2021, we had over 13,000 Core Customers, who are customers with subscriptions to our Connected Operations Cloud representing over $5,000 in ARR. And we believe there is still significant room for growth.

Unlike retail, advertising, media, and information technology, which have already undergone digital transformation, industries with physical operations are still in the early stages of digital adoption. Historically, the ability to connect their assets to the Internet has been limited by the physical nature of these industries. In addition, the cost and availability of sensors, compute capability, storage, video, and analytical processing have prevented widespread analysis of operations data. However, with advancements in IoT connectivity, cloud computing, video imagery, and AI, we believe industries that depend on physical operations are at the precipice of a massive wave of digital adoption. Samsara is enabling this transformation. We estimate that the total addressable market opportunity for our solution worldwide will be approximately $54.6 billion by the end of 2021, growing at a three-year overall compound annual growth rate of 21.0% to $96.9 billion by the end of 2024(5).

Our ability to capture, aggregate and analyze IoT data is our key differentiator. This allows us to turn IoT data into actionable business insights, which deliver significant value to our customers. Our Data Platform now collects over 2 trillion data points annually, including video footage, people and motion detection, GPS location, energy consumption, asset utilization, compliance logs, accelerometer and gyroscope data, and engine diagnostics. This immense data set powers our AI and provides our customers with actionable business insights that improve the safety, efficiency and sustainability of their operations. For example, we processed over 38 billion minutes of video footage in 2020, and our platform now makes over one billion AI-based detections annually. Our solution enables operations to achieve higher utilization of physical assets, reduced need for manual oversight and judgment, improved safety outcomes, lower insurance costs, fuel and electricity savings, emissions reductions, less unplanned downtime, efficiencies from routing and scheduling, minimized compliance costs, and automation of manual processes. Our Connected Operations Cloud benefits from powerful network effects. As more customers adopt our solution, we collect more data from a more diverse set of physical assets and software applications, thereby improving our machine learning models and generating better operational insights that make our Connected Operations Cloud more attractive to customers.

Customers typically adopt our solution to automate business processes and improve efficiencies throughout their organizations. By using Samsara’s Connected Operations Cloud, our customers are able to realize significant improvements in their operations that are reflected in their cost savings, improved safety and compliance records, and superior end-customer experience. These improvements can lead to improved profitability and durable revenue growth for our customers.

(5)	Gartner; Berg Insight; and IDC. See the section titled “Industry, Market and Other Data.”

We were founded in 2015 and have achieved significant growth since our inception. For our fiscal years ended February 1, 2020 and January 30, 2021, our revenue was $119.9 million and $249.9 million, respectively, representing year-over-year growth of 108%. For the nine months ended October 31, 2020 and October 30, 2021, our revenue was $174.0 million and $302.6 million, respectively, representing year-over-year growth of 74%. Our net loss was $210.2 million for the fiscal year ended January 30, 2021 and $102.3 million for the nine months ended October 30, 2021.

Note:	Annual recurring revenue (ARR) is calculated as the annualized value of subscription contracts that have commenced revenue recognition as of the end of the reporting period.

Our Business Model

In each of the past two fiscal years, we generated approximately 98% of our revenue from subscriptions to our Connected Operations Cloud, which today includes Applications for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility. A subscription to our Connected Operations Cloud includes IoT data collection, which comes from a Samsara IoT device, such as an Internet gateway, camera or sensor, or at times from a third-party solution; cellular connectivity for our IoT devices; access to our cloud Applications, APIs and the Samsara App Marketplace; customer support; and warranty coverage. We price our subscriptions on a per asset, per application basis. For example, one vehicle using two Applications (video-based safety and vehicle telematics) would count as two subscriptions. A five-building site with each building having one piece of equipment and using two Applications (equipment monitoring and site visibility) would count as ten subscriptions.

Our Connected Operations Cloud is designed to be a digital hub for our customers and a mission-critical part of their operations. Our criticality and integration into existing infrastructure is demonstrated by long contract lengths, which typically span three to five years. We recognize revenue from our subscriptions ratably over the term of the contract. We bill monthly, quarterly, annually, or in advance, depending on the specifics of each contract. The timing of large multi-year contracts can create some variability in billings between periods, though the impact to our annual or quarterly revenue is minimal due to the fact that we recognize revenue ratably over the term of our customer contracts.

Our go-to-market strategy is focused on landing new customers and expanding their adoption of our Connected Operations Cloud. We primarily sell through a direct sales force, which focuses on landing and expanding large enterprise and mid-market customers with numerous physical assets. We also sell through resellers, which expands our reach and allows us to access certain customer segments more efficiently. Additionally, we offer self-service and low-touch inbound sales to attract a broad range of small customers onto our platform.

Our Customers

As our business has scaled, our customer base has grown from over 10,000 total customers as of February 1, 2020 to over 25,000 total customers as of October 30, 2021. We define a customer as an entity which has an ARR of greater than $1,000 as of the end of the fiscal period. As of October 30, 2021, we had more than 13,000 customers representing over $5,000 in ARR, or Core Customers, and approximately 93% of our ARR came from Core Customers, in part due to our increasing focus on this customer set. Our customer counts fluctuate from period to period, including due to customer mergers, acquisitions, consolidations, spin-offs, and other market activity. We have a very diverse customer base and no significant customer concentration, with no single customer accounting for more than 1.5% of our ARR for the fiscal quarter ended October 30, 2021. Additionally, we have a growing international presence, with approximately 10% of our ARR generated from outside of the United States for the fiscal quarter ended October 30, 2021. Our international revenue is generally billed in local currencies.

Our solution is used by businesses of varying sizes across a broad range of industries that depend on physical operations, including: transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. Our industry-agnostic approach and the horizontal applicability of our solution have enabled us to deploy our platform to a diverse set of industries, illustrated by the chart below, which depicts the percentage of ARR by industry as of October 30, 2021(8):

We have extended our Applications over time to address the needs of our customers. We started with Applications for connected fleets, where we observed a large and underpenetrated market opportunity, and then expanded into connected equipment and connected sites, where we observed similar opportunities to improve operations around physical assets. As of October 30, 2021, approximately 52% of our customers, and approximately 70% of our Core Customers, are using multiple Applications, and two of our Applications, Video-based Safety and Vehicle Telematics, each represented more than $200 million of ARR as of October 30, 2021, demonstrating the flexibility of our solution and our ability to develop and grow new Applications.

Our key focus is multi-application adoption. Customers may land with large-scale, multi-application contracts, or land with one application within one division and expand their adoption over time. Regardless of how our customers land, we focus on expanding their usage of Connected Operations Cloud and encourage full-scale rollouts across their geographies and divisions. We measure expansion within our existing customer base by dollar-based net retention rate, which was over 115% as of October 30, 2021.

We calculate our dollar-based net retention rate as of a period end by starting with the ARR from the specified cohort of customers as of 12 months prior to such period-end, or the Prior Period ARR. We then calculate the ARR from these same customers as of the current period-end, or the Current Period ARR. Current Period ARR includes any expansion, and is net of contraction or attrition over the last 12 months, but excludes ARR from new customers in the current period, as well as any ARR associated with paid trials. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the point-in-time dollar-based net retention rate. We then calculate the weighted average of the trailing 12-month point-in-time dollar-based net retention rates, to arrive at the dollar-based net retention rate. We calculate our dollar-based net retention rate for all customers and for customers representing over $100,000 in ARR by identifying cohorts of customers with a Prior Period ARR greater than $0 who have exceeded $1,000 in ARR (in the case of customers) or $100,000 in ARR (in the case of customers representing over $100,000 in ARR) for any period during their lifetime as Samsara subscribers. Our dollar-based net retention rate fluctuates from period to period, including due to customer mergers, acquisitions, consolidations, spin-offs, and other market activity.

(8)

Listed industry data is available for Samsara customers comprising ~80% of ARR. Our analysis assumes that the remaining customers track the same breakdown by industry as the customers for which data is available.

While our Connected Operations Cloud is accessible to customers of all sizes and we have achieved rapid adoption over time, we are particularly focused on larger customers representing over $100,000 in ARR. Customers representing over $100,000 in ARR generally contribute higher revenue, land with multiple products, have higher retention rates, and demonstrate stronger unit economics. The number of our customers representing over $100,000 in ARR has increased over time from 64 as of February 2, 2019 to 715 customers as of October 30, 2021. Customers representing over $100,000 in ARR generally adopt more Applications than our overall customer base. For example, 89% of these customers use 2 or more Applications and 45% use 3 or more Applications as of October 30, 2021. As of October 30, 2021, the dollar-based net retention rate for customers representing over $100,000 in ARR was over 125%, and approximately 44% of our ARR came from customers representing over $100,000 in ARR.

Key Business Metrics

Annual Recurring Revenue

We believe that ARR is a key indicator of the trajectory of our business performance, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR highlights trends that may be less visible from the face of our financial statements due to ratable revenue recognition. ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or to replace it. ARR is not a forecast and the active contracts at the date used in calculating ARR may or may not be extended or renewed. Our ARR has grown in each of the past eleven quarters, reflecting growth in new customers as well as expanded sales to existing customers.

Number of Customers Over $100,000 in ARR

We focus on customers representing over $100,000 in ARR, as this key business metric is indicative of our penetration within larger customers. The number of our customers over $100,000 in ARR has grown over time as we have focused our sales efforts on larger customers, invested in our partner ecosystem and released more Applications to address the needs of our larger customers.

Factors Affecting Our Performance

Acquiring New Customers

We believe that we have a substantial opportunity to continue to grow our customer base. We intend to drive new customer acquisition by continuing to invest significantly in sales and marketing to engage our prospective customers, increase brand awareness, and drive adoption of our Connected Operations Cloud. Our ability to attract new customers depends on a number of factors, including the effectiveness of our sales and marketing efforts, as well as the success of our efforts to expand internationally.

Expanding Within Our Existing Customer Base

We believe that there is a significant opportunity to expand sales to existing customers following a customer’s initial adoption of our Connected Operations Cloud. We expand within our customer base by selling more Applications and expanding existing Applications across geographies and divisions. Our ability to expand within our customer base will depend on a number of factors, including our customers’ satisfaction, pricing, competition, and changes in our customers’ spending levels.

We focus on maximizing the lifetime value of our customer relationships, and we continue to make significant investments in order to grow our customer base. Due to our subscription model, we recognize subscription revenue ratably over the term of the subscription period. As a result, the profitability of a customer to our business in any particular period depends in part upon how long a customer has been a subscriber to our Connected Operations Cloud. In general, the associated upfront costs with respect to new customers are higher in the first year than the aggregate revenues we recognize from those new customers in the first year. We believe that, over time, as our customer base grows and a relatively higher percentage of our subscription revenues are attributable to renewals versus new customers or upsells to existing customers, associated sales and marketing expenses and other allocated upfront costs as a percentage of revenues will decrease, subject to investments we plan to make in our business. Over the lifetime of the customer relationship, we also incur sales and marketing costs to manage the account, renew or upsell the customer to more subscriptions. However, in general, these costs are significantly less than the costs initially incurred to acquire the customer.

We calculate the lifetime value, or LTV, of our customer relationships as of a measurement date by dividing (i) the product of our adjusted gross margin for the trailing twelve months, which excludes stock-based compensation expense, compensation resulting from tender offers, and restructuring and related charges, and the difference between our Current Period ARR and Prior Period ARR by (ii) the weighted average of the percentage of our ARR that did not renew in each quarter over the trailing four quarters. We calculate our customer acquisition costs, or CAC, as our adjusted sales and marketing expense, which excludes stock-based compensation expense, compensation resulting from tender offers, and restructuring and related charges. We estimate that for each of the last eleven fiscal quarters, our LTV:CAC ratio was at least 8x, which we believe is indicative of the state of our business and unit economics for the foreseeable future.

Investments in Innovation and Future Growth

Our performance is driven by continuous innovation on our Connected Operations Cloud and our ability to scale our headcount to grow our business. We continuously invest to add new data types to our Connected Operations Cloud and innovate with this growing data asset to introduce new Applications over time. Our performance is also impacted by our ability to scale our headcount across our business to support our growth. We have increased our headcount from 726 employees as of the last business day of the fiscal year ended February 2, 2019 to 1,490 employees as of the last business day of the fiscal quarter ended October 30, 2021. We remain committed to investing in our sales capacity and our research and development organization, and to driving revenue growth globally.

COVID-19 Pandemic

In December 2019, a disease stemming from a novel coronavirus (COVID-19) was reported in China, and in March 2020, the World Health Organization declared it a global pandemic. The COVID-19 pandemic is impacting worldwide economic activity and financial markets and significantly increasing economic volatility and uncertainty. For instance, several local, state, and federal governments in the U.S. and globally have been prompted to take unprecedented steps including, but not limited to, travel restrictions, closure of businesses, social distancing requirements, and quarantines.

We have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. These measures have included a suspension of all non-essential travel and the temporary closure of all of our major offices to non-essential employees. Additionally, in an effort to reduce our expenses to ensure that we could continue to operate in a sustainable manner should the pandemic have caused a prolonged economic downturn, we reduced our workforce in the second quarter of the fiscal year ended January 30, 2021. As a result of these actions, we recognized $6.8 million of restructuring and related charges for the fiscal year ended January 30, 2021. Since that time, we have resumed our hiring efforts, with a near-term goal of growing our employee base beyond our pre-pandemic size.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global information technology spending and could adversely affect our business during fiscal year 2022 or future periods by lengthening our sales cycles, reducing customer spending, negatively impacting collections of accounts receivable, causing some of our customers to go out of business, and limiting the ability of our direct sales force to travel to existing and potential customers’ sites.

Refer to the section titled “Risk Factors” for further discussion of the possible impact of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue

We provide access to our Connected Operations Cloud through subscription arrangements, whereby the customer is charged a per-subscription fee for access for a specified term. Subscription agreements contain multiple service elements for one or more of our cloud-based Applications via mobile app(s) or website that enable data collection and provide access to the cellular network, IoT devices (which we also refer to as connected devices), support services delivered over the term of the arrangement and warranty coverage. Our subscription contracts are typically for a three- to five-year term and are generally non-cancelable and non-refundable. Our Connected Operations Cloud and IoT devices are highly interdependent and interrelated, and represent a combined performance obligation within the context of the contract.

In each of the past two fiscal years, we generated approximately 98% of our revenue from subscriptions to our Connected Operations Cloud. The small remaining portion of our revenue not generated from subscriptions to our Connected Operations Cloud comes from the sale of replacement IoT devices, including gateways, sensors and cameras, as well as related shipping and handling fees, and professional services. We expect our revenue to increase in future periods as we grow our business. Over the long term, as our business continues to grow and mature, we expect that our revenue growth rate will decline.

Cost of Revenue

Cost of revenue consists primarily of the amortization of IoT device costs associated with subscription agreements, cellular-related costs, third-party cloud infrastructure expenses, customer support costs, warranty charges, and operational costs consisting of employee-related costs, including salaries, employee benefits and stock-based compensation, amortization of internal-use software development costs, expenses related to shipping and handling, packaging, fulfillment, warehousing, write-downs of excess and obsolete inventory, and allocated overhead costs. Because our solution is generally deployed by our customers without significant customization, professional services costs associated with assisting customer installations and training are a relatively small component of cost of revenue.

As our customers expand and increase the use of our Connected Operations Cloud driven by increased IoT devices and additional Applications, we expect that our cost of revenue will increase on an absolute basis due to higher IoT device, cellular-related, and cloud hosting costs. While we expect our cost of revenue to decrease as a percentage of our revenue over the long term, our cost of revenue expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses. We intend to continue to invest additional resources in our Connected Operations Cloud and customer support and operations personnel as we grow our business. The level and timing of investment in these areas will affect our cost of revenue in the future.

Overhead costs that are not substantially dedicated to use by a specific functional group are allocated based on headcount. Such costs include costs associated with office facilities, depreciation of property and equipment, and other expenses, such as corporate software and subscription services, insurance, meals and commuter benefits.

Operating Expenses

Research and Development

Research and development costs consist primarily of employee-related costs, including salaries, employee benefits and stock-based compensation, depreciation and other expenses related to prototyping IoT devices, product initiatives, software subscriptions, hosting used in research and development, and allocated overhead costs. We continue to focus our research and development efforts on adding new features and products and enhancing the utility of our Connected Operations Cloud. We capitalize the portion of our internal-use software development costs that meets the criteria for capitalization.

We expect our research and development expenses to increase in absolute dollars for the foreseeable future as we continue to invest in research and development efforts to enhance our Connected Operations Cloud. While we expect our research and development expenses to decrease as a percentage of our revenue over the long term, our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs directly associated with our sales and marketing activities, including salaries, employee benefits and stock-based compensation, and sales commissions. Sales and marketing expenses also include expenditures related to advertising, media, marketing, promotional costs, free trial expenses, brand awareness activities, business development, corporate partnerships and allocated overhead costs.

We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. As a result, we expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future. While we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, IT, and facilities personnel, including salaries, employee benefits and stock-based compensation, professional fees for external legal, accounting, recruiting and other consulting services, bad debt, allocated overhead costs and unallocated lease costs associated with unused office facilities.

We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, insurance, investor relations, and other costs as we become a public company. While we expect our general and administrative expenses to decrease as a percentage of our revenue over the long term, our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Lease Modification, Impairment, and Related Charges

Lease modification, impairment, and related charges consist of impairment charges related to the sublease and abandonment of facilities, as well as the derecognition of operating lease liabilities and right-of-use (“ROU”) assets in connection with a lease modification, and related accelerated depreciation expense.

We may incur additional lease modification, impairment, and related charges in subsequent periods.

Restructuring and Related Charges

Restructuring and related charges consist of severance and related termination costs for employees under our May 2020 workforce reduction plan, including salaries and other compensation payments to the employees during their post-notification retention period, as well as associated outplacement services. Our May 2020 workforce reduction plan was completed in the second fiscal quarter of 2021, and we do not expect further restructuring and related charges related to this workforce reduction plan in subsequent periods.

Interest Income and Other Income (Expense), Net

Interest income and other income (expense), net consists primarily of income earned on our money market funds included in cash and cash equivalents and restricted cash, as well as foreign currency remeasurement gains and losses and foreign currency transaction gains and losses. As we have expanded our global operations, our exposure to fluctuations in foreign currencies has increased, and we expect this to continue.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Revenue	$119,865	$249,905	$173,971	$302,593
Cost of revenue(1)	48,322	75,393	54,187	85,778

Gross profit	71,543	174,512	119,784	216,815

Operating expenses
Research and development(1)	70,466	99,738	79,558	78,668
Sales and marketing(1)	181,556	202,262	156,349	166,569
General and administrative(1)	47,339	75,223	51,298	72,157
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Total operating expenses	299,361	383,991	293,973	318,926

Loss from operations	(227,818)	(209,479)	(174,189)	(102,111)
Interest income and other income (expense), net	2,934	(642)	228	241

Loss before provision for income taxes	(224,884)	(210,121)	(173,961)	(101,870)
Provision for income taxes	340	87	66	387

Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)

(1)	Includes stock-based compensation expense as follows (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Cost of revenue	$6	$13	$12	$10
Research and development	818	13,783	13,602	550
Sales and marketing	1,064	6,947	6,694	381
General and administrative	980	4,821	1,448	3,047

Total stock-based compensation expense	$2,868	$25,564	$21,756	$3,988

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Revenue	100%	100%	100%	100%
Cost of revenue	40	30	31	28

Gross margin	60	70	69	72

Operating expenses
Research and development	59	40	46	26
Sales and marketing	151	81	90	55
General and administrative	40	30	29	24
Lease modification, impairment, and related charges	—	—	—	1
Restructuring and related charges	—	3	4	—

Total operating expenses	250	154	169	106

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Loss from operations	(190)	(84)	(100)	(34)
Interest income and other income (expense), net	2	—	—	—

Loss before provision for income taxes	(188)	(84)	(100)	(34)
Provision for income taxes	—	—	—	—

Net loss	(188)%	(84)%	(100)%	(34)%

Comparison of the Nine Months Ended October 31, 2020 and October 30, 2021

Revenue

Our total revenue is summarized as follows (in thousands, except percentages):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Revenue	$173,971	$302,593	$128,622	74%

Revenue increased by $128.6 million, or 74%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily due to an increase in customer count and increased purchases by existing customers of our subscription offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Our cost of revenue, gross profit, gross margin, and related headcount are summarized as follows (in thousands, except percentages and headcount figures):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Cost of revenue	$54,187	$85,778	$31,591	58%
Gross profit	$119,784	$216,815
Gross margin	69%	72%
Headcount (at period end)	88	106

Cost of revenue increased by $31.6 million, or 58%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily due to increased product costs of $21.1 million, which were mainly due to $13.0 million of increased amortization of deferred IoT device costs and $3.0 million of increased cloud hosting costs, and increased operational costs of $10.6 million to support the growth of our subscription offerings.

Our gross margin increased for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020 mainly due to efficiencies resulting from product improvements, improved commercial strategies, and economies of scale achieved as a result of revenue growth.

Research and Development

Research and development expense is summarized as follows (in thousands, except percentages and headcount figures):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Research and development	$79,558	$78,668	$(890)	(1)%
Percentage of revenue	46%	26%
Headcount (at period end)	343	360

Research and development expense decreased by $0.9 million, or 1%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily due to a $6.1 million decrease in employee-related costs, which included a $13.1 million decrease in stock-based compensation expense attributable to the additional expense related to certain stock sales by current and former employees in a third-party tender offer (the “2020 tender offer”) that was recognized for the nine months ended October 31, 2020, partially offset by a $7.0 million increase in salaries and benefits driven by average headcount growth. The decrease was also partially offset by a $5.4 million increase in third-party cloud infrastructure charges and expense associated with product initiatives.

Sales and Marketing

Sales and marketing expense is summarized as follows (in thousands, except percentages and headcount figures):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Sales and marketing	$156,349	$166,569	$10,220	7%
Percentage of revenue	90%	55%
Headcount (at period end)	675	775

Sales and marketing expense increased by $10.2 million, or 7%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily due to a $9.8 million increase in employee-related costs, which included a $9.7 million increase in sales commissions and a $6.3 million increase in salaries and benefits driven by average headcount growth, partially offset by a $6.3 million decrease in stock-based compensation expense attributable to the 2020 tender offer. Sales and marketing expense also increased $2.6 million due to our customer referral initiatives. The increase in our sales and marketing expense was partially offset by a $1.5 million decrease in marketing expense due to lower reserve additions associated with promotional inventory, as well as a $1.2 million reduction in expenses due to the COVID-19 pandemic and related restrictions.

General and Administrative

General and administrative expense is summarized as follows (in thousands, except percentages and headcount figures):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
General and administrative	$51,298	$72,157	$20,859	41%
Percentage of revenue	29%	24%
Headcount (at period end)	166	249

General and administrative expense increased by $20.9 million, or 41%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily due to a $12.7 million increase in employee-related costs, which included an $11.1 million increase in salaries and benefits driven by an increase in average headcount to support the growth of our finance, accounting, human resources, IT, and legal functions in advance of our public offering, as well as a $1.6 million increase in stock-based compensation expense due to higher grant-date fair value of stock options granted in the third fiscal quarter of 2021. Our increase in general and administrative expense was also driven by a $4.5 million increase in expenses relating to outside services primarily related to legal, accounting, and other professional services fees and a $2.1 million increase in recruiting expenses, both to support our public offering activities, as well as a $1.0 million increase in allocated overhead costs primarily due to lease costs associated with our new offices.

Lease Modification, Impairment, and Related Charges

Lease modification, impairment, and related charges are summarized as follows (in thousands, except percentages):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Lease modification, impairment, and related charges	$—	$1,532	$1,532	*

*	Not meaningful

Lease modification, impairment, and related charges increased by $1.5 million for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020.

In the third fiscal quarter of 2022, we determined that we no longer had the right to control the use of a certain office location and accordingly accounted for a lease modification for such facility, and also impaired and ceased using other leased office spaces. As a result of our leasing activities, we recognized $1.5 million in lease modification, impairment, and related charges for the nine months ended October 30, 2021. See Note 6, “Leases,” to our consolidated financial statements for further information. We did not incur any lease modification, impairment, and related charges in the nine months ended October 31, 2020.

Restructuring and Related Charges

Restructuring and related charges are summarized as follows (in thousands, except percentages):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Restructuring and related charges	$6,768	$—	$(6,768)	(100)%

Restructuring and related charges decreased by $6.8 million, or 100%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020.

In May 2020, we made a strategic decision to reduce our overall cost structure in response to the COVID-19 pandemic, resulting in an increase to severance and related termination costs, including salary and other compensation payments to the employees during their post-notification retention period, as well as associated outplacement services. We did not incur any restructuring and related charges in the nine months ended October 30, 2021. Our May 2020 workforce reduction plan was completed in the second fiscal quarter of 2021, and we do not expect further restructuring and related charges related to this workforce reduction plan in subsequent periods.

Interest Income and Other Income (Expense), Net

Interest income and other income (expense), net, are summarized as follows (in thousands, except percentages):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Interest income and other income (expense), net	$228	$241	$13	6%

Interest income and other income (expense), net, increased by $13,000, or 6%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020. The increase was primarily due to lower foreign currency remeasurement losses on our United Kingdom operating lease liabilities.

Provision for Income Taxes

Provision for income taxes is summarized as follows (in thousands, except percentages):

	Nine Months Ended		Change
	October 31, 2020	October 30, 2021	Amount	%
Provision for income taxes	$66	$387	$321	486%
Effective tax rate	0.0%	(0.4)%

The provision for income taxes increased by $0.3 million, or 486%, for the nine months ended October 30, 2021 compared to the nine months ended October 31, 2020, primarily as a result of income taxes on our international operations.

Comparison of the Fiscal Years Ended February 1, 2020 and January 30, 2021

Revenue

Our total revenue is summarized as follows (in thousands, except percentages):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Revenue	$119,865	$249,905	$130,040	108%

Revenue increased by $130.0 million, or 108%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily due to an increase in customer count and increased purchases by existing customers of our subscription offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Our cost of revenue, gross profit, gross margin, and related headcount are summarized as follows (in thousands, except percentages and headcount figures):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Cost of revenue	$48,322	$75,393	$27,071	56%
Gross profit	$71,543	$174,512
Gross margin	60%	70%
Headcount (at period end)	102	81

Cost of revenue increased by $27.1 million, or 56%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily due to increased product costs of $18.4 million, which were mainly due to $12.1 million of increased amortization of deferred IoT device costs and $3.8 million of increased cloud hosting costs, and increased operational costs of $8.7 million to support the growth of our subscription offerings.

Our gross margin increased for the fiscal year ended January 30, 2021 compared to the prior fiscal year mainly due to efficiencies resulting from product improvements, improved commercial strategies, and economies of scale achieved as a result of revenue growth.

Research and Development

Research and development expense is summarized as follows (in thousands, except percentages and headcount figures):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Research and development	$70,466	$99,738	$29,272	42%
Percentage of revenue	59%	40%
Headcount (at period end)	374	331

Research and development expense increased by $29.3 million, or 42%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily due to a $23.8 million increase in employee-related costs, which included a $13.7 million increase in salaries and benefits driven by average headcount growth and a $10.1 million increase in stock-based compensation expense attributable to the 2020 tender offer. Our increase in research and development expense was also driven by a $2.7 million increase in third-party cloud infrastructure expenses, a $2.4 million increase in allocated overhead costs primarily due to lease costs associated with our expansion and opening of new offices in the United States and the United Kingdom, and a $1.6 million increase in depreciation expense for leasehold improvements and equipment due to new facilities and average headcount growth. These increases were partially offset by a $1.7 million reduction in expenses as a result of the COVID-19 pandemic and related restrictions.

Sales and Marketing

Sales and marketing expense is summarized as follows (in thousands, except percentages and headcount figures):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Sales and marketing	$181,556	$202,262	$20,706	11%
Percentage of revenue	151%	81%
Headcount (at period end)	874	657

Sales and marketing expense increased by $20.7 million, or 11%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily due to a $22.7 million increase in employee-related costs, which included a $16.3 million increase in sales commissions, a $4.8 million increase in stock-based compensation expense attributable to the 2020 tender offer and a $1.6 million increase in salaries and benefits primarily due to the timing of hiring to support our sales organization. Our increase in sales and marketing expense was also driven by a $2.5 million increase in marketing expense primarily due to free trial promotional programs and a $0.6 million increase in allocated overhead costs primarily due to lease costs associated with our new offices. These increases were partially offset by a $5.8 million reduction in expenses due to the COVID-19 pandemic and related restrictions.

General and Administrative

General and administrative expense is summarized as follows (in thousands, except percentages and headcount figures):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
General and administrative	$47,339	$75,223	$27,884	59%
Percentage of revenue	40%	30%
Headcount (at period end)	237	180

General and administrative expense increased by $27.9 million, or 59%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily due to a $9.9 million increase in employee-related costs, which included a $7.5 million increase in salaries and benefits driven by an increase in average headcount to support the growth of our finance, accounting, human resources, IT, and legal functions in advance of our public offering and $2.3 million of incremental stock-based compensation expense due to the exercise by an assignee of the Company of our right of first refusal in connection with a stockholder’s proposed sale of shares of our common stock. Bad debt expense increased by $9.2 million due primarily to higher customer billings. Our increase in general and administrative expense was also driven by a $3.1 million increase in allocated overhead costs primarily due to lease costs associated with our new offices, a $2.0 million increase in expenses relating to outside services primarily related to legal, accounting, and other professional services fees to support our public offering activities and a $1.1 million increase in unallocated lease costs related to unused lease space to accommodate planned headcount growth. These increases were partially offset by a $1.0 million reduction in expenses due to the COVID-19 pandemic and related restrictions.

Restructuring and Related Charges

Restructuring and related charges are summarized as follows (in thousands, except percentages):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Restructuring and related charges	$—	$6,768	$6,768		*

*	Not meaningful

Restructuring and related charges increased by $6.8 million for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020 as a result of the May 2020 workforce reduction plan.

We did not incur any restructuring and related charges in the fiscal year ended February 1, 2020.

Interest Income and Other Income (Expense), Net

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Interest income and other income (expense), net	$2,934	$(642)	$(3,576)	(122)%

Interest income and other income (expense), net, decreased by $3.6 million, or 122%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020. The decrease was primarily due to lower yields on our money market funds in the fiscal year ended January 30, 2021, as well as higher foreign currency remeasurement losses on our United Kingdom operating lease liabilities.

Provision for Income Taxes

Provision for income taxes is summarized as follows (in thousands, except percentages):

	Fiscal Year Ended		Change
	February 1, 2020	January 30, 2021	Amount	%
Provision for income taxes	$340	$87	$(253)	(74)%
Effective tax rate	(0.2)%	0.0%

The provision for income taxes decreased by $0.3 million, or 74%, for the fiscal year ended January 30, 2021 compared to the fiscal year ended February 1, 2020, primarily driven by our international operations.

Non-GAAP Financial Measures

We review the following non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Non-GAAP loss from operations	$(219,609)	$(177,147)	$(145,665)	$(96,591)
Non-GAAP net loss	$(217,015)	$(177,876)	$(145,503)	$(96,737)
Adjusted free cash flow	$(216,107)	$(189,552)	$(153,823)	$(129,523)

Limitations and Reconciliations of Non-GAAP Financial Measures

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. In addition, adjusted free cash flow does not reflect our future contractual commitments or the total increase or decrease of our cash balance for a given period. All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as loss from operations plus stock-based compensation expense, compensation expense resulting from tender offers, lease modification, impairment, and related charges, and restructuring and related charges. We use non-GAAP loss from operations in conjunction with traditional GAAP measures to evaluate our financial performance. We believe that non-GAAP loss from operations provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations. The following table presents a reconciliation of our non-GAAP loss from operations to our GAAP loss from operations for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Loss from operations	$(227,818)	$(209,479)	$(174,189)	$(102,111)
Add:
Stock-based compensation expense	2,868	25,564	21,756	3,988
Compensation expense in connection with 2019 tender offer (1)	5,341	—	—	—
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Non-GAAP loss from operations	$(219,609)	$(177,147)	$(145,665)	$(96,591)

(1)	Compensation expense in connection with 2019 tender offer was included in the following line items of our consolidated statements of operations as follows (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Cost of revenue	$—	$—	$—	$—
Research and development	2,836	—	—	—
Sales and marketing	1,099	—	—	—
General and administrative	1,406	—	—	—

Total compensation expense in connection with 2019 tender offer	$5,341	$—	$—	$—

Non-GAAP Net Loss

We define non-GAAP net loss as net loss plus stock-based compensation expense, compensation expense resulting from tender offers, lease modification, impairment, and related charges, and restructuring and related charges. We use non-GAAP net loss in conjunction with traditional GAAP measures to evaluate our financial performance. We believe that non-GAAP net loss provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations.

The following table presents a reconciliation of our non-GAAP net loss to our GAAP net loss for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)
Add:
Stock-based compensation expense	2,868	25,564	21,756	3,988
Compensation expense in connection with 2019 tender offer	5,341	—	—	—
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Non-GAAP net loss	$(217,015)	$(177,876)	$(145,503)	$(96,737)

Adjusted Free Cash Flow

We define adjusted free cash flow as net cash used in operating activities less cash used for purchases of property and equipment, plus non-recurring expenditures such as capital expenditures from the purchases of property and equipment associated with the build-out of our corporate office facilities in San Francisco, net of tenant allowances. We believe that adjusted free cash flow, even if negative, is useful in evaluating liquidity and provides information to management and investors about our ability to fund future operating needs and strategic initiatives. The following table presents a reconciliation of adjusted free cash flow to net cash used in operating activities for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Net cash used in operating activities	$(192,525)	$(171,769)	$(138,245)	$(123,176)
Add:
Purchase of property and equipment	(29,990)	(32,102)	(29,356)	(9,953)
Less:
Purchase of property and equipment for build-out of corporate office facilities	6,408	14,319	13,778	3,606

Adjusted free cash flow	$(216,107)	$(189,552)	$(153,823)	$(129,523)

Net cash used in investing activities	$(29,990)	$(32,202)	$(29,356)	$(10,535)

Net cash provided by (used in) financing activities	$295,853	$401,974	$400,377	$(1,384)

Quarterly Results of Operations and Other Data

The following tables set forth our unaudited quarterly statements of operations data for each of the quarters indicated, as well as the percentage that each line item represents of our revenue for each quarter presented. The unaudited quarterly statements of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments, which consist only of normal recurring adjustments, that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of our future results, and the results for any quarter are not necessarily indicative of results to be expected for a full year or any other period. The following quarterly financial data should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Revenue	$19,179	$25,837	$33,210	$41,639	$50,990	$56,764	$66,217	$75,934	$87,731	$101,043	$113,819
Cost of revenue(1)	8,300	10,667	13,276	16,079	16,594	18,888	18,705	21,206	25,629	28,368	31,781

Gross profit	10,879	15,170	19,934	25,560	34,396	37,876	47,512	54,728	62,102	72,675	82,038
Operating expenses
Research and development(1)	12,624	14,680	19,117	24,045	24,236	21,866	33,456	20,180	23,530	25,451	29,687
Sales and marketing (1)	35,160	41,721	49,594	55,081	57,934	47,493	50,922	45,913	52,286	55,579	58,704
General and administrative (1)	7,335	11,272	14,066	14,666	15,972	17,916	17,410	23,925	24,884	22,874	24,399
Lease modification, impairment, and related charges	—	—	—	—	—	—	—	—	—	—	1,532
Restructuring and related charges	—	—	—	—	—	6,768	—	—	—	—	—

Total operating expenses	55,119	67,673	82,777	93,792	98,142	94,043	101,788	90,018	100,700	103,904	114,322

Loss from operations	(44,240)	(52,503)	(62,843)	(68,232)	(63,746)	(56,167)	(54,276)	(35,290)	(38,598)	(31,229)	(32,284)
Interest income and other income (expense), net	702	113	1,041	1,078	116	162	(50)	(870)	160	224	(143)

Loss before provision for income taxes	(43,538)	(52,390)	(61,802)	(67,154)	(63,630)	(56,005)	(54,326)	(36,160)	(38,438)	(31,005)	(32,427)
Provision for income taxes	85	85	85	85	22	22	22	21	—	368	19

Net loss	$(43,623)	$(52,475)	$(61,887)	$(67,239)	$(63,652)	$(56,027)	$(54,348)	$(36,181)	$(38,438)	$(31,373)	$(32,446)

(1)	Includes stock-based compensation expense as follows:

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Cost of revenue	$2	$2	$1	$1	$1	$1	$10	$1	$1	$—	$9
Research and development	200	219	201	198	229	208	13,165	181	172	159	219
Sales and marketing	261	282	261	260	284	269	6,141	253	188	109	84
General and administrative	187	303	246	244	301	293	854	3,373	1,092	1,046	909

Total stock-based compensation expense	$650	$806	$709	$703	$815	$771	$20,170	$3,808	$1,453	$1,314	$1,221

Percentage of Revenue Data

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	43	41	40	39	33	33	28	28	29	28	28

Gross margin	57	59	60	61	67	67	72	72	71	72	72

Operating expenses
Research and development	66	57	58	58	47	38	51	27	27	25	26
Sales and marketing	183	161	149	132	114	84	77	60	60	55	52
General and administrative	38	44	42	35	31	32	26	32	28	23	21
Lease modification, impairment, and related charges	—	—	—	—	—	—	—	—	—	—	1
Restructuring and related charges	—	—	—	—	—	12	—	—	—	—	—

Total operating expenses	287	262	249	225	192	166	154	119	115	103	100

Loss from operations	(230)	(203)	(189)	(164)	(125)	(99)	(82)	(47)	(44)	(31)	(28)
Interest income and other income (expense), net	3	—	3	3	—	—	—	(1)	—	—	—

Loss before provision for income taxes	(227)	(203)	(186)	(161)	(125)	(99)	(82)	(48)	(44)	(31)	(28)
Provision for income taxes	—	—	—	—	—	—	—	—	—	—	—

Net loss	(227)%	(203)%	(186)%	(161)%	(125)%	(99)%	(82)%	(48)%	(44)%	(31)%	(28)%

Key Business Metrics and Non-GAAP Financial Measures

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(dollars in thousands)
Annual recurring revenue (ARR)	$92,036	$122,010	$153,418	$194,366	$221,705	$252,826	$293,052	$341,198	$382,102	$436,889	$492,838
Customers > $100,000 ARR	92	128	190	255	285	326	390	452	518	615	715
Non-GAAP loss from operations	$(38,249)	$(51,697)	$(62,134)	$(67,529)	$(62,931)	$(48,628)	$(34,106)	$(31,482)	$(37,145)	$(29,915)	$(29,531)
Non-GAAP net loss	$(37,632)	(51,669)	$(61,178)	$(66,536)	$(62,837)	$(48,488)	$(34,178)	$(32,373)	$(36,985)	$(30,059)	$(29,693)
Adjusted free cash flow	$(38,925)	$(44,327)	$(58,804)	$(74,051)	$(62,976)	$(51,654)	$(39,193)	$(35,729)	$(39,964)	$(46,514)	$(43,045)

Quarterly Reconciliation of Non-GAAP Loss from Operations to GAAP Loss from Operations

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Loss from operations	$(44,240)	$(52,503)	$(62,843)	$(68,232)	$(63,746)	$(56,167)	$(54,276)	$(35,290)	$(38,598)	$(31,229)	$(32,284)
Add:
Stock-based compensation expense	650	806	709	703	815	771	20,170	3,808	1,453	1,314	1,221
Compensation expense in connection with 2019 tender offer (1)	5,341	—	—	—	—	—	—	—	—	—	—
Lease modification, impairment, and related charges	—	—	—	—	—	—	—	—	—	—	1,532
Restructuring and related charges	—	—	—	—	—	6,768	—	—	—	—	—

Non-GAAP loss from operations	$(38,249)	$(51,697)	$(62,134)	$(67,529)	$(62,931)	$(48,628)	$(34,106)	$(31,482)	$(37,145)	$(29,915)	$(29,531)

(1)	Compensation expense in connection with 2019 tender offer was included in the following line items of our consolidated statements of operations as follows:

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Cost of revenue	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Research and development	2,836	—	—	—	—	—	—	—	—	—	—
Sales and marketing	1,099	—	—	—	—	—	—	—	—	—	—
General and administrative	1,406	—	—	—	—	—	—	—	—	—	—

Total compensation expense in connection with 2019 tender offer	$5,341	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Quarterly Reconciliation of Non-GAAP Net Loss to GAAP Net Loss

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Net loss	$(43,623)	$(52,475)	$(61,887)	$(67,239)	$(63,652)	$(56,027)	$(54,348)	$(36,181)	$(38,438)	$(31,373)	$(32,446)
Add:
Stock-based compensation expense	650	806	709	703	815	771	20,170	3,808	1,453	1,314	1,221
Compensation expense in connection with 2019 tender offer	5,341	—	—	—	—	—	—	—	—	—	—
Lease modification, impairment, and related charges	—	—	—	—	—	—	—	—	—	—	1,532
Restructuring and related charges	—	—	—	—	—	6,768	—	—	—	—	—

Non-GAAP net loss	$(37,632)	$(51,669)	$(61,178)	$(66,536)	$(62,837)	$(48,488)	$(34,178)	$(32,373)	$(36,985)	$(30,059)	$(29,693)

Quarterly Reconciliation of Adjusted Free Cash Flow to Net Cash Used in Operating Activities

	Fiscal Quarter Ended
	May 4, 2019	August 3, 2019	November 2, 2019	February 1, 2020	May 2, 2020	August 1, 2020	October 31, 2020	January 30, 2021	May 1, 2021	July 31, 2021	October 30, 2021
	(in thousands)
Net cash used in operating activities	$(35,017)	$(38,279)	$(55,088)	$(64,141)	$(50,854)	$(50,020)	$(37,371)	$(33,524)	$(37,070)	$(44,844)	$(41,262)
Add:
Purchase of property and equipment	(3,908)	(6,484)	(4,284)	(15,314)	(15,533)	(11,697)	(2,126)	(2,746)	(3,508)	(2,761)	(3,684)
Less:
Purchase of property and equipment for build-out of corporate office facilities	—	436	568	5,404	3,411	10,063	304	541	614	1,091	1,901

Adjusted free cash flow	$(38,925)	$(44,327)	$(58,804)	$(74,051)	$(62,976)	$(51,654)	$(39,193)	$(35,729)	$(39,964)	$(46,514)	$(43,045)

Quarterly Revenue Trends

Our quarterly revenue increased in each of the quarters presented, generally due to growth in new customers, as well as expanded sales to existing customers. Because we recognize our revenue ratably over the contractual term, a substantial portion of revenue recognized each period is from agreements that we entered into during previous periods. As such, increases or decreases in contracts with new or existing customers may not immediately be reflected as revenue for that period.

Quarterly Cost of Revenue Trends

Cost of revenue generally increased during the quarters presented, primarily due to increased product costs, which was mainly due to increased amortization of deferred connected device costs and increased cloud hosting costs, and operational costs to support the growth of our subscription offerings. Cost of revenue decreased in the third fiscal quarter of 2021 compared to the preceding fiscal quarter primarily as a result of a decrease in operational costs associated with the May 2020 workforce reduction.

Quarterly Gross Margin Trends

Gross margin increased in most of the quarters presented, primarily due to efficiencies resulting from product improvements, improved commercial strategies, and economies of scale achieved as a result of revenue growth.

Quarterly Operating Expense Trends

Operating expenses generally increased in absolute dollars during the quarters presented, primarily due to average headcount growth. Research and development expenses also generally increased primarily due to third-party cloud infrastructure expenses and allocated overhead costs. Sales and marketing expenses also generally increased primarily due to an increase in sales commissions. General and administrative expenses increased primarily due to an increase in average headcount to support the growth of our finance, accounting, human resources, IT, and legal functions in advance of our public offering.

During the second fiscal quarter of 2021, research and development expenses and sales and marketing expenses decreased primarily as a result of savings associated with our May 2020 workforce reduction plan. During the third fiscal quarter of 2021, research and development expenses and sales and marketing expenses increased primarily as a result of the 2020 tender offer. During the second fiscal quarter of 2022, general and administrative expenses decreased primarily as a result of lower bad debt expense. Operating expenses decreased as a percentage of revenue during each of the quarters presented, primarily due to efficiencies resulting from economies of scale achieved as a result of revenue growth.

Liquidity and Capital Resources

Since our founding, we have financed our operations primarily through the sale of equity securities and payments received from our customers. As of January 30, 2021 and October 30, 2021, we have raised an aggregate of $939.4 million, net of issuance costs, through sales of convertible preferred stock. We have generated significant operating losses from our operations as reflected in our accumulated deficit of $565.9 million and $668.2 million as of January 30, 2021 and October 30, 2021, respectively. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make in our business, and as a result, we may require additional capital resources to execute on our strategic initiatives to grow our business. We believe that our existing cash and cash equivalents will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months.

As of January 30, 2021 and October 30, 2021, our principal sources of liquidity were cash and cash equivalents of $399.9 million and $267.5 million, respectively. Cash and cash equivalents consisted of cash on deposit with banks as well as highly liquid investments with an original maturity of three months or less, when purchased.

Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, the continued market acceptance of our solution, the timing and extent of spending to support our efforts to develop our Connected Operations Cloud, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

Cash Flows

The following table shows a summary of our cash flows for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Net cash used in operating activities	$(192,525)	$(171,769)	$(138,245)	$(123,176)
Net cash used in investing activities	$(29,990)	$(32,202)	$(29,356)	$(10,535)
Net cash provided by (used in) financing activities	$295,853	$401,974	$400,377	$(1,384)

Operating Activities

Our largest source of operating cash is payments received from our customers. Our primary uses of cash from operating activities are for employee-related expenses, sales and marketing expenses, third-party cloud infrastructure expenses, and overhead expenses. We have generated negative cash flows from operations in each of the past eleven quarters, and have supplemented working capital through net proceeds from the sale of equity securities.

Cash used in operating activities mainly consists of our net loss adjusted for certain non-cash items, including stock-based compensation, non-cash operating lease costs, depreciation and amortization of property and equipment, and changes in operating assets and liabilities during each period.

Cash used in operating activities was $123.2 million for the nine months ended October 30, 2021. This consisted of a net loss of $102.3 million and net cash outflows of $40.1 million provided by changes in our operating assets and liabilities, partially offset by non-cash charges of $19.2 million. The improvement in cash used in operating activities during the nine months ended October 30, 2021 compared to the prior fiscal period was primarily due to higher customer billings, which resulted in an increase in cash collections, partially offset by higher cash operating expenses driven primarily by higher average headcount, additional investment in inventory to help mitigate potential impact from the global silicon shortage, as well as an increase in deferred commissions earned on bookings and an increase in connected device costs associated with new subscription revenue.

Cash used in operating activities was $138.2 million for the nine months ended October 31, 2020. This consisted of a net loss of $174.0 million and net cash outflows of $8.6 million provided by changes in our operating assets and liabilities, partially offset by non-cash charges of $44.3 million. The non-cash charges were primarily comprised of stock-based compensation expense of $21.8 million, depreciation and amortization of $8.3 million, operating lease-costs of $7.5 million, and bad debt expense of $6.1 million.

Cash used in operating activities was $171.8 million for the fiscal year ended January 30, 2021. This consisted of a net loss of $210.2 million and net cash outflows of $14.6 million provided by changes in our operating assets and liabilities, partially offset by non-cash charges of $53.1 million. The improvement in cash used in operating activities during fiscal year 2021, compared to the prior fiscal year, was primarily due to higher customer billings, which resulted in an increase in cash collections, partially offset by higher cash operating expenses driven primarily by higher average headcount, as well as an increase in deferred commissions earned on bookings and an increase in connected device costs associated with new subscription revenue.

Cash used in operating activities was $192.5 million for the fiscal year ended February 1, 2020. This consisted of a net loss of $225.2 million, partially offset by non-cash charges of $18.8 million, and net cash inflows of $13.9 million provided by changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were an increase in deferred revenue, resulting primarily from new customer contracts, as well as an increase in accounts payable and accrued expenses due to increased headcount. These amounts were partially offset by an increase in connected device costs associated with new subscription revenue, an increase in deferred commissions earned on bookings, and an increase in accounts receivable due to an increase in sales.

Investing Activities

Cash used in investing activities was $10.5 million for the nine months ended October 30, 2021, which primarily consisted of capital expenditures for additional office facilities.

Cash used in investing activities was $29.4 million for the nine months ended October 31, 2020, which primarily consisted of capital expenditures for additional office facilities.

Cash used in investing activities was $32.2 million for the fiscal year ended January 30, 2021, which primarily consisted of capital expenditures for additional office facilities.

Cash used in investing activities was $30.0 million for the fiscal year ended February 1, 2020, which primarily consisted of capital expenditures for additional office facilities.

Financing Activities

Cash used in financing activities was $1.4 million for the nine months ended October 30, 2021, which primarily consisted of $2.2 million in payment of deferred offering costs, partially offset by $1.1 million of net proceeds from exercises of stock options.

Cash provided by financing activities was $400.4 million for the nine months ended October 31 2020, which primarily consisted of $399.8 million of net proceeds from issuances of convertible preferred stock and $0.6 million of proceeds from exercises of stock options.

Cash provided by financing activities was $402.0 million for the fiscal year ended January 30, 2021, which primarily consisted of $399.8 million of net proceeds from issuances of convertible preferred stock and $2.4 million of proceeds from exercises of stock options.

Cash provided by financing activities was $295.9 million for the fiscal year ended February 1, 2020, which primarily consisted of $299.9 million of net proceeds from issuances of convertible preferred stock and $1.0 million of proceeds from exercises of stock options, partially offset by $5.0 million used for repurchases of our common stock.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of January 30, 2021 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating leases(1)	$189,766	$26,189	$53,887	$46,764	$62,926
Non-cancelable purchase commitments(2)	179,749	145,724	34,025	—	—

Total	$369,515	$171,913	$87,912	$46,764	$62,926

(1) The contractual commitment amounts under operating leases in the table above are primarily related to facility leases for our corporate office facilities in San Francisco, California, as well as other offices for our local operations. The table above does not reflect obligations under contracts that we can cancel without a significant penalty, our option to exercise early termination rights, or the payment of related early termination fees.

(2) As of January 30, 2021, our non-cancelable purchase commitments primarily pertained to contractual arrangements with software-as-a-service subscription providers and purchase orders based on current inventory needs fulfilled by our suppliers and contract manufacturers. The purchase commitments end on various dates that extend into 2023. These purchase commitments were not recorded as liabilities on the consolidated balance sheet as of January 30, 2021, as we had not yet received the related services or goods.

In addition to the contractual obligations set forth above, as of February 1, 2020, January 30, 2021 and October 30, 2021, we had $35.2 million, $34.4 million and $31.8 million, respectively, in letters of credit outstanding in favor of certain landlords for office space. These letters of credit renew annually and expire on various dates through 2031. For additional discussion on our leases and other commitments, refer to Notes 6 and 7 to our consolidated financial statements included elsewhere in this prospectus.

During the nine months ended October 30, 2021, there have been no significant changes in our contractual obligations and other commitments as described in our consolidated financial statements for the fiscal year ended January 30, 2021, except for the derecognition of operating lease liabilities associated with the lease modification, impairment, and related charges, and the recognition of a new operating lease.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in connection with our business, which primarily relate to fluctuations in interest rates and foreign exchange risks.

Interest Rate Risk

As of October 30, 2021, we had $267.5 million of cash and cash equivalents. In addition, we had $31.8 million of restricted cash primarily due to outstanding letters of credit. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. As of October 30, 2021, we do not believe a hypothetical 10% increase or decrease in interest rates during any of the periods presented would have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

Our reporting currency and the functional currency of our wholly owned foreign subsidiaries is the U.S. dollar. A substantial majority of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States and the United Kingdom. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe that a hypothetical 10% increase or decrease in the relative value of the U.S. dollar to other currencies during any of the periods presented would have had a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. These are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

We determine revenue recognition through the following steps:

1.	identification of the contract, or contracts, with a customer;

2.	identification of the performance obligations in the contract;

3.	determination of the transaction price;

4.	allocation of the transaction price to the performance obligations in the contract; and

5.	recognition of revenue when, or as, we satisfy a performance obligation.

We offer subscriptions to access our Connected Operations Cloud. Customers subscribe to one or more Applications on our Connected Operations Cloud which includes data that is primarily provided by various proprietary connected device access points, including telematic sensors, gateways, and cameras. Our Connected Operations Cloud and the related connected device access points are highly interdependent and interrelated, and represent a combined performance obligation, which is recognized over the related subscription period.

Determining whether the subscriptions to our Connected Operations Cloud and the connected device access points are considered distinct performance obligations that should be accounted for separately or as a combined performance obligation requires significant judgment. We determined that the subscription and connected device access points fulfill a single promise to the customer because the Connected Operations Cloud and connected devices are interdependent and interrelated to maintaining the intended utility of the subscription over the contractual term. In reaching this conclusion, we considered the context of the contract and the nature of our promise to provide the customer with actionable real-time business insights to manage their operations. Specifically, our connected devices, including the embedded proprietary firmware, are updated continuously by our Connected Operations Cloud using AI and machine learning models to improve the capture, aggregation, and enrichment of data by the connected devices. Additionally, our Connected Operations Cloud then utilizes this data to deliver actionable real-time business insights that are promised to our customers throughout the term of their subscription to Applications on the Connected Operations Cloud. As a result of the highly interdependent and interrelated nature of the integrated service provided, these arrangements are accounted for as a combined performance obligation to the customer.

The combined performance obligation is satisfied over time, as we continually provide access to and fulfill our obligation to the customer over the subscription term. Accordingly, the fixed consideration related to the combined performance obligation is recognized on a straight-line basis over the contract term, beginning on the date that access to the Connected Operations Cloud or specified application and connected device is provided.

Our subscription contracts generally are non-cancelable and non-refundable, transfer title to the connected device to the customer upon shipment, provide access to the platform for a contractual term of three to five years, and are invoiced monthly, quarterly, annually or in advance.

Connected Device Costs

We capitalize connected device costs associated with subscription contracts as contract fulfillment costs where the connected device is not distinct from other undelivered obligations in the customer contract. These costs are directly related to customer contracts and are expected to be recoverable and enhance the resources used to satisfy the undelivered performance obligations in those contracts. These contract fulfillment costs are amortized over a period of benefit of five years. We determined the period of benefit by taking into consideration the expected life of the connected device, the connected device’s warranty period, past experience with customers, the duration of our relationships with our customers and other available information.

Deferred Commissions

Sales commissions paid to our sales force and the related payroll taxes are considered incremental and recoverable costs of obtaining a contract with a customer. We evaluate whether costs should be deferred based on sales compensation plans and if the commissions are incremental and would not have been incurred absent the execution of the customer contract. As a result of changes to the Company’s sales compensation strategies during the fiscal year ended January 30, 2021, the sales commissions paid on the initial and renewal contracts were no longer commensurate and we therefore began to amortize sales commissions paid on the initial contract over an expected period of benefit, which we have determined to be approximately five years. We have determined the period of benefit by taking into consideration our customer contracts and the duration of our relationships with our customers and the life of our technology. Prior to the changes in sales compensation strategies, the sales commissions for renewals of customer contracts were commensurate with the commission paid for the acquisition of the initial contract and, therefore, these costs were amortized as expense ratably over the term of the related non-cancelable customer contract in proportion to the pattern of recognition of the related revenue.

Stock-Based Compensation

We measure compensation expense for all stock-based awards based on the estimated fair values on the date of grant. Our stock-based awards include stock options and restricted stock units (RSUs). The fair value of employee stock options is determined using the Black-Scholes option-pricing model using various inputs, including the fair value of our common stock, estimates of expected volatility, term, risk-free rate, and future dividends. We recognize compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

The fair value of RSUs is determined at the grant date by our Board of Directors. Our RSUs vest upon satisfaction of both a service condition and a performance condition. The service condition for these awards is generally satisfied over four years. The performance condition is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or acquisition (as defined in the 2015 Plan). As of January 30, 2021 and October 30, 2021, a qualifying event as described above was not probable. Stock-based compensation expense is only recognized for RSUs for which both the service condition and performance condition have been met.

Following this offering, we will begin recording stock-based compensation expense for these RSUs with a performance condition using the accelerated attribution method, based on the grant-date fair value of the RSUs. As of October 30, 2021, 48,564,016 RSUs with both service and performance vesting conditions were outstanding, of which 17,180,773 had met their service condition. If the qualifying liquidity event had become probable as of October 30, 2021, we would have recognized $191.5 million of cumulative stock-based compensation expense related to RSUs then outstanding with both vesting conditions, for which the service condition has been satisfied or partially satisfied. The remaining unrecognized stock-based compensation expense relating to these RSUs was $403.2 million as of October 30, 2021, representing the remaining expense expected to be recognized as the awards vest.

Based on the initial public offering price of $23.00 per share, as of October 30, 2021, the aggregate intrinsic value of our outstanding stock options was $180.2 million, with $120.0 million relating to vested stock options, and the aggregate intrinsic value of our outstanding RSUs was $1,117.0 million. At the time of the offering, we expect to recognize stock-based compensation expense of approximately $191.5 million for awards for which the service-based vesting condition was satisfied or partially satisfied as of October 30, 2021 and for which the liquidity-based vesting condition was satisfied in connection with this offering.

After the closing of this offering, based on equity awards outstanding as of October 30, 2021, we expect that approximately 2.7 million, 3.4 million, and 3.4 million RSUs will vest by each of March 15, 2022, June 15, 2022, and September 15, 2022, respectively.

Common Stock Valuations

Prior to this offering, given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our Board of Directors determined the best estimate of fair value of our common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors included:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices of common or preferred stock sold to third-party investors by us and in secondary transactions or repurchased by us;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

Our Board of Directors determined the fair value of our common stock by first determining the enterprise value of our business, and then allocating the value among the various classes of our equity securities to derive a per share value of our common stock.

The enterprise value of our business was primarily estimated by reference to the closest round of equity financing preceding the date of the valuation. In a few cases, we also utilized the income and market approaches. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the company’s financial forecasts to estimate the value of the subject company.

In allocating the enterprise value of our business among the various classes of stock prior to August 2020, we used the option pricing method, or OPM, which models each class of stock as a call option with a unique claim on our assets. We used a hybrid of the OPM and probability weighted expected return method, or PWERM, to allocate the enterprise value of our business among the various classes of stock since August 2020. PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM include an IPO of our common stock, as well as non-IPO market-based outcomes. Determining the fair value of the enterprise using the PWERM requires us to develop assumptions and estimates for both the probability of an IPO liquidity event and stay private outcomes, as well as the values we expect those outcomes could yield.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The following are the key considerations in determining the value of our common stock at each valuation date commencing with the August 2020 valuation, as well as notable factors contributing to our third-party valuations obtained throughout fiscal year 2021 and the nine months ended October 30, 2021.

August 2020 valuation

The August 2020 valuation began to give weight to our preliminary IPO-readiness activities to support an IPO by the end of calendar year 2021. Accordingly, during this period, the value of our common stock was determined under a hybrid method utilizing a combination of the OPM and PWERM, estimating the probability weighted value for an IPO scenario, and using the OPM to estimate the allocation of value for a stay-private scenario. In addition to the hybrid approach, we also took into consideration the tender offer secondary transaction that was being contemplated during this time at an expected per share price of $11.0609, which is the same as the May 2020 Series F per share issue price. This secondary transaction was also expected to be a non-recurring transaction. Accordingly, the value of our common stock was determined by weighting the PWERM at 66.7% and by weighting the secondary transaction at 33.3%. The resulting fair value of each share of common stock was $7.59. With respect to our third-party valuation in August 2020, the increase reflects the robust recovery of the overall U.S. stock market throughout summer 2020 and the success of technology IPOs in particular.

November 2020 valuation

During this period, we continued to utilize the hybrid method with no change in the timing of the expected liquidity event. The tender offer secondary transaction contemplated during the August 2020 valuation ultimately closed with total cash proceeds of $61.5 million and similar to the August 2020 valuation, the secondary transaction was weighted at 33.3% and the PWERM at 66.7% . The resulting fair value of each share of common stock was $8.47.

February 2021 valuation

During this period, we continued to utilize the hybrid method with the timing of the expected liquidity event resulting in a change of weighting the IPO scenario at 50% and the stay private scenario at 50%. In this valuation, we weighted the $61.5 million tender offer for our common stock at 20% and the PWERM at 80%. The resulting fair value of each share of common stock was $10.51.

May 2021 valuation

During this period, we revised the IPO date and continued to utilize the hybrid method with no change in the timing of the expected liquidity event relative to the valuation date, thereby resulting in the same weighting for the IPO scenario at 50% and the stay private scenario at 50%. In this valuation, we weighted the $61.5 million tender offer for our common stock at 20% and the PWERM at 80%. The resulting fair value of each share of common stock was $10.52.

August 2021 valuation

During this period, we revised the IPO date and continued to utilize the hybrid method with no change in the timing of the expected liquidity event relative to the valuation date. Also, our IPO planning advanced, thereby resulting in a change of weighting for the IPO scenario at 85% and the stay private scenario at 15%. In this valuation, we no longer weighted the $61.5 million tender offer at $11.0609 per share for our common stock and weighted the PWERM at 100%. The resulting fair value of each share of common stock was $18.11.

October 2021 valuation

During this period, we continued to utilize the hybrid method with no change in the timing of the expected liquidity event, thereby resulting in a change of weighting for the IPO scenario at 90% and the stay private scenario at 10%. In this valuation, we continued to weight the PWERM at 100%. The resulting fair value of each share of common stock was $20.42.

The fair value per share of our common stock had been determined with the following assumptions:

	August 2020	November 2020	February 2021	May 2021	August 2021	October 2021
Risk adjusted discounted rate	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%

Non-marketability discount	20% IPO, 25.0% non-IPO	15% IPO, 20.0% non-IPO	13.0% IPO, 20.0% non-IPO	13.0% IPO, 20.0% non-IPO	12.5% IPO, 15.0% non-IPO	9.5% IPO, 15.0% non-IPO

Estimated time to liquidity event under IPO scenario (in years)	1.25	0.99	0.39	0.37	0.37	0.13

Estimated date of liquidity event	October 2021	October 2021	June 2021	September 2021	December 2021	December 2021

Weighting of probability scenarios underlying PWERM	30% IPO, 70% non-IPO	35% IPO, 65% non-IPO	50% IPO, 50% non-IPO	50% IPO, 50% non-IPO	85% IPO, 15% non-IPO	90% IPO, 10% non-IPO

For valuations after the completion of an IPO, our Board of Directors expects to determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant or such other method as is permissible under our applicable equity plans.

JOBS Act Accounting Election

We meet the definition of an emerging growth company under the JOBS Act, which permits us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Pursuant to Section 107 of the JOBs Act, we have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements applicable to public companies.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

Samsara is on a mission to increase the safety, efficiency and sustainability of the operations that power the global economy.

To realize this vision, we pioneered the Connected Operations Cloud, which allows businesses that depend on physical operations to harness IoT data to develop actionable business insights and improve their operations.

Businesses in industries like transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others are the backbone of the global economy. They operate high-value assets, coordinate large field workforces, manage complex logistics and distributed sites, and face environmental, safety and other regulatory requirements. We estimate that these industries represented over 40% of the global GDP in 2020. Yet historically, these industries have been underserved by technology, leaving them heavily reliant on manual processes and legacy systems that are siloed and lack cloud connectivity. Without connected digital tools, physical operations businesses struggle to access real-time data, making it nearly impossible to achieve complete operational visibility or drive meaningful improvements in productivity.

We are solving the problem of opaque operations and disconnected systems. By harnessing recent advancements in IoT connectivity, AI, cloud computing and video imagery, we are enabling the digital transformation of physical operations. Using our Connected Operations Cloud, customers can visualize their physical operations in real-time, on one integrated platform in a way that would have been impossible and impractical only a few years ago.

Our Connected Operations Cloud consolidates data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes it easy for organizations to access, analyze and act on data insights, using our cloud dashboard, custom alerts and reports, mobile apps and workflows. Our differentiated, purpose-built suite of solutions enables organizations to embrace and deploy a digital, cloud-connected strategy across their operations. With Samsara, customers have the ability to drive safer operations, increase business efficiency, and achieve their sustainability goals, all to improve the lives of their employees and the customers they serve.

We provide an end-to-end solution for operations: Our solution connects physical operations data to our Connected Operations Cloud, which consists of our Data Platform and Applications. Our Data Platform ingests, aggregates and enriches data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and makes the data actionable for use cases through our Applications.

Our Connected Operations Cloud captures data that was previously siloed and difficult to analyze in several different ways. For the many physical assets that are still offline, our solution includes IoT devices that capture data and connect it to the cloud. For the physical assets that are increasingly embedded with cloud connectivity, we partner with OEMs to capture data via APIs. Data may also be captured from customer enterprise applications or local software systems. This operational and IT data is ingested into our Data Platform, where it is aggregated, enriched, and analyzed using embedded functionality for AI, workflows and analytics, alerts, API connections, and data security and privacy. Our Data Platform powers our Applications, which include solutions for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility. Our Data Platform also empowers developers via an open API and provides enhanced privacy and security features that are tailored to our Applications.

Our customers include small businesses, state and local governments, and large, global enterprises with complex operations involving thousands of physical assets. As of October 30, 2021, we had over 13,000 Core Customers, who are customers with subscriptions to our Connected Operations Cloud representing over $5,000 in ARR. And we believe there is still significant room for growth.

Unlike retail, advertising, media, and information technology, which have already undergone digital transformation, industries with physical operations are still in the early stages of digital adoption. Historically, the ability to connect their assets to the Internet has been limited by the physical nature of these industries. Often, the systems used in these industries are closed, cumbersome and require manual data entry, which leads to inefficient use that, in turn, causes safety, productivity and sustainability issues. In addition, the cost and availability of sensors, compute capability, storage, video, and analytical processing have prevented widespread analysis of operations data. However, with advancements in IoT connectivity, cloud computing, video imagery, and AI, we believe industries that depend on physical operations are at the precipice of a massive wave of digital adoption. Samsara is enabling this transformation. We estimate that the total addressable market opportunity for our solution worldwide will be approximately $54.6 billion by the end of 2021, growing at a three-year overall compound annual growth rate of 21.0% to $96.9 billion by the end of 2024.

Our ability to capture, aggregate and analyze IoT data is our key differentiator. This allows us to turn IoT data into actionable business insights, which deliver significant value to our customers. Our Data Platform now collects over 2 trillion data points annually, including video footage, people and motion detection, GPS location, energy consumption, asset utilization, compliance logs, accelerometer and gyroscope data, and engine diagnostics. This immense data set powers our AI and provides our customers with actionable business insights that improve the safety, efficiency and sustainability of their operations. For example, we processed over 38 billion minutes of video footage in 2020, and our platform now makes over one billion AI-based detections annually. Our solution enables operations to achieve higher utilization of physical assets, reduced need for manual oversight and judgment, improved safety outcomes, lower insurance costs, fuel and electricity savings, emissions reductions, less unplanned downtime, efficiencies from routing and scheduling, minimized compliance costs, and automation of manual processes. Our Connected Operations Cloud benefits from powerful network effects. As more customers adopt our solution, we collect more data from a more diverse set of physical assets and software applications, thereby improving our machine learning models and generating better operational insights that make our Connected Operations Cloud more attractive to customers.

Customers typically adopt our solution to automate business processes and improve efficiencies throughout their organizations. By using Samsara’s Connected Operations Cloud, our customers are able to realize significant improvements in their operations that are reflected in their cost savings, improved safety and compliance records, and superior end-customer experience. These improvements can lead to improved profitability and durable revenue growth for our customers.

Examples of how customers use and benefit from our Connected Operations Cloud include:

•

A large freight carrier achieved a 50% reduction in idling, representing a savings of 150,000 gallons of fuel and over $500,000 annually, by coaching drivers using Samsara’s idle and fuel usage reporting.

•	A large city government reduced fleet downtime by 28% by using engine fault code alerts.

•

A waste transportation company achieved a 58% drop in speeding incidents while simultaneously decreasing their rate of driver turnover. These safety improvements translated to $500,000 in reduced insurance premiums.

•	A crane, rigging and heavy transport company used Samsara across their over 2,000 equipment assets to monitor real-time diagnostics, keeping their fleet active and driving revenue.

We were founded in 2015 and have achieved significant growth since our inception. For our fiscal years ended February 1, 2020 and January 30, 2021, our revenue was $119.9 million and $249.9 million, respectively, representing year-over-year growth of 108%. Our revenue for the nine months ended October 31, 2020 and October 30, 2021 was $174.0 million and $302.6 million, respectively, representing year-over-year growth of 74%. Our net loss was $225.2 million and $210.2 million for our fiscal years ended February 1, 2020 and

January 30, 2021, respectively, and $174.0 million and $102.3 million for the nine months ended October 31, 2020 and October 30, 2021, respectively.

Industry Background

Digital transformation is an imperative for companies to compete. Those companies that successfully transform their businesses through modern applications, digital workflows, and intuitive user experiences often benefit from loyal customers, innovative offerings, and scalable business models that drive greater profitability. The proliferation of smart devices, growth in cloud applications, increasingly disparate user bases, and heightened customer expectations are together driving digital adoption. This transformation has already happened across many large industries. In the retail, advertising, media, and information technology industries, for example, innovative, digital-first entrants have disrupted older business models, fundamentally changing the way they operate.

Many industries that depend on physical operations, however, have been slower to adopt digital transformation. We estimate that these industries represented over 40% of the global GDP in 2020, and include transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. Despite their size and critical position in the worldwide economy, many companies in industries that depend on physical operations still largely rely on manual processes, siloed data, spreadsheets, and legacy software. These approaches are inefficient, manual, and not conducive to generating actionable insights for users. These industries represent a massive, underpenetrated market for digital transformation.

The State of Physical Operations Today

Digital transformation is beginning to impact industries with physical operations. Many operations-intensive businesses rely on high-value assets and equipment, deploy large field workforces that need coordination, manage complex logistics that require precision, and navigate industry-specific workflows that call for specialized knowledge. These businesses prioritize safety, efficiency and sustainability, while needing to adhere to a myriad of regulatory requirements. Inefficient energy consumption, maintenance downtime, security breaches, misallocation of resources, and unsafe work practices can result in high costs, high turnover, and lower profits. Businesses that depend on physical operations are in a unique position to leverage connected IoT assets to generate real-time operational data and deploy AI to drive insights, pursue automation, and improve efficiency in their business processes. For operations-intensive businesses to stay competitive and agile, there is an imperative to adopt digital technologies, and a significant business risk from complacency.

Challenges with physical operations include:

•

Lack of Data Access and Siloed Systems. Many assets used for physical operations, such as vehicle fleets, machinery, factories, and remote equipment generate enormous amounts of operational data which often cannot be accessed. Even when the data can be accessed, it resides in multiple siloed systems made up of software and hardware components from various vendors. Lack of data access and siloed systems make it difficult to unify data in the cloud and develop actionable business insights.

•

Breadth and Diversity of Data. The breadth and diversity of data collected from physical operations limits the ability for users to consolidate different data types and make better operational decisions. This data, which can be both structured and unstructured, can be challenging to cleanse and normalize before analysis. Organizations need the ability to normalize data and understand relationships between different and disconnected data sets to extract value from the data. For example, without the ability to easily compare miles driven per vehicle to maintenance records, it is difficult to predict the timing and severity of maintenance needs. Businesses also need to be able to benchmark against industry peers and best-in-class performers in order to understand areas for improvement.

•

Reliance on Legacy Tools. Many operations-intensive businesses run on legacy software designed to manage and monitor individual tasks. Others still rely on spreadsheets and paper. These legacy tools were built decades ago and are not designed for scalable analytics.

•

Limited In-House Innovation. Businesses with physical operations typically have limited engineering personnel, IT resources, and funds dedicated to identifying causes of inefficiency and opportunities to avoid future safety, security or sustainability issues. These businesses have traditionally relied on third-party vendors to seek ways to improve their business processes.

•

Compliance Burden. Businesses with extensive physical operations are subject to an increasingly complex patchwork of regulations that cover the range of their physical operations footprint, from environmental conditions to workplace safety and employee monitoring. Compliance with these regulations can be complicated, costly, and time-consuming.

The Rise of Connected Operations

Technological advances have made it possible for companies to visualize their operations digitally in the cloud in real time. These advances include:

•

Proliferation of Connected Physical Assets. According to data from IDC, the number of connected IoT assets, such as machinery, vehicles, warehouses, and factories, is expected to significantly increase, from approximately 33 billion in 2021 to 39 billion by 2024(7).

•

Advances in Cloud-Based Big Data. The cloud has significantly lowered compute and storage costs, which has enabled massive amounts of data to be processed and analyzed efficiently. With these advances, more businesses are transitioning to the cloud, which simplifies data extraction and data integration.

•

Faster and Cheaper Wireless Capabilities. Advances in cellular technology have increased the bandwidth and lowered the cost of wireless connectivity. These improvements enable more IoT devices to cost-effectively connect to the cloud, and make it feasible to stream real-time data and high-definition video. The 5G rollout in the U.S. and around the world will continue to further these advancements.

•

Improvements in Camera and Sensor Technology. Cameras and other sensor technology have experienced rapid innovation, with improvements in capture quality at lower cost. Cameras and other sensors have become smaller, more affordable, more energy-efficient, and more sensitive, resulting in their widespread proliferation.

•

More Powerful Artificial Intelligence. AI algorithms are becoming increasingly accurate and flexible, while AI processing capabilities at the edge and in the cloud are growing. The resulting AI capabilities make it possible to analyze quantities of operations and IoT data too voluminous for ordinary human analysis or legacy software, and to distill it down in real-time.

•

Proliferation of Smartphones and Tablets. The adoption of smart, connected devices in operations enables workers to access, analyze and act on operations data, including data from IoT devices in the field, such as when servicing equipment or responding to an alert. Furthermore, they can more easily capture and upload data, including photos, videos, and digital documents, into the cloud, transforming manual processes into digital, data-driven workflows.

(7)	IDC, Worldwide Global DataSphere IoT Device and Data Forecast, 2020–2024. See the section titled “Industry, Market and Other Data.”

Our Solution

We are helping drive the digital transformation of physical operations by enabling organizations with fleets, equipment, job sites, and mobile employees to connect real-time data from their physical operations on one platform. Our solution lets organizations capture data from our IoT devices and a growing ecosystem of connected assets and third-party systems so that they can access, analyze, and act on key insights to improve end-to-end operations. Our solution consists of our Connected Operations Cloud, together with a suite of easy-to-install, ruggedized IoT devices that capture data from offline assets and connect them to the cloud.

Our Connected Operations Cloud includes:

•

Our Data Platform, which ingests, aggregates and enriches data from our IoT devices and a growing ecosystem of connected assets and third-party systems, and which has embedded capabilities for AI, workflows and analytics, alerts, API connections, and data security and privacy; and

•	Applications for video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility.

Key Applications of Our Connected Operations Cloud

We chose to start our journey in digitizing physical operations with connected fleets. Commercial vehicle fleets are the backbone of physical operations, and are required to deliver and transport services, goods, and people in industries including transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. These industries are ripe for transformation, with a breadth of available data and widespread reliance on antiquated, legacy technologies. Industries with commercial vehicle fleets face continued pressure to reduce costs and improve services, while simultaneously finding ways to overcome high accident rates, inefficient fuel consumption, and compliance burdens. While the portion of our business focused on fleets has significantly expanded over the years, we believe we are still in the very early stages of this large and expansive opportunity.

Our core Applications for connected fleets include:

•

Video-Based Safety: Enables customers to protect their teams with AI-enabled video, detecting high-risk behaviors and incidents in real-time, preserving video records to exonerate drivers and dispute fraudulent damage claims, and providing software coaching workflows to analyze and improve driver safety. Drivers are trained in real-time through audible in-cab alerts. They also receive video-based coaching and safety scorecards.

•

Vehicle Telematics: Provides a robust, real-time telematics solution with GPS tracking, routing and dispatch, fuel efficiency management, electric vehicle usage and charge planning, preventative maintenance, and diagnostics capabilities to efficiently manage vehicle fleets in a sustainable way.

•

Apps and Driver Workflows: Improves driver productivity and enables regulatory compliance, as drivers see upcoming jobs, capture electronic documents, perform maintenance inspections, maintain compliance logs, and message with back-office administration. Using our apps, businesses are able to digitize documents, exchange key real-time messages, and manage driver workflows. Additionally, drivers and the back-office are able to streamline compliance workflows to meet stringent regulatory requirements. With proactive alerting to key stakeholders, our customers can reduce compliance risk and violations.

Building on our experience in connected fleets, our industry-agnostic architecture and culture of innovation enabled us to add new data to our Connected Operations Cloud and develop new Applications across physical operations, including:

•

Equipment Monitoring: Provides rich visibility and management of distributed equipment, from generators and compressors to heavy construction equipment and trailers, improving operating efficiency and preventing unplanned downtime.

•

Site Visibility: Provides remote visibility for IP cameras—whether provisioned by Samsara or a third party—with mobile and cloud-based software to improve site security and incident response times, and proprietary AI algorithms to power alerting and search features.

These expansion Applications were driven by feedback from our customers who wanted to leverage our solution more broadly across their operations.

Benefits of Our Solution

Our solution provides the following benefits to our customers:

•

Captures and Connects IoT Data. Our solution captures, connects and aggregates data into our cloud-based Data Platform. For assets without embedded sensors, we capture data using self-installed plug-and-play IoT devices. For offline assets with built-in sensors, we provide connectivity to the internet. We have also invested in cloud-based integrations with third-party systems to unlock data directly in the cloud.

•

Provides a Single Pane of Glass. Our Data Platform brings disparate IoT data together in one place, providing our customers with a “single pane of glass” so that users have visibility into their physical operations across their entire organizations. Additionally, we bring operational IoT data together with our customers’ IT data by integrating with their enterprise resource planning, transportation management systems, payroll, human capital management, and work order applications. With Samsara, organizations have a central operating system of data, no longer have to manage many disparate software and hardware systems and have extensive visibility into their assets through prioritization and benchmarking capabilities.

•

Improves Safety and Reduces Costs. We enable our customers to actively monitor safety issues by leveraging IoT data and AI to extract patterns and improve their safety programs. In 2020, we processed over 38 billion minutes of video. That video included harsh braking, distracted driving, harsh turning events, and people and motion alerts, which can be used to monitor and improve the safety of our customers’ physical operations. We also help protect our customers against false claims by providing video proof when accidents occur, which can lead to reductions in insurance premiums for our customers.

•

Increases Operational Efficiency. Our solution enables our customers to improve productivity by making data-driven decisions and automating previously manual tasks. The end result is more efficient use of time and resources, and the ability to make real-time decisions. For example, our routing and dispatching application enables our customers to save on fuel consumption by finding more efficient routes using real-time data on road conditions and delivery delays. Our customers also benefit from efficiency improvements stemming from automating workflows and digitizing documentation for regulatory compliance purposes.

•

Enhances Sustainability. Our solution allows our customers to reduce their environmental footprint, an increasing focus for businesses around the world. This includes monitoring carbon emissions, identifying fuel and energy waste, reducing paper waste, decreasing food waste, monitoring environmental pollutants, and using data to accelerate the broader adoption of electric vehicles in commercial fleets. Similarly, our platform helps product manufacturers perform quality assurance in real time to reduce wasted product by catching production or quality issues immediately. This reduces materials wasted and allows our customers to improve their throughput and yield.

•

Supports Efficient Regulatory Compliance. We enable our customers to more easily meet regulatory compliance obligations. Our Data Platform centralizes data from disparate sources and facilitates reporting and auditing, digitizes documents to reduce paperwork and manual data entry, and deploys real-time alerts to prevent costly compliance violations. These capabilities make compliance with regulatory obligations more efficient and accurate, lowering overhead and reducing the likelihood of violations. For example, we streamline our customers’ processes to meet Electronic Logging Device (ELD) mandates, Hours of Service (HOS) rules, and Driver Vehicle Inspection Report (DVIR) requirements. Additionally, we enable enhanced compliance with Occupational Safety and Health Administration (OSHA) requirements on operations sites. Our customers can also customize and control privacy features to meet requirements such as the General Data Protection Regulation (GDPR) and the California Consumer Privacy Act (CCPA).

What Sets Us Apart

•

IoT Data Leader. We believe that the quantity and diversity of IoT data types on our Connected Operations Cloud, together with the analytic insights that we provide our customers, differentiate us in the market. In 2020, our Data Platform processed over 38 billion minutes of video and collected over 2 trillion data points. This immense amount of data powers our AI platform. For example, using video and telematics data, we have been able to identify 20 million stop signs—the vast majority of which are not identified in publicly available mapping datasets. We can correlate this data with different datasets such as customer driving behavior and use AI to determine if drivers are rolling through stop signs or if traffic patterns in a city have changed. As we aggregate and analyze more data, the benefits of our Connected Operations Cloud increase.

•

Single Integrated Platform. Our integrated platform brings together data from across an organization’s physical operations including fleets, equipment, and sites to give customers a digital, actionable view of their physical operations in one place. This single pane of glass is designed to deliver comprehensive insight into a customer’s end-to-end physical operations.

•

Extensible Technology Platform. Our Connected Operations Cloud is fully integrated to securely access and manage multiple Applications for physical operations. Our Data Platform is deployed across a wide variety of industry verticals and integrated with third-party applications such as enterprise resource planning, payroll, and human capital management applications, extending the impact of IoT data to customers’ existing applications. Our Connected Operations Cloud was also built with data security and privacy in mind. It provides non-technical customers state-of-the-art security and privacy tooling that is easy to adopt and tailored for the specific Applications they depend on. The integrated nature of our Connected Operations Cloud offers a differentiated IoT data solution to those of our customers who are not data experts.

•

Purpose-Built for Physical Operations. Our cloud-native Data Platform was specifically developed to empower businesses to improve their operations. Our Data Platform’s ability to generate insights from trillions of IoT data points requires deep knowledge of operations use cases and data. For example, our Data Platform can correlate harsh braking data with video safety data to determine a safe or unsafe braking event. Combining multiple data inputs with contextual insight enables our customers to make a determination on whether the driver’s braking habits should be reviewed. In addition, we recognized the advancements in computing capabilities and have harnessed the improved level of IoT computation to deliver real-time access to complex analyses that our customers need instantaneously. We do this by incorporating edge computing capabilities into our products for the unique requirements of physical operations. For example, we ingest video data and immediately analyze it at the edge to alert drivers or security operators of tailgating, safety hazards, unsafe work environments and distracted driving in real-time. By continuously refining our AI algorithms with data we collect every day, we can offer improved insights and alerts specific to physical operations at the edge. The use of edge computing in our IoT devices also allows critical data collection and processing to occur synchronously on a device without latency or in environments with low connectivity for real-time applications.

•

Ease of Use and Adoption. Our solution is typically self-installed, and can be fully deployed and configured in as little as one hour. Ease of installation allows customers of all sizes and levels of sophistication to quickly bring their physical assets online, adopt our Connected Operations Cloud, and begin using our Applications that provide actionable insights with minimal required setup. Our simple user experience and clean user interface make it easy for users to get up and running on Samsara, from back office administrative teams to field workers and drivers. Our solution is easy to use and deploy, enabling customers of all sizes and levels of sophistication to accelerate their digital transition and quickly gain access to actionable insights. Once implemented, we make it easy for customers to add new Applications.

•

Innovation Flywheel. We constantly innovate to improve our customers’ operations. We have a culture of innovation, which is evidenced by our release of more than 200 features in the past fiscal year, including EV solutions, accessibility reports, safety AI features, mask detection in passenger transit and healthcare, and other new releases. Importantly, we incorporate customer feedback collected through a feedback submission form on our customer dashboard as well as across our internal teams. Our product team also works directly with existing and prospective customers to incorporate direct feedback into our development process. Our customers feel like they are contributing to their own success, and in turn continue to provide feedback as our Connected Operations Cloud evolves. This flywheel effect accelerates innovation across all aspects of our solution.

•

Partner Ecosystem. Our Connected Operations Cloud serves as the central hub for a robust ecosystem of partner connections. Our ecosystem includes over 125 third-party integrations in the Samsara App Marketplace, a portal through which customers can connect our Applications to external applications. Our Experts Marketplace features a network of certified system integrators, consultants, and implementation partners who provide services to our customers. We also partner with leading OEMs who embed sensors and connectivity into their products, enabling customers to bring IoT data from their assets into our Data Platform without aftermarket IoT devices. Our ecosystem connectivity expands our reach in the market and reinforces the integration of our Connected Operations Cloud with our customers’ physical operations.

•

Differentiated Company Culture. Our differentiated company culture is a core driver of our success. We innovate quickly in partnership with our customers, we focus on durable, long-term solutions, and we’ve built a curious and collaborative employee community that wins as a team. Our culture is a competitive advantage; it helps us attract and retain talent.

Our Team and Culture

Our culture is rooted in our values. Our values reflect what has always been core to who we are, and who we aspire to be as we drive our mission, build for the future, and grow our incredibly talented team. Our values are:

•	Focus on customer success. We build relationships with our customers, look to solve problems, and deliver a great customer experience.

•

Build for the long term. We are building an enduring company that makes a positive impact on the world. The digital transformation of physical operations won’t happen overnight, and we are committed to working at a sustained pace to help make it happen.

•	Adopt a growth mindset. We are curious and have an entrepreneurial spirit that leads us to seek out new challenges, embracing lessons learned along the way.

•	Be inclusive. We create an environment where people can bring their whole, authentic selves to work and that reflects the diversity of the world we are helping to improve.

•	Win as a team. We win together, celebrate together, and support each other. We all operate with trust and respect, and are excited to build and contribute to Samsara’s community.

We know that it takes a significant effort across all teams to build an industry-leading company for the long term. We invest in developing our leaders, running a feedback loop on people programs, and keeping our standards high through every part of our organization. We focus on customers. We focus on technology. We focus on our community. And we always win as a team.

Feedback, both from customers and employees, is at the heart of our culture. Coupled with our performance-based approach to compensation, we have created a culture where employees are rewarded for impacting our business directly through their actions.

We focus our people strategy on hiring, developing, and retaining diverse talent. Creating a diverse workforce and an inclusive workplace is an important part of our mission that fosters greater creativity, innovation, and connection to the communities we serve. We care deeply about diversity, equity, and inclusion, not only because it fits our values, but also because it is critical for our long-term success as a business. The unique approaches and perspectives of our team members help us solve complex problems. Employees across the company are encouraged to participate in diversity and inclusion-related programming and to get involved in Samsara’s many employee resource groups and clubs.

We are also focused on carbon neutrality and have set ambitious sustainability goals for our own business. We believe we have achieved carbon neutrality by assessing our carbon footprint, including our scope 1, 2, and 3 emissions, including emissions from our final stage hardware suppliers and key service providers, and investing in carbon offsets through Native and 3Degrees, which are third-party carbon offset providers, as well as permanent carbon removal through Charm Industrial, a carbon removal provider, and clean power through renewable energy certificates. We are working with Watershed, our third-party climate technology partner, to further develop our carbon neutrality plan, track our progress, and eventually to confirm our reduction via third-party audits. We aim to maintain carbon neutrality by making additional commitments towards the reduction of our carbon footprint, focusing on our supply chains, and continuing to invest in high quality permanent carbon removal and offset projects where reduction is not possible.

At Samsara, we also build for the long-term by extending our community beyond our corporate walls. Through volunteering, donating our products to impact-driven organizations, and matching employee donations, our Samsara for Good program strives to bring the best of Samsara to those who need it most. This program and related employee groups focus on fostering greater connections within our community.

Our mission and culture are a competitive advantage for us in attracting and retaining top talent alongside recent accolades, including Forbes Cloud 100 (#19 in 2021), LinkedIn Top Startups (#4 in 2020), and the Financial Times America’s Fastest Growing Companies (#2 in 2021).

As of the last business day of the fiscal quarter ended October 30, 2021, we had 1,490 employees.

Our Market Opportunity

Our Connected Operations Cloud provides a digital hub for physical operations that we believe is addressing a large and rapidly growing market opportunity. We estimate our total addressable market opportunity to be approximately $54.6 billion by the end of 2021, growing at a three-year overall compound annual growth rate of approximately 21.0% to $96.9 billion by the end of 2024(8).

This opportunity consists of our current applications that include connected fleet, connected equipment and connected sites. Our connected fleet opportunity is represented by the global commercial telematics market, which based on estimates provided by Gartner, we calculate to be a $32.9 billion market in 2021, growing to $63.7 billion in 2024. This calculation is based on Gartner’s forecasted market size of $98.8 billion in 2026 and forecasted compound annual growth rate of 25% for the market. Our connected equipment opportunity is represented by the trailer and cargo container tracking market, which Berg Insight estimates is a $1.8 billion market in 2021, growing at a compound annual growth rate of approximately 16.2% to $2.6 billion in 2024 (assuming a Euro to U.S. Dollar conversion rate of 1.00 EUR to 1.17 USD). And our connected sites opportunity is represented by the commercial global surveillance market, which IDC estimates is a $19.9 billion market in 2021, growing at a compound annual growth rate of approximately 15.3% to $30.6 billion in 2024.

We expect that our market opportunity will continue to grow as we expand the Applications we offer to serve our customers more broadly across their operations.

Growth Strategies

We intend to pursue the following growth strategies:

•

Expand Our Customer Base by Acquiring New Customers. With a rapidly digitizing market, we believe that there is a significant opportunity to continue to grow our customer base. We plan to continually invest in our sales and marketing capabilities and leverage our go-to-market model to continue acquiring new customers.

(8)	Gartner; Berg Insight; and IDC. See the section titled “Industry, Market and Other Data.”

•

Expand Within Our Existing Customer Base. As of October 30, 2021, approximately 52% of our over 25,000 customers used two or more Applications. We see a significant opportunity to expand Application adoption, increase the number of physical assets integrated with our Connected Operations Cloud, and expand across our customers’ sites and divisions. We will continue to educate our customers on the benefits of using our other Applications and leveraging our Connected Operations Cloud.

•

Continuous Customer-centric Innovation and Product Releases. By leveraging our customer-centric innovation flywheel, we are able to continuously build new Applications and release new features for our customers based on their direct feedback. Our goal is to continue to add new data types to our Connected Operations Cloud, and use this growing data asset alongside customer feedback to innovate and introduce new Applications that our customers can use across their operations. Over time, we plan to explore product opportunities in new use cases, such as IoT developer platforms, manufacturing, agriculture and smart cities.

•

Expand Our Partnerships and Integrations. Our Connected Operations Cloud is broadly applicable across verticals, and we provide customizability with over 125 partner integrations used by more than 6,000 customers, including numerous OEM partnerships. Continued growth in integrations will strengthen our ecosystem, further increasing the opportunity to attract customers that prioritize interoperability with their existing applications. We believe that additional partnerships will further enhance our distribution capabilities.

•

Expand Internationally. A key focus of our company is to continue to expand our global reach. In May 2018, we established our first international office in London. In the fiscal year ended January 30, 2021 and the nine months ended October 30, 2021, respectively, we generated approximately 7.8% and 10.2% of our total revenue from outside the United States. Over time, we believe that we have a significant opportunity to increase our revenue across global markets.

Our Applications

Our Connected Operations Cloud includes an extensive AI-powered Data Platform that brings real-time visibility, analytics, and insights to our customers’ physical operations. We have built numerous Applications on our Data Platform to operationalize these analytics and insights, including video-based safety, vehicle telematics, apps and driver workflows, equipment monitoring, and site visibility.

Video-Based Safety

•

Cloud-Based Visibility. Our safety solution allows customers to view, analyze, and archive video from connected IoT dash cameras. By combining dashcam footage with speeding and accelerometer data, customers can reconstruct incidents and exonerate drivers in not-at-fault situations and can reduce costs by refuting fraudulent claims. Customers can live-stream video to conduct “virtual ride-alongs,” enabling hands-on real-time coaching from anywhere. Using our Video-based Safety Application, a waste transportation company was able to decrease their rate of driver turnover and achieve a 58% drop in speeding incidents. These safety improvements translated to $500,000 in reduced insurance premiums.

•

AI-Based Computer Vision. Our safety system leverages proprietary AI, embedded at the edge in IoT dash cameras, to detect safety events in real time. By detecting risky behaviors like distracted driving or tailgating, our system can alert drivers using real-time, in-cab audio alerts, and video is captured in the cloud for personalized driver coaching.

•

Scoring and Reporting. Our safety coaching tools use driver data to identify top performers and those in need of coaching, and gives customers a fleet-wide view of risk factors and trends around speeding, distraction, harsh driving, and more. Customers can create employee rewards programs based on driver data, measure changes to fleet performance with fleet-level reporting, and compare their fleet performance against industry benchmarks.

•

Coaching Workflows. Our coaching solution provides video-centric software workflows to customers, enabling them to systematically coach drivers and monitor coaching effectiveness. Step-by-step coaching based on real driver behavior improves the effectiveness of live coaching sessions, whether they are conducted in person or remotely via mobile devices. In its first year of rolling out Samsara’s AI dash cams and safety inbox to coach drivers at scale, a Fortune 100 food processor reduced accidents by 50% and beat their accident ratio per million miles goal.

Vehicle Telematics

•	Real-Time GPS Tracking. Our real-time vehicle location tracking gives customers visibility into their entire fleet, enabling rapid operational improvement.

•	Routing and Dispatch. Customers can manage, track, update, and share route progress with their end-customers to improve on-time arrivals and end-customer satisfaction.

•

Reporting and Alerts. Easy-to-use, customizable, and actionable reporting and alerts give customers real-time visibility into operational performance so they can proactively avoid service or work disruptions.

•

Maintenance. Our maintenance suite proactively spots and alerts customers of equipment issues in real-time so that they can reduce equipment downtime and lower costs. A Southeastern coastal city, for example, used engine fault code alerts to coordinate proactive maintenance, reducing fleet downtime by 28%.

•

Fuel Management. Our fuel management tools track fuel use and report on vehicle and driver behavior. Companies can reduce fuel consumption by identifying wasteful driver behaviors, such as engine idling, speeding, and unnecessary acceleration, as well as report and maintain International Fuel Tax Agreement (IFTA) compliance. An enterprise freight transportation business coached drivers using Samsara’s idle and fuel usage reporting to achieve a 50% reduction in idling. This translated to a savings of 150,000 gallons of fuel and over $500,000 annually.

•

Electric Vehicles. Our EV suite provides real-time charging station status and alerts, route planning, and usage reporting to increase the efficiency of electric fleets. We also provide electrification suitability recommendations to support fleets in the process of electrification. Sustainability is top of mind for our customers and we have seen a sevenfold increase to over 160 million cumulative hybrid and EV miles driven on our platform since just the start of 2020.

•

OEM Telematics Integrations. Increasingly, vehicles include built-in cellular connectivity and upload data to clouds operated by OEMs. We partner with leading OEMs to capture data from their siloed clouds into our Connected Operations Cloud, where we enrich and analyze the data and enable customers to benefit from our Applications without needing to install an aftermarket IoT device in their vehicle.

Apps and Driver Workflows

•

Driver Workflow. Our Driver application gives drivers key information and workflow tools to complete daily tasks, improving productivity and compliance and reducing manual error. Our mobile workflow tools have simplified payroll for a large organic food and beverage distributor whose back office team no longer needs to double-check driver logs against reported miles, saving them 468 hours annually.

•

Electronic Documents. Real-time, cloud-enabled electronic document capture simplifies driver workload and centralizes data for back office administration, making it easy to investigate claims and improve efficiency. For example, a large manufacturing and distribution company estimates they save $600,000 annually in operational and administrative costs by going paperless with Samsara.

•

Compliance. Our Electronic Logging Device (ELD) is registered with the Federal Motor Carrier Safety Administration (FMCSA) and allows customers to simplify Hours of Service (HOS) compliance. Fleet operators access key information needed to meet stringent regulations while lowering the costs of compliance.

Equipment Monitoring

•

Location, Utilization, and Theft Monitoring. Our real-time location tracking and utilization reporting can reduce theft, improve utilization and simplify asset allocation and rightsizing. Our application provides rich visibility into a variety of equipment used in operations, such as generators, compressors, heavy construction equipment, trailers, and unpowered assets such as dumpsters and storage containers.

•

Maintenance. Our solution provides visibility into equipment usage and anomalies, such as engine faults. With this data, customers can improve equipment maintenance schedules based on device usage and health, and can act on early warning signs to avoid unplanned downtime.

•

Refrigerated Trailer and Cold Chain Monitoring. For customers with refrigerated trailers, our solution allows for real-time temperature monitoring and remote refrigeration control, reducing the risk of load loss and simplifying compliance reporting.

•	Track Time on Site. Customers can automate time-on-site reports using geofences and GPS data to provide accurate billing information and reduce the length of billing cycles.

Site Visibility

•

Intelligent Site Visibility. Our site visibility application brings advanced AI and cloud-based visibility to IP security camera systems. Customers can leverage our AI detection to identify workplace hazards and operational inefficiencies, in addition to responding to unusual activity. Enhanced search features streamline incident investigation by enabling customers to search long video segments for key visual indicators, like the presence of a worker wearing personal protective equipment (PPE) such as an orange vest.

•

Proactive Alerts. SMS, email, and voice alarms powered by our diagnostic analytics help customers quickly deploy the right response to an incident. Intelligent detection and alerting for unsafe or unusual activity in the workplace helps catch and prevent incidents in the moment.

•

Mobile Access. Customers gain real-time remote visibility across all of their connected sites from an intuitive mobile app, enabling users to investigate incidents practically anytime and from any location.

Our Technology

A Modern, Scalable Platform

Our Connected Operations Cloud is purpose-built to scale and leverage modern technology. In today’s rapidly evolving technology environment, our multi-tenant SaaS platform gives us the agility to rapidly introduce new feature enhancements and the capacity to surface critical performance data based on our customers’ own preferences and analytical needs. This agility and capacity are enabled by our proprietary Data Platform, which allows our Connected Operations Cloud to ingest, stream and analyze massive datasets in real time. Our Data Platform now processes and stores trillions of event points per year in a highly performant manner through the use of our proprietary database architecture. This system allows for quick, behind-the-scenes querying of data at full granularity, and presents it to the user in real-time. Given the scale of our datasets, we are able to drive better, more actionable insights into our customers’ physical operations.

Artificial Intelligence

Our approach to AI is grounded in rapid innovation based on customer feedback. We move quickly on behalf of our customers by combining our own proprietary machine learning library of models and tools with existing state of the art technology. We maintain a close, collaborative relationship between our AI, firmware and software development teams to ensure our advanced AI toolset runs efficiently and performantly at the edge, where compute resources are limited (for example, in the cab of a vehicle).

Our distinct advantage is our trove of data, which we use to build and improve our machine learning models. We now collect over 2 trillion data points annually, which we apply to train, test and fine-tune high performance machine learning models. We can unlock new and differentiated use cases by pairing discrete data sets to gain insights (for example unstructured audio and video data with time-series data).

Wireless Connectivity

We have capitalized on advances in cellular technology to capture data in our Connected Operations Cloud that was not previously feasible to connect. Through rigorous coverage testing and configurations for bandwidth efficiency, we are able to reliably capture data even in remote locations with poor connectivity. Our vehicle gateway includes high-speed 4G LTE wireless and a built-in Wi-Fi hotspot to connect mobile devices in the cab, ensuring operations data captured by workers like compliance logs or electronic documents are available in real-time on the cloud dashboard. We have created robust contingencies for data storage and low-power configurations to maintain a consistent data chain in the event of poor cellular connectivity or low power scenarios. The result of all of these connectivity configurations is more data in our Data Platform. We believe that we are well positioned to capitalize on the U.S. 5G rollout and the capabilities that a more robust network will provide, particularly in leveraging AI and video.

State-of-Art IoT Device Design

Our Connected Operations Cloud is open and flexible, ingesting and synthesizing data from IoT and connected assets devices whether they are from the customer or provided by Samsara.

Our IoT devices are designed for ease of installation, affordability, reliability, and connectivity. Our solution is typically self-installed, and can be fully deployed and configured in as little as one hour. Our IoT devices are designed to last several years in the field and generally include dual-SIM cards for greater flexibility to connect to the best available network.

We generally use off-the-shelf components and outsource the manufacturing of our IoT devices to joint design manufacturers, most of whom produce our devices in their facilities in Taiwan. We believe that using outsourced manufacturing enables greater scale and flexibility at lower costs than establishing our own manufacturing facilities. Our use of off-the-shelf components requires that we rely on the inventory availability of third parties, which may be affected by global component shortages. For more information, see the section titled “Risk Factors—Risks Related to Our Business and Industry—Our dependence on a limited number of joint design manufacturers and suppliers of manufacturing services and critical components within our supply chain may adversely affect our ability to sell subscriptions to our Connected Operations Cloud and our results of operations.” We expect that the need for our IoT devices will diminish over time as physical asset OEMs begin to produce connected assets that can connect to our Connected Operations Cloud without additional IoT devices provided by us.

Privacy and Security by Design

We have designed and developed our Connected Operations Cloud from the ground up to be private and secure. We provide customers with customizable privacy control measures, features, and tools to help them meet the specific privacy requirements, standards, and applicable jurisdiction-specific legislation (including the EU GDPR, UK Data Protection Act, and CCPA) they may be subject to. Our teams conduct privacy impact assessments, monitor guidance from industry and privacy experts, and interpret privacy legislation from relevant regulatory bodies. We use this input to update the privacy and security features of our Connected Operations Cloud, develop new features and Applications, and give our customers the tools they need to meet their privacy goals.

Our Connected Operations Cloud is designed to deliver a ready-to-use, best-in-class security infrastructure to our customers, who can leverage our security features without needing to have any security expertise. We use industry standards and protocols to protect customer data, whether in transit (including TLS 1.2 and 256-bit AES encryption) or at rest in our hosted infrastructure (including FIPS 140-2 compliant encryption standards). Our security program is designed to identify and mitigate risks, and we constantly look to implement best practices and evaluate ways to improve our security. We are regularly audited and assessed pursuant to the System and Organization Controls (SOC 2) established by the American Institute of Certified Public Accountants for reporting on internal control environments implemented within an organization, which helps keep our customers’ data safe and available. We engage independent entities to conduct platform, infrastructure, and hardware-level penetration tests on at least an annual basis. We have also implemented a public bug bounty program to facilitate responsible disclosure of potential security vulnerabilities, which are identified by external researchers who are rewarded for their verified findings; any such vulnerabilities are appropriately remedied by our internal security team.

App Marketplace and APIs

Samsara’s integration ecosystem includes over 125 pre-built integrations on our App Marketplace. Our open API averaged approximately 20 million API calls per day in 2020. More than 6,000 customers are using API integrations. This robust ecosystem of third-party integrations, alongside sensor data, drives improved efficiency and insight for customers by unifying and analyzing data across multiple, previously siloed systems. To ensure easy adoption and seamless access for our developers, we have created “Getting Started” guides for all our main integration types and we maintain a developer metrics page to monitor integration health, provide a newsletter and discussion forum to share best practices, and have an API explorer feature in our documentation which allows developers to try out API calls with their own data before building a full deployment.

Our Customers

As of October 30, 2021, we had over 25,000 customers. We define a customer as an entity which has an ARR of greater than $1,000 at the end of a reporting period. As of October 30, 2021, we had more than 13,000 Core Customers, which are customers representing over $5,000 in ARR. Our customer counts fluctuate from period to period, including due to customer mergers, acquisitions, consolidations, spin-offs, and other market activity. Deployments of our Connected Operations Cloud include a variety of use cases that span industries including transportation, wholesale and retail trade, construction, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others.

The following is a representative sampling of our customers in certain of these industries as of October 30, 2021:

Transportation	Wholesale & Retail Trade	Construction
ArcBest Saia Dohrn Transfer IMC Companies TCI Transportation Mexicana Logistics	Sysco Sherwin-Williams KeHE Retail Business Services (a company of Ahold Delhaize USA) O’Neal Steel Superior Plus Propane Statewide Safety Systems	Artera Services Bragg Companies Delta Constructors Ghilotti Bros. KS Industries MMC Corp

Field Services	Logistics	Utilities & Energy
Clean Harbors Kelly Group Uniti Fiber Sprint Waste Services	Brite Logistics Carter Express, Inc. Leonard’s Express	Liberty Oilfield Services Summit Materials Albuquerque Bernalillo County Water Utility Authority Delaware Electric Cooperative Aera Energy LLC

Government, Healthcare, & Education	Manufacturing	Other
City of Boston Caddo Parish Public Schools City of Auburn City of Memphis Cruz Roja Mexicana MBTA	UFP Industries Packaging Corporation of America American Cementing Batesville Services (a company of Hillenbrand)	Penske Truck Leasing PODS Fraikin Iron Mountain Lux Bus America Arrow Stage Lines

The customer examples below illustrate how customers from different industries benefit from our Connected Operations Cloud:

CASE STUDY Sysco is a global leader in foodservice distribution. Operating out of 343 distribution facilities and 90 countries, Sysco services over 650,000+ customer locations globally, including restaurants, healthcare and educational facilities, and other businesses. INDUSTRY Wholesale Food Distribution CUSTO MER SINCE 2021 APPLICATIONS Video-Based Safety CHALLENGE Reduce safety incidents to zero With a company commitment to caring for people and leading through innovation, Sysco sought a forward-thinking technology partner and robust safety solution to help them protect their team of 12,000 drivers across the United States, Canada, and the Bahamas. SOLUTION New technology partner to build a next generation safety program After seeing the impact of Samsara dash cams and safety workflows during their trial, Sysco selected Samsara as the strategic technology partner to power their data-driven approach to on-the-road safety. With Samsaras easy-to-use software, the Sysco team was able to get up and running quickly, onboarding more than 1,400 users to the platform and Samsaras safety coaching workflow in just months. Dedicated to continuous safety innovation, the Sysco team is considering using Samsaras video-based safety insights and workflows to drive the next generation of their Global Safety Program.

CASE STUDY Uniti Fiber is a leading U.S. provider and constructor of fiber infrastructure serving customers from telecom carriers to hospitals to the U.S. military. Their team relies on a fleet of 400+ vehicles and 300+ pieces of equipment to support their network spanning the Gulf Coast, Midwest, and North Atlantic. INDUSTRY Field Services Telecommunications CUSTO MER SINCE 2018 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Equipment Monitoring CHALLENGE Unlock next-level performance for a 24x7 team For Uniti Fiber, keeping their network online is mission-critical. Uniti Fiber relies on their field team, supported by their fleet and equipment, to maintain and grow their 1.3 million mile network. With personnel spread across their service area, efficient use of resources is crucial. Uniti Fiber needed a new technology partner to enable a single view of their field operations to help them unlock performance improvements. After vetting more than five vendors, the team chose Samsara. SOLUTION New data and workflows to increase productivity With Samsaras Connected Operations Cloud, Uniti Fiber unlocked critical visibility to power real-time decision making. Using Samsaras data and open API, Uniti Fiber created a single view that layers the real-time location of their vehicles on top of their physical network map. This view allowed them to easily pinpoint and dispatch the closest or most suitable personnel quickly, resulting in a 76% increase in dispatch productivity over one year. This increase in productivity helped Uniti Fiber to improve customer service and their bottom line. Robust visibility and reporting have been particularly impactful in emergency situations. Uniti Fiber is responsible for restoring connectivity for first responders and critical services after large weather events. In these events, Samsaras data and reporting enabled multiple groups to work off the same view of their physical operations. These real-time insights empowered the team to make informed decisions about resourcing their network restoration, without sacrificing response time. This approach helped them accelerate the restoration of their network by two weeks after Hurricane Michael, saving millions of dollars in restoration costs.

CASE STUDY KeHE is one of the top wholesale organic food distributors in North America. With a fleet of 550+ trucks and 700+ drivers, they supply leading grocery, online, and natural retailers. INDUSTRY Wholesale Food Distribution CUSTO MER SINCE 2019 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Video-Based Safety Site Visibility CHALLENGE Become the Next Generation Distributor In 2019, KeHE shared an initiative to transform their supply chain to enable them to become a Next Generation Distributor. As a part of this digital transformation, KeHE aimed to replace their siloed, legacy systems that inhibited more efficient workflows and data-driven decision making. They sought an easy-to-use and reliable solution that not only met their compliance needs, but also included applications to unlock operational visibility and new efficiencies. SOLUTION An integrated platform to gain end-to-end visibility and improve efficiency KeHE selected Samsara for its robust, easy-to-use Driver App and compliance solution, but the team quickly realized the wider benefits of Samsaras Connected Operations Cloud to drive new efficiencies across their operations. With Samsaras plug-and-play sensors, KeHE quickly brought their fleet online. Their team gained new, real-time visibility into delivery progress and estimated arrival times for KeHEs 13,000 weekly deliveries. KeHE connected Samsaras vehicle GPS data with their internal management system, bringing customer order information and delivery progress into a single view. This connection unlocked multiple new automation opportunities. For example, KeHE now automatically updates delivery status using GPS data, saving their team nearly 1,000 hours per year. The KeHE team also uses Samsaras Live Sharing links to proactively share delivery progress with end-customers, reducing customer inquiries.KeHE also saw an opportunity to expand their visibility by bringing Samsara into their warehouses. With Samsaras connected security cameras, KeHE achieved real-time, remote visibility into activity across their 10+ distribution centers. The team uses Samsaras AI-driven search tools to reduce the time required to investigate warehouse incidents. By connecting their physical operations across distribution and warehousing, KeHE achieved new levels of safety.

CASE STUDY The City of Boston Public Works Department (PWD) is responsible for overseeing services like snow removal, trash collection, and recycling services for 23 neighborhoods with nearly 700,000 residents. INDUSTRY Government CUSTO MER SINCE 2017 APPLICATIONS Vehicle Telematics Video-Based Safety CHALLENGE Deliver high-quality service and support green initiatives The City of Boston Public Works Department (PWD) keeps Boston running and operates the Citys largest fleet. They sought an easy-to-use platform that could unlock greater visibility into their expansive, diverse fleet and provide new tools to support their municipal fleets transition to full electrification by 2030. SOLUTION With Samsaras Connected Operations Cloud, PWD gained real-time visibility into their fleets services across Boston. This visibility is critical when the City has to respond quickly. For example, during winter storms, PWD is responsible for snow removal services to ensure citizen safety. To provide this service, they often supplement their fleet with plow contractors. Before using Samsara, PWD had to call plow contractors to confirm service completion. Now, the City uses vehicle telematics data to automatically track where and when plowing has been completed, enabling PWD to streamline contractor management and improve billing accuracy. The City of Boston set a goal for municipal fleet electrification by the year 2030. To inform their electrification strategy, PWD actively uses Samsaras data, such as average miles driven and fuel use, to identify which vehicles are good candidates to transition to electric. After electric vehicles (EVs) are put into service, PWD uses Samsara to improve EV performance and utilization, leveraging insights like vehicle battery levels, charging patterns, and overall EV usage. With real-time visibility into fleet performance, the City of Boston can take strategic action towards their efficiency and sustainability goals.

CASE STUDY Bragg Companies is one of the construction industrys largest integrated service organizations with 2,000+ vehicles and assets across eight states. Their team provides specialized crane, rigging, and heavy transport services for complex, large-scale projects such as building rocket launch facilities, theme park rides, high-rise buildings, and stadiums. CHALLENGE Limited in-house IT to manage complex operations For years, Bragg manually matched data from telematics systems with information from paper spreadsheets to track vehicles and equipment across multiple job sites. Siloed systems and gaps in their data made it challenging for their team to identify and tackle improvements in key areas like driver safety and equipment utilization. Bragg sought a single solution to unify their operational data and provide out-of-the-box insights and analytics to drive focused change. SOLUTION Easy-to-access data to improve efficiency and over-the-road safety With Samsaras Connected Operations Cloud, Bragg consolidated datafrom across their equipment, vehicles, and drivers into a single unified view. They can now quickly and easily access insights, pinpoint opportunities for improvement, and act in real time. For example, with real-time GPS tracking and geofences, Bragg can instantly detect when vehicles and equipment enter a job site. This makes it easy for Bragg to ensure the right assets are at the right job, streamlining billing and resolving service inquiries quickly. With remote engine diagnostics and customizable reports, Bragg can also proactively monitor asset health and minimize downtime, ensuring that vehicles and equipment are out generating revenue. Bragg has also taken safety to the next level with Samsara. Using Samsaras data and open API, Bragg built a tailored safety program that has decreased occurrences of speeding by 86% and driver accidents by 43%. Safer and more efficient driving has translated into a 15% increase in fuel efficiency over-the-ad, saving them $500,000 per year in fuel costs and reducing emissions. Combined with the ability to exonerate drivers from false claims using high-definition dash cam footage, Samsara helps keep the Bragg team safe and INDUSTRY Construction CUSTOMER SINCE 2019 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Video-Based Safety Equipment Monitoring

CASE STUDY Iron Mountain is a global leader in records management, information destruction, and data backup and recovery services. Maintaining a seamless chain of custody is paramount to their operations, which depend upon a complex network spanning thousands of facilities, vehicles, and drivers. INDUSTRY Other Information Storage CUSTO MER SINCE 2021 APPLICATIONS Vehicle Telematics Apps & Driver Workflows CHALLENGE Reduce compliance overhead across teams After finding a previous ELD compliance solution unmanageable, Iron Mountain was looking for an innovative, reliable, and easy-to-use platform for both their drivers and back office teams. Iron Mountain also envisioned creating new automated workflows to simplify compliance and improve on- time performance. SOLUTION Simplify workflows for drivers and back office teams Iron Mountains drivers are the public face of the company, so its critical that the workflows and apps their team uses dont detract from providing core services. Iron Mountain was able to simplify their driver experience by deploying the Samsara Driver App. The app has made it easier for drivers to stay compliant with federal regulations and communicate with the back office. In-app guided workflows help drivers minimize guesswork and ensure tasks are completed properly. Additionally, Iron Mountain takes advantage of Samsaras open API, connecting Samsara with other software to automate workflows and fit their teams needs. For example, Samsara connects with their fuel management software, helping to automate quarterly fuel tax reporting, streamlining a compliance headache, and saving their back office valuable time. Iron Mountain also connected Samsara to their routing software, enabling them to coach drivers more effectively based on route performance. With Samsaras Connected Operations Cloud, the Iron Mountain team can focus on critical business activities rather than manual workflows.

Kelly Group CASE STUDY Kelly Group is a leading UK telecommunications and utilities service provider. With 2,500+ vehicles and 3,500+ technicians, the team works on diverse projects ranging from installing broadband to maintaining railway lines. INDUSTRY Field Services Telecommunications CUSTO MER SINCE 2018 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Video-Based Safety Equipment Monitoring CHALLENGE Promote superior customer service and safer roads Kelly Group prides itself on its customer service and efficiency. However, disparate systems and a patchwork of data slowed the teams ability to address operational needs in real time. They desired a single platform that would unify data from dash cameras and telematics to more efficiently service customers and improve safety outcomes. Kelly Group tested dozens of vendors, but no solution met their needs until they found Samsara. SOLUTION A single pane of glass to improve service workflows and safety Kelly Group consolidated multiple vendors into one with Samsara. Using Samsaras Connected Operations Cloud, Kelly Group was able to consolidate diverse data and critical workflows into one place, creating a single pane of glass to fuel their operational day-to-day and power initiatives like their safety program. With Samsara, their team now has the real-time, consolidated view needed to confidently and quickly manage 15,000+ daily service calls. To enrich their view, they imported driver assignment data to easily see driver-job pairings in Samsara. This unified view helped them to quickly re-route the right driver, answer customer inquiries accurately, and confirm job completion in minutes. It also reduced the time spent communicating changes or updates between groups. Kelly Group also used Samsara as the backbone of their safety program. The team used Samsara to gain real-time visibility into safety events with video evidence and through AI-powered detection. They then used safety workflows to analyze incidents and act quickly on events with driver coaching or recognition. To help incentivize safe driving, Kelly also surfaced driver safety scores direct to drivers through in-app gamification. Drivers with the best scores received a bonus, while drivers who were struggling received extra coaching. With a consolidated view the Kelly Group team can power more effective service workflows and safety initiatives.

Fraikin CASE STUDY Fraikin UK is a division of Fraikin, which is one of Europes largest commercial fleet rental and services companies with a fleet of 58,000+ commercial vehicles across 12 countries. Fraikin UK services 200+ customers. INDUSTRY Other Commercial Leasing CUSTO MER SINCE 2021 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Video-Based Safety Equipment Monitoring CHALLENGE Deliver high-value, competitive service at scale With the company philosophy You drive, we care, Fraikin is committed to running a tech-forward fleet that exceeds clients ever-changing needs. Fraikin UK sought a single solution for telematics, cameras, cold chain, and maintenance to uncover new opportunities for efficiency, helping them gain a competitive advantage in servicing their customers. SOLUTION Centralized data to improve uptime and reliability With Samsaras Connected Operations Cloud, Fraikin UK consolidated diverse data for thousands of vehicles within one view. With this holistic view, Fraikin UK can drive strategic initiatives important to maintaining their edge. For example, Samsara powers Fraikin UKs Connected Maintenance project which aims to improve maintenance workflows to drive down costs and deliver superior reliability. Using Samsara, Fraikin UK aggregates diagnostic data from vehicles to proactively identify fault codes and vehicle issues that require action. With these real-time insights, Fraikin UK can intervene early and prevent larger, more expensive issues and reduce downtime. Additionally, Fraikin UK uses Samsara to deliver greater value to their end- customers. They use Samsara data to provide tailored monthly performance updates to customers, such as fuel usage and driving behavior. These reports provide Fraikin UKs customers with insights to run safer, more sustainable fleets.

One of the worlds largest chemical and ingredient distributors, this Fortune 500 company purchases chemicals and ingredients from thousands of producers and creates finished products for transport and sale worldwide. They deliver value- added services while operating a network of facilities powered by one of the largest private fleets in the industry. INDUSTRY Wholesale Chemical Distribution CUSTO MER SINCE 2021 APPLICATIONS Vehicle Telematics Apps & Driver Workflows Video-Based Safety Site Visibility CHALLENGE Disparate systems made holistic safety and efficiency improvements challenging This chemical company needed a single, unified platform to capture data across their widely distributed operations and drive efficiency and safety improvements at scale. Further, the advancements in IoT sensors and AI technology provided an opportunity to deploy a common solution. While their immediate need was to upgrade their compliance solution, they wanted a platform with an array of applications, especially for worker safety across their operations. Market challenges, like a prolonged labor shortage and international supply chain delays, only intensified the companys resolve to invest in innovative technology to capture and act on critical data in real time.SOLUTION A unified end-to-end view to drive efficiency and safety With Samsaras Connected Operations Cloud, this company unlocked new end-to-end visibility to identify key improvements across their operations. They use Samsaras ELD compliance solution across nearly 1,000 vehicles to simplify regulatory reporting. In addition to compliance, safety is also a top priority because they procure and deliver sensitive and potentially hazardous materials. On the road, Samsara dash cams help keep drivers safe with proactive coaching and provide context to the team when incidents occur. Within the first year with Samsara, the company reduced harsh driving events by 10% over 30+ million miles traveled. At their distribution centers, this company is piloting Samsaras connected security cameras. This solution provides real-time remote visibility into warehouse operations to improve onsite safety and standardize training for physical security. If adopted, this technology could enable this chemical distributor to take a holistic approach to worker safety across their supply chain. Using Samsara, this company keeps their drivers safe and captures real-time data to help their operations run efficiently. This allows them to focus on providing the exceptional customer service that has kept them at the top of their industry for almost a century.

Sales and Marketing

We primarily sell subscriptions to our Connected Operations Cloud to enterprise, medium-sized business, and small businesses through a direct sales motion supported by an enterprise sales team and inside sales team. Our enterprise sales team takes an account-based approach to target large multinational corporations, while our inside sales team focuses on enterprise, medium-sized business, and small businesses using both inbound and outbound sales techniques. Both teams are supported by a close partnership with our marketing team’s lead generation engine. For smaller projects, we have a self-service model driven by a seamless web store experience.

Our go-to-market and sales efforts are strengthened by our free-trial sales model. Prospective customers are invited to test our Connected Operations Cloud for their use case during a trial period at no cost. This drives significant trust in the solution and helps our highly technical sales team demonstrate the full capacity of our Connected Operations Cloud while simultaneously reducing post-sales friction.

We invest in a variety of marketing activities and programs to drive awareness, engage with prospective customers, and build a pipeline for our sales team. Our lead generation engine supports our growth targets by leveraging customer success stories through field events, webinars, case studies, press engagement, and more. To drive enterprise growth, we leverage best-in-class, account-based marketing tactics.

In addition to our internal sales team, we also have a network of reseller partners, who function as an additional sales motion for our business. Further, we have established referral programs with some of our technology partners, which acts as an additional lead generation source.

As of the last business day of the fiscal quarter ended October 30, 2021, we had 775 employees in our sales and marketing organizations. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.

Partners

We have built a robust ecosystem which includes over 125 integration partners in our Samsara App Marketplace, powered by an active developer community. In addition to these integration partners, we work with a network of system integrators, consultants, and implementation partners in our Experts Marketplace. Our open API, which is used by more than 6,000 customers, enables developers to integrate our Connected Operations Cloud into a variety of use cases from payroll to transportation management systems (TMS), fuel purchasing tools, navigation and more. These APIs cover all of Samsara’s core Applications. We also have partnerships with OEMs who build connectivity into their products, such as vehicles and heavy equipment. These partnerships enable us to capture IoT data into our Connected Operations Cloud without requiring customers to install aftermarket IoT devices. This lowers the barrier to connecting data to our platform. Our partner ecosystem also encompasses a number of commercial partnerships. We work with a network of reseller partners and also have partnerships with insurance providers and select vendors in the third-party logistics (3PL) network. We have also partnered with insurance companies, who have become an important new partner constituency whose end-customers can leverage our Connected Operations Cloud in order to reduce insurance premiums and improve safety.

Research and Development

Our research and development organization is responsible for the design, development, testing and delivery of new technologies, features, and integrations of our Applications, as well as the continued improvement and iteration of our Applications. It is also responsible for operating and scaling our Data Platform, including the underlying cloud infrastructure. Our most significant investments are in research and development to drive core technology innovation and to bring new Applications to market.

As of the last business day of the fiscal quarter ended October 30, 2021, we had 360 employees in our research and development organization. We intend to continue to invest in our research and development capabilities to extend our platform and products.

Competition

The connected physical operations industry is highly fragmented, with most vendors offering software and/or hardware solutions addressing specific industry verticals or specific solution sets. Our competition is specific to the individual solution sets that we target, or specific to operational groupings like fleets or facilities. We are not aware of other companies that approach the market with a common data cloud across connected fleets, equipment and sites.

Video-Based Safety

Our fleet safety Applications primarily compete with safety-focused vendors like Lytx and SmartDrive, who provide standalone camera and coaching tools.

Vehicle Telematics

Our telematics Applications primarily compete with traditional vendors like Verizon Connect and Geotab, who provide a set of tools and reports focused on driver management, intermittent GPS tracking, asset tracking, and compliance. For compliance or ELD-focused Applications, we compete primarily with vendors like Omnitracs.

Equipment Monitoring

Our equipment monitoring Applications compete with a wide range of vendors depending on the complexity of the equipment tracked. Our primary competitors for monitoring equipment and trailers are vendors focusing on equipment location tracking and diagnostics like Orbcomm and ZTR. For more advanced monitoring and control solutions we primarily compete against homegrown internal or DIY solutions.

Site Visibility

Our site visibility Applications primarily compete with security, surveillance and access control vendors like Avigilon, a Motorola Solutions company, who specialize in video analytics, AI, and network video management software.

The principal competitive factors in the markets in which we operate include:

•	All-in-one software and hardware solution that addresses specific industry needs;

•	Cloud-native applications whose feature set is effective, extensible, and evolving;

•	Rapid development cycle based on customer feedback;

•	High-quality, relevant, and actionable insights for operational managers and workers;

•	Scalable data platform that can ingest and process data from various sources and apply powerful analytics across multiple data sets;

•	Ease of adoption from installation to usability for back-office administrators and field workers;

•	Reliability and security;

•	Quality and responsiveness of customer support channels;

•	ROI: Price for software, devices, installation and support relative to achieved cost savings;

•	Brand awareness, reputation and trust in the provider’s services; and

•	Strength of sales, marketing and channel partner relationships.

Based on these factors, we believe we are positioned favorably against our competitors. While many competitors focus on a subset of solutions for vehicles, such as GPS tracking and/or driver coaching, our

Connected Operations Cloud provides an extensive view of relevant operational information across many physical operations assets. This real-time data enables intelligent recommendations that empower customers to achieve operational success, while consolidating vendor costs and administration.

Our solution allows customers to use Samsara as their only physical operations management provider, instead of having to source, integrate and adopt point solutions across a variety of vendors. However, some of our competitors have substantially greater financial resources, greater brand recognition, larger sales forces and marketing budgets, as well as broader distribution networks. Large corporations, in particular, may be able to utilize their distribution networks and existing relationships to offer fleet management solutions in addition to solutions in other verticals already being provided to customers. We expect additional competition as our market grows and rapidly changes, and we may choose to enter or expand into new markets as well.

Our Intellectual Property

Intellectual property rights are important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how and brand. Our proprietary API and the agent used by customers to upload data to our platform are licensed by us on an open source basis.

As of October 30, 2021, our portfolio consisted of 29 issued and 4 allowed (issuance pending) patents in the United States. We also had 67 patent applications pending for examination in the United States and no non-U.S. patents or patent applications. Despite our pending U.S. patent applications, there can be no assurance that our patent applications will result in issued patents.

Although we rely on intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new services, features and functionality, and frequent enhancements to our platform are more essential to establishing and maintaining our technology leadership position.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. We generally require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and we control and monitor access to our software, documentation, proprietary technology and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners. See the section titled “Risk Factors” for a discussion of risks related to our intellectual property.

Our Facilities

Our main corporate office facility is located in San Francisco. This facility comprises approximately 84,000 square feet of space, pursuant to a lease agreement expiring in 2025. We also lease or license additional offices including in San Francisco, San Jose, Atlanta, London, Mexico City, and Taiwan. We do not own any real property. We believe that these facilities are suitable to meet our needs, and that, should it be needed, suitable additional or alternative space will be available to accommodate any expansion of our operations.

Legal Proceedings

We are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Government Regulation

We are subject to a wide variety of laws and regulations in the United States and other jurisdictions and devote considerable resources to compliance with these laws and regulations.

Compliance with regulations applicable to interstate carriers in the United States is important both for our business and for our customers’ businesses. To the extent our products function as electronic logging devices (ELDs), we are subject to regulation by the Federal Motor Carrier Safety Administration (FMCSA) as a manufacturer of ELDs. The FMCSA requires that ELD manufacturers register and self-certify that each ELD model and version they offer for sale has been sufficiently tested to meet certain functional requirements. FMCSA’s enforcement practices include roadside inspections and audits of our customers. These enforcement activities may also involve inspections of our ELD products to ensure they comply with the FMCSA’s functional requirements.

Customers who use our products to comply with the FMCSA’s ELD and hours of service (HOS) regulations depend on our products remaining registered and conforming to FMCSA’s standards. To this end, our Legal and Product teams work closely with our customers and FMCSA to monitor issues and stay on top of regulatory developments. We also hire external advisors with expertise in these areas and participate in industry groups to stay abreast of developments. In addition to enabling our customers’ compliance with ELD and HOS regulations, our products make it simple and intuitive for our customers to comply with a host of other regulatory requirements and standards in the United States, including International Fuel Tax Agreement (IFTA) reporting and Driver Vehicle Inspection Report (DVIR) compliance.

Outside of the United States, our products can likewise simplify compliance, especially as other countries enact ELD and HOS requirements. For example, on June 12, 2021 Canada’s ELD technical standard took effect, beginning with a 12-month progressive enforcement period, mandating that motor carriers and drivers subject to hours of service requirements in Canada use ELDs that have been tested and certified by an accredited, third-party certification body. Transport Canada has enforcement authority over compliance with the certification process and works with the Canadian provincial and territorial governments to enforce compliance with the ELD mandate. Although the Canadian ELD mandate took effect in June 2021, citing the impact of COVID-19 on commercial vehicle operations, Canadian enforcement authorities announced that they will follow a progressive enforcement strategy through June 2022. This progressive enforcement approach does not involve penalties, and instead consists of elevated education and awareness. The Canadian Minister of Transport stated that this progressive enforcement period is intended to give sufficient time for industry to obtain and install certified ELDs without penalty. Pursuant to the Canadian regulatory requirements, we have submitted our ELD devices to an accredited certification body for testing and certification. As in the United States, we are working with external advisors, industry groups, and applicable regulators to help ensure compliance for ourselves and our customers.

We also are subject to other laws and regulations governing issues such as privacy, data security, telecommunications, the use of biometric data, labor and employment, anti-discrimination, whistleblowing and worker confidentiality obligations, product liability, consumer protection and warnings, marketing, taxation, competition, arbitration agreements and class action waiver provisions, and terms of service, among other issues. We could become subject to additional legal or regulatory requirements, including additional or modified requirements around ELD certification, if laws, regulations, or guidance change in the jurisdictions in which we operate. This could include the need to obtain new and different types of licenses or certifications to offer certain products or functionalities. Overall, we are committed to complying with, and helping our customers comply with, applicable regulations and requirements, and we will continue to devote significant internal resources to these efforts.

See the section titled “Risk Factors—Risks Related to Government Regulation” for additional information about the laws and regulations to which we are subject and the risks to our business associated with such laws and regulations.

Data Protection and Privacy Program

We dedicate significant resources to protecting and securing the data of our customers as part of our overall data protection and privacy program.

In addition to the privacy and security measures that we incorporate into the design, engineering, and testing processes for our solution, we have company-wide policies that describe how we collect, use, protect and disclose data. We provide ongoing training to our employees to appropriately handle and secure data. We are also able to assist our customers in demonstrating their compliance with applicable data protection and privacy regulations through the use of template accountability documentation (e.g., data protection impact assessments and supporting policies), which can be configured and tailored by customers to address their particular use cases and organizational requirements. We offer EU Model Clauses, also known as Standard Contractual Clauses, for the purpose of helping enable our customers’ continued compliance with the changing regulatory landscape in connection with transferring personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, highlighting a commitment to protect personal information in accordance with a set of privacy principles that offer meaningful privacy protections and recourse for EU individuals. We also maintain a self-certification under EU-US and Swiss-US Privacy Shield. We hold our service providers and sub processors to the same high data-protection and privacy standards to which we hold ourselves, including through contractual commitments and periodic reviews and audits.

See the section titled “Risk Factors—Risks Related to Government Regulation” for additional information about the laws and regulations to which we are subject and the risks to our business associated with such laws and regulations.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of October 30, 2021:

Name	Age	Position(s)

Executive Officers:

Sanjit Biswas	39	Co-Founder, Chief Executive Officer and Director

John Bicket	41	Co-Founder, Executive Vice President, Chief Technology Officer and Director

Dominic Phillips	39	Executive Vice President, Chief Financial Officer

Kiren Sekar	41	Executive Vice President, Chief Product Officer

Benjamin Calderon	47	Executive Vice President, Chief Technology Officer, Hardware and Operations

Andy McCall	47	Executive Vice President, Chief Revenue Officer

Adam Eltoukhy	38	Vice President, General Counsel and Corporate Secretary

Non-Employee Directors:

Marc Andreessen	50	Director

Sue Bostrom	61	Director

Jonathan Chadwick	55	Director

Ann Livermore	63	Director

Hemant Taneja	46	Director

Susan L. Wagner	60	Director

Executive Officers

Sanjit Biswas. Mr. Biswas has served as our Chief Executive Officer and as the Chairman of our Board of Directors since February 2015. Prior to co-founding Samsara, he was the CEO and co-founder of Meraki, from April 2006 to December 2012. He served as Vice President and General Manager at Cisco Systems from December 2012 to January 2015 following Cisco’s acquisition of Meraki in 2012. Mr. Biswas holds a B.S. in Computer Systems Engineering from Stanford University and an S.M. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

We believe Mr. Biswas is qualified to serve as a member of our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders, as well as his prior business experience.

John Bicket. Mr. Bicket has served as our Chief Technology Officer and as a member of our Board of Directors since February 2015. Prior to co-founding Samsara, he was the CTO and co-founder of Meraki, from April 2006 to December 2012. He served as Vice President of Engineering at Cisco Systems from December 2012 to January 2015 following Cisco’s acquisition of Meraki in 2012. Mr. Bicket holds a B.S. in Computer Science from Cornell University and an S.M. in Computer Science from the Massachusetts Institute of Technology.

We believe Mr. Bicket is qualified to serve as a member of our Board of Directors because of the perspective and experience he brings as our Chief Technology Officer and as one of our co-founders, as well as his prior business experience.

Dominic Phillips. Mr. Phillips has served as our Chief Financial Officer since December 2019. From April 2014 to November 2019, he held various finance roles at ServiceNow, most recently Vice President, Finance and Head of Corporate Development, and from August 2010 to April 2014, he held various roles on Morgan Stanley’s technology investment banking team, most recently Vice President. Mr. Phillips holds a B.S. in Business from California Polytechnic State University—San Luis Obispo and an M.B.A. from University of California, Berkeley, Haas School of Business.

Kiren Sekar. Mr. Sekar has served in various roles at Samsara since March 2015, most recently as our Chief Product Officer. From November 2009 to March 2015, he held various roles at Meraki, including Director of Marketing and VP of Marketing. From 2005 to 2008, Mr. Sekar held various roles at SugarSync, including Senior Software Engineer and Engineering Manager. From 2002 to 2005, Mr. Sekar worked at Apple as a software engineer. Mr. Sekar has a B.S. in Computer Science from Stanford University.

Benjamin Calderon. Mr. Calderon has served in various roles at Samsara since March 2015, most recently as our Chief Technology Officer, Hardware and Operations. From March 2007 to February 2015, he held various roles at Meraki, including Vice President of Hardware and Operations and continued in that capacity after the company’s acquisition by Cisco Systems. Mr. Calderon was a member of Apple’s hardware and operations team from September 2004 to March 2007 and Manager of Global Product Support for several metal deposition products while at Applied Materials. Mr. Calderon has an S.B. in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

Andy McCall. Mr. McCall has served in various roles at Samsara since March 2017, most recently as our Chief Revenue Officer. From April 2009 to March 2017, he served as VP of Worldwide Sales at Meraki and continued as VP of Sales for the global Meraki business after the company’s acquisition by Cisco Systems. From February 2003 to April 2009, Mr. McCall held various sales and channel leadership positions with Nokia’s network security business. Mr. McCall has a B.A. from University of California at Irvine, and an M.B.A. and doctorate in Organizational Leadership from Pepperdine University.

Adam Eltoukhy. Mr. Eltoukhy has served in various roles at Samsara since October 2018, most recently as our General Counsel and Corporate Secretary. From November 2012 to October 2018, he was Legal Counsel at Palantir Technologies, where he served in a variety of positions, including most recently as the head of the litigation and intellectual property groups. Prior to joining Palantir, he was an associate with the firms of Morrison & Foerster and Weil Gotshal and Manges. He also served as a law clerk on the United States District Court for the Northern District of California and the United States Court of Appeals for the Federal Circuit. Mr. Eltoukhy holds a B.S. in Electrical Engineering from Santa Clara University and a J.D. from Stanford Law School.

Non-Employee Directors

Marc Andreessen. Mr. Andreessen has served as a member of our Board of Directors since May 2015. He is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen previously served as a member of the boards of directors of eBay Inc., Hewlett-Packard Company, and Hewlett Packard Enterprise Company. Mr. Andreessen currently sits on the boards of directors of Meta Platforms, Inc., Coinbase Global Inc., and several private companies. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign.

We believe that Mr. Andreessen is qualified to serve as a member of our Board of Directors due to his extensive leadership and business experience as an Internet entrepreneur, venture capitalist, and technologist, as well as his service on other boards of directors.

Sue Bostrom. Ms. Bostrom has served as a member of our Board of Directors since March 2021. She previously served in various roles at Cisco Systems, from 1997 to January 2011, most recently serving as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs. Ms. Bostrom currently serves on the boards of directors of Anaplan, Inc., a software company, GitLab Inc., a global software company, Nutanix, a cloud computing company, and ServiceNow, Inc., a cloud computing company, as well as on the boards of directors of several private companies and non-profit organizations. Ms. Bostrom previously served as a member of the board of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, from February 2005 until February 2019, Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in September 2017, and Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business.

We believe Ms. Bostrom is qualified to serve as a member of our Board of Directors due to her extensive experience and leadership roles in the technology industry and her service on the boards of directors of various public companies.

Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since August 2020. Since April 2016, he has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company. He previously served as the Chief Financial Officer of Skype Communication S.a.r.l., a voice over IP (VoIP) service company, and as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communication S.a.r.l. Mr. Chadwick previously served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. Before that, Mr. Chadwick served in various executive roles at Cisco Systems. Mr. Chadwick also worked for Coopers & Lybrand (now PricewaterhouseCoopers), an accounting firm, in various roles in the United States and United Kingdom. He currently serves on the boards of directors of Elastic N.V., a search and data analysis company, ServiceNow, Inc., a cloud computing company, Zoom Video Communications, Inc., a provider of remote conferencing services, Confluent, Inc., a data infrastructure company, and various private companies. He previously served on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.

We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors due to his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.

Ann Livermore. Ms. Livermore has served as a member of our Board of Directors since June 2021. She previously served in various management and leadership roles at Hewlett-Packard, a software and hardware provider, from 1982 to October 2011, most recently serving as Executive Vice President. Ms. Livermore currently serves on the boards of directors of Qualcomm Incorporated, a wireless technology company, Hewlett Packard Enterprise Company, a platform-as-a-service company, and United Parcel Service Inc., a delivery company, as well as on several boards of directors of private companies. Ms. Livermore also serves on the board of visitors of the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and the board of advisors at the Stanford Business School. Ms. Livermore previously served as a member of the board of directors of Hewlett-Packard, from June 2011 until November 2015. Ms. Livermore holds a B.A. in Economics from the University of North Carolina, Chapel Hill and an M.B.A. from the Stanford Graduate School of Business.

We believe Ms. Livermore is qualified to serve as a member of our Board of Directors due to her extensive experience and leadership roles in the technology industry and her service on the boards of directors of various public companies.

Hemant Taneja. Mr. Taneja has served as a member of our Board of Directors since June 2017. He has served as a Managing Director at General Catalyst, a venture capital firm, since September 2007. Mr. Taneja serves on the board of directors of Teladoc Health Inc., Health Assurance Acquisition Corp., and several private companies. Mr. Taneja holds a M.S. in Operations Research, a M.Eng. in Electrical Engineering and Computer Science, a B.S. in Mathematics, a B.S. in Electrical Engineering and Computer Science, and a B.S. in Biology and Biomedical Engineering from the Massachusetts Institute of Technology.

We believe Mr. Taneja is qualified to serve as a member of our Board of Directors due to his experience as a director of, and as an investor in, multiple technology companies.

Susan L. Wagner. Ms. Wagner has served as a member of our Board of Directors since November 2020. She is a co-founder of BlackRock, Inc., an asset management company, and held various roles there from its founding until her retirement in July 2012. During her tenure at BlackRock, Ms. Wagner served as BlackRock’s Vice Chairman, Chief Operating Officer, Head of Corporate Strategy, a member of the Global Executive Committee and Global Operating Committee, and led the alternative investments and international client businesses. She currently serves on the boards of directors of BlackRock, Swiss Re Ltd., an insurance and reinsurance company, Apple Inc., an electronics and software company, and Color Health, a private health technology company. Ms. Wagner holds a B.A. in English and Economics from Wellesley College and an M.B.A. in Finance from the University of Chicago.

We believe Ms. Wagner is qualified to serve as a member of our Board of Directors due to her operational experience, including her service as chief operating officer of a large multinational public company, her extensive financial expertise and experience in the financial services industry, and her global business perspective from her service on other boards.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of eight directors. Pursuant to our current certificate of incorporation and voting agreement, our current directors were elected as follows:

•	Sanjit Biswas, John Bicket, Susan L. Wagner and Jonathan Chadwick were elected as the designees nominated by holders of our common stock;

•	Marc Andreessen was elected as the designee nominated by Andreessen Horowitz Fund IV, L.P.;

•	Hemant Taneja was elected as the designee nominated by General Catalyst Group VIII, L.P.; and

•	Sue Bostrom and Ann Livermore were elected as the designees nominated by the holders of preferred stock and common stock, voting together.

Our voting agreement will terminate and the provisions of our current certificate of incorporation by which our directors were elected will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our Board of Directors has determined that Marc Andreessen, Sue Bostrom, Jonathan Chadwick, Ann Livermore, Hemant Taneja, and Susan Wagner do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Following the completion of this offering, our audit committee will consist of Jonathan Chadwick, Hemant Taneja and Susan Wagner, with Jonathan Chadwick serving as Chairperson, and each of whom will meet the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee will also meet the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our Board of Directors has determined that Jonathan Chadwick and Susan Wagner are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the completion of this offering, our audit committee will, among other things:

•	appoint and oversee the independent auditor;

•	review and approve audit and non-audit services;

•	review and approve earnings materials, financial statements and related disclosures in periodic reports;

•	review internal controls and disclosure controls and procedures;

•	review and discuss adequacy and effectiveness of legal, regulatory and ethical compliance programs;

•	review and monitor compliance with the Code of Business Conduct and Ethics; and

•	review and approve related party transactions.

Our audit committee will operate under a written charter, effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange.

Compensation Committee

Following the completion of this offering, our compensation committee will consist of Sue Bostrom, Jonathan Chadwick, and Ann Livermore, with Sue Bostrom serving as Chairperson, and each of whom will meet the requirements for independence under the listing standards of the New York Stock Exchange. Each member of our compensation committee will also be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Following the completion of this offering, our compensation committee will, among other things:

•	review and approve (or recommend to our Board of Directors) CEO and executive officer compensation;

•	review, approve, administer and oversee the company’s employee benefit and equity incentive plans;

•	retain compensation consultants and other advisors; and

•	review and recommend to the Board compensation for directors.

Our compensation committee will operate under a written charter, effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange.

Nominating and Corporate Governance Committee

Following the completion of this offering, our nominating and corporate governance committee will consist of Susan Wagner, Ann Livermore and Marc Andreessen, with Susan Wagner serving as Chairperson, and each of whom will meet the requirements for independence under the listing standards of the New York Stock Exchange. Following the completion of this offering, our nominating and corporate governance committee will, among other things:

•

assist the Board by identifying individuals qualified to become members of the Board of Directors, and to recommend to the Board of Directors, proposed nominees for election to the Board of Directors and appointment to its committees;

•	make recommendations regarding Board of Directors and committee composition;

•	consider director nominees properly recommended or nominated by stockholders;

•	evaluate and recommend to the Board of Directors corporate governance policies, practices and guidelines applicable to the company;

•	facilitate the annual performance review of the Board of Directors and its committees; and

•	consider and discuss environmental, social and governance matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Non-Employee Director Compensation

Our employee directors, Sanjit Biswas and John Bicket, have not received any compensation for their services as directors for the fiscal year ended January 30, 2021. The compensation received by Messrs. Biswas and Bicket as employees is set forth in the section titled “Executive Compensation—Summary Compensation Table.”

The following table provides information regarding compensation of our non-employee directors for service as directors for the fiscal year ended January 30, 2021.

Name	Stock awards ($)(1)	Total ($)
Marc Andreessen	—	—
Jonathan Chadwick(2)	3,915,733	3,915,733
Hemant Taneja	—	—
Susan L. Wagner(3)	3,515,126	3,515,126

(1)

The amounts reported represent the aggregate grant-date fair value of the awards granted under our 2015 Plan, calculated in accordance with ASC Topic 718. During the fiscal year ended January 30, 2021, Mr. Chadwick and Ms. Wagner were granted RSUs that are subject to both a service condition and a performance condition. The grant date value of RSUs granted during the year reported in the table above assumes achievement of the liquidity-based vesting condition as of such date. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 9 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the director.

(2)

As of January 30, 2021, Mr. Chadwick held RSUs covering 488,246 shares of our Class B common stock. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied as to (i) 25% of the shares as of August 27, 2021 and (ii) the remainder in 36 equal monthly installments thereafter. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or acquisition.

(3)

As of January 30, 2021, Ms. Wagner held RSUs covering 415,009 shares of our Class B common stock. The service condition for the RSUs is satisfied as to (i) 25% of the shares as of November 3, 2021 and (ii) the remainder in 36 equal monthly installments thereafter. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or acquisition.

Except as described above, none of our directors held any stock awards or option awards as of January 30, 2021.

Outside Director Compensation Policy

Prior to the adoption of the Outside Director Compensation Policy described below, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors.

Our Board of Directors has adopted, and our shareholders have approved, our Outside Director Compensation Policy that became effective upon the effective date of the registration statement of which this prospectus forms a part. Our Outside Director Compensation Policy provides that all non-employee directors will be entitled to receive the following cash retainers, including additional compensation for serving on our Board of Directors or on the audit, compensation, and nominating and corporate governance committees following the effective date of the Outside Director Compensation Policy:

•	$30,000 retainer per year for each non-employee director;

•	$20,000 retainer per year for the non-executive chair of the Board of Directors;

•	$15,000 retainer for the lead independent director;

•	$20,000 retainer per year for the chair of the audit committee or $10,000 retainer per year for each other member of the audit committee;

•	$15,000 retainer per year for the chair of the compensation committee or $7,500 retainer per year for each other member of the compensation committee; and

•	$8,000 retainer per year for the chair of the nominating and corporate governance committee or $4,000 retainer per year for each other member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears on a prorated basis.

Each person who first becomes a non-employee director following the effective date of the Outside Director Compensation Policy will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units covering a number of shares of our Class A common stock, with such award having a grant value equal to $400,000, rounded to the nearest whole share. Each initial award will vest as to 1/3rd of the underlying shares on the first Company Vesting Date following the date the individual became a non-employee director, and as to 1/3rd of the underlying shares on each of the next two anniversaries thereafter, subject to continued service through each relevant vesting date, where “Company Vesting Date” means March 15, June 15, September 15, and December 15. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an initial award.

On the date of each of our annual stockholder meetings following the effective date of the registration statement of which this prospectus forms a part, except as noted below, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an award of restricted stock units covering a number of shares of our Class A common stock, with such award having a grant value of $200,000, rounded to the nearest whole share. Each annual award will vest on the earlier of the first anniversary of the award’s grant date or the day before the annual stockholder meeting following the date the annual award was granted, in each case subject to continued service through each relevant vesting date.

In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable (if applicable) and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the non-employee director and us.

In any fiscal year, no non-employee director may be paid, issued or granted cash compensation and equity awards with a total value of greater than $750,000, with the value of an equity award based on its grant date fair value for purposes of this limit. Any cash compensation paid or equity awards granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward this limit.

Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary and documented travel expenses to attend meetings of our Board of Directors and committees thereof.

Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors will remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors. For further information regarding the equity compensation of our non-employee directors, see the section of this prospectus titled “Executive Compensation — Employee Benefit and Stock Plans — 2021 Equity Incentive Plan.”

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, as of January 30, 2021, were:

•	Sanjit Biswas, our Chief Executive Officer and member of our Board of Directors;

•	John Bicket, our Executive Vice President, Chief Technology Officer and member of our Board of Directors; and

•	Kiren Sekar, our Executive Vice President, Chief Product Officer.

Summary Compensation Table

The amounts below represent the compensation awarded to or earned by or paid to our named executive officers for the fiscal year ended January 30, 2021:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sanjit Biswas	2021	269,546	500	16,816,207	12,449,222	192,447	7,495	29,735,418
Chief Executive Officer

John Bicket	2021	269,546	500	20,260,499	—	192,447	13,238	20,736,230
EVP, Chief Technology Officer

Kiren Sekar	2021	301,731	500	17,644,000	—	145,793	8,800	18,100,824
EVP, Chief Product Officer

(1)

The amounts reported in this column represent a one-time bonus that was provided to all employees (including executives) in response to work from home policies implemented by us due to the COVID-19 pandemic.

(2)

The amounts reported represent the aggregate grant-date fair value of the awards calculated in accordance with ASC 718. Stock awards reflected in the table above represent RSUs that are subject to both a service condition and a performance condition. The grant-date fair value of RSUs granted during the fiscal year reported in the table above assumes achievement of the performance condition as of the grant date. Note that while the grant-date fair value assuming achievement of the performance condition is included in the table above, the achievement of the performance condition was not deemed probable on the date of grant. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 9 to our consolidated financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the executive.

(3)

The amounts reported in this column represent amounts earned under each named executive officer’s individualized sales commission plan, as described in the section titled “Non-Equity Incentive Plan Compensation.”

(4)	The amounts reported represent 401(k) plan matching contributions.

Non-Equity Incentive Plan Compensation

In fiscal 2021, each named executive officer participated in an individualized sales commission plan and earned quarterly commissions based on bookings. Under each named executive officer’s sales commission plan, the named executive officer was eligible to receive (1) commissions with respect to bookings up to the target amount of bookings, at a rate equal to the base commission rate, (2) commissions with respect to bookings between the target amount of bookings and 110% of the target amount of bookings, at a rate equal to 150% of the base commission rate, and (3) commissions with respect to bookings in excess of 110% of the target amount of bookings, at a rate equal to 400% of the base commission rate. The amount of commissions that a named executive officer could earn in each quarter was not capped.

Each named executive officer’s base commission rate for a particular quarter was equal to (1) his target commission amount for the quarter divided by (2) the target amount of bookings for the quarter. The target commission amounts were (1) for each of Messrs. Biswas and Bicket, $41,250 for each quarter, and (2) for Mr. Sekar, $31,250 for each quarter.

In fiscal 2021, we achieved bookings of (1) approximately 91% of target for the first quarter, (2) approximately 111% of target for the second quarter, (3) approximately 113% of target for the third quarter, and (4) approximately 114% of target for the fourth quarter. Based on these results, the aggregate amounts paid to our named executive officers under their sales commission plans for fiscal 2021 are the amounts included in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 30, 2021:

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Sanjit Biswas	5/9/2019	1,140,062	(3)	—	3.51	5/8/2029
	10/15/2020	3,051,280	(4)	—	7.59	10/14/2030
	10/15/2020						2,026,049	(5)	21,212,733
John Bicket	5/9/2019	570,031	(3)	—	3.51	5/8/2029
	10/15/2020						2,441,024	(5)	25,557,521
Kiren Sekar	5/9/2019	342,020	(3)	—	3.51	5/8/2029
	9/16/2020						2,200,000	(6)	23,034,000

(1)	Each of the outstanding equity awards was granted pursuant to our 2015 Plan.
(2)

This amount reflects the fair market value of our Class B common stock of $10.47 as of January 30, 2021 (the determination of the fair market value by our Board of Directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares or units that have not vested.

(3)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2015 Plan and a stock option agreement thereunder. The shares subject to the stock option are immediately exercisable and vest in 48 equal monthly installments beginning on March 4, 2019. The stock option grant is subject to vesting acceleration under our Severance Plan. See “—Potential Payments upon Termination or Change in Control” below for further details.

(4)

Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2015 Plan and a stock option agreement thereunder. The shares subject to the stock option are immediately exercisable and vest in 48 equal monthly installments beginning on November 15, 2020. The stock option grant is subject to vesting acceleration under our Severance Plan. See “—Potential Payments upon Termination or Change in Control” below for further details.

(5)

Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2015 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied in 48 equal monthly installments beginning on November 15, 2020. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or acquisition. The award of RSUs is subject to vesting acceleration under our Severance Plan. See “—Potential Payments upon Termination or Change in Control” below for further details.

(6)

Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2015 Plan and an RSU agreement thereunder. The RSUs vest upon the satisfaction of both a service condition and a performance condition. The service condition for the RSUs is satisfied in 48 equal monthly installments beginning on October 16, 2020. The performance condition for the RSUs is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful initial public offering or acquisition. The award of RSUs is subject to vesting acceleration under our Severance Plan. See “—Potential Payments upon Termination or Change in Control” below for further details.

Executive Employment Agreements

We have entered into an employment letter setting forth the terms and conditions of employment for each of our named executive officers. Each employment letter is not expected to have a specific term and will provide that the applicable named executive officer is an at-will employee.

Mr. Biswas’s current annual base salary is $450,000, and he is eligible for an annual target cash incentive payment equal to 100% of his annual base salary. Mr. Biswas’ annual target cash incentive payment is payable on a quarterly basis.

Mr. Bicket’s current annual base salary is $375,000, and he is eligible for an annual target cash incentive payment equal to 50% of his annual base salary. Mr. Bicket’s annual target cash incentive payment is payable on a quarterly basis.

Mr. Sekar’s current annual base salary is $375,000, and he is eligible for an annual target cash incentive payment equal to 50% of his annual base salary. Mr. Sekar’s annual target cash incentive payment is payable on a quarterly basis.

Potential Payments upon Termination or Change in Control

Executive Change in Control and Severance Plan

In June 2021, we adopted an Executive Change in Control and Severance Plan, or our Severance Plan. Our Severance Plan has a term of three years commencing on the date the Severance Plan was adopted and became effective, unless the administrator decides to sooner terminate the Severance Plan in writing or the affected participant consents to an earlier termination. However, in the event of a change in control where there are fewer than three months remaining during the term of the Severance Plan, the term will extend automatically through the date that is 18 months following the date of the change in control, unless the affected participant consents to an earlier termination. Additionally, if, during the term, there has been an initial occurrence of an act or omission by the company constituting grounds for “good reason” (as defined in the Severance Plan) and the expiration date of the cure period could occur following the expiration of the Severance Plan’s term, then the term will extend automatically through the date that is 30 days following the expiration of the cure period, but such extension will only apply with respect to the occurrence of an act or omission by the company constituting grounds for good reason.

Under our Severance Plan, our named executive officers and certain other key employees will be eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Severance Plan. Our Severance Plan is designed to attract, retain, and reward senior level employees. The severance payments and benefits under the Severance Plan generally are in lieu of any other severance payments and benefits to which a participant was entitled before signing his or her participation agreement, except as specifically provided under the participation agreement.

Each of our named executive officers is a participant under our Severance Plan and eligible for the rights to the applicable payments and benefits described below.

In the event of a termination of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death or “disability” (as such terms are defined in our Severance Plan), that occurs outside the change in control period (as described below), the named executive officer will be entitled to the following payments and benefits:

•

a lump sum payment equal to 50% of the named executive officer’s annual base salary, plus 50% of the named executive officer’s target annual bonus as in effect for the fiscal year in which the termination occurs; and

•

reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period of six months; and

•

satisfaction of the time and service-based vesting requirements under then-outstanding and unvested equity awards (but without waiver of any cliff service vesting date) as if the named executive officer had continued employment with the company for six months after the date of the named executive officer’s termination.

In the event of a termination of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death or “disability” or by the named executive officer for “good reason” (as such terms are defined in our Severance Plan), in either case, occurring within a period beginning three months prior to and ending 18 months following a “change in control” (as defined in our Severance Plan), the named executive officer will be entitled to the following payments and benefits:

•

a lump sum payment equal to (i) 50% (or in the case of Mr. Biswas, 100%) of the named executive officer’s annual base salary, plus (ii) 50% (or in the case of Mr. Biswas, 100%) of the named executive officer’s target annual bonus as in effect for the fiscal year in which the change in control qualifying termination of employment occurs;

•

reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the COBRA for a period of six months (or in the case of Mr. Biswas, 12 months); and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting (other than a “Liquidity Event Trigger” described below), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.

The receipt of the payments and benefits provided for under the Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as continued compliance with (i) any confidentiality, proprietary information, and inventions agreement applicable to the named executive officer and (ii) the non-disparagement covenant in the Severance Plan.

Any provision in a named executive officer’s existing offer letter, employment agreement, and/or equity award agreement with us that provides for vesting of the named executive officer’s restricted stock units upon (i) the effective date of the initial public offering of our securities or (ii) the date of an acquisition (in either case, a “Liquidity Event Trigger”) or such other similar terms as set forth in such agreement will not be superseded by the Severance Plan or the named executive officer’s participation agreement and will continue in full force and effect pursuant to its existing terms.

In addition, if any of the payments or benefits provided for under our Severance Plan or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the

Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Our Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.

Employee Benefit and Stock Plans

2021 Equity Incentive Plan

Our Board of Directors has adopted, and our stockholders have approved, our 2021 Plan. Our 2021 Plan became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part and will not be used until after the completion of this offering. Our 2021 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and employees of any of our parent or subsidiary companies, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (SARs), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. The total number of shares of our Class A common stock that will be reserved for issuance pursuant to our 2021 Plan will be equal to (1) 50,600,000 shares of our Class A common stock, plus (2) a number of shares of our Class A common stock equal to (A) the shares subject to stock options, restricted stock units, or similar awards granted under our 2015 Plan that, on or after the effective date of the registration statement of which this prospectus forms a part (the “Registration Date”), expire or otherwise terminate without having been exercised or issued in full, (B) the shares that, after the Registration Date, are tendered to or withheld by the company for payment of an exercise price of a 2015 Plan award or for tax withholding obligations with respect to a 2015 Plan award, and (C) shares issued pursuant to a 2015 Plan award that, after the Registration Date, are forfeited to or repurchased by the company due to failure to vest, with the maximum number of shares of our Class A common stock to be added to the 2021 Plan under clause (2) equal to 57,631,084 shares. The number of shares available for issuance under our 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with our 2023 fiscal year, equal to the least of:

•	50,600,000 shares of our Class A common stock;

•	5.0% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator may determine no later than the last day of the immediately preceding fiscal year.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan will not be returned to the 2021 Plan except if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares, or performance units are repurchased by or forfeited to us, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration. Our Board of Directors or one or more committees appointed by our Board of Directors will administer our 2021 Plan. We expect that the compensation committee of our Board of Directors will initially administer our 2021 Plan. In addition, if we determine it is desirable to qualify transactions under our 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2021 Plan, the administrator will have the power to administer our 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, such as the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (such as the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating to the award), prescribe, amend and rescind rules and regulations and adopt sub-plans relating to the 2021 Plan (including rules, regulations and sub-plans for the purposes of facilitating compliance with foreign laws, easing the administration of the 2021 Plan and/or taking advantage of tax-favorable treatment for awards granted to service providers outside the U.S.), construe and interpret the terms of the 2021 Plan and awards granted under it, modify or amend each award (such as the discretionary authority to extend the post-termination exercisability period of awards, except that in no event will the term of an option or stock appreciation right be extended beyond its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. We will be able to grant stock options under our 2021 Plan. The per share exercise price of options granted under our 2021 Plan must be at least equal to the fair market value of a share of our Class A common stock on the date of grant. The term of an incentive stock option may not exceed ten years. With respect to any incentive stock option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of ours or any parent of subsidiary of ours, or a 10% Stockholder, the term of the incentive stock option must not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share of our Class A common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator to the extent permitted by applicable law. After a participant’s status as a services provider ends, he or she will be able to exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if the end of service provider status is due to death or disability, the vested portion of the option will remain exercisable for 12 months following the end of service provider status. In all other cases, in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for three months following the end of service provider status. In addition, an option agreement may provide for an extension of the option post-service exercise period if the participant’s service provider status ends for reasons other than his or her death or disability and the exercise of the option following the end of the participant’s service provider status would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator will determine the other terms of options.

Stock Appreciation Rights. We will be able to grant stock appreciation rights under our 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying shares of our Class A common stock between the exercise date and the date of grant. Subject to the provisions of our

2021 Plan, the administrator will determine the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value of a share of our Class A common stock on the date of grant. After a participant’s status as a services provider ends, the same rules relating to the exercise of options will apply to the participant’s stock appreciation rights.

Restricted Stock. We will be able to grant restricted stock under our 2021 Plan. Restricted stock awards are grants of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2021 Plan, will determine the terms and conditions of such awards. The administrator will be able to impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. We will be able to grant restricted stock units under our 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2021 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. We will be able to grant performance units and performance shares under our 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (such as continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial value established by the administrator on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of the underlying shares of our Class A common stock on the grant date. The administrator, in its sole discretion, may pay out earned performance units or performance shares in cash, shares, or in some combination thereof.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2021 Plan generally will not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2021 Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits set forth in our 2021 Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2021 Plan will provide that in the event of a merger or change in control, as defined under our 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all participants, all awards, all awards held by a participant, all awards of the same type, or all portions of awards similarly in the transaction.

If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance vesting conditions, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance vesting conditions, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the director.

Clawback. The administrator may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Awards will be subject to any clawback policy of ours, as may be established and/or amended from time to time to comply with applicable laws. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award according to such clawback policy or in order to comply with applicable laws.

Amendment; Termination. The administrator will have the authority to amend, alter, suspend, or terminate our 2021 Plan, provided such action does not materially impair the rights of any participant, unless mutually agreed to in writing between the participant and the administrator. Our 2021 Plan will continue until terminated by the administrator, but (1) no incentive stock options may be granted after 10 years from the date the 2021 Plan is adopted by our Board of Directors and (2) the automatic annual increases to the number of shares available for issuance under our 2021 Plan will operate only until the 10th anniversary of the date the 2021 Plan is adopted by our Board of Directors.

2021 Employee Stock Purchase Plan

Our Board of Directors has adopted, and our stockholders have approved, our 2021 Employee Stock Purchase Plan (our “2021 ESPP”). Our 2021 ESPP became effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. We believe that allowing our employees to participate in our 2021 ESPP provides them with a further incentive towards promoting our success and accomplishing our corporate goals.

Authorized Shares. A total of 10,200,000 shares of our Class A common stock will be available for sale under our 2021 ESPP. The number of shares of our Class A common stock that will be available for sale under our 2021 ESPP will also include an annual increase on the first day of each fiscal year beginning with our 2023 fiscal year, equal to the least of:

•	10,200,000 shares of our Class A common stock;

•	1% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator may determine.

2021 ESPP Administration. We expect that the compensation committee of our Board of Directors will administer our 2021 ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret, and apply the terms of our 2021 ESPP, delegate ministerial duties to any of our employees, designate separate offerings under our 2021 ESPP, designate our subsidiaries and affiliates as participating in our 2021 ESPP, determine eligibility, adjudicate all disputed claims filed under our 2021 ESPP, and establish procedures that it deems necessary or advisable for the administration of our 2021 ESPP, such as adopting such rules, procedures, sub-plans, and appendices to subscription agreements as are necessary or appropriate to permit participation in our 2021 ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations will be final and binding on all participants to the full extent permitted by law.

Eligibility. Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than 5 months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of our Class A common stock under our 2021 ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of our stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of our stock for each calendar year in which such rights are outstanding at any time.

Offering Periods; Purchase Periods. Our 2021 ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that will allow us to make offerings not intended to qualify under Section 423 of the Code, as described in our 2021 ESPP. Our 2021 ESPP will provide for overlapping, consecutive 12-month offering periods. The offering periods will be scheduled to start on the first trading day on or after June 11 and December 11 of each year, except the first offering period will commence on the effective date of the registration statement of which this prospectus forms a part and will end on the last trading day on or before December 10, 2022, and the second offering period will commence on the first trading day on or after June 11, 2022. Each offering period will consist of two purchase periods that will be approximately 6 months in length commencing on the first trading day after one exercise date and ending with the next exercise date; provided, however, that for the first offering period, (i) the first purchase period will commence with the effective date of the registration statement of which this prospectus forms a part and will end on the last trading day on or before June 10, 2022 and (ii) the second purchase period will commence on the first trading day on or after June 11, 2022 and terminate on the last trading day on or before December 10, 2022. The last day of each purchase period is referred to here as the exercise date.

Contributions. Our 2021 ESPP will permit each participant to purchase shares of our Class A common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of the participant’s eligible compensation, which is defined as the participant’s base salary, payments for overtime and shift premium, performance-based cash incentive compensation and commissions, but excludes one-time sign-on, hire, relocation, and performance payments, retention incentive compensation or other one-time bonuses, equity compensation income and other similar compensation. The administrator may establish a different definition of eligible compensation for a specific offering period. Unless otherwise determined by the administrator, a participant will be able to increase the rate of his or her contributions one time during any offering period and may only decrease the rate of his or her contributions one time during each purchase period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase shares of our Class A common stock at the end of each purchase period. During a purchase period, a participant will not be able to purchase more than 5,000 shares of our Class A common stock. The per share purchase price of the shares will be 85% of the lower of the fair market value of a share of our Class A common stock on the first trading day of the offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant will not be permitted to transfer contributions credited to his or her account or rights granted under our 2021 ESPP (other than by will, the laws of descent and distribution or as otherwise provided under our 2021 ESPP).

Merger or Change in Control. Our 2021 ESPP will provide that in the event of a merger or change in control, as defined under our 2021 ESPP, a successor corporation (or a parent or subsidiary of the successor corporation) may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period with respect to which the purchase right relates will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination. The administrator will have the authority to amend, suspend or terminate our 2021 ESPP. Our 2021 ESPP automatically will terminate in 2041, unless we terminate it sooner.

2015 Equity Incentive Plan

Our Board of Directors adopted, and our stockholders approved, our 2015 Plan in February 2015. Our 2015 Plan was most recently amended in February 2021. Our 2015 Plan allowed for the grant of incentive stock options within the meaning of Section 422 of the Code to our employees and employees of any parent and of our parent or subsidiary companies, and for the grant of nonstatutory stock options, RSUs, SARs, and restricted stock to employees, officers, directors and consultants of ours or of any parent or subsidiary of ours.

Authorized Shares. Our 2015 Plan was terminated in connection with this offering, and accordingly, no shares will be available for issuance under the 2015 Plan following the completion of this offering. Our 2015 Plan will continue to govern outstanding awards granted thereunder. As of October 30, 2021, the following awards granted under our 2015 Plan were outstanding: (i) options to purchase 9,259,852 shares of our Class B common stock at a weighted-average exercise price of $3.55 per share and (ii) RSUs covering 48,564,016 shares of our Class B common stock.

Plan Administration. Our Board of Directors or a committee created and appointed by our Board of Directors (in either case, the administrator) administers our 2015 Plan. Subject to the general purposes, terms and conditions of our 2015 Plan, and to the direction of our Board of Directors, the administrator has full power to implement and carry out our 2015 Plan.

The administrator may, at any time or from time to time, authorize the company, with the consent of the respective participants, to issue new awards in exchange for the surrender and cancellation of any or all outstanding awards. Without prior stockholder approval, the administrator may reprice options or SARs (and where such repricing is a reduction in the exercise price of outstanding options or SARs, the consent of the affected participants is not required provided written notice is provided to them). The administrator may at any time buy from a participant an award previously granted with payment in cash, shares (including restricted stock) or other consideration, based on such terms and conditions as the administrator and the participant may agree.

Eligibility. Employees, officers, directors and consultants of ours or our parent or subsidiary companies are eligible to receive awards under our 2015 Plan, except that only employees of ours or our parent or subsidiary companies are eligible to receive incentive stock options.

Options. The administrator may grant options under our 2015 Plan to eligible persons and will determine whether such options will be incentive stock options or nonqualified stock options, the number of shares subject to the option, the exercise price of the option, the period during which the option may be exercised, and all other terms and conditions of the option, subject to our 2015 Plan. Our 2015 Plan provides that the exercise price of an option is determined by the administrator when the option is granted and generally is not less than the fair market value per share, except that the exercise price of an incentive stock option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of ours or any parent or subsidiary of ours (a 10% Stockholder), will not be less than one 110% of the fair market value of the shares on the date of grant. Our 2015 Plan also provides that the term of a stock option may not exceed 10 years, and the term of an incentive stock option granted to a 10% Stockholder may not exceed 5 years. If the employment or service of an option recipient is terminated for any reason other than cause, then the recipient (or the recipient’s legal representative or authorized assignee) generally may exercise the vested portion of his or her option within 3 months following the termination date (or such other period determined by the administrator, provided that such period extends at least 30 days following the termination date), except that if the termination is a result of the recipient’s death or disability or the recipient dies within 3 months following his or her termination date, then such period generally will be 12 months (or such other period determined by the administrator, provided that such period extends at least 6 months following the termination date), subject in all cases to the expiration date of the option. If the employment or service of an option recipient is terminated for cause, the recipient’s options will expire on the date of termination. The administrator may modify, extend or renew outstanding options and authorize the grant of new options in substitution for outstanding options, provided that any such action may not, without the written consent of the recipient of an option, impair such person’s rights under any option previously granted. Any outstanding incentive stock option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to our 2015 Plan, the administrator may reduce the exercise price of outstanding options without the consent of option recipients by a written notice to them, except the exercise price may not be reduced below the fair market value of a share on the date of reduction.

Restricted Stock. A restricted stock award is an offer by us to sell to an eligible person shares of our Class B common stock that are subject to certain specified restrictions. The administrator determines to whom an offer will be made, the number of shares the person may purchase, the purchase price, the restrictions to which the shares will be subject, and all other terms and conditions of the restricted stock award, subject to the terms and conditions of our 2015 Plan. Our 2015 Plan provides that holders of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such restricted stock, unless provided otherwise by the administrator. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Our 2015 Plan permits the grant of awards of RSUs, which may be settled in cash, or by issuance of shares at a date in the future. The administrator determines to whom awards of RSUs will be granted, the number of shares covered by each RSU award, the vesting conditions to which the RSUs will be subject, and all other terms and conditions of the RSU award, subject to the terms and conditions of our 2015 Plan. To the extent permissible under applicable law, the administrator may permit a participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code and any regulations or rulings promulgated thereunder.

Transferability of Awards. Except as permitted by the administrator, awards granted under our 2015 Plan, and any interest therein, will not be transferable or assignable by any participant, other than by will or by the laws of descent and distribution, except that nonstatutory stock options may be transferred by instrument to an inter vivos or testamentary trust upon death of the trustor, or by gift to a family member, in accordance with the terms of our 2015 Plan.

Certain Adjustments. In the event that the number of outstanding shares of our Class B common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in our capital structure affecting shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under our 2015 Plan, (i) the number and class of shares reserved for issuance under our 2015 Plan, (ii) the exercise prices of and number and class of shares subject to outstanding options and SARs, and (iii) the purchase prices of and/or number and class of shares subject to other outstanding awards will be proportionately adjusted, subject to any required action by our Board of Directors or our stockholders and compliance with applicable securities laws. However, fractions of a share will not be issued but will either be paid in cash at the fair market value of such fraction of a share or will be rounded down to the nearest whole share, as determined by the administrator.

Corporate Transactions. Our 2015 Plan provides that, in the event that we are subject to an acquisition or other combination, as defined under our 2015 Plan, outstanding awards acquired under our 2015 Plan will be subject to the agreement evidencing the acquisition or other combination. The agreement need not treat all outstanding awards in an identical manner: (i) the continuation of the outstanding awards by the company, if the company is the successor entity; (ii) the assumption of outstanding awards by the successor or acquiring entity (or its parent); (iii) the substitution of outstanding awards by the successor or acquiring entity (or its parent) for equivalent awards with substantially the same terms; (iv) the full or partial exercisability or vesting and accelerated expiration of outstanding awards; (v) the settlement of the full value of outstanding awards in cash, cash equivalents or securities of the successor or acquiring entity (or its parent); or (vi) the cancellation of outstanding awards for no consideration.

Amendment; Termination. Our Board of Directors may amend, suspend, or terminate our 2015 Plan at any time, provided that such action will not affect outstanding awards previously issued or granted without the written consent of the recipient of such award. As noted above, immediately prior to the effectiveness of the 2021 Plan, our 2015 Plan will be terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

Executive Incentive Compensation Plan

Our Board of Directors adopted our Executive Incentive Compensation Plan, or our Incentive Compensation Plan. The Incentive Compensation Plan will be administered by our Board of Directors or a committee appointed by our Board of Directors. Unless and until our Board of Directors determines otherwise, our compensation committee will be the administrator of the Incentive Compensation Plan. The Incentive Compensation Plan allows the administrator to provide cash incentive awards to selected employees, including our named executive officers, determined by the administrator, based upon performance goals established by the administrator. The administrator, in its sole discretion, will establish a target award for each participant under the Incentive Compensation Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula or factors as the administrator determines.

Under the Incentive Compensation Plan, the administrator will determine the performance goals applicable to awards, which goals may include, without limitation, annual recurring revenue, net new annual recurring revenue, adjusted free cash flow, attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Incentive Compensation Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the administrator determines relevant, such as on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.

The administrator may, in its sole discretion and at any time before payment of an award, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, as determined by the administrator. The administrator may determine the amount of any increase, reduction or elimination based on such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator. The administrator has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the administrator determines in its sole discretion. Unless otherwise determined by the administrator, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the actual award is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Incentive Compensation Plan.

All awards under our Incentive Compensation Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we are required to adopt under applicable law. In addition, the administrator may specify when providing for an award that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. In the event of any accounting restatement, the recipient of an award will be required to repay a portion of the proceeds received with respect to an award earned or accrued under certain circumstances.

The administrator will have the authority to amend or terminate the Incentive Compensation Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned actual award without the participant’s consent. The Incentive Compensation Plan will remain in effect until terminated in accordance with the terms of the Incentive Compensation Plan.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all U.S. employees. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Code limits. We currently make matching contributions equal to 100% of the first 4% of each participating employee’s (including each participating executive’s) eligible compensation. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since February 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Preferred Stock Financings

In March 2018, entities affiliated with Andreessen Horowitz and General Catalyst purchased 1,326,817 and 714,440 shares of Series D convertible preferred stock, respectively, at a price of $24.4947 per share, for aggregate consideration of approximately $32.5 million and $17.5 million, respectively.

Between December 2018 and January 2019, entities affiliated with Andreessen Horowitz and General Catalyst each purchased 804,840 shares of Series E convertible preferred stock at a price of $62.1241 per share, for aggregate consideration of approximately $50.0 million each.

In September 2019, entities affiliated with Andreessen Horowitz and General Catalyst purchased 7,082,002 and 7,082,003 shares of Series F convertible preferred stock, respectively, at a price of $14.1203 per share, for aggregate consideration of approximately $100.0 million each.

In May 2020, entities affiliated with Andreessen Horowitz and General Catalyst each purchased 4,520,428 shares of Series F convertible preferred stock at a price of $11.0609 per share, for aggregate consideration of approximately $50.0 million each.

Messrs. Andreessen and Taneja are affiliated with Andreessen Horowitz and General Catalyst, respectively.

Investors’ Rights Agreement

We are party to an amended and restated investor rights’ agreement, dated January 13, 2021, or IRA, pursuant to which certain holders of our capital stock, including entities affiliated with Andreessen Horowitz, entities affiliated with General Catalyst, and Messrs. Biswas, Bicket, McCall and Calderon (including certain of their affiliated trusts), have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Messrs. Andreessen and Taneja are affiliated with Andreessen Horowitz and General Catalyst, respectively.

Right of First Refusal

Pursuant to our equity compensation plans and certain agreements with our stockholders, including an amended and restated right of first refusal and co-sale agreement, dated January 13, 2021, with certain holders of our capital stock, including entities affiliated with Andreessen Horowitz, entities affiliated with General Catalyst, and Messrs. Biswas, Bicket, McCall and Calderon (including certain of their affiliated trusts), we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon the completion of this offering. Messrs. Andreessen and Taneja are affiliated with Andreessen Horowitz and General Catalyst, respectively.

Voting Agreement

We are a party to an amended and restated voting agreement, dated January 13, 2021 and amended on March 8, 2021, under which certain holders of our capital stock, including entities affiliated with Andreessen Horowitz, entities affiliated with General Catalyst, and Messrs. Biswas, Bicket, McCall, Sekar and Calderon (including certain of their affiliated trusts), have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. The voting agreement will terminate upon the completion of this offering. Messrs. Andreessen and Taneja are affiliated with Andreessen Horowitz and General Catalyst, respectively.

Common Stock Repurchases

In April 2019, we conducted a tender offer for our common stock, in which participants received $7.54 per share tendered. Kiren Sekar, who is one of our executive officers, tendered an aggregate of 350,000 shares of common stock in the tender offer and received gross proceeds of approximately $2.6 million.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Participation in this Offering

We have requested that the underwriters make issuer directed allocations of 3,995,652 shares of our Class A common stock to certain entities affiliated with Andreessen Horowitz and 2,000,000 shares of our Class A common stock to certain entities affiliated with General Catalyst. As discussed above, Messrs. Andreessen and Taneja are affiliated with Andreesen Horowitz and General Catalyst, respectively. However, because these issuer directed allocations represent our request, and do not constitute a binding agreement or commitment on behalf of entities affiliated with Andreessen Horowitz or General Catalyst, these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

Policies and Procedures for Related Party Transactions

Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions.

168.1

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of October 30, 2021, and as adjusted to reflect the sale of our Class A common stock in this offering assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of each of our Class A common stock and Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentage of beneficial ownership prior to this offering on no shares of our Class A common stock, 465,371,260 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of October 30, 2021, which includes (i) 205,638,256 shares of our Class B common stock issuable upon the Capital Stock Conversion and (ii) an estimated 11,419,859 shares of our Class B common stock issuable upon the RSU Settlement. We have additionally based our calculation of the percentage of beneficial ownership after this offering on 35,000,000 shares of our Class A common stock to be issued by us in our initial public offering, assuming that the underwriters will not exercise their option to purchase up to an additional 5,250,000 shares of our Class A common stock from us in part or in full. We have deemed shares of our Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 30, 2021 and RSUs that are scheduled to vest and settle within 60 days of October 30, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. With respect to individual holders of RSUs for which the service condition was satisfied as of October 30, 2021, the table below does not reflect the potential withholding of a portion of shares issuable in connection with the RSU Settlement.

We have requested that the underwriters make issuer directed allocations of 3,995,652 shares of our Class A common stock to certain entities affiliated with Andreessen Horowitz and 2,000,000 shares of our Class A common stock to certain entities affiliated with General Catalyst, each of which is affiliated with certain of our directors, and 700,000 shares of our Class A common stock to other investors, including our existing investors. However, because these issuer directed allocations represent our request, and do not constitute a binding agreement or commitment on behalf of entities affiliated with Andreessen Horowitz, General Catalyst or other existing investors, these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering. The following table does not reflect any such potential purchases by these existing stockholders or their affiliated entities. To the extent any shares are purchased by these stockholders, the number of shares of our Class A common stock beneficially owned and the percentage of our Class A common stock beneficially owned, in each case, after this offering by these stockholders and their affiliated directors, would increase from that set forth in the table below.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Samsara Inc., 350 Rhode Island Street, 4th Floor, South Building, San Francisco, CA 94103.

Name of Beneficial Owner	Shares Beneficially Owned				% of Total Outstanding Before Offering	% of Total Voting Power Before Offering	% of Total Outstanding After Offering	% of Total Voting Power After Offering
	Class A Shares	%	Class B Shares†	%
Named Executive Officers and Directors:
Sanjit Biswas(1)	—	—%	117,650,307	25.0%	25.0%	25.0%	23.3%	24.8%
John Bicket(2)	—	—	114,150,031	24.5	24.5	24.5	22.8	24.3
Kiren Sekar(3)	—	—	6,705,434	1.4	1.4	1.4	1.3	1.4
Marc Andreessen(4)	—	—	82,186,265	17.7	17.7	17.7	16.4	17.5
Sue Bostrom	—	—	—	—	—	—	—	—
Jonathan Chadwick(5)	—	—	162,748	*	*	*	*	*
Ann Livermore	—	—	—	—	—	—	—	—
Hemant Taneja(6)	—	—	45,428,587	9.8	9.8	9.8	9.1	9.7
Susan L. Wagner(7)	—	—	112,398	*	*	*	*	*
All executive officers and directors as a group (13 persons)(8)	—	—	391,591,653	82.4	82.4	82.4	76.7	81.8
Greater than 5% Stockholders:
Entities affiliated with Andreessen Horowitz(9)	—	—	82,186,265	17.7	17.7	17.7	16.4	17.5
Entities affiliated with General Catalyst(10)	—	—	45,428,587	9.8	9.8	9.8	9.1	9.7

†

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

#

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to 10 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of (i) 112,868,035 shares of Class B common stock held by trusts in which Mr. Biswas has voting or investment power over the shares, (ii) 4,191,342 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of October 30, 2021 by Mr. Biswas, of which 1,697,499 are fully vested as of such date, and (iii) 590,930 shares of Class B common stock issuable upon settlement of RSUs granted to Mr. Biswas for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(2)

Consists of (i) 112,868,035 shares of Class B common stock held by trusts in which Mr. Bicket has voting or investment power over the shares, (ii) 570,031 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of October 30, 2021 by Mr. Bicket, of which 403,771 are fully vested as of such date, and (iii) 711,965 shares of Class B common stock issuable upon settlement of RSUs granted to Mr. Bicket for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(3)

Consists of (i) 5,675,914 shares of Class B common stock held by trusts in which Mr. Sekar has voting or investment power over the shares, (ii) 342,020 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of October 30, 2021 by Mr. Sekar, of which 242,264 are fully vested as of such date, and (iii) 687,500 shares of Class B common stock issuable upon settlement of RSUs granted to Mr. Sekar for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(4)	Consists of shares held by the entities affiliated with Andreessen Horowitz identified in footnote 9.
(5)

Consists of 162,748 shares of Class B common stock issuable upon settlement of RSUs granted to Mr. Chadwick for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(6)	Consists of shares held by the entities affiliated with General Catalyst identified in footnote 10.
(7)

Consists of 112,398 shares of Class B common stock issuable upon settlement of RSUs granted to Ms. Wagner for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(8)

Consists of (i) 381,459,142 shares of Class B common stock beneficially owned by our executive officers and directors, (ii) 5,519,880 shares of Class B common stock subject to outstanding options that are exercisable by our executive officers and directors within 60 days of October 30, 2021, of which 2,651,951 are fully vested as of such date, and (iii) 4,612,631 shares of Class B common stock issuable upon settlement of RSUs granted to our executive officers and directors for which the service-based vesting condition would be satisfied within 60 days of October 30, 2021.

(9)

Consists of (i) 4,974,501 shares of Class B common stock held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P. (collectively, the “AH Parallel Fund IV Entities”), (ii) 5,633,880 shares of Class B common stock held of record by AH Parallel Fund V, L.P., for itself and as nominee for AH Parallel Fund V-A, L.P., AH Parallel Fund V-B, L.P., and AH Parallel Fund V-Q, L.P. (collectively, the “AH Parallel Fund V Entities”), (iii) 58,016,602 shares of Class B common stock held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P., and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the “AH Fund IV Entities”), and (iv) 13,561,282 shares of Class B common stock held of record by Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P. (collectively, the “AH LSV Fund I Entities”). AH Equity Partners IV (Parallel), L.L.C. (“AH EP IV Parallel”), the general partner of the AH Parallel Fund IV Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Parallel Fund IV Entities. AH Equity Partners V (Parallel), L.L.C. (“AH EP V Parallel”), the general partner of the AH Parallel Fund V Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Parallel Fund V Entities. The managing members of AH EP V Parallel are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Parallel Fund V Entities. AH Equity Partners IV, L.L.C. (“AH EP IV”), the general partner of the AH Fund IV Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Fund IV Entities. AH Equity Partners LSV I, L.L.C. (“AH EP LSV I”), the general partner of the AH LSV Fund I Entities, may be deemed to have sole voting and dispositive power over the shares held by the LSV Fund I Entities. The managing members of AH EP LSV I are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the held by the AH LSV Fund I Entities. The address for each of these entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(10)

Consists of (i) 3,943,716 shares of Class B common stock held of record by GC Venture VIII, LLC (“GCVVIII”), (ii) 8,588,813 shares of Class B common stock held of record by GC Venture VIII-B, LLC (“GCVVIIIB”), (iii) 14,187,815 shares of Class B common stock held of record by General Catalyst Group VIII Supplemental, L.P. (“GCGVIIIS”), (iv) 14,187,815 shares of Class B common stock held of record by General Catalyst Group VIII, L.P. (“GCGVIII”), and (v) 4,520,428 shares of Class B common stock held of record by General Catalyst Group X - Endurance, L.P. (“GCGXE”). General Catalyst Group Management Holdings GP, LLC (“GCGMH LLC”) is the general partner of General Catalyst Group Management

Holdings, L.P., which is the manager of General Catalyst Group Management, LLC, which is (1) the manager of GC Venture VIII Manager, LLC, which is the manager of GCVVIII, (2) the manager of GC Venture VIII-B Manager, LLC, which is the manager of GCVVIIIB, (3) the manager of General Catalyst GP VIII, LLC (“GCGPVIII”), which is the general partner of General Catalyst Partners VIII, L.P., which is the general partner of GCGVIII and GCGVIIIS and (4) the manager of General Catalyst GP X – Growth Venture LLC, which is the general partner of General Catalyst Partners X – Growth Venture, L.P., which is the general partner of GCGXE. Kenneth Chenault, Joel Cutler, David Fialkow and Hemant Taneja are managing members of GCGMH LLC, and, as a result, may be deemed to share voting and investment power with respect to the shares held by GCVVIII, GCVVIIIB, GCGVIIIS, GCGVIII and GCGXE. Each party named above disclaims beneficial ownership of such shares. The principal business address of the foregoing entities and persons is 20 University Road, Suite 450, Cambridge, MA 02138.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 6,200,000,000 shares of capital stock, $0.0001 par value per share, of which:

•	4,000,000,000 shares are designated as Class A common stock;

•	600,000,000 shares are designated as Class B common stock;

•	1,200,000,000 shares are designated as Class C common stock; and

•	400,000,000 shares are designated as preferred stock.

Assuming the completion of the Capital Stock Conversion in connection with this offering, as of October 30, 2021, there were no shares of our Class A common stock outstanding, 453,951,401 shares of our Class B common stock outstanding (held by 361 stockholders of record), no shares of our Class C common stock outstanding, and no shares of our preferred stock outstanding. Pursuant to our amended and restated certificate of incorporation, our Board of Directors will have the authority, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our Class A common stock, Class C common stock, and preferred stock. Until the Final Conversion Date (as defined in our amended and restated certificate of incorporation), any issuance of additional shares of Class B common stock requires the approval of the holders of at least two-thirds of the outstanding shares of Class B common stock voting as a separate class.

Common Stock

Following this offering, we will have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C Common Stock are identical, except with respect to voting and conversion.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of Class A common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock will be entitled to 10 votes for each share held, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class B common stock voting as a separate class is required to increase the number of authorized shares of our Class B common stock.

Delaware law could require holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Until the Final Conversion Date, approval of at least two-thirds of the outstanding shares of our Class B common stock voting as a separate class will be required to amend or modify any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation to modify the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of our Class B common stock.

Stockholders do not have the ability to cumulate votes for the election of directors. Each director’s term will continue until the election and qualification of their successor, or their earlier death, resignation or removal.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion of Class B Common Stock

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Following the completion of this offering, shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer of such shares except for certain transfers permitted by our amended and restated certificate of incorporation, including (i) estate planning or other transfers among our co-founders and their family members, (ii) transfers to a bona fide trust primarily for the benefit of the transferor, such transferor’s family members or a charitable organization, (iii) transfers to an investment retirement account, pension, profit sharing, stock bonus or other type of plan where dispositive power and voting control with respect to the transferred shares of Class B common stock are retained by or granted solely to the transferor and/or permitted transferees, (iv) transfers to a corporation, partnership, or limited liability company in which the transferor and/or permitted transferees hold dispositive power and voting control, or (v) transfers to charitable organizations, foundations or similar entities established, directly or indirectly, by a transferor in which the transferor and/or permitted transferees hold dispositive power and voting control.

All shares of our Class B common stock will be converted into shares of Class A common stock following the earliest to occur of (i) the date specified by the affirmative vote or consent of (a) the holders of a majority of the outstanding Class B common stock and (b) each of Mr. Biswas and Mr. Bicket to the extent he (together with his permitted assigns) then holds at least 25% of the Class B common stock held by him and his permitted assigns immediately prior to the completion of this offering and is not then deceased or disabled; (ii) nine months following the death or disability of the later to die or become disabled of Messrs. Biswas and Bicket, which period may be extended to 18 months upon the consent of a majority of the independent directors then in office; and (iii) such date fixed by our Board of Directors following the date that the total number of shares of Class B common stock held by Messrs. Biswas and Bicket (together with their permitted assigns) equals less than 25% of the Class B common stock held by them immediately prior to the completion of this offering.

Conversion of Class C Common Stock

After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, all outstanding shares of Class C common stock will convert automatically into Class A common stock, on a share-for-share basis, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Preferred Stock

After the completion of this offering, no shares of our preferred stock will be outstanding. Pursuant to our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, our Board of Directors will have the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of October 30, 2021, we had outstanding options to purchase an aggregate of 9,259,852 shares of our Class B common stock, with a weighted-average exercise price of approximately $3.55 per share, under our 2015 Plan.

Restricted Stock Units

As of October 30, 2021, we had 48,564,016 shares of our Class B common stock subject to outstanding RSUs under our 2015 Plan.

Registration Rights

After the completion of this offering, the holders of up to 211,605,221 shares of our Class A common stock and Class B common stock will be entitled to rights with respect to the registration of the Class A common stock held by, or issuable to, them under the Securities Act. We refer to such parties as holders in this subsection. These registration rights are contained in our IRA. We and certain holders of our capital stock are parties to the IRA. The registration rights set forth in the IRA shall terminate upon the earliest to occur of: (a) with respect to any particular holder, when such holder is able to sell without any restriction on volume or manner of sale in any three-month period all of its shares pursuant to Rule 144 under the Securities Act or such holder holds less than 1% of the company’s outstanding securities, (b) a Deemed Liquidation Event (as defined in the company’s current certificate of incorporation) or a sale by the Company’s stockholders, in one transaction or series of related transactions, or a series of unrelated transactions over a rolling twelve (12) month period, of equity securities that represent, immediately prior to such transaction or transactions, a majority by voting power of the equity securities of the Company pursuant to an agreement approved by the Board of Directors and entered into by the Company, or (c) the fifth anniversary of the closing of the sales of shares of common stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of gross proceeds to the company. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations. In an underwritten offering, the managing underwriters, if any, have the right, subject to specified conditions, to limit the number of shares such holders may include. We expect that our stockholders will waive their rights under the IRA (i) to receive notice of this offering and (ii) to include their registrable shares in this offering.

S-1 Demand Registration Rights

After the completion of this offering, the holders of up to 211,605,221 registrable shares will be entitled to certain Form S-1 demand registration rights. At any time beginning 180 days after the effective date of this offering, the holders of a majority of the registrable shares can request that we register the offer and sale of any of their shares in an underwritten offering, if the anticipated aggregate offering price, net of underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for any such holder, except for certain fees and disbursements paid by the company, would equal or exceed $35 million. We are obligated to effect only two such registrations. If we determine that it would be materially detrimental to our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any twelve month period, for a period of up to 90 days. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending up to 180 days following the effectiveness of, a registration statement relating to a company-initiated public offering of our common stock or if such holders propose to dispose of shares that may be immediately registered on Form S-3 as described below.

Piggyback Registration Rights

After the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such common stock, the holders of up to 211,605,221 registrable shares will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to the sale of securities to employees of the company or a subsidiary pursuant to an equity incentive, stock option, stock purchase or similar plan, (2) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (3) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares of our common stock or (4) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Demand Registration Rights

The holders of up to 211,605,221 registrable shares will be entitled to certain Form S-3 demand registration rights. The holders of a majority of shares then registrable under the IRA can make a request that we register any of their shares then registrable under the IRA on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate offering price, net of underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for any such holder, except for certain fees and disbursements paid by the company, would equal or exceed $5 million. We will not be required to effect a registration on Form S-3 during the period beginning 30 days prior to our good faith estimate of the date of the filing of, and ending up to 90 days following the effectiveness of, a registration statement relating to a company-initiated public offering of our common stock. Additionally, we will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Provisions

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board of Directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:

Multi-Class Stock. As described above in the section titled “—Common Stock—Voting Rights,” our amended and restated certificate of incorporation will provide for a multi-class common stock structure, which will provide our pre-offering stockholders, which includes certain of our executive officers, employees, directors, and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Separate Class B Vote for Certain Transactions. As described above in the section titled “—Common Stock—Voting Rights,” until the Final Conversion Date (as defined in our amended and restated certificate of incorporation), our Class B common stock will have the right to vote as a separate class on amendments to our amended and restated certificate of incorporation that affect the rights of our Class B common stock.

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation will provide that until the Voting Threshold Date (as defined in our amended and restated certificate of incorporation), our stockholders may only take action by written consent if such action is first recommended or approved by our board of directors. After the Voting Threshold Date, our stockholders will not be able to take action by written consent for any matter and will only be able to take action at annual or special meetings. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, or until the Voting Threshold Date, unless previously approved by our board of directors. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our principal executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 400,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum. Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers, or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws (as amended from time to time), or (4) any other action or proceeding asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware, or the federal district court for the District of Delaware) and any appellate court therefrom, in all cases subject to the court having jurisdiction over indispensable parties named as defendants.

Our amended and restated bylaws will also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021.

Limitations of Liability and Indemnification

See the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Listing

We have been approved to list our Class A common stock on the New York Stock Exchange under the trading symbol “IOT.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number of shares of our capital stock outstanding as of October 30, 2021 and after giving effect to the Capital Stock Conversion and the RSU Settlement, we will have a total of 35,000,000 shares of our Class A common stock, 465,371,260 shares of our Class B common stock, and no shares of our Class C common stock outstanding.

Of these outstanding shares, all 35,000,000 shares of our Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up and market standoff agreements described below and the provisions of our IRA described in the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock will be available for sale in the public market as follows:

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock(1)
The date of this prospectus.	All shares of our Class A common stock sold in this offering.

The period beginning on the first trading day on which our Class A common stock is traded on the New York Stock Exchange and ending on December 17, 2021 (unless extended as described in “Underwriters”) (the “first release window”).

Up to approximately 9.0 million shares held by or issuable to employee stockholders and estate planning transferees (as defined below). Excludes securities held by our current executive officers and directors.

The close of trading on the first trading day after we have furnished an earnings release or filed a quarterly report for the first quarter following the most recent period for which financial statements are included in this prospectus (the “first post-offering earnings announcement”), or, in the case of our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees, the close of trading on the first trading day after the first post-offering earnings announcement on which, and for 10 trading days out of the 15-consecutive full trading day period ending on which, the last

•   Up to approximately 11.8 million additional shares held by or issuable to employee stockholders and estate planning transferees, provided the date of any sale is at least 90 days after the date of this prospectus. Excludes securities held by our current executive officers and directors. Does not give effect to up to approximately 9.0 million shares available for sale under the first release window that may be sold during the second release window if not sold during the first release window.

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock(1)

reported closing price of our Class A common stock on the New York Stock Exchange is at least 30% greater than the initial public offering price per share set forth on the cover page of this prospectus (the “second release window”).

•   Up to approximately 107.8 million shares held by or issuable to our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees.

The earlier of (i) the close of trading on the first trading day immediately following our public release of earnings for the second quarter following the most recent period for which financial statements are included in this prospectus and (ii) the 180th day after the date of this prospectus (assuming that as of such date we have publicly released our earnings for the second quarter following the most recent period for which financial statements are included in this prospectus).

All remaining shares held by our stockholders not previously eligible for sale, subject to volume limitations applicable to “affiliates” under Rule 144 as described below.

(1)

Amounts shown do not include additional shares that may be eligible for sale in the public market during the lock-up period in order to satisfy tax obligations in connection with the settlement of RSUs. On the settlement dates of the RSUs that are scheduled to vest after the closing of this offering, we must withhold income taxes at applicable minimum statutory rates based on the then-current value of the common stock underlying the portions of such RSUs that vest on such dates. The lock-up agreements described below in the sections titled “—Lock-Up and Market Standoff Agreements” and “Underwriters” permit us to allow holders of our RSUs, including our officers subject to the reporting requirements of Section 16 of the Exchange Act, to sell shares of our common stock in the open market to cover any income taxes owed. Alternatively, we may elect to permit holders of our RSUs to “net settle” such RSUs. If the price of our common stock at the time of settlement of the RSUs were equal to the initial public offering price of $23.00 per share, based on RSUs outstanding as of October 30, 2021, we estimate that this tax withholding obligation would be approximately $20.7 million with respect to RSUs vesting during the lock-up period on March 15, 2022, based on an assumed tax rate of 33.5%. Based on these assumptions, sales to cover withholding taxes due in connection with the settlement of such RSUs could result in up to an additional approximately 1.0 million shares of our common stock being sold in the marketplace during the lock-up period.

The actual number of shares eligible for sale in the public market in connection with tax obligations may differ based on holders’ personal tax rates, and if the prices at which holders of our RSUs are able to sell their shares upon vesting were to decrease from the initial public offering price of $23.00 per share, such holders may sell additional shares to satisfy their tax obligations.

Lock-Up and Market Standoff Agreements

We, as well as all of our directors and officers and the holders of substantially all of our outstanding stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock (such parties, the “lock-up parties”), have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending on the earlier of (i) the close of trading on the first trading day after we have furnished an earnings release or filed a quarterly report or annual report for the second quarter following the most recent period for which financial statements are included in this prospectus and (ii) 180 days after the date of this prospectus (the “lock-up period”):

(1)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock;

(2)

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock or securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock; or

(3)

in relation to us, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The lock-up parties have agreed that the foregoing precludes them from engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of our Class A common stock or securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the lock-up parties.

Notwithstanding the foregoing:

(A)

if the date of this prospectus falls within a broadly applicable period during which trading in our securities is permitted under our insider trading policy (an “open window”), then during the period beginning at the commencement of trading of our Class A common stock on the first trading day on which our common stock is traded on the New York Stock Exchange and ending no later than the close of trading on December 17, 2021 (unless such date is extended by us and Morgan Stanley & Co. LLC, on behalf of the underwriters, and we publicly disclose and provide written notice to the lock-up parties of such new date) (the “first release window”), up to 20% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by (i) our current and former employees, consultants, and contractors (but excluding our current executive officers and directors) (the “employee stockholders”) or (ii) trusts for the direct or indirect benefit of employee stockholders or immediate family members of employee stockholders (collectively, “estate planning transferees”), may be sold. For purposes of the first release window, the number of shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock that each employee stockholder will be permitted to sell is based on the number of securities held by such person on the date that is ten days prior to the date of this prospectus (the “first measurement date”), including all such securities held by such persons for which all vesting conditions, except a liquidity-based vesting condition, were met as of such date. We refer to the shares that may be sold by employee stockholders during this first release window as the “first release window eligible shares;”

(B)

beginning at the close of trading on the first trading day after we have furnished an earnings release or filed a quarterly report or annual report for the first quarter following the most recent period for which financial statements are included in this prospectus (such release, our “first post-offering earnings announcement”), or, in the case of our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees, beginning at the close of trading on the first trading day after the first post-offering earnings announcement on which, and for 10 trading days out of the 15-consecutive full trading day period ending on such date, the last reported closing price of our Class A common stock on the New York Stock Exchange is at least 30% greater than the initial public offering price per share set forth on the cover page of this prospectus (the “second release window”):

•

up to 25% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by employee stockholders or estate planning transferees, plus any first release window eligible shares held by such person not sold during the first release window, may be sold. During this second release window, the number of shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock that each employee stockholder is permitted to sell is based on the number of such securities held by such person on the first measurement date, plus any such securities (and any related, issuable Class A common stock) held by such person that have vested between such date and the date that is ten days prior to the first post-offering earnings announcement (the “second measurement date”); and

•

up to 25% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held on the second measurement date by our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees may be sold;

further provided, that no sales pursuant to this clause (B) will be permitted unless (i) the date of a contemplated sale is at least 90 days after the date of this prospectus and (ii) the date of such sale occurs during an open window.

The lock-up agreements described above are subject to a number of exceptions, including sales of shares on the open market to cover taxes or estimated taxes due as a result of vesting or settlement of RSUs during the lock-up period. Morgan Stanley & Co. LLC, in its sole discretion, may release the securities subject to the lock-up agreements with the underwriters described above in whole or in part at any time. See the section titled “Underwriters” for information about these exceptions and a further description of these agreements. Upon the expiration of the lock-up period, substantially all of the securities subject to such transfer restrictions will become eligible for sale, subject to the limitations discussed in this section.

In addition, our executive officers, directors and holders of a substantial majority of all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, they will not, without our prior written consent, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock, subject to certain exceptions.

Certain of our employees, including our executive officers, and directors may from time to time enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted except in compliance with, or following the expiration of, the lock-up agreements relating to the offering described above.

Rule 144

In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, Rule 144 provides that our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares of our Class A common stock that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal 350,000 shares immediately after the completion of this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of our Class A common stock made in reliance upon Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

Pursuant to our IRA, after the completion of this offering, the holders of up to 211,605,221 shares of our Class A common stock and Class B common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the effectiveness of this offering to register shares of our common stock subject to outstanding RSUs and options, as well as common stock reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR

CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to “non-U.S. holders” (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, which may result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	pension plans or tax-exempt retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships, or other entities or arrangements treated as partnerships, that hold our Class A common stock, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the ownership and disposition of our Class A common stock.

This discussion is for informational purposes only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal gift or estate tax laws or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are any holder that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and are not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or U.S. persons, who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

We do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale or other disposition of property as described below under “—Gain on Disposition of Our Class A Common Stock.”

Except as otherwise described below in the paragraph on effectively connected income and the sections titled “—Backup Withholding and Information Reporting” and “—FATCA,” any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the U.S. and your country of residence. If we or another withholding agent apply over-withholding or if a non-U.S. holder does not timely provide us with the required certification, the non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the U.S. Internal Revenue Service, or IRS.

In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate. In addition, you will be required to update such forms and certifications from time to time as required by law. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding entitlement to benefits under any applicable income tax treaties.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate. In addition, you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. federal income tax return and taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Except as otherwise described below in the sections titled “—Backup Withholding and Information Reporting,” and “—FATCA,” you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and other conditions are met; or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.

In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe, and this discussion assumes, that we currently are not, and will not become, a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC at some point in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty between the United States and your country of residence. If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other disposition of our stock, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax treaty or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the sale or other disposition of stock made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

Information reporting and backup withholding generally will apply to the proceeds of a sale or other disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of the proceeds from a sale or other disposition of our stock to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker. However, for information reporting purposes, sales or other dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to sales or other dispositions effected through a U.S. office of a broker. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding generally will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, or collectively, FATCA, generally impose U.S. federal withholding tax at a rate of 30% on dividends on and the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “foreign financial institution” (as defined in the Code), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid on and the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “non-financial foreign entity” (as defined in the Code) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying, and information with respect to, certain direct and indirect “substantial United States owners” (as defined in the Code), or substantial U.S. owners, of the entity, certifies that it does not have any such substantial U.S. owners or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our Class A common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	11,550,000
Goldman Sachs & Co. LLC	8,050,000
J.P. Morgan Securities LLC	6,300,000
Allen & Company LLC	3,850,000
RBC Capital Markets, LLC	1,400,000
Wells Fargo Securities, LLC	1,050,000
Evercore Group L.L.C.	700,000
William Blair & Company, L.L.C.	700,000
Cowen and Company, LLC	525,000
Nomura Securities International, Inc.	498,750
Academy Securities, Inc.	70,000
Loop Capital Markets LLC	70,000
R. Seelaus & Co., LLC	70,000
Samuel A. Ramirez & Company, Inc.	70,000
Siebert Williams Shank & Co., LLC	70,000
WR Securities, LLC	26,250
Total	35,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. Certain of the underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.621 per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,250,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 5,250,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$23.000	$805,000,000	$925,750,000
Underwriting discounts and commissions to be paid by us	$1.035	$36,225,000	$41,658,750
Proceeds, before expenses, to us	$21.965	$768,775,000	$884,091,250

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $6.5 million. We have agreed to reimburse the underwriters for expenses relating to any applicable state securities filings and clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We have been approved to list our Class A common stock on the New York Stock Exchange under the trading symbol “IOT.”

We, as well as all of our directors and officers and the holders of substantially all of our outstanding stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock (such parties, the “lock-up parties”), have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending on the earlier of (i) the close of trading on the first trading day after we have furnished an earnings release or filed a quarterly report or annual report for the second quarter following the most recent period for which financial statements are included in this prospectus and (ii) 180 days after the date of this prospectus (the “lock-up period”):

(1)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock;

(2)

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock or securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock; or

(3)

in relation to us, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The lock-up parties have agreed that the foregoing precludes them from engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of our Class A common stock or securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the lock-up parties.

Notwithstanding the foregoing:

(A)	if the date of this prospectus falls within a broadly applicable period during which trading in our securities is permitted under our insider trading policy (an “open window”), then during the period beginning at the commencement of trading of our Class A common stock on the first trading day on which our common stock is traded on the New York Stock Exchange and ending no later than the close of trading on December 17, 2021 (unless such date is extended by us and Morgan Stanley & Co. LLC, on behalf of the underwriters, and we publicly disclose and provide written notice to the lock-up parties of such new date) (the “first release window”), up to 20% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by (i) our current and former employees, consultants, and contractors (but excluding our current executive officers and directors) (the “employee stockholders”) or (ii) trusts for the direct or indirect benefit of employee stockholders or immediate family members of employee stockholders (collectively, “estate planning transferees”), may be sold. For purposes of the first release window, the number of shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock that each employee stockholder will be permitted to sell is based on the number of securities held by such person on the date that is ten days prior to the date of this prospectus (the “first measurement date”), including all such securities held by such persons for which all vesting conditions, except a liquidity-based vesting condition, were met as of such date. We refer to the shares that may be sold by employee stockholders during this first release window as the “first release window eligible shares”;

(B)

beginning at the close of trading on the first trading day after we have furnished an earnings release or filed a quarterly report or annual report for the first quarter following the most recent period for which financial statements are included in this prospectus (such release, our “first post-offering earnings announcement”), or, in the case of our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees, beginning at the close of trading on the first trading day after the first post-offering earnings announcement on which, and for 10 trading days out of the 15-consecutive full trading day period ending on such date, the last reported closing price of our Class A common stock on the New York Stock Exchange is at least 30% greater than the initial public offering price per share set forth on the cover page of this prospectus (the “second release window”):

•

up to 25% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held by employee stockholders or estate planning transferees, plus any first release window eligible shares held by such person not sold during the first release window, may be sold. During this second release window, the number of shares of Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock that each employee stockholder is permitted to sell is based on the number of such securities (and any related, issuable Class A common stock) held by such person on the first measurement date, plus any such securities held by such person that have vested between such date and the date that is ten days prior to the first post-offering earnings announcement (the “second measurement date”); and

•

up to 25% of the shares of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock held on the second measurement date by our current executive officers and directors and any other of our equityholders that are not employee stockholders or estate planning transferees may be sold;

further provided, that no sales pursuant to this clause (B) will be permitted unless (i) the date of a contemplated sale is at least 90 days after the date of this prospectus and (ii) the date of such sale occurs during an open window.

See the section titled “Shares Eligible for Future Sale” for information about the number of shares of our Class A common stock, excluding shares sold in this offering, that may be eligible for sale during first release window and the second release window.

The restrictions on the lock-up parties set forth above are subject to certain exceptions, including with respect to:

(i)	the sale of our Class A common stock to the underwriters pursuant to the underwriting agreement;

(ii)

transactions relating to Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock acquired in this offering or in open market transactions after the closing of this offering;

(iii)

transfers of our Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock as bona fide gifts (including any donation or commitment to donate such securities or the proceeds from the sale of securities) or for bona fide estate planning purposes, upon death or by will, testamentary document or intestate succession, including to the transferee’s nominee or custodian, to an immediate family member, or to certain trusts, provided that the transferee enters into a lock-up agreement with the underwriters;

(iv)

distributions of our Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock to another corporation, partnership, limited liability company, trust, or other business entity that is an affiliate (or, in each case, its nominee or custodian), or to an investment fund or other entity controlled or managed by the lock-up party or an affiliate, or to the stockholders, current or former partners, members, beneficiaries, or other equity holders, or to their estates (or, in each case, its nominee or custodian), provided that the distributee enters into a lock-up agreement with the underwriters;

(v)

the exercise of options, settlement of RSUs, or other equity awards outstanding as of the date of this prospectus and disclosed in this prospectus, provided that any Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock received upon such exercise or settlement would be subject to the restrictions set forth above;

(vi)

transfers of Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock to us for the net exercise of options, settlement of RSUs, or to cover tax withholding obligations;

(vii)

the establishment by such holders of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plans do not provide for the transfer of Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock during the lock-up period (except as permitted by clause (x));

(viii)

transfers of our Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock that occur by operation of law pursuant to a qualified domestic order;

(ix)

the conversion of our outstanding preferred stock into shares of our Class B common stock or Class A common stock prior to or in connection with this offering, or the conversion of shares of any class of our common stock, including Class B common stock, into Class A common stock, in each case as described in this prospectus, provided that any such shares of Class A common stock or Class B common stock received upon such conversion will be subject to the restrictions set forth above;

(x)

sales in open market transactions (including sales pursuant to a trading plan under Rule 10b5-1 under the Exchange Act) during the lock-up period to generate net proceeds up to the total amount of taxes or estimated taxes that become due as a result of the vesting or settlement of equity awards issued pursuant to a plan or arrangement described in this prospectus that are scheduled to vest or settle immediately prior to or during the lock-up period;

(xi)

transfers of our Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock in connection with a bona fide third-party tender offer, merger, consolidation, or other similar transaction involving a change of control that is approved by our board of directors, provided that if such transaction is not completed, all such securities would remain subject to the restrictions set forth above;

(xii)

transfers of our Class A common stock or any securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock to us pursuant to any right to repurchase or any right of first refusal we may have over such securities; and

(xiii)

for certain executive officers, transfers of our Class A common stock as a bona fide gift or gifts to one or more donor-advised funds at sponsoring organizations to be made on or about the date of the closing of this offering, provided that the aggregate value of the Class A common stock transferred pursuant to this clause by each such transferor shall not exceed the number of shares that, when multiplied by the initial public offering price per share set forth on the cover page of this prospectus, would result in an amount not to exceed $10 million, and provided further that if filings under Section 16(a) of the Exchange Act are required to be filed as a result of such transfer, such filings shall clearly indicate in the footnotes thereto that such filings relate to a transfer in connection with a donation to a donor-advised fund at a sponsoring organization, and provided still further that any such transfer shall not involve a disposition for value.

The lock-up restrictions described above do not apply to us with respect to certain transactions, including in connection with (1) the sale of our Class A common stock to the underwriters pursuant to the underwriting agreement; (2) the issuance of shares of our common stock upon the exercise of options, the vesting and settlement of RSUs or stock appreciation rights or the conversion of our securities, in each case outstanding on the date of the underwriting agreement and described in this prospectus; (3) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon exercise of stock options, settlement of RSUs, or otherwise) to our employees, officers, directors, advisors, or consultants, in each case pursuant to the terms of an equity compensation plan in effect on the date of the underwriting agreement and described in this prospectus; (4) our issuance, sale or entry into an agreement providing for the issuance or sale of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for or represent the right to receive our common stock in connection with acquisitions or other strategic transactions in an amount not to exceed 10% of the total number of shares of common stock outstanding immediately following the closing of this offering; (5) our filing of one or more registration statements on Form S-8 relating to securities granted or to be granted pursuant to any equity compensation plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan contemplated by clause (4); or (6) our facilitating the establishment of trading plans on behalf of our stockholders, officers, directors or employees pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our Class A common stock, provided that (a) such plans or amendments do not provide for the transfer of shares of our Class A common stock during the lock-up period (except to the extent otherwise allowed pursuant to the terms of the lock-up agreements described above) and (b) to the extent we are required to or voluntarily make a public announcement or filing under the Exchange Act regarding the establishment or amendment of such plan, such announcement or filing must include a statement to the effect that no transfer of our Class A common stock may be made under such plan during the lock-up period, provided that the recipient of any such shares of our common stock or other securities issued or granted pursuant to clauses (2), (3) and (4) during the lock-up period shall enter into a lock-up agreement with Morgan Stanley on behalf of the underwriters.

In addition, each lock-up party has agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not make any demand for, or exercise any right in connection with the offering with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

Morgan Stanley & Co. LLC, in its sole discretion, may release the securities subject to the lock-up agreements with the underwriters described above in whole or in part at any time. Morgan Stanley & Co. LLC has agreed that in the event it grants an early release or discretionary waiver of the above restrictions with respect to any Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock held by any stockholder party to our investors’ rights agreement, then it will provide a pro rata release or waiver to such restrictions to each other stockholder party to our investors’ rights agreement.

Morgan Stanley & Co. LLC will use commercially reasonable efforts to promptly notify us of any such release or waiver. Notwithstanding the foregoing, such pro rata release rights will not apply (i) in the case of any primary and/or secondary underwritten public offering of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, provided that such stockholders are offered the opportunity to participate on a pro rata basis and otherwise on the same terms as any other stockholders party to our investors’ rights agreement in any such secondary offering, and in the event the underwriters in any such offering make the determination to cut back the number of our securities to be sold by such stockholders in such secondary offering, such cut back shall be applied to the undersigned pro rata to all such stockholders proposing to sell securities in such secondary offering, (ii) if the release or waiver is granted due to circumstances of an emergency or hardship as determined by Morgan Stanley in its sole judgment, (iii) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and the transferee agrees in writing to be bound by the lock-up restrictions described above or (iv) if the release or waiver is granted to any holder by Morgan Stanley in an amount, individually or in the aggregate, not to exceed 1% of the total number of outstanding shares of Class A common stock and any securities convertible into or exercisable or exchangeable for shares of our Class A common stock (calculated on an as-converted, fully diluted basis and as of the close of business on the date of this prospectus).

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with the offering.

Directed Share Program

At our request, the underwriters have reserved for sale up to 5.0% of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to eligible business partners in the United States and selected international jurisdictions. If these parties purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. None of our directors, executive officers, or employees will purchase shares in the directed share program. We have agreed to indemnify Morgan Stanley & Co. LLC and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of such reserved shares. Shares sold through the directed share program will not be subject to lock-up restrictions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Funds managed by an affiliate of Goldman Sachs & Co. LLC own a management company interest in each of GC Partners Holdings, L.P., General Catalyst Group Management Holdings GP, LLC and General Catalyst Group Management Holdings, L.P. (together, the “GCP Management Entities”) and a limited partnership interest in funds managed by the GCP Management Entities that hold certain of our securities, as described in the section titled “Principal Stockholders.”

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our Class A common stock may be made at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to public” in relation to our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A common stock to be offered so as to enable an investor to decide to purchase our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

None of our Class A common stock have been offered or will be offered to the public in the United Kingdom except that our Class A common stock may be offered to the public in the United Kingdom at any time:

•	to any legal entity which is a qualified investor as defined in as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer or shares of our Class A common stock shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression “an offer to public” in relation to our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A common stock to be offered so as to enable an investor to decide to purchase our Class A common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the United Kingdom, this prospectus is only addressed to, and directed only at, qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, with all such persons together being referred to as relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Canada

The shares of our Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of shares of Class A common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong)

(“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. The underwriters have been represented by Freshfields Bruckhaus Deringer US LLP, Menlo Park, California.

EXPERTS

The financial statements as of February 1, 2020 and January 30, 2021, and for each of the years then ended, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.samsara.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

SAMSARA INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Samsara Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Samsara Inc. and its subsidiaries (the “Company”) as of January 30, 2021 and February 1, 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2021 and February 1, 2020 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2021

We have served as the Company’s auditor since 2018.

SAMSARA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$201,069	$399,887	$267,504
Accounts receivable, net	34,213	42,248	59,418
Inventories	16,516	13,674	22,308
Connected device costs, current	14,736	26,059	44,905
Other current assets	10,945	9,321	11,869

Total current assets	277,479	491,189	406,004
Restricted cash	35,237	34,422	31,756
Property and equipment, net	42,677	57,655	30,169
Operating lease right-of-use assets	159,550	133,121	138,602
Connected device costs, non-current	48,597	81,459	125,047
Deferred commissions	65,610	86,937	101,707
Other assets, non-current	1,860	1,850	6,209

Total assets	$631,010	$886,633	$839,494

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$16,467	19,400	$42,284
Accrued expenses and other current liabilities	7,961	14,571	20,881
Accrued compensation and benefits	11,900	12,549	17,851
Deferred revenue, current	94,391	143,109	182,985
Operating lease liabilities, current	17,532	22,313	20,393

Total current liabilities	148,251	211,942	284,394
Deferred revenue, non-current	116,679	106,463	103,524
Operating lease liabilities, non-current	166,781	150,961	128,619
Other liabilities, non-current	644	1,003	3,136

Total liabilities	432,355	470,369	519,673

Commitments and contingencies (Note 7)
Convertible preferred stock, $0.0001 par value—163,598,280, 205,638,256 and 205,638,256 shares authorized, issued, and outstanding as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited), respectively (aggregate liquidation value of $539,999, $939,497, and $1,215,182 as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited), respectively)	539,617	949,067	949,067

Stockholders’ deficit
Common stock $0.0001 par value—464,000,000 Class A, 1,026,000,000 (513,000,000 Class A, 513,000,000 Class B) and 1,026,000,000 (513,000,000 Class A, 513,000,000 Class B) shares authorized as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited), respectively; 241,212,968 shares issued and outstanding as of February 1, 2020, no Class A and 245,985,471 Class B shares issued and outstanding as of January 30, 2021, and no Class A and 248,313,145 Class B shares issued and outstanding as of October 30, 2021 (unaudited)	—	1	2
Additional paid-in capital	5,132	33,122	38,889
Accumulated other comprehensive income	—	—	46
Accumulated deficit	(346,094)	(565,926)	(668,183)

Total stockholders’ deficit	(340,962)	(532,803)	(629,246)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$631,010	$886,633	$839,494

See accompanying notes to consolidated financial statements.

SAMSARA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Revenue	$119,865	$249,905	$173,971	$302,593
Cost of revenue	48,322	75,393	54,187	85,778

Gross profit	71,543	174,512	119,784	216,815

Operating expenses
Research and development (1)	70,466	99,738	79,558	78,668
Sales and marketing (1)	181,556	202,262	156,349	166,569
General and administrative (1)	47,339	75,223	51,298	72,157
Lease modification, impairment, and related charges	—	—	—	1,532
Restructuring and related charges	—	6,768	6,768	—

Total operating expenses	299,361	383,991	293,973	318,926

Loss from operations	(227,818)	(209,479)	(174,189)	(102,111)
Interest income and other income (expense), net	2,934	(642)	228	241

Loss before provision for income taxes	(224,884)	(210,121)	(173,961)	(101,870)
Provision for income taxes	340	87	66	387

Net loss	$(225,224)	$(210,208)	(174,027)	(102,257)
Other comprehensive loss, net of taxes:
Change in foreign currency translation adjustment	—	—	—	46

Comprehensive loss	$(225,224)	$(210,208)	$(174,027)	$(102,211)

Basic and diluted net loss per share:
Net loss per share attributable to our common stockholders, basic and diluted	$(0.98)	$(0.92)	$(0.77)	$(0.42)

Weighted-average shares used in computing net loss per share attributable to our common stockholders, basic and diluted	230,426,896	239,281,696	238,157,804	246,174,612

(1)	Excludes accelerated depreciation expense in connection with the lease modification as described in Note 6.

See accompanying notes to consolidated financial statements.

SAMSARA INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Fiscal Years Ended February 1, 2020 and January 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Deficit
	Shares	Amount	Shares	Amount
Balance at February 3, 2019	142,352,273	$239,729	239,259,321	$—	$5,438	$—	$(120,870)	$(115,432)
Issuance of Series F convertible preferred stock, net of issuance costs	21,246,007	299,888	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	3,593,673	—	803	—	—	803
Vesting of early exercised stock options	—	—	—	—	1,025	—	—	1,025
Tender offer	—	—	(1,325,751)	—	(5,002)	—	—	(5,002)
Repurchase of restricted common stock	—	—	(314,275)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,868	—	—	2,868
Net loss	—	—	—	—	—	—	(225,224)	(225,224)

Balance at February 1, 2020	163,598,280	$539,617	241,212,968	$—	$5,132	$—	$(346,094)	$(340,962)
Issuance of Series F convertible preferred stock, net of issuance costs	36,163,421	399,826	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	4,926,086	1	1,562	—	—	1,563
Vesting of early exercised stock options	—	—	—	—	864	—	—	864
Deemed dividend on Series F convertible preferred stock	5,876,555	9,624	—	—	—	—	(9,624)	(9,624)
Repurchase of restricted common stock	—	—	(153,583)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	25,564	—	—	25,564
Net loss	—	—	—	—	—	—	(210,208)	(210,208)

Balance at January 30, 2021	205,638,256	$949,067	245,985,471	$1	$33,122	$—	$(565,926)	$(532,803)

See accompanying notes to consolidated financial statements.

SAMSARA INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT—CONTINUED

(In thousands, except share data)

(Unaudited)

	Nine Months Ended October 31, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at February 1, 2020	163,598,280	$539,617	241,212,968	$—	$5,132	$—	$(346,094)	$(340,962)
Issuance of Series F convertible preferred stock, net of issuance costs	36,163,421	399,826	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	2,375,022	1	550	—	—	551
Vesting of early exercised stock options	—	—	—	—	658	—	—	658
Deemed dividend on Series F convertible preferred stock	5,876,555	9,624	—	—	—	—	(9,624)	(9,624)
Repurchase of restricted common stock	—	—	(118,545)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	21,756	—	—	21,756
Net loss	—	—	—	—	—	—	(174,027)	(174,027)

Balance at October 31, 2020	205,638,256	$949,067	243,469,445	$1	$28,096	$—	$(529,745)	$(501,648)

	Nine Months Ended October 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 30, 2021	205,638,256	$949,067	245,985,471	$1	$33,122	$—	$(565,926)	$(532,803)
Issuance of common stock upon exercise of stock options	—	—	2,335,940	1	1,264	—	—	1,265
Vesting of early exercised stock options	—	—	—	—	520	—	—	520
Repurchase of restricted common stock	—	—	(8,266)	—	(5)	—	—	(5)
Stock-based compensation expense	—	—	—	—	3,988	—	—	3,988
Foreign currency translation adjustment	—	—	—	—	—	46	—	46
Net loss	—	—	—	—	—	—	(102,257)	(102,257)

Balance at October 30, 2021	205,638,256	$949,067	248,313,145	$2	$38,889	$46	$(668,183)	$(629,246)

See accompanying notes to consolidated financial statements.

SAMSARA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			Unaudited
Operating activities
Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,320	10,738	8,335	8,217
Stock-based compensation expense	2,868	25,564	21,756	3,988
Bad debt expense	227	9,447	6,086	6,627
Non-cash operating lease costs	11,385	6,374	7,499	(1,199)
Lease modification, impairment, and related charges	—	—	—	1,532
Other non-cash charges	—	965	665	—
Changes in operating assets and liabilities:
Accounts receivable, net	(10,911)	(14,140)	(8,465)	(23,685)
Inventories	(7,620)	2,843	1,080	(8,635)
Other current assets	(7,028)	1,624	3,288	(1,819)
Connected device costs	(41,296)	(44,184)	(26,835)	(62,433)
Deferred commissions	(33,390)	(21,327)	(12,745)	(14,770)
Other assets, non-current	(474)	110	326	(939)
Accounts payable and other liabilities	11,560	16,250	7,344	35,468
Deferred revenue	95,422	35,160	19,189	36,825
Operating lease liabilities, net	7,636	9,015	8,259	(96)

Net cash used in operating activities	(192,525)	(171,769)	(138,245)	(123,176)

Investing activities
Purchase of property and equipment	(29,990)	(32,102)	(29,356)	(9,953)
Investing other	—	(100)	—	(582)

Net cash used in investing activities	(29,990)	(32,202)	(29,356)	(10,535)

Financing activities
Proceeds from exercise of stock options	736	1,624	547	965
Proceeds from early exercise of stock options	261	753	15	152
Repurchase of restricted common stock	(30)	(61)	(11)	(5)
Tender offer	(5,002)	—	—	—
Proceeds from issuance of Series F convertible preferred stock, net of issuance costs	299,888	399,826	399,826	—
Payment of deferred offering costs	—	—	—	(2,160)
Payment of principal on finance leases	—	(168)	—	(336)

Net cash provided by (used in) financing activities	295,853	401,974	400,377	(1,384)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	—	—	—	46

Net increase (decrease) in cash, cash equivalents, and restricted cash	73,338	198,003	232,776	(135,049)
Cash, cash equivalents, and restricted cash, beginning of period	162,968	236,306	236,306	434,309

Cash, cash equivalents, and restricted cash, end of period	$236,306	$434,309	$469,082	$299,260

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1	$31	$5	$168
Supplemental disclosures of non-cash investing and financing activities:
Property and equipment accrued but not yet paid	$6,762	$—	$—	$1,254
Stock option exercises in transit	$—	$—	$—	$122
Unpaid deferred offering cost	$—	$—	$—	$935
Vesting of early exercised stock options	$1,024	$864	$660	$520
Series F convertible preferred stock deemed dividend	$—	$9,624	$9,624	$—

See accompanying notes to consolidated financial statements.

SAMSARA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Samsara Inc. (“Samsara”) and its subsidiaries (collectively, the “Company”) are the pioneers of the Connected Operations Cloud, which allows businesses that depend on physical operations to harness IoT (Internet of Things) data to develop actionable business insights and improve their operations. Samsara was incorporated in Delaware in 2015 as Samsara Networks Inc. and changed its name to Samsara Inc. in February 2021. Samsara’s principal executive offices are located at 350 Rhode Island Street, 4th Floor, South Building, San Francisco, California 94103.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Fiscal Year—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is a 52- or 53-week period ending on the Saturday closest to February 1. The fiscal years ended February 1, 2020 and January 30, 2021 both consist of 52 weeks. Every sixth fiscal year is a 53-week year. Fiscal year 2024 is the Company’s next 53-week fiscal year, with the fourth quarter consisting of 14 weeks.

Principles of Consolidation—The consolidated financial statements include the accounts of Samsara and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such management estimates include, but are not limited to, the fair value of stock-based awards, internal-use software development costs, sales return reserve, accrued liabilities and contingencies, depreciation and amortization periods, lease modification, impairment, and related charges, restructuring and related charges, and accounting for income taxes. Actual results could materially differ from the estimates and assumptions made.

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The Company has experienced, and may continue to experience, an adverse impact on certain parts of its business, including a lengthening in the sales cycle for some prospective customers and delays in the delivery of products, professional services and training to customers. As certain customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from COVID-19, they may continue to decrease or delay their spending, request pricing discounts, or seek renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for the Company in future periods. In addition, the Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in an inability to collect accounts receivable from these customers. The full extent to which the COVID-19 pandemic, including any new virus strains or mutations, will directly or indirectly impact the Company’s business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

Given the uncertainty regarding the length, severity, and ability to combat the COVID-19 pandemic, the Company cannot reasonably estimate the impact on its future results of operations, cash flows, or financial condition. As of the date of issuance of the consolidated financial statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates, its judgments, or the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained, and are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

Unaudited Interim Consolidated Financial Information—The accompanying interim consolidated balance sheet as of October 30, 2021, the interim consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit, and of cash flows for the nine months ended October 31, 2020 and October 30, 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of October 30, 2021 and the results of operations and cash flows for the nine months ended October 31, 2020 and October 30, 2021. The results of operations for the nine months ended October 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.

Cash, Cash Equivalents, and Restricted Cash—The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited), cash and cash equivalents consist of cash deposited with banks and money market funds.

Restricted cash as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited) consists of letters of credit secured as collateral on the Company’s office space leases. Total cash, cash equivalents, and restricted cash consist of the following (in thousands):

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
Cash and cash equivalents	$201,069	$399,887	$267,504
Restricted cash	35,237	34,422	31,756

Total cash, cash equivalents, and restricted cash	$236,306	$434,309	$299,260

Accounts Receivable—Accounts receivable consist of current trade receivables from customers and are recorded at their net realizable value. Judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past-due balances. Management evaluates all accounts periodically, and an allowance for doubtful accounts may be established based on specific identification using the best facts available and reevaluated and adjusted as additional information is received. An allowance for doubtful accounts balance of $0.2 million, $3.2 million and $4.9 million was recorded as of February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited), respectively. During the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited), the Company recorded a charge of $0.2 million, $9.5 million, $2.4 million and $2.7 million, respectively, to operations, and wrote-off an immaterial amount, $6.5 million, $3.6 million and $3.9 million, respectively, against the allowance. The increase in allowance for doubtful accounts from February 1, 2020 to January 30, 2021, as well as from January 30, 2021 to October 30, 2021 (unaudited), primarily resulted from increased billings due to the growth of contracts with new and existing customers and based on the Company’s analysis of customer data.

Inventories—Inventories are valued at the lower of cost (which approximates actual cost on a first-in, first-out basis) or net realizable value. The Company’s inventory consists of finished goods and management assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions.

Property and Equipment, Net—Property and equipment, net, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of five years for computers, office equipment, software, and furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operating expenses on the consolidated statements of operations and comprehensive loss.

Leases—The Company determines if an arrangement is a lease at inception or modification. The Company evaluates the lease terms to determine whether the lease will be accounted for as an operating or finance lease. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities and non-current operating lease liabilities on the Company’s consolidated balance sheet. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company does not include any anticipated lease incentives in the determination of lease liability, but rather records the incentive upon receipt. The carrying amount of ROU assets and operating lease liabilities is remeasured if there is a modification, a change in the lease term, or a change in the assessment to purchase the underlying asset. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The Company’s accounting for lease terms will include options to extend the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recorded on the Company’s consolidated balance sheet. The Company’s lease agreements do not contain any residual value guarantees and lease expense is recognized on a straight-line basis over the lease term.

The Company accounts for lease terminations when a lease is no longer legally binding and the Company no longer has the right to control the use of the asset. When the conditions for a lease termination are met, the Company recognizes the lease termination by removing the ROU asset and the operating lease liability from its consolidated balance sheet, with a gain or loss recognized for the difference.

Revenue Recognition—The Company generates revenue from subscriptions to access its cloud-hosted platform whereby the customer is charged a per subscription fee for access for a specified term. Subscription agreements contain multiple service elements for one or more of the Company’s cloud-based Applications via mobile app(s) or website that enable data collection and provide access to the cellular network, one or more wireless gateways, cameras, sensors and other devices (collectively, “connected devices” or “IoT devices”), support services delivered over the term of the arrangement and warranty coverage. The Company’s arrangements are generally sold as non-cancelable subscriptions and have contract terms typically for three to five years in length. The Company determines revenue recognition through the following steps:

•

Identification of the contract, or contracts, with a customer—A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company’s contracts are typically evidenced through a signed Company quote or a customer purchase order and Company quote. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation.

•

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on their own or together with other resources that are readily available from third parties or from the

Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation. The Company has determined that its integrated solution represents a combined performance obligation as the cloud-based Applications and connected devices, individually, are not distinct within the context of customer contracts because they are highly interdependent and interrelated. In reaching this conclusion, the Company considered the context of the contract and the nature of its promise to provide the customer with actionable real-time business insights to manage their operations. Specifically, the Company’s connected devices, including the embedded proprietary firmware, are updated continuously by its Connected Operations Cloud using artificial intelligence (“AI”) and machine learning models to improve the capture, aggregation, and enrichment of data by the connected devices. Additionally, the Company’s Connected Operations Cloud then utilizes this data to deliver actionable real-time business insights that are promised to its customers throughout the term of their subscription to Applications on the Connected Operations Cloud. As a result of the highly interdependent and interrelated nature of the integrated service provided, these arrangements are accounted for as a combined performance obligation to the customer. Additionally, the Company has certain accessories sold in connection with its integrated sensor solution, which have been determined to be separate performance obligations.

•

Determination of the transaction price—The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. Such amounts are stated within the customer contracts.

•

Allocation of the transaction price to the performance obligations in the contract—If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis. The Company determines SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP taking into consideration available information, such as market conditions and internally approved pricing guidelines related to the performance obligations.

•

Recognition of revenue when or as the Company satisfies a performance obligation—The Company satisfies substantially all of its performance obligations over time. Specifically, the combined cloud-based application and connected device performance obligation and related support services and warranty coverage represent stand-ready performance obligations provided throughout the term the customer has access to the platform. Revenue recognition commences ratably when control of the services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services over the contractual term.

Other revenue is earned through the sale of replacement gateways, sensors and cameras, as well as related shipping and handling fees, and credit card processing fees, and professional services.

Revenue consists of the following (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Subscription revenue	$116,992	$245,481	$170,805	$294,743
Other revenue	2,873	4,424	3,166	7,850

Total revenue	$119,865	$249,905	$173,971	$302,593

Deferred Revenue—Deferred revenue represents amounts billed to customers or payments received from customers for which revenue has not yet been recognized. Deferred revenue primarily consists of prepayments made by customers for future periods and, to a lesser extent, the unearned portion of monthly-billed subscription fees. A portion of customer contracts is paid in advance for the full, multi-year term. Additionally, the Company enables its customers to prepay all, or part, of their contractual obligations monthly, quarterly, or annually. As a result, the deferred revenue balance does not represent the total contract value of all multi-year, non-cancelable subscription agreements. The current portion of deferred revenue represents the amount that is expected to be recognized within one year of the consolidated balance sheet date.

The deferred revenue balance as of February 2, 2019, February 1, 2020 and January 30, 2021 was $115.6 million, $211.1 million, and $249.6 million, respectively. The Company recognized $40.0 million and $94.1 million of revenue during the fiscal years ended February 1, 2020 and January 30, 2021, respectively, and recognized $127.1 million of revenue during the nine months ended October 30, 2021 (unaudited), from beginning deferred revenue balances as of February 2, 2019, February 1, 2020, and January 30, 2021, respectively. Total deferred revenue as of January 30, 2021 and October 30, 2021 (unaudited) was $249.6 million and $286.5 million, respectively. The increase in deferred revenue from February 1, 2020 to January 30, 2021, as well as from January 30, 2021 to October 30, 2021 (unaudited), primarily resulted from the growth of contracts with new and existing customers.

Remaining performance obligations (RPO) represents the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods.

As of February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited), the Company’s RPO was $538.8 million, $779.1 million and $972.0 million, respectively. The Company expects to recognize revenue on approximately $326.6 million and $451.4 million, over the next 12 months as of January 30, 2021 and October 30, 2021 (unaudited), respectively, with the remaining balance recognized thereafter.

Cost of Revenue—Cost of revenue consists primarily of the amortization of the cost of capitalized connected devices; software hosting-related costs; employee-related costs, including salaries and employee benefits, stock-based compensation, and amortization of internal-use software development costs; and other expenses related to the Company’s customer support and operations personnel.

Costs to Obtain and Fulfill a Contract

Deferred Commissions—The Company capitalizes commissions paid to sales employees and the related payroll taxes when customer contracts are signed. These costs are recorded as deferred commissions on the consolidated balance sheets. The Company determines whether costs should be deferred based on its sales compensation plans and if the commissions are incremental and would not have been incurred absent the execution of the customer contract. As a result of modifications to the Company’s sales compensation strategies during the fiscal year ended January 30, 2021, the sales commissions paid on the initial and renewal contracts were no longer commensurate and the Company therefore began to amortize sales commissions paid on the initial contract over an expected period of benefit, which the Company has determined to be approximately five years. The Company has determined the period of benefit by taking into consideration its customer contracts and the duration of its relationships with its customers and its technology. Prior to the modification in sales compensation strategies, the sales commissions for renewals of customer contracts were commensurate with the commission paid for the acquisition of the initial contract and, therefore, these costs were amortized as expense ratably over the term of the related non-cancelable customer contract in proportion to the pattern of recognition of the related revenue. Total deferred commissions as of February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited) was $65.6 million, $86.9 million, and $101.7 million, respectively.

Commission costs capitalized during the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited), totaled $49.9 million,

$54.1 million, $36.5 million, and $49.0 million, respectively. Amortization of deferred commissions during the fiscal years ended February 1, 2020 and January 30, 2021 totaled $16.5 million and $33.8 million, respectively, and $23.7 million and $34.2 million during the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited), respectively, and is included in sales and marketing expense on the consolidated statements of operations and comprehensive loss.

Connected Devices—For typical sales arrangements, the Company capitalizes the cost of connected devices sold to customers upon shipment and the capitalized cost is recorded as connected device costs on the Company’s consolidated balance sheet. Total connected device costs, current and non-current, as of February 1, 2020, January 30, 2021 and October 30, 2021 was $63.3 million, $107.5 million, and $170.0 million, respectively. Additions to connected device costs during the fiscal years ended February 1, 2020 and January 30, 2021, totaled $50.4 million and $64.2 million, respectively, and $41.3 million and $90.0 million during the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited).

Connected device costs are amortized over a period of benefit of five years. The Company determined the period of benefit by taking into consideration the expected life of the connected device, the connected device’s warranty period, past experience with customers, the duration of the Company’s relationships with its customers, and other available information. Amortization of these costs totaled $9.1 million and $20.0 million for the fiscal years ended February 1, 2020 and January 30, 2021, respectively, and $14.5 million and $27.5 million for the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited), respectively, and is included in cost of revenue on the consolidated statements of operations and comprehensive loss.

Research and Development—Research and development costs are charged to expense as incurred. Research and development costs consist primarily of employee-related costs, including salaries, employee benefits and stock-based compensation, depreciation and amortization of property and equipment used in research and development, other expenses related to prototyping IoT devices, product initiatives, software subscriptions, hosting used in research and development, and an allocation of the Company’s general overhead expenses. The Company continues to focus its research and development efforts on adding new features and products, and increasing the functionality and enhancing the ease of use of its existing products. The Company capitalizes the portion of its internal-use software development costs that meets the criteria for capitalization.

Internal-Use Software Development Costs—The Company capitalizes the costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are included in property and equipment, net, on the consolidated balance sheet and are amortized on a straight-line basis over the estimated useful life of the related asset, which approximates two years. These capitalized costs are primarily related to the software infrastructure supporting the data services purchased by customers. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred.

Deferred Offering Costs—Deferred offering costs, which consist of direct incremental legal, accounting, and consulting fees relating to the Company’s proposed initial public offering (“IPO”), are capitalized in “Other assets, non-current” on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be expensed. There were no deferred offering costs recorded as of February 1, 2020 and January 30, 2021. As of October 30, 2021 (unaudited), there was $3.1 million of deferred offering costs capitalized.

Advertising and Promotional Costs—Advertising and promotional costs, which are expensed as incurred and included in sales and marketing expense, were $39.0 million and $39.9 million for the fiscal years ended February 1, 2020 and January 30, 2021, respectively.

Impairment of Long-Lived Assets—Long-lived assets, such as property and equipment, capitalized software development costs, and ROU assets are evaluated for impairment at the asset group level, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities, whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets or an asset group by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

No impairment charges were recorded on any long-lived assets during the fiscal years ended February 1, 2020 and January 30, 2021 and $1.9 million of impairment charges were recorded for the nine months ended October 30, 2021 (unaudited). See Note 6, “Leases,” to the consolidated financial statements for further information.

Stock-Based Compensation—The Company measures compensation expense for all stock-based awards based on the estimated fair values on the date of grant. The Company’s stock-based awards include stock options and restricted stock units (“RSUs”). The fair value of employee stock options is determined using the Black-Scholes option-pricing model using various inputs, including the fair value of the Company’s common stock, estimates of expected volatility, expected term, risk-free rate, and future dividends. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

The Company grants RSUs that vest upon satisfaction of both a service condition and a performance condition as determined by the Company’s Board of Directors (the “Board of Directors”). The service condition for these awards is generally satisfied over four years. The performance condition is satisfied upon the occurrence of a qualifying liquidity event, defined as the earlier of a successful IPO or acquisition (as defined in the Samsara Inc. 2015 Equity Incentive Plan, or the “2015 Plan”). As of January 30, 2021 and October 30, 2021 (unaudited), a qualifying event as described above was not probable. Stock-based compensation expense is only recognized for RSUs for which both the service condition and performance condition have been met.

The absence of an active market for the Company’s common stock also requires the Company’s Board of Directors, which includes members who possess extensive business, finance and venture capital experience, to determine the fair value of its common stock for purposes of granting stock options and RSUs. The Company obtains contemporaneous third-party valuations to assist the Board of Directors in determining the fair value of the Company’s common stock. All stock options granted are exercisable at a price per share not less than fair value of the shares of the Company’s common stock underlying those options on their respective grant dates.

The contractual term of the Company’s stock options and RSUs are 10 years and seven years, respectively.

Restructuring and Related Charges—Costs associated with management-approved restructuring activities, including reductions in headcount, are recognized when they are communicated and include employee termination benefits. The Company records a liability for employee termination benefits when management has communicated the termination plan to employees and all of the following conditions have been met: management, having the authority to approve the action, commits to a plan of termination; the plan identifies the number of employees to be terminated, their job classifications and their locations, and the expected completion date; the plan establishes the terms of the benefit arrangement in sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are involuntarily terminated; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Restructuring and related charges are recognized as an operating expense within the consolidated statements of operations and comprehensive loss.

Income Taxes—The Company utilizes the liability method of accounting for income taxes under which deferred tax assets and liabilities are determined based on the differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce the deferred tax assets to the amount more likely than not to be realized.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. A tax position is recognized when it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% of being realized upon ultimate settlement with a taxing authority.

The Company recognizes interest and penalties related to income tax positions as a component of income tax expense.

Translation of Foreign Currencies—The functional currency of the majority of the Company’s foreign subsidiaries is the U.S. dollar. Foreign currency transaction gains and losses are included in interest income and other income (expense), net, on the consolidated statements of operations for the period. For U.S. dollar functional currency subsidiaries, all assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. For a foreign subsidiary where the local currency is the functional currency, adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income in stockholders’ deficit.

Net Loss Per Share Attributable to Common Stockholders—Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of its convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Net income is attributed to common stockholders and participating securities based on their participation rights. Basic earnings per share attributable to common stockholders is computed by dividing the earnings attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, RSUs, and convertible preferred stock. As the Company has reported losses for the periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Fair Value Measurements—Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company follows the established framework for measuring fair value in accordance with US GAAP.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The

Company’s cash and cash equivalents are held on deposit with creditworthy domestic institutions. The Company invests its excess cash in low-risk, highly liquid money market funds. The Company has not experienced losses in such accounts.

The Company generally does not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or a change in financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of times receivables are past due, significant one-time events, and historical experience.

No customer accounted for greater than 10% of the Company’s total revenue for the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited).

There were no customers that individually represented greater than 10% of the Company’s accounts receivable as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited).

Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Eligible participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. The Company provides up to 4% matching contributions under this plan.

Commitments and Contingencies—Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recently Adopted Accounting Pronouncements—In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements. The Company early adopted this update on February 2, 2020. There was no material impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted—In June 2016, the FASB issued ASU No. 2016–13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The amendments in this update represent changes to clarify, correct errors in, or improve the codification. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326). The amendments in this update provide entities that have certain instruments within the scope of Subtopic 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825-10, Financial Instruments—Overall, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. This guidance is effective for the Company for its fiscal year beginning January 29, 2023. Early adoption is permitted. The standard requires a modified retrospective method of adoption. This new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This ASU simplifies accounting for income taxes by removing certain exceptions to the general principles and amending existing guidance to improve consistent application. This guidance is effective for the Company for its fiscal year beginning January 30, 2022. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on the Company’s consolidated financial statements.

3. FAIR VALUE MEASUREMENTS

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The consolidated financial statements as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited) do not include any nonrecurring fair value measurements relating to assets or liabilities.

The following tables present the fair value hierarchy for the Company’s assets measured at fair value on a recurring basis as of the periods presented (in thousands):

	As of February 1, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents—money market funds	$197,309	$—	$—	$197,309
Restricted cash—letters of credit	35,237	—	—	35,237

Total	$232,546	$—	$—	$232,546

	As of January 30, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents—money market funds	$109,053	$—	$—	$109,053
Restricted cash—letters of credit	34,422	—	—	34,422

Total	$143,475	$—	$—	$143,475

	As of October 30, 2021
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Cash equivalents—money market funds	$135,302	$—	$—	$135,302
Restricted cash—letters of credit	31,756	—	—	31,756

Total	$167,058	$—	$—	$167,058

There were no transfers between Level 1 or Level 2, or transfers in or out of Level 3 of the fair value hierarchy during the fiscal years ended February 1, 2020 and January 30, 2021, and for the nine months ended October 30, 2021 (unaudited).

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net comprises the following (in thousands):

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
Gross property and equipment
Computers, equipment, and software	$130	$508	$757
Leasehold improvements	29,910	43,004	19,142
Furniture and fixtures	13,120	17,302	15,576
Internal-use software development costs (1)	5,896	11,116	14,342

Total gross property and equipment	49,056	71,930	49,818
Accumulated depreciation and amortization (2)	(6,379)	(14,275)	(19,649)

Property and equipment, net	$42,677	$57,655	$30,169

(1)

The Company’s internal-use software development costs included an insignificant amount of stock-based compensation costs for the fiscal years ended February 1, 2020 and January 30, 2021, and for the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited). The following table provides the amounts capitalized and amortized for the Company’s internal-use software development costs for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Capitalized internal-use software development costs	$2,943	$5,221	$3,921	$3,226
Amortization expense	$2,068	$2,815	$2,050	$2,398

Internal-use	software development costs, net, as of the periods presented was as follows (in thousands):

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
Internal-use software development costs, net	$2,638	$5,044	$5,872

(2)

The following table presents the depreciation and amortization of property and equipment, excluding the accelerated depreciation expense of $29.7 million recorded in connection with the lease modification, which is included in “Lease modification, impairment, and related charges” during the nine months ended October 30, 2021 (unaudited), included on the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
Depreciation and amortization expense	$4,320	$10,738	$8,335	$5,819

5. REVOLVING CREDIT AGREEMENT

In July 2019, the Company entered into the Revolving Credit Agreement (“Credit Agreement”) with a syndicate of financial institutions. The Credit Agreement provides for up to $50 million consisting of a revolving loan facility in an aggregate principal amount of $50 million, a letter of credit and cash management services sub-facility in the aggregate availability amount of $40 million; and a swingline sub-facility in the aggregate availability amount of $5 million.

The Credit Agreement originally was set to expire on July 29, 2022, but the Company terminated the Credit Agreement early in August 2020. The Company was compliant with all covenants under the Credit Agreement since it entered into the Credit Agreement in July 2019 through its termination in August 2020.

6. LEASES

The Company leases office space under operating lease agreements that are non-cancelable (subject to limited termination rights). These leases have remaining lease terms ranging from one year to 10 years. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities, and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

On September 8, 2021, the Company filed a lawsuit against the landlord of a corporate office facility to enforce the termination of the related facility lease, resulting in a modification of the lease to reduce the remaining lease term from the modification date through October 30, 2021, the date the Company fully vacated the premises. As a result of the modification, the Company remeasured its operating lease liability and ROU asset, resulting in a reduction of the operating lease liability of $98.9 million and related ROU asset of $68.9 million, with a corresponding gain of $30.0 million. The Company reduced the estimated useful lives of the fixed assets associated with the facility consistent with the revised lease term, which resulted in accelerated depreciation expense of $29.7 million through October 30, 2021. The gain on lease modification and related accelerated depreciation expense were recorded in “Lease modification, impairment, and related charges” on the consolidated statements of operations and comprehensive loss for the nine months ended October 30, 2021 (unaudited).

The Company also impaired and ceased using other leased office spaces for which the Company recorded $1.9 million of expense in “Lease modification, impairment, and related charges” for the nine months ended October 30, 2021 (unaudited).

The components of operating lease expense were as follows (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Operating lease cost	$22,148	$23,612	$17,805	$17,686
Short-term lease cost	1,747	1,949	1,515	157
Sublease income	—	—	—	(75)
Total lease cost	$23,895	$25,561	$19,320	$17,768

Supplemental information related to operating leases was as follows (in thousands, except for weighted-average data):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Cash paid for amounts in the measurement of operating lease liabilities—operating cash flows	$10,762	$17,238	$10,835	$18,856
Operating lease ROU assets obtained in exchange for new operating lease liabilities	$98,374	$1,136	$1,136	$19,135

During the third fiscal quarter of 2022, the Company recorded one additional operating lease which resulted in an ROU asset of $89.6 million, offset by a reduction of ROU assets associated with the lease modification and impairment of $70.5 million.

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
Weighted-average remaining lease term—operating leases (in years)	8.4	7.7	7.6
Weighted-average discount rate—operating leases	2.39%	2.32%	4.29%

Future minimum lease payments included in the measurement of operating lease liabilities as of January 30, 2021 were as follows (in thousands):

Fiscal Years Ending	Amount
2022	$26,189
2023	26,941
2024	26,946
2025	26,920
2026	19,844
2027 and thereafter	62,926

Total future minimum lease payments	189,766
Less: imputed interest	(16,492)

Total operating lease liabilities	$173,274

Future minimum lease payments included in the measurement of operating lease liabilities as of October 30, 2021 (unaudited) were as follows (in thousands):

Fiscal Years Ending	Amount
(Unaudited)
Remainder of 2022	$6,100
2023	26,851
2024	26,927
2025	26,912
2026	19,848
2027 and thereafter	71,021

Total future minimum lease payments	177,659
Less: imputed interest	(28,647)

Total operating lease liabilities	$149,012

In addition to its operating leases, the Company has entered into non-cancelable finance leases for equipment beginning in 2020. The balances for finance leases were recorded in “Other assets, non-current” and “Other liabilities, non-current” as the amounts were immaterial as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited).

7. COMMITMENTS AND CONTINGENCIES

Litigation—From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

The Company continually evaluates uncertainties associated with litigation and records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the consolidated financial statements indicates that it is probable that a liability has been incurred at the date of the consolidated financial statements and (ii) the loss or range of loss can be reasonably estimated. If the Company determines that a loss is possible and a range of the loss can be reasonably estimated, the Company will disclose the range of the possible loss. The Company evaluates developments in legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related ranges of possible losses disclosed and makes adjustments and changes to the disclosures, as appropriate. Significant judgment is required to determine both likelihood of there being, and the estimated amount of, a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss, and such amounts could be material. For legal proceedings for which there is a reasonable possibility of loss (meaning those losses for which the likelihood is more than remote but less than probable), the Company has determined there is no material exposure on an aggregate basis. The amounts recorded for losses deemed probable as of October 30, 2021 (unaudited) were also not material.

Lease-Related Litigation—In March 2019, the Company signed a lease agreement with RREEF America REIT II Corp. YYYY (“Landlord”) for certain premises located at 2 Henry Adams, San Francisco, California (the “Premises”). As described in Note 6, “Leases,” in September 2021, the Company sued the Landlord in San Francisco Superior Court to enforce its right to terminate the lease and to recover damages on the grounds that the Premises were never adequately delivered to the Company. The Landlord subsequently commenced an unlawful detainer action to evict the Company from the Premises and recover damages. On October 30, 2021, the Company vacated the Premises. On November 17, 2021, the Company was notified that the landlord intends to draw the remaining $8.7 million letter of credit. The outcome of this matter is subject to ongoing litigation and is uncertain at this time.

Purchase Commitments—The aggregate amount of purchase commitments as of January 30, 2021 and October 30, 2021 (unaudited) was approximately $179.7 million and $189.7 million, respectively, of which $145.7 million and $166.3 million, respectively, related to the next 12 months and the remainder thereafter. The Company’s purchase commitments consist of contractual arrangements with software-as-a-service subscription providers and non-cancelable purchase orders based on current inventory needs fulfilled by its suppliers and contract manufacturers.

Indemnification—In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties, to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, or claims that the Company’s products infringe the intellectual property rights of other parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

8. CONVERTIBLE PREFERRED STOCK

In May 2020, the Company consummated the Extension Series F Preferred Stock Agreement with existing and new shareholders (“the Series F extension”). As part of the Series F extension, the Company sold 36,163,421 additional shares of Series F convertible preferred stock at a purchase price of $11.0609 for net proceeds of $399.8 million. As part of the Series F extension, each previously outstanding share of Series F convertible preferred stock was subdivided into 1.276595937 shares of Series F convertible preferred stock without further consideration. As a result, the adjusted number of shares associated with the Series F initial offering is 27,122,562 and the Company concluded a preferred stock modification had occurred as a result of the incremental shares issued without consideration. To determine the value transferred as a result of the modification, the Company compared the fair value of the Series F convertible preferred stock previously outstanding immediately prior to the modification and the fair value of the adjusted Series F convertible preferred stock immediately after the convertible preferred stock modification using an option-pricing model. The difference between the fair values was $9.6 million and was recorded as a deemed dividend that increased the carrying value of Series F convertible preferred stock, as well as accumulated deficit. Income available to common stockholders used to determine net loss per share was reduced by the deemed dividend.

The following tables summarize the Company’s convertible preferred stock as of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited) (in thousands, except share and per share data):

	As of February 1, 2020
	Shares				Liquidation Amount	Carrying Value
	Authorized	Issued and Outstanding	Issuance Date	Issuance Price Per Share
Series A	67,940,880	67,940,880	May 2015	$0.3680	$25,000	$24,907
Series B	19,841,556	19,841,556	December 2016, April 2017	$0.7560	15,000	14,952
Series C	27,886,502	27,886,502	June 2017	$1.4344	40,000	39,952
Series D	14,288,799	14,288,799	March 2018	$3.4992	50,000	49,956
Series E	12,394,536	12,394,536	December 2018 – January 2019	$8.8749	110,000	109,960
Series F	21,246,007	21,246,007	September 2019	$14.1203	299,999	299,890

Total convertible preferred stock	163,598,280	163,598,280			$539,999	$539,617

	As of January 30, 2021
	Shares				Liquidation Amount	Carrying Value
	Authorized	Issued and Outstanding	Issuance Date	Issuance Price Per Share
Series A	67,940,880	67,940,880	May 2015	$0.3680	$24,497	$24,907
Series B	19,841,556	19,841,556	December 2016, April 2017	$0.7560	15,000	14,952
Series C	27,886,502	27,886,502	June 2017	$1.4344	40,000	39,952
Series D	14,288,799	14,288,799	March 2018	$3.4992	50,000	49,956
Series E	12,394,536	12,394,536	December 2018 – January 2019	$8.8749	110,000	109,960
Series F	63,285,983	63,285,983	September 2019, May 2020	$11.0609	700,000	709,340

Total convertible preferred stock	205,638,256	205,638,256			$939,497	$949,067

	As of October 30, 2021
	(Unaudited)
	Shares
	Authorized	Issued and Outstanding	Issuance Date	Issuance Price Per Share	Liquidation Amount	Carrying Value
Series A	67,940,880	67,940,880	May 2015	$0.3680	$24,497	$24,907
Series B	19,841,556	19,841,556	December 2016, April 2017	$0.7560	15,000	14,952
Series C	27,886,502	27,886,502	June 2017	$1.4344	40,000	39,952
Series D	14,288,799	14,288,799	March 2018	$3.4992	50,000	49,956
Series E	12,394,536	12,394,536	December 2018 – January 2019	$8.8749	110,000	109,960
Series F	63,285,983	63,285,983	September 2019, May 2020	$11.0609	975,685	709,340

Total convertible preferred stock	205,638,256	205,638,256			$1,215,182	$949,067

Effective in January 2021, the Company’s Amended and Restated Certificate of Incorporation (Certificate of Incorporation) designated and authorized the Company to issue up to 205,638,256 shares of convertible preferred stock with a par value of $0.0001 per share. Immediately prior to this amendment, the Company was authorized to issue up to 205,638,256 shares of convertible preferred stock with a par value of $0.0001 per share.

The holders of Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock have various rights and preferences as follows:

Voting—Each share of convertible preferred stock has voting rights equal to an equivalent number of shares of Class B common stock into which it is convertible and votes together as one class with the Class B common stock, except as below.

Holders of Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock, voting together as a single class on an as-converted basis, are entitled to certain protective provisions, which require a majority of holders of convertible preferred stock to approve, among other actions, a liquidation event, an amendment or repeal of provisions of the Certificate of Incorporation or bylaws, a change to the number of directors on the Board of Directors, and a declaration or payment of any dividend.

Holders of Series A, Series B, and Series C convertible preferred stock, voting as a separate class, are entitled to elect two members to the Board of Directors.

Holders of Class B common stock, voting as a separate class, are entitled to elect four members to the Board of Directors.

Holders of Class A and Class B common stock and Series A, Series B, and Series C convertible preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining directors.

Dividends—The holders of Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock shall be entitled to receive, out of any funds legally available, dividends prior and in preference to any dividends paid on the common stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if, declared by the Board of Directors. No dividends have been declared or paid on the Company’s convertible preferred stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company or any deemed liquidation event (as defined in the Certificate of Incorporation), the holders of convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of common stock, an amount equal to the greater of (a)(i) with respect to the Series F convertible preferred stock, the then-current Series F Liquidation Multiple, plus any declared but unpaid dividends and (ii) with respect to all series of convertible preferred stock other than the Series F convertible preferred stock, the original issuance price per share of $0.37, $0.76, $1.43, $3.50, and $8.87 for Series A, Series B, Series C, Series D, and Series E convertible preferred stock, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, plus any declared but unpaid dividends, or (b) such amount per share as would have been payable had all shares of such series of convertible preferred stock been converted into Class B common stock immediately prior to such liquidation, dissolution, winding up, or deemed liquidation event (the Liquidation Preference). The Series F Liquidation Multiple is the $11.06 issuance price per share for Series F convertible preferred stock, increasing by 25% on a compounding annual basis from May 15, 2020 through immediately prior to such liquidation, dissolution, or winding up of the Company. The Series F Liquidation Multiple cannot exceed $22.1218 per share. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of convertible preferred stock, then the assets of the Company shall be distributed ratably to the holders of convertible preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive.

After payment of the Liquidation Preference to the holders of convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock. If the holders of convertible preferred stock would have been entitled to a larger distribution had they converted their shares to common stock, then the convertible preferred stock will be deemed to have converted to common stock.

Redemption—Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stocks are not redeemable.

Conversion—Each share of convertible preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of Class B common stock as is determined by dividing the original purchase price of convertible preferred stock by the conversion price in effect at the time of conversion for such series of convertible preferred stock. The conversion price per share of Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock shall be $0.37, $0.76, $1.43, $3.50, $8.87, and $11.06 per share, respectively. As of February 1, 2020, January 30, 2021, and October 30, 2021 (unaudited), the conversion ratio for convertible preferred stock was one to one.

Each share of convertible preferred stock will automatically be converted into shares of Class B common stock at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Company of at least 5% of the equity value of the Company based on the IPO price or (ii) the consent of holders of at least a majority of the then-outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis.

In the event of conversion upon a liquidation event, holders of convertible preferred stock are entitled to receive payment at least equal to the payment they would have received if their respective shares of convertible preferred stock were not converted to common stock.

Antidilution Protection—Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stocks have antidilution protection. If the antidilution protection for the convertible preferred stock is triggered, the conversion price will be subject to a broad-based weighted-average adjustment to reduce dilution.

Convertible Preferred Stock Balance Sheet Classification—As the shares of the convertible preferred stock are redeemable upon a deemed liquidation event as discussed in Liquidation Preference, and because the Company determined that such a deemed liquidation would be outside of its control, the convertible preferred stock is recorded at issuance date fair value outside of stockholders’ deficit in the convertible preferred stock section of the consolidated balance sheets. As it is uncertain as to when a redemption event may occur, if ever, the carrying amounts of the convertible preferred stock are not accreted to their redemption value until such event were to become probable.

9. COMMON STOCK

The Company’s Certificate of Incorporation reclassified each share of common stock issued and outstanding as of January 13, 2021 into one share of Class B common stock. Following this reclassification, each outstanding option or convertible security that was previously exercisable for, convertible into, or exchangeable for common stock became exercisable for, convertible into, or exchangeable for Class B common stock. The Certificate of Incorporation also authorized the issuance of up to 1,026,000,000 shares of common stock with a par value of $0.0001 per share, consisting of 513,000,000 shares of Class A common stock and 513,000,000 shares of Class B common stock. As a result of this amendment, effective on January 13, 2021, we have two classes of authorized common stock: Class A common stock and Class B common stock.

The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Holders of Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of Class B common stock are entitled to 10 votes for each share held, except as otherwise required by law. Shares of Class A common stock are not convertible into any other shares of the Company’s capital stock. Each share of the Company’s Class B common stock is convertible into one share of Class A common stock upon the terms and conditions set forth in the Certificate of Incorporation. Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if the Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine. As of February 1, 2020, there were 241,212,968 shares of common stock issued and outstanding. As of January 30, 2021, there were 0 and 245,985,471 shares of Class A and Class B common stock issued and outstanding, respectively. As of October 30, 2021 (unaudited), there were 0 and 248,313,145 shares of Class A and Class B common stock issued and outstanding, respectively.

The Company had reserved shares of Class B common stock for future issuance as of January 31, 2021 and October 30, 2021 (unaudited) as follows:

	As of January 31, 2021	As of October 30, 2021
		(Unaudited)
Series A convertible preferred stock	67,940,880	67,940,880
Series B convertible preferred stock	19,841,556	19,841,556
Series C convertible preferred stock	27,886,502	27,886,502
Series D convertible preferred stock	14,288,799	14,288,799
Series E convertible preferred stock	12,394,536	12,394,536
Series F convertible preferred stock	63,285,983	63,285,983
Share-based awards outstanding	44,091,276	57,823,868
Share-based awards available for future grants	3,019,110	2,250,033

Total shares of common stock reserved for future issuance	252,748,642	265,712,157

Following the proposed IPO, the Company will have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock will be substantially identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share and is convertible at any time into one share of Class A common stock. Shares of Class C common stock have no voting rights, except as otherwise required by law, and will convert into shares of the Company’s Class A common stock, on a share-for-share basis, following the conversion or exchange of all outstanding shares of Class B common stock into shares of the Company’s Class A common stock and upon the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class. There were no shares of Class C common stock outstanding or authorized as of October 30, 2021 (unaudited) as the IPO had not been completed.

Equity Incentive Plan—In February 2015, the Company adopted the 2015 Plan pursuant to which the Board of Directors may grant incentive stock options and nonstatutory stock options to purchase shares of the Company’s common stock, restricted stock awards, stock appreciation rights, and RSUs. In September 2020, the 2015 Plan was amended and restated to reserve 105,712,797 shares of common stock for issuance, and was again amended in January 2021 to reflect a dual class structure of the Company’s common stock. In February 2021, the 2015 Plan was amended and restated to reserve 120,712,797 shares of Class B common stock for issuance. Stock options must be granted with an exercise price not less than the stock’s fair market value at the date of grant. Stock options generally vest over a four-year period starting from the date specified in each agreement.

A summary of the stock options and changes during the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 30, 2021 (unaudited) is presented below (the number of options represents ordinary shares exercisable in respect thereof):

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value(1) (In Thousands)
Balance as of February 2, 2019	15,484,420	$0.35	8.5	$45,459
Granted	2,764,657	$3.51
Exercised	(3,593,673)	$0.31
Forfeited, canceled, or expired	(678,335)	$0.49

Balance as of February 1, 2020	13,977,069	$0.98	7.8	$63,153
Granted	3,051,280	$7.59
Exercised	(4,926,086)	$0.56
Forfeited, canceled, or expired	(430,921)	$0.38

Balance as of January 30, 2021	11,671,342	$2.91	7.6	$88,184
Exercised (unaudited)	(2,335,940)	$0.45
Forfeited, canceled, or expired (unaudited)	(75,550)	$0.64

Balance as of October 30, 2021 (unaudited)	9,259,852	$3.55	7.1	$157,009

Exercisable as of January 30, 2021	6,068,784	$1.15	6.6	$51,217
Exercisable as of October 30, 2021 (unaudited)	5,738,245	$2.09	6.3	$105,662

(1)

Aggregate intrinsic value for stock options represents the difference between the exercise price and the per share fair value of the Company’s common stock for each period end presented, multiplied by the number of stock options outstanding or exercisable as of each period end presented.

The weighted-average grant-date fair value of stock options granted during fiscal years 2020 and 2021 was $1.46 per share and $4.08 per share, respectively. The weighted-average grant-date fair value of stock options granted during the nine months ended October 31, 2020 (unaudited) was $4.08 per share. There were no stock options granted during the nine months ended October 30, 2021 (unaudited). The intrinsic value of stock options exercised during the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited) was $18.3 million, $48.8 million, $24.1 million, and $46.9 million, respectively.

Stock-based compensation expense for stock option awards to employees totaled $2.9 million, $25.6 million, $21.8 million, and $4.0 million for the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited), respectively. The Company recognized no income tax benefit on the consolidated statements of operations and comprehensive loss for stock-based compensation arrangements during the fiscal years ended February 1, 2020 and January 30, 2021 and nine months ended October 31, 2020 (unaudited) and October 30, 2021 (unaudited).

As of January 30, 2021 and October 30, 2021 (unaudited), unrecognized stock-based compensation expense related to outstanding unvested stock options for employees that are expected to vest was approximately $15.0 million and $10.9 million, respectively. The remaining unrecognized stock-based compensation expense is expected to be recognized over a weighted-average period of approximately three years and 1.4 years, respectively.

Non-employee Options—The Company granted 73,500 stock options to a consultant in 2016, which are outstanding as of January 30, 2021 and October 30, 2021 (unaudited), and excluded from the table above. The total fair value and unrecognized compensation cost associated with these awards are insignificant.

RSUs—The Company does not record expense on RSUs as the liquidity events upon which vesting is contingent were not probable of occurring as of January 30, 2021 and October 30, 2021 (unaudited). Accordingly, unrecognized stock-based compensation expense related to unvested RSUs was $179.2 million and $403.2 million as of January 30, 2021 and October 30, 2021 (unaudited), respectively. Had the liquidity events been deemed probable of occurring as of January 30, 2021 and October 30, 2021 (unaudited), the Company would have recognized $81.2 million and $191.5 million, respectively, of stock-based compensation expense for all RSUs with a performance-based condition that had fully or partially satisfied the service-based condition on that date.

A summary of the Company’s RSU activity under the 2015 Plan for the fiscal years ended February 1, 2020 and January 30, 2021 and nine months ended October 30, 2021 (unaudited) is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Balance as of February 2, 2019	7,122,710	$1.46
Granted	13,332,643	$4.51
Forfeited	(1,502,212)	$3.02

Balance as of February 1, 2020	18,953,141	$3.48
Granted	17,494,895	$7.24
Forfeited	(4,028,102)	$3.93

Balance as of January 30, 2021	32,419,934	$5.45
Granted (unaudited)	18,593,377	$13.16
Forfeited (unaudited)	(2,449,295)	$8.02

Balance as of October 30, 2021 (unaudited)	48,564,016	$8.27

Early Exercise of Stock Options—Certain stock options granted under the 2015 Plan provide option holders the right to elect to exercise unvested stock options in exchange for restricted common stock. Such unvested restricted shares are subject to a repurchase right held by the Company at the original issuance price in the event the option holder’s service to the Company is terminated either voluntarily or involuntarily. The right lapses as the awards vest. These repurchase terms are considered to be a forfeiture provision. The cash received from option holders for exercises of unvested stock options is treated as a refundable deposit shown as a liability in the Company’s consolidated balance sheets and reclassified to additional paid-in capital as the Company’s repurchase right lapses.

At February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited), there were 6,894,100, 1,454,528, and 268,105 unvested early exercised shares outstanding, respectively, which remain subject to repurchase. The liability related to such shares was $1.0 million, $0.9 million, and $0.4 million as of February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited), respectively. At February 1, 2020, January 30, 2021 and October 30, 2021 (unaudited), there were zero restricted common stock outstanding, which remain subject to repurchase.

Employee Stock Options Valuation—The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which greatly affect the fair value of each stock option. The weighted-average assumptions used to estimate the fair value of stock options granted during the fiscal years ended February 1, 2020 and January 30, 2021 and the nine months ended October 31, 2020 (unaudited) were as follows:

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020
			(Unaudited)
Fair value of underlying common stock	$3.70	$8.30	$8.30
Expected volatility	35.1%	50.1%	50.1%
Expected term (years)	5.9	6.0	6.0
Risk-free interest rate	2.28%	0.4%	0.4%
Expected dividend yield	—%	—%	—%

Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. As permitted under authoritative guidance, due to the limited amount of stock option exercises, the Company used the simplified method to compute the expected term for stock options granted to employees. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy.

2019 Tender Offer—In March 2019, the Company conducted a cash tender offer for the purchase of the shares of the Company’s common stock, including shares underlying then-unexercised vested options, at a purchase price of $7.54 per share. To be eligible to participate in the tender offer, employees must have been an employee of the Company continuously from February 2017 through the tender offer expiration date. Such employees could elect to tender up to a total share amount equal to 20% of their total vested equity awarded. The total number of shares repurchased was 1,325,751 for total cash consideration of $10.0 million and additional taxes. The purchase price per share in the tender offer was in excess of the fair value of the Company’s common stock at the time of the transaction. As a result, during the fiscal year ended February 1, 2020, the Company recorded the excess of the purchase price above fair value and associated payroll taxes of $5.3 million as stock-based compensation expense.

2020 Third-Party Tender Offer—In September 2020, the Company facilitated a tender offer for the purchase of shares of the Company’s common stock, including shares underlying then-unexercised vested options, by new and existing third-party investors, at a purchase price of $11.06 per share. To be eligible to participate in the tender offer, participants must have been then current or former employees of the Company. Such employees could elect to tender up to a total share amount equal to 15% of their total vested equity awarded. The total number of vested shares sold was 5,557,007 for total gross seller proceeds of $61.5 million. The purchase price per share in the tender offer was in excess of the fair value of the Company’s common stock at the time of the transaction. As a result, during the fiscal year ended January 30, 2021, the Company recorded the excess of the purchase price above fair value and related tax accrual of $19.9 million as stock-based compensation expense.

Separate from the 2020 third-party tender offer, an assignee of the Company exercised the Company’s right of first refusal with respect to a stockholder’s proposed sale of 0.9 million shares of common stock. The total transaction price of the common stock sold was $9.9 million and the Company recognized $2.3 million of incremental expense to reflect the price paid above the fair value at the time of the transaction.

Stock-Based Compensation Expense—Stock-based compensation expense was as follows (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021(1)	October 31, 2020	October 30, 2021(1)
			(Unaudited)
Cost of revenue	$6	$13	$12	$10
Research and development	818	13,783	13,602	550
Sales and marketing	1,064	6,947	6,694	381
General and administrative	980	4,821	1,448	3,047

Total stock-based compensation expense	$2,868	$25,564	$21,756	$3,988

(1)

Stock-based compensation expense for the fiscal year ended January 30, 2021 and nine months ended October 31, 2020 (unaudited) includes stock-based compensation expense resulting from the 2020 third-party tender offer.

10. NET LOSS PER SHARE, BASIC AND DILUTED

The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share data):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Numerator:
Net loss	$(225,224)	$(210,208)	$(174,027)	$(102,257)
Add: Deemed dividend on Series F convertible preferred stock	—	(9,624)	(9,624)	—

Net loss attributable to common stockholders	(225,224)	(219,832)	(183,651)	(102,257)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	230,426,896	239,281,696	238,157,804	246,174,612

Net loss per share attributable to common stockholders, basic and diluted	$(0.98)	$(0.92)	$(0.77)	$(0.42)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been antidilutive:

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
Convertible preferred stock	163,598,280	205,638,256	205,638,256	205,638,256
Outstanding stock options	13,977,069	11,671,342	11,186,828	9,259,852
RSUs	18,953,141	32,419,934	30,916,417	48,564,016

Total antidilutive securities	196,528,490	249,729,532	247,741,501	263,462,124

Unaudited Pro Forma Net Loss per Share

The calculation of pro forma net loss per share attributable to common stockholders gives effect to the conversion of the Company’s convertible preferred stock using the if-converted method as though the conversion had occurred as of the beginning of each period presented below or on the date of issuance, if later. The calculation also gives effect to the issuance of shares of the Company’s Class B common stock subject to RSUs for which the service condition was satisfied as of each period presented below or on the date of vesting, if later, and for which the performance condition is expected to be satisfied upon the effectiveness of the Company’s registration statement related to this offering.

The calculation of net loss used in computing pro forma net loss per share in the table below also gives effect to the stock-based compensation expense the Company would have recognized if a qualifying liquidity event had occurred at the beginning of each period presented below.

The following table presents the calculation of unaudited pro forma basic and diluted net loss per share (in thousands, except share and per share data):

	Fiscal Year Ended	Nine Months Ended
	January 30, 2021	October 30, 2021
Numerator:
Net loss attributable to common stockholders	$(219,832)	$(102,257)
Pro forma adjustment to reflect stock-based compensation expense recognized from assumed vesting of RSUs	(55,467)	(110,123)

Net loss used in calculating pro forma loss per share attributable to our common stockholders, basic and diluted	(275,299)	(212,380)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	239,281,696	246,174,612
Pro forma adjustment to reflect assumed conversion of outstanding convertible preferred stock	193,659,742	205,638,256
Pro forma adjustment to reflect assumed vesting of RSUs outstanding	6,211,060	13,759,867

Weighted-average shares used in computing pro forma net loss per share attributable to our common stockholders, basic and diluted	439,152,498	465,572,735

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.63)	$(0.46)

11. INCOME TAXES

Loss before provision for income taxes consisted of the following for the fiscal years ended February 1, 2020 and January 30, 2021 (in thousands):

	Fiscal Year Ended
	February 1, 2020	January 30, 2021
United States	$(226,664)	$(210,405)
Foreign	1,440	284

Loss before provision for income taxes	$(225,224)	$(210,121)

The components of the provision for income taxes consists of the following for the fiscal years ended February 1, 2020 and January 30, 2021 (in thousands):

	Fiscal Year Ended
	February 1, 2020	January 30, 2021
Current:
U.S. Federal	$—	$—
State and local	1	112
Foreign	339	275

Total current tax expense	340	387

Deferred:
U.S. federal	$—	$—
State and local	—	—
Foreign	—	(300)

Total deferred tax expense	—	(300)

Total provision for income taxes	$340	$87

Reconciliations of the income tax provision at the U.S. federal statutory tax rate to the Company’s effective tax rate are as follows:

	Fiscal Year Ended
	February 1, 2020	January 30, 2021
U.S. federal statutory tax rate	21.0%	21.0%
Changes in income taxes resulting from:
State taxes, net of federal benefit	2.2%	2.6%
Foreign income taxed at different rates	0.0%	0.0%
Federal research and development credits	1.0%	0.9%
Permanent differences	(0.7)%	(1.6)%
Change in valuation allowance	(22.5)%	(23.4)%
Other	(1.2)%	0.5%

Total tax (provision) benefit	(0.2)%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are shown below (in thousands):

	As of
	February 1, 2020	January 30, 2021
Deferred tax assets:
Net operating loss carryforwards	$85,083	$134,583
Tax credit carryforwards	3,878	6,030
Operating lease liability	41,634	40,652
Accruals and reserves	19,460	31,441

Total deferred tax assets	150,054	212,706
Valuation allowance	(81,481)	(130,601)

Deferred tax assets, net of valuation allowance	68,574	82,105
Deferred tax liabilities:
Property and equipment	(2,309)	(3,811)
Deferred commissions	(14,786)	(19,453)
Deferred purchase price variance	(15,010)	(25,627)
Operating lease right-of-use assets	(35,808)	(31,167)
Accruals	(661)	(1,747)

Total deferred tax liabilities	(68,574)	(81,805)

Net deferred tax assets	$—	$300

The provisions of Accounting Standards Codification (ASC) Topic 740, Accounting for Income Taxes (ASC 740), require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. As of February 1, 2020 and January 30, 2021, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was not more likely than not that the net deferred tax assets were fully realized. Accordingly, the Company established a full valuation allowance against its deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

During the fiscal years ended February 1, 2020 and January 30, 2021, the Company’s valuation allowance increased by $50.9 million and $49.1 million, respectively.

As of January 30, 2021, the Company had U.S. federal, California, and other state net operating loss carryforwards of approximately $571.2 million, $110.6 million, and $211.0 million, respectively.

Of the U.S. federal NOL carryforwards $52.2 million, if not utilized, will begin to expire in 2036 and $519.0 million will carryforward indefinitely. The California and other state net operating loss carryforwards will begin to expire in 2024, if not utilized.

As of January 30, 2021, the Company’s U.S. federal and California research and development credit carryforwards were $4.6 million and $4.0 million, respectively, and the Company’s Georgia job tax credit carryforwards were $1.0 million. These are available to offset future income taxes. The U.S. federal credit carryforwards, if not utilized, will begin to expire in 2036, while the California credit carryforwards have no expiration date. The Georgia credit carryforwards, if not utilized, will begin to expire in 2030.

A limitation may apply to the use of the net operating loss and credit carryforwards, under provisions of the Internal Revenue Code of 1986, as amended, and similar state tax provisions that are applicable if the Company experiences an “ownership change.” The Company has not performed a study to determine if a change in ownership has occurred.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted and signed into U.S. law to provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 pandemic. Changes in tax laws or rates are accounted for in the period of enactment. The income tax provisions of the CARES Act did not have a significant impact on the Company’s current taxes, deferred taxes, or uncertain tax positions.

Uncertain Tax Positions

The Company adopted the provisions of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the consolidated financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. A reconciliation of the beginning and ending balance of total gross unrecognized tax benefits, excluding accrued net interest and penalties, is as follows (in thousands):

	As of
	February 1, 2020	January 30, 2021
Unrecognized tax benefits, beginning balance	$407	$5,917
Gross increases for tax positions taken in prior years	4,201	152
Gross decreases for tax positions taken in prior years	—	(172)
Gross increases for tax positions taken in current year	1,309	912

Unrecognized tax benefits, ending balance	$5,917	$6,809

The unrecognized tax benefits, if recognized, would not affect the effective income tax rate due to the valuation allowance that currently offsets the deferred tax assets.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. The amount of interest and penalties accrued as of February 1, 2020 was insignificant, and the Company had no interest and penalties accrued as of January 30, 2021. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. All periods since inception are subject to examination by U.S. federal, state, and foreign authorities, where applicable. There are currently no pending income tax examinations.

For the Nine Months Ended October 31, 2020 and October 30, 2021 (Unaudited)

The Company had an immaterial effective tax rate for the nine months ended October 31, 2020 and for the nine months ended October 30, 2021. The Company’s provision for income taxes was $66,000 for the nine months ended October 31, 2020 and $0.4 million for the nine months ended October 30, 2021. The Company has incurred U.S. operating losses and has minimal profits in foreign jurisdictions.

As of October 30, 2021, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was not more likely than not that the net deferred tax assets were fully realized. Accordingly, the Company established a full valuation allowance against its deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

12. SEGMENT INFORMATION

The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Revenue by Geographic Area

The following table presents the Company’s revenue disaggregated by geography, based on the location of the Company’s users (in thousands):

	Fiscal Year Ended		Nine Months Ended
	February 1, 2020	January 30, 2021	October 31, 2020	October 30, 2021
			(Unaudited)
United States	$113,664	$230,479	$160,999	$271,801
Other (1)	6,201	19,426	12,972	30,792

Total revenue	$119,865	$249,905	$173,971	$302,593

(1)	No individual country, other than disclosed above, exceeded 10% of the Company’s total revenue for any period presented.

Long-Lived Assets, Net, by Geographic Area

The following table presents the Company’s long-lived assets, net, disaggregated by geography, which consist of property and equipment, net, and operating lease right-of-use assets (in thousands):

	As of
	February 1, 2020	January 30, 2021	October 30, 2021
			(Unaudited)
United States	$191,910	$177,587	$156,234
Other (1)	10,317	13,189	12,538

Total long-lived assets, net	$202,227	$190,776	$168,771

(1)	No individual country, other than disclosed above, exceeded 10% of the Company’s total long-lived assets, net, for any period presented.

13. RESTRUCTURING AND RELATED CHARGES

During the second fiscal quarter of 2021, the Company initiated and completed certain restructuring activities in order to reduce its overall cost structure in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on the Company’s business. This restructuring plan was approved by the Company’s management and communicated to the Company’s employees in May 2020. The plan included a workforce reduction of approximately 300 employees, primarily in the sales, marketing, and engineering organizations.

Restructuring and related charges incurred under this plan consisted of $6.8 million in severance and related termination costs, including salary and other compensation payments to the employees during their post-notification retention period, as well as associated outplacement services, and were paid as of January 30, 2021.

The Company had no restructuring activities during the fiscal year ended February 1, 2020 and nine months ended October 30, 2021 (unaudited).

14. SUBSEQUENT EVENTS

The Company has evaluated the impact of all subsequent events through June 21, 2021, which is the date the consolidated financial statements for the fiscal years ended February 1, 2020 and January 30, 2021 were available to be issued, and has determined that there were no subsequent events requiring adjustment or disclosure in its consolidated financial statements, other than those identified below.

In February 2021, the Company amended and restated its 2015 Plan to increase the number of authorized shares of Class B common stock reserved for issuance by 15,000,000 shares from 105,712,797 to 120,712,797 shares.

Since the fiscal year ended January 30, 2021 and through June 21, 2021, the Company has granted 13.9 million RSUs, which are subject to both a service-based vesting condition, which is satisfied over four years, and a liquidity event vesting condition, which will be satisfied on the earlier of a successful IPO or acquisition (as defined in the 2015 Plan). The Company has not recorded any stock-based compensation expense for RSUs because a qualifying liquidity event has not occurred. If a qualifying liquidity event occurs in the future, the Company will record cumulative stock-based compensation expense using the accelerated attribution method for those RSUs for which the service condition has been satisfied prior to the qualifying liquidity event.

15. SUBSEQUENT EVENTS (UNAUDITED)

In preparing the unaudited interim consolidated financial statements for the nine months ended October 31, 2020 and October 30, 2021, the Company has evaluated the impact of all subsequent events through December 5, 2021, which is the date these unaudited interim consolidated financial statements were available for issuance, and has determined that there were no subsequent events requiring adjustment or disclosure in its unaudited interim consolidated financial statements, other than those identified below.

In December 2021, the Company’s Board of Directors adopted the 2021 Equity Incentive Plan (the “2021 Plan”) which will become effective in connection with the IPO. A total of 50,600,000 shares of the Company’s Class A common stock have been reserved for issuance under the 2021 Plan in addition to (i) any annual automatic evergreen increases in the number of shares of Class A common stock reserved for issuance under the 2021 Plan and (ii) upon the expiration, termination, forfeiture, withholding, repurchase or reacquisition of any shares of common stock underlying outstanding stock awards granted under the 2015 Equity Incentive Plan, an equal number of shares of Class A common stock, such number of shares not to exceed 57,631,084.

In December 2021, the Company’s Board of Directors adopted the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which will become effective in connection with the IPO. A total of 10,200,000 shares of the Company’s Class A common stock have been reserved for future issuance under the 2021 ESPP, in addition to any annual automatic evergreen increases in the number of shares of Class A common stock reserved for future issuance under the 2021 ESPP.

samsaraThe Connected Operations Cloud